As filed with the Securities and Exchange Commission on June 20, 2002
                                                 Registration No. 333-
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-11
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                             TRIZEC PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
                                 ---------------

                     1114 Avenue of the Americas, 31st Floor
                               New York, NY 10036
                                  212-382-9300
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                                 ---------------

                   The Prentice-Hall Corporation System, Inc.
                              2711 Centerville Road
                              Wilmington, DE 19808
                                  800-927-9800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                   Copies to:
                             Stephen T. Giove, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022
                                 ---------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                                 ---------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------
                                                 Proposed maximum         Proposed maximum
  Title of securities        Amount being       offering price per       aggregate offering         Amount of
   being registered           registered              share                     price            registration fee
 ---------------------       ------------       ------------------       ------------------      ----------------
Common stock, par value
$0.01 per share               1,600,000             $16.80(1)               $26,880,000             $2,473(2)

------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low average prices of the common stock, as reported on the New York Stock Exchange on June 18, 2002.

(2) $203 remitted herewith. $2,270 previously remitted in connection with securities not sold in an offering described in a registration statement on Form S-11 originally filed by the Registrant on March 26, 2002 (File Number 333-84880) and subsequently withdrawn, which amount is offset against the currently due filing fee pursuant to Rule 457(p) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION, DATED JUNE 20, 2002
PROSPECTUS
                             TRIZEC PROPERTIES, INC.

                        1,600,000 SHARES OF COMMON STOCK
                                 $0.01 Par Value
                                ----------------

          In connection with the corporate reorganization of TrizecHahn Corporation, some former TrizecHahn Corporation shareholders received, in exchange for some of their TrizecHahn Corporation subordinate voting shares, exchange certificates that are exchangeable for underlying shares of our common stock. These exchange certificates expire at the close of business on August 5, 2002. In accordance with the terms of the exchange certificates, if any exchange certificates remain outstanding at the time they expire, the shares of our common stock underlying such exchange certificates must be sold on behalf of the exchange certificate holders. Subject to the foregoing, under this prospectus the exchange certificate holders, as the selling stockholders, may offer up to 1,600,000 shares of our common stock that must be sold in accordance with the terms of the exchange certificates after the expiration thereof. The selling stockholders will pay all expenses in connection with this offering. We have not engaged an underwriter for this offering.

                                ----------------

          Our common stock is currently listed on the New York Stock Exchange under the symbol "TRZ." The last reported sale price of our common stock, as reported on the New York Stock Exchange on June 18, 2002, was $16.80 per share.

                                ----------------

          We impose certain restrictions on the ownership of our common stock so that we can maintain our qualification as a domestically-controlled real estate investment trust, or REIT. You should read the information under the heading "Description of Capital Stock--Restrictions on Ownership of our Capital Stock" in this prospectus for a description of those restrictions.

                                ----------------

                  Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 12.

                                ----------------

          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.





                                ----------------



              The date of this prospectus is            , 2002.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................2
Risk Factors..................................................................12
Forward-Looking Statements....................................................25
Use of Proceeds...............................................................25
The TrizecHahn Corporate Reorganization.......................................26
Market Price of Our Common Stock and Dividend Policy..........................30
Selected Historical Combined Consolidated Financial Data......................31
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.......................................................35
Business......................................................................64
Property Portfolio............................................................74
Management....................................................................78
Certain Relationships and Related Transactions................................90
Security Ownership of Certain Beneficial Owners and Management................92
Controlling Stockholder.......................................................95
Description of Certain Indebtedness...........................................95
Policy with Respect to Certain Activities.....................................98
Selling Stockholders.........................................................101
Description of Capital Stock.................................................102
Certain Provisions of Delaware Law and The Company's
  Certificate and Bylaws.....................................................113
Certain United States Federal Income Tax Considerations......................115
Plan of Distribution.........................................................121
Legal Matters................................................................122
Experts......................................................................122
Where You Can Find More Information..........................................122
Index to Financial Statements................................................F-1

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any offer or sale of our common stock.

          In this prospectus, the terms "we," "us," "our" and "our company" refer to the combined operations of all of TrizecHahn Corporation's former U.S. holdings, substantially all of which are owned and operated by Trizec Properties, Inc., its subsidiary, Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.), and their respective consolidated subsidiaries. The term "Trizec Properties" refers to Trizec Properties, Inc. (formerly known as TrizecHahn (USA) Corporation) and its consolidated subsidiaries. For purposes of this prospectus, the subsidiaries of a person include all entities that such person controls.

                               PROSPECTUS SUMMARY

          You should read the following prospectus summary together with the more detailed information regarding our company, our common stock and our combined consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                             TRIZEC PROPERTIES, INC.

Overview

          On May 8, 2002, a plan of arrangement implementing a corporate reorganization of TrizecHahn Corporation, our former parent company, became effective. For additional information about the corporate reorganization see "The TrizecHahn Corporate Reorganization" below. As a result of this reorganization, we became a publicly traded REIT and own all of the U.S. assets that TrizecHahn Corporation owned, directly or indirectly, prior to the corporate organization. Also pursuant to this corporate reorganization, TrizecHahn Corporation became an indirect, wholly owned subsidiary of Trizec Canada Inc., a company incorporated under the Canada Business Corporations Act.

          We are the second largest fully integrated, self-managed, publicly traded office company in the United States based on the square footage of our owned and managed office properties as of March 31, 2002, according to our internal estimates that are based on publicly available information about our competitors as of May 9, 2002. At March 31, 2002, we had total assets of $6.1 billion and owned interests in or managed 75 office properties containing approximately 49 million square feet, with our pro rata ownership interest totaling approximately 41 million square feet. Based on square footage, approximately 77% of our buildings are located in central business districts, or CBDs, of major U.S. cities, including Atlanta, Chicago, Dallas and Houston and the Los Angeles, New York and Washington, D.C. areas, and approximately 76% of our buildings are Class A. We consider Class A office buildings to be buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates and that are modern structures or have been modernized to compete with newer buildings.

          We are also completing the stabilization of three destination-oriented retail and entertainment centers. We intend to complete the leasing of these projects to achieve stable operating cash flows and then to dispose of these assets in an orderly fashion.

Business and Growth Strategies

          Our goal is to increase stockholder value through sustained growth in operating cash flow, thereby increasing the value of our portfolio. In the near term, we believe we can achieve our goal through the following strategies:

          o intensively managing our properties and our portfolio to maximize property operating income;

          o    improving the efficiency and productivity of our operations; and

          o    maintaining a prudent and flexible capital plan.

          Intensively Managing Our Properties and Our Portfolio

          By intensively managing our properties, we expect to maximize the property operating income, or POI, from our properties. We define POI as our total rental revenue including tenant recoveries and parking, fee and other income less our operating expenses and property taxes, and including our share of property operating income from unconsolidated real estate joint ventures. This measure excludes property related depreciation and amortization expense. To maximize POI, we have focused on:

          o narrowing the gap between market rents and in-place rents as leases for our properties expire, and

          o    increasing occupancy in our properties.

          Our portfolio strategy is to invest in office properties in the CBDs of major metropolitan areas demonstrating high job growth. We believe that focusing on our core markets, currently Atlanta, Chicago, Dallas and Houston and the Los Angeles, New York and Washington, D.C. areas, will allow us to achieve economies of scale across a diverse base of tenants and provide for sustainable property cash flow. For the three months ended March 31, 2002, our seven core markets accounted for 80% of our total office property POI.

                                % of POI for the             % of Owned Area
                                Three Months Ended                 as of
                                  March 31, 2002              March 31, 2002
                              ----------------------      ----------------------
                              ----------------------      ----------------------
     Core Markets
       New York Area                   22%                          16%
       Washington, D.C. Area           16%                          12%
       Houston                         13%                          15%
       Atlanta                          9%                          10%
       Dallas                           8%                          13%
       Chicago                          7%                           6%
       Los Angeles Area                 5%                           5%
                              ----------------------      ----------------------
                              ----------------------      ----------------------
     Total Core Markets                80%                          77%
     Total Secondary Markets           20%                          23%
                              ----------------------      ----------------------
                              ----------------------      ----------------------
                                      100%                         100%
                              ======================      ======================
                              ======================      ======================

          Over the next several years, we plan to concentrate our capital on our core markets and to exit selectively from investments in our secondary markets in an orderly fashion. We expect principally to redeploy proceeds from sales into Class A office buildings in the CBDs of our core markets.

          Improving the Efficiency and Productivity of Our Operations

          Controlling both property operating expenses as well as general and administrative expenses are key to achieving our goal of maximizing our operating cash flow. In June 2001, we realigned and simplified our management structure and announced plans for consolidating our seven regional accounting, payroll and information services functions in Chicago. This reorganization will result in a net reduction of approximately 85 employees by the end of 2002. We expect our functional and office consolidations to generate general and administrative expense savings over time.

          In July 2001, to provide a foundation and foster a culture for improving productivity and margins, we announced our Six Sigma quality initiative. The Six Sigma initiative is a program for continuous process improvement designed to generate bottom-line improvement through higher levels of customer satisfaction and internal productivity. The program focuses on gross margin improvement by growing revenues, reducing the downtime between tenancies and achieving cost savings from internal productivity improvements.

          Maintaining a Prudent and Flexible Capital Plan

          We believe that, in order to maximize our cash flow growth, our asset management and operating strategies must be complemented by a capital strategy designed to maximize the return on our capital. Our capital strategy is to:

          o establish adequate working capital and lines of credit to ensure liquidity and flexibility;

          o    employ an appropriate degree of leverage;

          o maintain floating rate debt at a level that allows us to execute our portfolio realignment strategy without incurring significant prepayment penalties; and

          o actively manage our exposure to interest rate volatility through the use of long-term fixed-rate debt and various hedging strategies.

Disposition Plan for Retail/Entertainment Properties

          Consistent with our strategy to focus on the core U.S. office business, we plan to divest our retail/entertainment assets - Hollywood & Highland in Los Angeles, California; Desert Passage in Las Vegas, Nevada; and Paseo Colorado in Pasadena, California. Our plan calls for an orderly disposition that will allow us to achieve stabilized income in order to realize maximum value upon disposition. Net proceeds will be redeployed into Class A office buildings in the CBDs of our core markets or used to repay debt.

Election of REIT Status

          Trizec (USA) Holdings, Inc. was incorporated in Delaware on October 25, 1989 and changed its name to TrizecHahn (USA) Corporation in 1996 and to Trizec Properties, Inc. in 2002. We will elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing in 2001. As a REIT, we generally will not be subject to U.S. federal income tax if we distribute 100% of our taxable income and comply with a number of organizational and operational requirements.

                                ----------------

         Our principal executive offices are located at 1114 Avenue of the Americas, 31st Floor, New York, NY 10036, and our telephone number is (212) 382-9300.

                                  THE OFFERING

          In connection with the corporate reorganization of TrizecHahn Corporation, some former TrizecHahn Corporation shareholders received, in exchange for some of their TrizecHahn Corporation subordinate voting shares, exchange certificates that are exchangeable for underlying shares of our common stock. These exchange certificates expire at the close of business on August 5, 2002. In accordance with the terms of the exchange certificates, if any exchange certificates remain outstanding at the time they expire, the shares of our common stock underlying such exchange certificates must be sold on behalf of the exchange certificate holders. The exchange certificate holders will receive the net proceeds from the sale and their exchange certificates will be cancelled. Under this prospectus, exchange certificate holders, as selling stockholders, may offer up to 1,600,000 shares of our common stock, formerly represented by exchange certificates, that must be sold in accordance with the terms of the exchange certificates after the expiration thereof.

Common stock offered by the
  selling stockholders..................  1,600,000 shares

Common stock outstanding
  after the offering....................  149,849,511 shares

New York Stock Exchange symbol..........  "TRZ"

Use of proceeds.........................  The selling stockholders will receive all of the proceeds from the sale of
                                          our common stock under this
                                          prospectus. We will not receive any
                                          proceeds from the sale of our common
                                          stock under this prospectus.

Risk factors............................  Prospective purchasers of shares of our common stock should carefully
                                          consider the information set forth
                                          under "Risk Factors" in this
                                          prospectus.

Dividend policy.........................  TrizecHahn Corporation shareholders received a dividend of $0.0875 per
                                          share in the first quarter of 2002.
                                          Our Board of Directors declared a
                                          dividend of $0.0875 to holders of
                                          record on June 18, 2002 payable on
                                          June 28, 2002. We expect to make two
                                          quarterly dividend distributions of
                                          $0.0875 per share to the holders of
                                          our common stock in the final two
                                          quarters of 2002.

                                          Commencing in the first quarter of
                                          2003 and thereafter, we intend to
                                          declare dividends payable to the
                                          holders of our common stock and
                                          special voting stock in an amount that
                                          is at least equal to the minimum
                                          amount required to maintain REIT
                                          status each year through regular
                                          quarterly dividends. We are required
                                          to distribute at least 90% of our net
                                          taxable income each year, excluding
                                          capital gains, to our stockholders in
                                          order to maintain REIT status.

Voting rights..........................   Holders of our common stock have one
                                          vote per share of common stock held.
                                          We have issued special voting stock to
                                          an indirect, wholly owned Hungarian
                                          subsidiary of Trizec Canada Inc. The
                                          holder of our special voting stock is
                                          entitled to votes that, in combination
                                          with votes of shares of our common
                                          stock held by Trizec Canada Inc. or
                                          its subsidiaries, represent a majority
                                          of the votes in the election of our
                                          board of
                                          directors. This special voting right
                                          will expire on January 1, 2008. See
                                          "Description of Capital Stock -
                                          Special Voting Stock" in this
                                          prospectus for additional information
                                          about these voting rights.

Ownership restrictions..................  Ownership of our capital stock by persons other than qualifying U.S.
                                          persons is limited to 45% by value in
                                          the aggregate so that we may be in a
                                          position to attain
                                          "domestically-controlled REIT" status
                                          for U.S. federal income tax purposes
                                          within 63 months after May 8, 2002. We
                                          will generally consider any
                                          acquisition of our capital stock,
                                          other than an acquisition of our
                                          common stock by TrizecHahn
                                          Corporation, Trizec Canada Inc. or
                                          their subsidiaries in connection with
                                          the corporate reorganization or as a
                                          result of conversion of Class F
                                          Convertible Stock or exercise of our
                                          warrants, by persons who are not
                                          qualifying U.S. persons to be in
                                          violation of this ownership
                                          restriction. See "Description of
                                          Capital Stock - Restrictions on
                                          Ownership of Our Capital Stock" in
                                          this prospectus for a description of
                                          qualifying U.S. persons.

                                          Additionally, no person other than
                                          Trizec Canada Inc., TrizecHahn
                                          Corporation or their subsidiaries may
                                          beneficially own more than 9.9% of our
                                          capital stock so that we may qualify
                                          as a REIT for U.S. federal income tax
                                          purposes.

                                          Any acquisition of our capital stock
                                          in violation of these ownership
                                          restrictions will be void ab initio
                                          and will result in automatic transfers
                                          of our capital stock to a charitable
                                          trust, which will be responsible for
                                          selling the capital stock to permitted
                                          transferees and distributing at least
                                          a portion of the proceeds to the
                                          prohibited transferee. See
                                          "Description of Capital Stock -
                                          Restrictions on Ownership of Our
                                          Capital Stock" in this prospectus for
                                          additional information about ownership
                                          restrictions.

        SUMMARY HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following financial data for the three years ended December 31, 2001 are derived from our audited combined consolidated financial statements. The following financial data for the three months ended March 31, 2002 and 2001 are derived from our unaudited combined consolidated financial statements, which, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited combined consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

          Our combined consolidated financial statements present all of TrizecHahn Corporation's former U.S. holdings, substantially all of which are owned and operated by Trizec Properties, Inc., its subsidiary, Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.), and their respective consolidated subsidiaries. Prior to TrizecHahn Corporation's corporate reorganization, the combined entities and their subsidiaries were under the common control of TrizecHahn Corporation and therefore have been presented utilizing the historical cost basis of TrizecHahn Corporation.




                                                    Three Months Ended
                                                         March 31,            Years Ended December 31,
                                                   ---------------------   -------------------------------
                                                     2002        2001        2001       2000      1999
                                                   ---------------------   ---------  ---------  ---------
                                                       (unaudited)
                                                                         (in millions)
Operating Data:
Revenues:
  Rental, parking and other......................  $  234.4    $  209.8    $  912.3   $  870.5   $  801.7
                                                   ---------   ---------   ---------  ---------  ---------
  Total revenues.................................     237.1       213.3       928.0      879.0      808.8
                                                   ---------   ---------   ---------  ---------  ---------
Expenses:
  Operating and property taxes...................    (101.2)      (87.2)     (378.9)    (355.6)    (333.9)
  General and administrative.....................      (6.5)       (5.0)      (25.9)     (18.4)     (16.7)
  Interest.......................................     (45.4)      (39.5)     (152.7)    (265.7)    (235.0)
  Depreciation and amortization..................     (40.5)      (39.5)     (161.1)    (154.1)    (133.4)
  Reorganization costs...........................       -          (2.8)      (15.9)      (6.7)      (5.0)
  Gain (loss) from securities investments
     and derivatives.............................       -           1.1       (15.9)       -          -
                                                   ---------   ---------   ---------  ---------  ---------
  Total expenses.................................    (193.6)     (172.9)     (750.4)    (800.5)    (724.0)
                                                   ---------   ---------   ---------  ---------  ---------

Income before allocation to minority interest,
  income from unconsolidated real estate joint
  ventures, real estate gain (loss), income
  taxes, extraordinary item and effect of
  change in accounting principle.................      43.5        40.4       177.6       78.5       84.8
Minority interest................................       -           0.2         0.4        0.6        1.5
Income from unconsolidated real estate joint
  ventures.......................................       3.4         3.0        12.9       19.4       16.2
Real estate gain (loss)..........................       -           1.4      (307.0)      33.2      (41.4)
(Provision for) benefit from income taxes........      (1.3)       (3.0)      (13.8)     252.8      (22.8)
Effect of change in accounting principle
  and extraordinary item.........................       -          (4.6)      (22.6)      (1.5)       -
                                                   ---------   ---------   ---------  ---------  ---------
Net income (loss)................................  $   45.6    $   37.4    $ (152.5)  $  383.0   $   38.3
                                                   =========   =========   ========== =========  =========



                                                   Three
                                                   Months
                                                   Ended
                                                  March 31,      Years Ended December 31,
                                                  ---------  --------------------------------
                                                    2002       2001        2000        1999
                                                  ---------  ---------  ----------  ---------
                                                  (unaudited)
                                                                (in millions)
Combined Balance Sheet Data (at end of period):

Real estate, net of accumulated depreciation....  $4,950.1   $4,960.4    $4,578.8   $ 4,734.4

Cash and cash equivalents.......................     263.4      297.4        70.2        80.4

Investment in unconsolidated real estate joint
   ventures.....................................     290.3      289.2       384.0       342.0

Total assets....................................   6,103.1    6,096.4     5,564.0     5,541.3

Mortgage debt and other loans...................   3,087.1    3,017.8     2,326.9     2,587.2

Total liabilities...............................   3,395.8    3,661.0     2,917.2     4,011.4

Owner's equity..................................   2,707.3    2,435.4     2,646.8     1,529.9



Cash Flow Information:

Cash provided by (used for)
  operating activities..........................  $   26.8   $  462.9    $  113.1   $   490.7

Cash provided by (used for)
  investing activities..........................  $  (43.1)    (597.0)   $  (52.7)  $  (873.2)

Cash provided by (used for)
  financing activities..........................  $  (17.6)   $ 361.3    $  (70.6)  $   384.3



Other Data:

Number of office properties.....................      75         76          77          89

Net rentable square feet of office properties
   (in millions)................................      49.0       48.9        49.8        52.0

Occupancy of office properties weighted on
   owned area...................................      89.9%      94.3%       94.2%       91.4%

Office property operating income (1) (5)........  $  121.6    $ 511.2    $  508.2     $ 463.4
                                                  ========    =======    ========     =======

Office property operating income including pro
   rata joint venture share (2) (5).............  $  136.2    $ 564.5    $  558.4     $ 513.1
                                                  ========    =======    ========     =======
Earnings before interest, taxes, depreciation
   and amortization (3) (5).....................  $  142.8    $ 580.8    $  565.2     $ 513.1
                                                  ========    =======    ========     =======
Funds from operations (4) (5)...................  $   88.9    $ 360.5    $  250.3     $ 242.1
                                                  ========    =======    ========     =======

------------------------
(1) Office property operating income is defined as total rental revenue including tenant recoveries and parking, fee and other income less operating expenses and property taxes of our office portfolio. Office property operating income is presented because this data is used by some investors to evaluate the performance of, and to determine the estimated fair market value of our office property portfolio. We consider office property operating income to be an indicative measure of our operating performance due to the significance of our office property portfolio to our overall results, and because this data can be used to evaluate our ability to effectively manage our portfolio. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, our definition and calculation of office property operating income may not be comparable to similarly titled measures reported by other companies. General and administrative, interest, taxes, depreciation and amortization expenses, which are not reflected in the presentation of office property operating income, have been, and will be, incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(2) Office property operating income including pro rata joint venture share is defined as total rental revenue including tenant recoveries and parking, fee and other income less operating expenses and property taxes plus our pro rata share of property operating income from unconsolidated real estate joint ventures of our office portfolio. Office property operating income including our pro rata joint venture share is presented because this data is used by some investors to evaluate the performance of, and to determine the estimated fair market value of our office property portfolio. We consider office property operating income including pro rata joint venture share to be an indicative measure of our operating performance due to the significance of our office property portfolio to our overall results, and because this data can be used to evaluate our ability to effectively manage our portfolio. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, our definition and calculation of office property operating income including pro rata joint venture share may not be comparable to similarly titled measures reported by other companies. General and administrative, interest, taxes, depreciation and amortization expenses, which are not reflected in the presentation of office property operating income, have been, and will be incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(3) Earnings before interest, taxes, depreciation and amortization is defined as net income (loss) excluding interest expense, reorganization costs, loss from securities investments and derivatives, income taxes, depreciation and amortization, minority interest allocation, real estate gain (loss), extraordinary items, effect of change in accounting principle and income from unconsolidated real estate joint ventures plus our share of the earnings before interest, income taxes, depreciation and amortization for the unconsolidated real estate joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because we believe this data is used by some investors to evaluate our ability to meet debt service requirements. We consider earnings before interest, taxes, depreciation and amortization to be an indicative measure of our operating performance due to the significance of our long-lived assets and because this data can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by us may not be comparable to similarly titled measures reported by other companies. Interest, taxes and depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995, defines funds from operations as net income
         (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. We believe that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income to funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations" in this prospectus.

(5) The following table reconciles net income to funds from operations; earnings before interest, taxes depreciation and amortization; office property operating income including pro rata joint venture share; and office property operating income.


                                             Three Months Ended March 31,        Years Ended December 31,
                                             ----------------------------  -----------------------------------
                                                  2002           2001          2001        2000        1999
                                             -------------  ------------  ------------  -----------  ---------
                                                     (unaudited)
                                                                         (in millions)
Net income.................................  $     45.6     $     37.4    $   (152.5)   $    383.0   $   38.3
Add/(deduct):
Minority interest..........................         -             (0.2)        (0. 4)         (0.6)      (1.5)

Income from unconsolidated real estate
  joint ventures...........................        (3.4)          (3.0)        (12.9)        (19.4)     (16.2)
Real estate (gain) loss....................         -             (1.4)        307.0         (33.2)      41.4
(Provision for) benefit from income taxes..         1.3            3.0          13.8        (252.8)      22.8

Effect of change in accounting principle
  and extraordinary item...................         -              4.6          22.6           1.5        -
                                             ----------     ----------    ----------    ----------   --------
Income before allocation to minority
  interest, income from unconsolidated real
  estate joint ventures, real estate gain
  (loss), income taxes, extraordinary item
  and cumulative effect of a change in
  accounting principle.....................        43.5           40.4         177.6          78.5       84.8

Add/(deduct):


Income from unconsolidated real estate
  joint ventures...........................         3.4            3.0          12.9          19.4       16.2

Depreciation and amortization (real
  estate related) including share of
  unconsolidated real estate
  joint ventures...........................        43.3           41.9         174.9         161.8      142.3
Current operating taxes....................        (1.3)          (1.8)         (4.9)         (9.4)      (1.2)
                                             ----------     ----------    ----------    ----------   --------
Funds from operations......................        88.9           83.5         360.5         250.3      242.1

Add:

Interest expense including share of
  unconsolidated real estate
  joint ventures...........................        52.1           50.2         180.5         295.4      262.3
Non real estate related depreciation and
  amortization including share of
  unconsolidated real estate
  joint ventures...........................         0.5            0.8           3.1           3.4        2.5
Reorganization costs.......................         -              2.8          15.9           6.7        5.0
(Gain) loss from securities investments
   and derivatives.........................         -             (1.1)         15.9           -          -
Current operating taxes....................         1.3            1.8           4.9           9.4        1.2
                                             ----------     ----------    ----------    ----------   --------
Earnings before interest, taxes,
  depreciation and amortization............       142.8          138.0         580.8         565.2      513.1

Add/(deduct):
General and administrative expense.........         6.5            5.0          25.9          18.4       16.7
Interest income including share of
  unconsolidated real estate
  joint ventures...........................        (2.8)          (4.0)        (17.2)        (12.0)      (9.6)

Retail portfolio property operating income
  including share of unconsolidated real
  estate joint ventures....................       (10.3)          (3.5)        (25.0)        (13.2)      (7.1)
                                             ----------     ----------    ----------    ----------   --------
Office property operating income including
  pro rata joint venture share.............       136.2          135.5         564.5         558.4      513.1

Deduct:

Share of unconsolidated real estate joint
  ventures office property operating income       (14.6)         (13.5)        (53.3)        (50.2)     (49.7)
                                             ----------     ----------    ----------    ----------   --------
Office property operating income...........  $    121.6     $    122.0    $    511.2    $    508.2   $  463.4
                                             ==========     ==========    ==========    ==========   ========

                                  RISK FACTORS

          You should carefully consider the risks described below. These risks are not the only ones that our company may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our stockholders.

          This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below or elsewhere in this prospectus.

                         Risks Relating to Our Business

Our economic performance and the value of our real estate assets are subject to the risks incidental to the ownership and operation of real estate properties

          Our economic performance, the value of our real estate assets and, therefore, the value of your investment are subject to the risks normally associated with the ownership and operation of real estate properties, including but not limited to:

     o   changes in the general and local   o   changes in market rental
         economic climate;                      rates and our ability to rent
                                                space on favorable terms;

     o   the cyclical nature of the real    o   the bankruptcy or insolvency
         estate industry and possible           of tenants;
         oversupply of, or reduced demand
         for, space in our core markets;

     o   trends in the retail industry,     o   the need to periodically
         in employment levels and in            renovate, repair and re-lease
         consumer spending patterns;            space and the costs thereof;

     o   changes in household disposable    o   increases in maintenance,
         income;                                insurance and operating costs;

     o   changes in interest rates and      o   civil unrest, acts of terrorism,
         the availability of financing;         earthquakes and other natural
                                                disasters or acts of God that
                                                may result in uninsured losses;
                                                and

     o   competition from other             o   changes in the availability
         properties;                            of insurance on commercially
                                                reasonable terms, in levels of
     o   the attractiveness of our              coverage for our real estate
         properties to tenants;                 assets and in exclusions from
                                                insurance policies for our real
                                                estate assets


          In addition, applicable federal, state and local regulations, zoning and tax laws and potential liability under environmental and other laws may affect real estate values. Real estate investments are relatively illiquid and, therefore, our ability to vary our portfolio quickly in response to changes in economic or other conditions is limited. Further, we must make significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, throughout the period that we own real property regardless of whether the property is producing any income. The risks associated with real estate investments may adversely affect our operating results and financial position, and, therefore, the funds available for distribution to you as dividends.

          Our inability to enter into renewal or new leases on favorable terms for all or a substantial portion of space that is subject to expiring leases would adversely affect our cash flows and operating results

          Scheduled lease expirations in our U.S. office portfolio over the next five fiscal years average approximately 10.6% annually, based on owned space at March 31, 2002. When leases for our properties expire, we may be unable to promptly renew leases with existing tenants or lease the properties to new tenants. In addition, even if we were able to enter into renewal or new leases in a timely manner, the terms of those leases may be less favorable to us than the terms of expiring leases because:

          o the rental rates of the renewal or new leases may be significantly lower than those of the expiring leases; or

          o tenant installation costs, including the cost of required renovations or concessions to tenants, may be significant.

          We expect significant lease expirations in 2002 among our office properties in Atlanta, Houston and the Washington, D.C. area. In order to enter into renewal or new leases for large blocks of space in these markets, we may incur higher tenant installation costs. If we are unable to enter into renewal or new leases on favorable terms for all or a substantial portion of space that is subject to expiring leases, our cash flows and operating results would suffer.

If a significant number of our tenants defaulted or sought bankruptcy protection, our cash flows and operating results would suffer

          A tenant may experience a downturn in its business, which could cause the loss of that tenant or weaken its financial condition and result in the tenant's inability to make rental payments when due. In addition, a tenant of any of our properties may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant's lease and cause a reduction in our cash flows. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not file for bankruptcy or similar protection in the future resulting in material losses.

          We cannot evict a tenant solely because of its bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is unlikely that a bankrupt tenant will pay in full amounts it owes us under a lease. The loss of rental payments from tenants and costs of re-leasing would adversely affect our cash flows and operating results.

Our business is substantially dependent on the economic climates of seven core markets

          Our real estate portfolio consists mainly of office properties in seven core markets: Atlanta, Chicago, Dallas, Houston and the Los Angeles, New York and Washington, D.C. areas. As a result, our business is substantially dependent on the economies of these markets. Although we believe that our real estate portfolio is significantly diversified, a material downturn in demand for office space in any one of our core markets could have a material impact on our ability to lease the office space in our portfolio and may adversely impact our cash flows and operating results.

Our competitors may adversely affect our ability to lease our properties, which may cause our cash flows and operating results to suffer

          We face significant competition from developers, managers and owners of office, retail and mixed-use properties in seeking tenants for our properties. Substantially all of our properties face competition from similar properties in the same markets. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties. Competition for tenants could have a material adverse effect on our ability to lease our properties and on the rents that we may charge or concessions that we must grant. If our competitors adversely impact our ability to lease our properties, our cash flows and operating results may suffer.

We may be unable to complete the disposition of our non-core retail/entertainment properties on a timely basis or on acceptable terms

          We are currently completing the stabilization of three retail/entertainment centers. We plan to hold all three of these projects until their operations are stabilized in order to realize maximum value upon disposition. A number of factors, however, may impair our ability to dispose of these properties on a timely basis or on acceptable terms, including:

          o physical characteristics, mixes of tenants and uses, required operating resources and expertise and "anchor" tenants or other attributes that might not be considered typical for a shopping complex;

          o    the relatively large size and value of the assets;

          o    their relatively short operating histories;

          o the requirements of, and dependence of the relevant project on, contractual and working relationships with key tenants, operators, government authorities and other third parties;

          o the limited number of parties with the strategic interest and financial capability to be potential buyers of these properties; and

          o competition for tenants or customers from other projects or destinations.

          One of these projects is Hollywood & Highland, a retail, entertainment and hotel complex in Los Angeles, California that opened in late 2001. Additional factors specific to that property that may adversely affect our ability to realize value in selling it include:

          o the extent to which its revenues are derived from sources other than traditional leases of retail space; and

          o risks normally associated with hotel properties, including fluctuating and seasonal demands of business travelers and tourism, and economic conditions that may affect the demand for travel in general.

          Another property, Desert Passage in Las Vegas, Nevada, adjoins the Aladdin Hotel and Casino. The owners of the Aladdin filed for Chapter 11 reorganization in September 2001, which could adversely affect our ability to sell Desert Passage by:

          o impairing the public perception and interest of potential shoppers, tenants and purchasers in Desert Passage as a result of the perceived association with the Aladdin;

          o limiting or delaying our collection or enforcement of amounts or obligations owed to us by the Aladdin; and

          o complicating or delaying the removal of liens potentially affecting Desert Passage.

          The bankruptcy of the Aladdin is likely to have a negative impact on the property operating income of Desert Passage while we hold it for disposition, which could adversely affect our operating results.

The September 2001 terrorist attacks may adversely affect the property operating income from our properties, as well as our ability to sell properties that we are holding for disposition on a timely basis or on acceptable terms, and the availability of terrorism-related insurance for our properties on commercially reasonable terms

          The September 2001 terrorist attacks in New York and Washington, D.C. and related circumstances may adversely affect the U.S. economy and, in particular, the economies of the U.S. cities that comprise our core markets. This could have a material adverse impact on our ability to lease the office space in our portfolio. As a result, the property operating income from our office properties, and, therefore, our operating results, may suffer.

          The September 2001 terrorist attacks also are likely to adversely affect revenues from our retail/entertainment properties, particularly Hollywood & Highland and Desert Passage, which depend on tourism for a significant portion of their visitors. The potential adverse effects on Hollywood & Highland and Desert Passage of the September 2001 terrorist attacks include:

          o reducing tourist or convention visitors or spending levels in Los Angeles and Las Vegas, particularly visitors arriving by air, a source of business upon which Las Vegas is particularly dependent;

          o reducing the number of expected guests at the hotel portion of Hollywood & Highland; and

          o reducing the number of hotel guests and casino patrons at the Aladdin Hotel and Casino and, therefore, visitors to Desert Passage.

          These and other factors are likely to have a negative effect on the property operating income of our retail/entertainment properties while we hold them for disposition, which could adversely affect our operating results. In addition, the September 2001 terrorist attacks may reduce the number, financial capabilities or strategic interest of potential buyers of these properties. Until the full impact of the September 2001 terrorist attacks is known, we may be unable to sell our retail/entertainment properties on a timely basis or on acceptable terms.

          In addition, as a consequence of the September 2001 terrorist attacks, we have increased the level of security at our properties. The market for terrorism insurance has also changed since September 2001. Many insurers are excluding terrorism and related insurance from property and casualty policies, and costs for coverage that is available have increased significantly. We cannot assure you that we will be able to renew our current insurance policies so as to continue terrorism and related risk coverage. Even if insurance were available, there is no assurance that it would be available on commercially reasonable terms or that it would be available at adequate levels. Further, we cannot assure you that our insurers may not seek to exclude certain prominent properties from our portfolio insurance policies or that tenants in one or more of our properties may not choose to relocate because of the limitations on the availability and/or coverage of our insurance. We may not be able to pass on all of the increased security and insurance costs to our tenants. As a result, the property operating income from our properties, and, therefore, our operating results, may suffer.

Our financial covenants could adversely affect our financial condition and results of operations

          The financings secured by our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, our senior unsecured revolving credit facility contains certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including debt ratios that we will be required to maintain.

          We expect to rely on borrowings under our credit facility for working capital and to finance acquisitions and development activities. Our ability to borrow under our credit facility is subject to compliance with our financial and other covenants. If we are unable to borrow under our credit facility, or to refinance existing indebtedness, our financial condition and results of operations would likely be adversely impacted. If we breach covenants in a debt agreement, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. In addition, some of our financings are cross-defaulted to our other indebtedness, which cross-default would give the lenders under those financings the right also to declare a default and require immediate repayment.

Our degree of leverage may adversely affect our business and the market price of our common stock

          At March 31, 2002, our leverage, which we define as the ratio of our mortgage debt and other loans less cash and cash equivalents to the sum of net debt and the book value of owner's equity, was approximately 51.1%. Furthermore, our leverage likely will increase in the future upon our anticipated acquisition of the Sears Tower in 2003. For additional information about our interest in the Sears Tower, see "Business - Office Property Portfolio - Investment in Sears Tower" in this prospectus.

          Our degree of leverage could adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, developments or other general corporate purposes. Our degree of leverage could also make us more vulnerable to a downturn in our business or the economy generally. We have entered into certain financial agreements that contain financial and operating covenants limiting our ability under certain circumstances to incur additional secured and unsecured indebtedness. There is also a risk that a significant increase in the ratio of our indebtedness to the measures of asset value used by financial analysts may have an adverse effect on the market price of our common stock.

Because we must distribute a substantial portion of our net income to qualify as a REIT, we may be dependent on third-party sources of capital to fund our future capital needs

          To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund all of our future capital needs, including capital for property acquisitions and developments, from our net income. Therefore, we may have to rely on third-party sources of capital, which may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional debt financings may substantially increase our leverage.

We face risks associated with the use of debt to finance our business, including refinancing risk

          We incur debt in the ordinary course of our business. We expect that we will repay prior to maturity only a small portion of the principal of our debt. We therefore plan to meet our maturing debt obligations partly with existing cash and available credit, cash flows from operations and sales of non-core assets, but primarily through the refinancing of maturing debt obligations with other debt. We are subject to risks normally associated with debt financing, and our ability to refinance our debt will depend on:

          o    our financial position;

          o    the value of our properties;

          o    liquidity in the debt markets;

          o the availability on commercially acceptable terms of insurance coverage required by lenders;

          o    general economic and real estate market conditions; and

          o financial, competitive, business and other factors, including factors beyond our control.

          We cannot assure you that any refinancing of debt with other debt will be possible on terms that are favorable or acceptable to us. If we cannot refinance, extend or pay principal payments due at maturity with the proceeds of other capital transactions, such as new equity capital, our cash flows will not be sufficient in all years to repay all maturing debt.

Restrictions in loan agreements may limit the distributions we receive from our operating subsidiaries and the amounts available for distributions to you as dividends on our common stock

          We conduct our operations through operating subsidiaries. We and some of our subsidiaries, including subsidiaries that carry on a substantial part of our overall business, are parties to loan agreements containing provisions that require the maintenance of financial ratios and impose limitations on additional indebtedness and distributions in respect of capital stock. These provisions may limit the amount and flexibility of our current and future financings, the receipt of cash distributions from some of our subsidiaries and, therefore, the amounts that will be available for distributions to you as dividends on our common stock. In addition, to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. The provisions in loan agreements discussed above may impair our ability to make the requisite distributions to our stockholders and may force us to borrow funds on a short-term basis to meet the distribution requirements. We cannot assure you that we will be able to borrow funds on terms that are favorable to us.

If we are unable to manage our interest rate risk effectively, our cash flows and operating results may suffer

          As at March 31, 2002 we had approximately $924.1 million of debt outstanding that is subject to variable interest rates, and we may incur additional debt that bears interest at variable rates. Accordingly, if interest rates increase, our debt costs will also increase. To manage our interest rate risk, we enter into interest rate protection agreements consisting of swap contracts and cap contracts. Despite our hedging activities, we cannot assure you that we will be able to manage our interest rate risk effectively or that our variable rate exposure will not have a material adverse effect on our cash flows and operating results.

Environmental problems at our properties are possible, may be costly and may adversely affect our operating results or financial condition

          We are subject to various federal, state and local laws and regulations relating to environmental matters. Under these laws, we are exposed to liability primarily as an owner or operator of real property and, as such, we may be responsible for the cleanup or other remediation of contaminated property. Contamination for which we may be liable could include historic contamination, spills of hazardous materials in the course of our tenants' regular business operations and spills or releases of hydraulic or other toxic oils. An owner or operator can be liable for contamination or hazardous or toxic substances in some circumstances whether or not the owner or operator knew of, or was responsible for, the presence of such contamination or hazardous or toxic substances. In addition, the presence of contamination or hazardous or toxic substances on property, or the failure to properly clean up or remediate such contamination or hazardous or toxic substances when present, may materially and adversely affect our ability to sell or rent such contaminated property or to borrow using such property as collateral.

          Asbestos-containing material, or ACM, is present in some of our properties. Environmental laws govern the presence, maintenance and removal of asbestos. We believe that we manage ACM in accordance with applicable laws. We plan to continue managing ACM as appropriate and in accordance with applicable laws and believe that the cost to do so will not be material.

          Environmental laws and regulations can change rapidly, and we may become subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have a material adverse effect on our operating results or financial condition. We believe that our exposure to environmental liabilities under currently applicable laws is not material. We cannot assure you, however, that we currently know of all circumstances that may give rise to such exposure.

If we were required to accelerate our efforts to comply with the Americans with Disabilities Act, our cash flows and operating results could suffer

          All of our properties must comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities. Compliance with ADA requirements could require us to remove access barriers, and non-compliance could result in the imposition of fines by the U.S. government or an award of damages to private litigants. We believe that the costs of compliance with the ADA will not have a material adverse effect on our cash flows or operating results. However, if we must make changes to our properties on a more accelerated basis than we anticipate, our cash flows and operating results could suffer.

Additional regulations applicable to our properties may require us to make substantial expenditures to ensure compliance, which could adversely affect our cash flows and operating results

          Our properties are, and properties that we may acquire in the future will be, subject to various federal, state and local regulatory requirements such as local building codes and other similar regulations. If we fail to comply with these requirements, governmental authorities may impose fines on us or private litigants may be awarded damages against us.

          We believe that our properties are currently in substantial compliance with all applicable regulatory requirements. New regulations or changes in existing regulations applicable to our properties, however, may require us to make substantial expenditures to ensure regulatory compliance, which would adversely affect our cash flows and operating results.

Our insurance may not cover some potential losses

          We carry comprehensive general liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. Some types of risks, generally of a catastrophic nature such as from war or environmental contamination, however, are either uninsurable or not economically insurable.

          Our properties are currently insured against acts of terrorism, subject to policy limits and deductibles and subject to exceptions for terrorist acts that constitute acts of war. Although we expect that the cost of insurance covering terrorist acts will increase significantly in light of the September 2001 terrorist attacks in New York and Washington, D.C., we believe that we will be able to maintain insurance coverage for terrorist acts with our current insurers until at least December 2002 and that we will be able to pass a substantial portion of any increased costs on to tenants through increased rents. We cannot assure you, however, that insurance coverage for acts of terrorism will continue to be available for all our properties and/or on commercially acceptable terms or that we will be able to pass on a significant portion of any cost increases. In addition, we cannot assure you that our insurers will be able to maintain reinsurance sufficient to cover any losses that may be incurred as a result of terrorist acts.

          We currently have insurance for earthquake risks, subject to certain policy limits and deductibles, and will continue to carry such insurance if it is economical to do so. We cannot assure you that earthquakes may not seriously damage our properties, several of which are located in California, historically an earthquake-prone area, and that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and losses suffered.

          Should an uninsured or underinsured loss occur, we could lose our investment in, and anticipated income and cash flows from, one or more of our properties, but we would continue to be obligated to repay any recourse mortgage indebtedness on such properties.

          Additionally, although we generally obtain owner's title insurance policies with respect to our properties, the amount of coverage under such policies may be less than the full value of such properties. If a loss occurs resulting from a title defect with respect to a property where there is no title insurance or the loss is in excess of insured limits, we could lose all or part of our investment in, and anticipated income and cash flows from, that property.

We do not have sole control over the properties that we hold with co-venturers or partners or over the revenues and certain decisions associated with those properties

          We participate in eight office joint ventures or partnerships. The office properties that we own through joint ventures or partnerships total approximately 6.3 million square feet, with our ownership interest totaling 3.3 million square feet. We also own a hotel in a joint venture. A joint venture or partnership involves risks, including the risk that a co-venturer or partner:

          o may have economic or business interests or goals that are inconsistent with our economic or business interests or goals;

          o may take actions contrary to our instructions or requests, or contrary to our policies or objectives with respect to our real estate investments; and

          o may have to give its consent with respect to certain major decisions, including the decision to distribute cash, refinance a property or sell a property.

          We do not have sole control of certain major decisions relating to the properties in which we have less than a 100% interest, including decisions relating to:

          o    the sale of the properties;

          o    refinancing;

          o timing and amount of distributions of cash from such properties to us;

          o    capital improvements; and

          o    calling for capital contributions.

          In some instances, although we are the property manager for a joint venture, the other joint venturer retains approval rights over specific leases or our leasing plan. In addition, the sale or transfer of interests in some of our joint ventures and partnerships is subject to rights of first refusal or first offer and some joint venture and partnership agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when we may not want to sell but may be forced to do so because we may not have the financial resources at that time to purchase the other party's interest. Such rights may also inhibit our ability to sell our interest in a property or a joint venture or partnership within our desired time frame or on any other desired basis.

Our historical financial information may not be representative of our financial position, operating results and cash flows as a separate company

          Our combined consolidated financial statements have been carved out from the consolidated financial statements of TrizecHahn Corporation using the historical operating results and historical bases of the assets and liabilities of the businesses that we comprise. Accordingly, the historical financial information that we have included in this prospectus does not necessarily reflect what our financial position, operating results and cash flows would have been had we been a separate, stand-alone public entity during the periods presented.

          TrizecHahn Corporation did account for us, and we operated as separate, stand-alone entities for the periods presented. Our costs and expenses include payments made to TrizecHahn Corporation for direct reimbursement of third-party purchased services and a portion of salaries, for certain employees, for direct services rendered. We consider these charges to be reasonable reflections of the use of services provided to us or the benefit that we received.

          Our historical financial information is not necessarily indicative of what our operating results, financial position and cash flows will be in the future. We have not made adjustments to our historical financial information to reflect changes that have occurred in our cost structure as a result of the corporate reorganization, including increased costs associated with being a publicly traded, stand-alone company. These incremental costs will include, but are not limited to, additional senior management compensation expense to supplement the existing management team, and internal and external public company corporate compliance costs.

Our failure to qualify as a REIT would decrease the funds available for distribution to our stockholders and adversely affect the market price of our common stock

          Determination of REIT status is highly technical and complex. Even a technical or inadvertent mistake could endanger our REIT status. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be within our control. For example, the Internal Revenue Service, or IRS, could change tax laws and regulations or the courts may issue new rulings that make it impossible for us to maintain REIT status. We do not believe that any pending or proposed law changes could change our REIT status.

          If we fail to qualify for taxation as a REIT in any taxable year:

          o we will be subject to tax on our taxable income at regular corporate rates;

          o we will not be able to deduct, and will not be required to make, distributions to stockholders in any year in which we fail to qualify as a REIT; and

          o unless we are entitled to relief under specific statutory provisions, we will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.

The consequences of failing to qualify as a REIT would adversely affect the market price of our common stock.

          Shearman & Sterling, our special counsel, has given us an opinion to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. See "Certain United States Federal Income Tax Considerations - Taxation of our Company as a REIT" in this prospectus. Our special counsel's opinion is based on assumptions and factual representations made by us regarding our ability to meet the requirements for qualification as a REIT and is not binding on the IRS or any court. Moreover, our special counsel does not review or monitor our compliance with the requirements for REIT qualification on an ongoing basis. We cannot guarantee that we will be qualified and taxed as a REIT because our qualification and taxation as a REIT will depend upon our ability to meet the requirements imposed under the Internal Revenue Code of 1986, as amended, on an ongoing basis.

In order to maintain our status as a REIT, we may be forced to borrow funds during unfavorable market conditions

          To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. This requirement limits our ability to accumulate capital. We may not have sufficient cash or other liquid assets to meet REIT distribution requirements. As a result, we may need to incur debt to fund required distributions when prevailing market conditions are not favorable. Difficulties in meeting distribution requirements may arise as a result of:

          o differences in timing between when we must recognize income for U.S. federal income tax purposes and when we actually receive income;

          o    the effect of non-deductible capital expenditures;

          o    the creation of reserves; or

          o    required debt or amortization payments.

          If we are unable to borrow funds on favorable terms, our ability to make distributions to our stockholders and our ability to qualify as a REIT may suffer.

                       Risks Relating to Our Capital Stock

An ownership limitation in our certificate of incorporation may adversely affect the market price of our common stock

          Our certificate of incorporation contains an ownership limitation that is designed to enable us to qualify as a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended. This limitation restricts any person that is not a qualifying U.S. person from beneficially owning our capital stock if that person's holdings, when aggregated with shares of our capital stock beneficially owned by all other persons that are not qualifying U.S. persons, would exceed 45% by value of our issued and outstanding capital stock.

          As a result of our enforcement of this ownership limitation, persons other than qualifying U.S. persons will be effectively excluded from the market for our common stock. The inability of holders of our common stock to sell their shares to persons other than qualifying U.S. persons, or the perception of this inability, may adversely affect the market price of our common stock.

Higher market interest rates may adversely affect the market price of our common stock

          One of the factors that investors may consider important in deciding whether to buy or sell shares of a real estate investment trust is the dividend with respect to such real estate investment trust's shares as a percentage of the price of those shares, relative to market interest rates. If market interest rates go up, prospective purchasers of shares of our common stock may require a higher yield on our common stock. Higher market interest rates would not, however, result in more funds for us to distribute and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

P.M. Capital Inc., a corporation controlled by Peter Munk, maintains an ownership interest in Trizec Canada Inc. by which Peter Munk will control the election of members of our board of directors until January 1, 2008

          Peter Munk, the Chairman of Trizec Canada Inc., controls P.M. Capital Inc. P.M. Capital, through its ownership of Trizec Canada Inc.'s multiple voting shares, has a majority of the votes in elections of Trizec Canada Inc.'s board of directors and on other matters to be voted on by Trizec Canada Inc. shareholders. Trizec Canada Inc., through its indirect ownership of our common stock and special voting stock, has a majority of the votes in elections of our board of directors until January 1, 2008, provided that Trizec Canada Inc. or its subsidiaries hold our special voting stock until such time. Peter Munk's effective control of Trizec Canada Inc. will therefore enable him to elect our entire board of directors and to exercise a controlling influence over our business and affairs. Although a nominating committee composed of independent members of our board of directors will nominate candidates for election to our board, Peter Munk may exercise his control over us to elect alternative candidates or to replace our board of directors at any time.

The sale or availability for sale of 59,922,379 shares of our common stock owned indirectly by Trizec Canada Inc. or shares of our common stock that may be issued thereafter could adversely affect the market price of our common stock

          As a result of the corporate reorganization, 59,922,379 shares, or approximately 40% of the outstanding shares of our common stock, are held by Trizec Canada Inc. through an indirect, wholly owned Hungarian subsidiary. In addition to the offering of shares of our common stock under this prospectus, dispositions of this 40% of our common stock may occur in the following circumstances:

          o Trizec Canada Inc. shareholders will have the right to redeem their shares from time to time, and Trizec Canada Inc. will have the option of satisfying these redemptions with shares of our common stock held by the Hungarian subsidiary.

          o The Hungarian subsidiary has pledged as collateral for certain secured credit facilities of TrizecHahn Corporation, all shares of our common stock that it will hold, and in the event of a default the pledgee under those facilities may realize on the pledge and sell the shares.

          o Trizec Canada Inc. may cause the Hungarian subsidiary to dispose of some or all of the shares of our common stock held by the Hungarian subsidiary at any time for any reason.

          To permit market sales of our common stock in the circumstances described above, including by subsequent holders, we have registered or intend to register all such common stock under the Securities Act of 1933, as amended.

          We may issue additional shares of our common stock:

          o    upon exercises of our stock options and warrants; and

          o upon conversions of our Class F convertible stock; for additional information on the conversion of our Class F convertible stock, see "--The issuance of additional shares of our common stock pursuant to the terms of our Class F convertible stock may dilute your interest in our company and adversely affect the market price of our common stock" below.

We have registered or expect to register all of these shares of our common stock under the Securities Act of 1933.

          We cannot predict what effect, if any, market sales of shares of our common stock held indirectly by Trizec Canada Inc. or issued upon exercises of our stock options or warrants or upon conversions of our Class F convertible stock would have on the market price of our common stock. We are also unable to predict what effect, if any, the availability of any of these shares for future sale may have on the market price of our common stock. Future sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the market price of our common stock.

Limits on changes of control may discourage takeover attempts that may be beneficial to holders of our common stock

          Provisions of our certificate of incorporation and bylaws, as well as provisions of the Internal Revenue Code of 1986, as amended, and Delaware corporate law, may:

          o delay or prevent a change of control over us or a tender offer for our common stock, even if those actions might be beneficial to holders of our common stock; and

          o limit our stockholders' opportunity to receive a potential premium for their shares of common stock over then-prevailing market prices.

          For example, primarily to facilitate the maintenance of our qualification as a REIT, our certificate of incorporation generally prohibits ownership, directly or indirectly, by any single stockholder of more than 9.9% of the value of outstanding shares of our capital stock. Our board of directors may modify or waive the application of this ownership limit with respect to one or more persons if it receives a ruling from the Internal Revenue Service or an opinion of counsel concluding that ownership in excess of this limit with respect to one or more persons will not jeopardize our status as a REIT. The ownership limit, however, may nevertheless have the effect of inhibiting or impeding a change of control over us or a tender offer for our common stock.

An anticipated increase in non-Canadian taxes applicable to dividends that we pay to a Hungarian subsidiary of Trizec Canada Inc. may decrease the amount of funds we have available for distribution as dividends on our common stock

          As a result of the corporate reorganization, Trizec Canada Inc. owns approximately 40% of our common stock indirectly through an indirect, wholly owned Hungarian subsidiary. The Hungarian subsidiary and its shareholders will be subject to non-Canadian taxes, expected to be only U.S. and Hungarian cross-border withholding taxes, in respect of dividends paid by us and by the Hungarian subsidiary.

          The Hungarian subsidiary currently holds all of our special voting stock. As the holder of this stock, the Hungarian subsidiary is entitled to dividends from us that, when aggregated with dividends received by the Hungarian subsidiary on our common stock and after deducting related non-Canadian taxes, will equal the dividends received by our U.S. stockholders on our common stock on a per share basis. Dividends on our special voting stock will be payable only in connection with common stock dividends paid within 66 months after the effective date of the corporate reorganization.

          The U.S.-Hungary income tax treaty generally provides for a reduced rate of U.S. cross-border withholding taxes applicable to dividends paid by us to the Hungarian subsidiary. The income tax treaty is currently being renegotiated. We expect that as a result of the renegotiation, the effective rate of non-Canadian taxes required to be paid on the aforementioned common stock and special voting stock dividends will increase from approximately 10% to approximately 30%. We do not presently know how long the renegotiation process will take. If, however, an increased tax rate took effect at any time prior to the expiration of the dividend right on our special voting stock, any dividends paid on our special voting stock would increase, thereby decreasing the amount of funds available for distribution as dividends on our common stock.

The issuance of additional shares of our common stock pursuant to the terms of our Class F convertible stock may dilute your interest in our company and adversely affect the market price of our common stock

          In general, a foreign corporation disposing of a U.S. real property interest, including shares of U.S. corporations whose principal assets are U.S. real estate, is subject to a tax, known as FIRPTA tax, equal to 35% of the gain recognized on the disposition of that property interest. If, however, the interest being disposed of is an interest in a REIT that qualifies as a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended, no FIRPTA tax is payable. Whether we will qualify as a "domestically-controlled REIT" on any date will depend on our ability to demonstrate that less than 50% of our capital stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on that date.

          If TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries incur FIRPTA tax and any related costs, interest and penalties in connection with:

          o    the corporate reorganization, or

          o specified future transactions or events that allow for the conversion of our Class F convertible stock into common stock, including:

               o dispositions of our common stock in connection with major corporate transactions or events, such as mergers, requiring the approval of a specified portion of our common stockholders or the tendering of a specified portion of our common stock to effect those transactions or events, and

               o transactions or events after the end of the five-year period required for our qualification as a "domestically-controlled REIT,"

our Class F convertible stock will be convertible into shares of our common stock in the manner prescribed by our certificate of incorporation. The indirect, wholly owned Hungarian subsidiary of Trizec Canada Inc. holds all of our Class F convertible stock.

          We believe that none of TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries should incur a material amount of FIRPTA tax in connection with any of the transfers made as part of the corporate reorganization. We cannot assure you, however, that no material amount of FIRPTA tax would be payable.

          We are not currently planning to undertake any transactions or events that would allow for the conversion of our Class F convertible stock, including any transactions or events requiring the approval of a specified portion of our common stockholders or the tendering of a specified portion of our common stock to effect those transactions or events. We cannot assure you, however, that any of those transactions or events will not take place during the five-year period required for our qualification as a "domestically-controlled REIT." If any such transactions or events were to take place at such time, Trizec Canada Inc. or its subsidiaries might incur at least some amount of FIRPTA tax. Furthermore, the existence of our Class F Convertible Stock may have the effect of inhibiting or impeding a change of control over us or a tender offer for our common stock.

          We believe that after the end of the five-year period required for our qualification as a "domestically-controlled REIT," neither Trizec Canada Inc. nor its subsidiaries should incur a material amount of FIRPTA tax under circumstances that would allow the holder of our Class F convertible stock to exercise its conversion right. Based on all of the facts and circumstances, we believe that 63 months after the effective date of the corporate reorganization we will be able to demonstrate that during the relevant time period less than 50% of our capital stock, by value, was owned directly or indirectly by persons who were not qualifying U.S. persons and that, as a result, we will then qualify as a "domestically-controlled REIT."

          Our certificate of incorporation and corporate policies are designed to enable us to qualify as a "domestically-controlled REIT" as planned. The ownership restrictions relating to non-U.S. persons in our certificate of incorporation will prohibit ownership by persons if such ownership would cause us to violate the requirements for being a "domestically-controlled REIT." We believe these provisions will be effective, although certainty in this regard is not possible. Legislative developments during the relevant five-year qualification period could also affect our ability to qualify as a "domestically-controlled REIT." Therefore, we cannot assure you that we will become a "domestically-controlled REIT" 63 months after the effective date of the corporate reorganization.

          If any of TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries incur FIRPTA tax in connection with the circumstances discussed above, our Class F convertible stock will be convertible into additional shares of our common stock. If we are required to issue additional shares of our common stock pursuant to the terms of our Class F convertible stock, all shares of our common stock, including those held indirectly by Trizec Canada Inc., would suffer immediate dilution. In addition, the sale of our common stock by Trizec Canada Inc. or its subsidiaries to fund the payment of FIRPTA tax in the circumstances discussed above may adversely affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements relating to our business and financial outlook, which are based on our current expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

          A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described under "Risk Factors" in this prospectus.

                                 USE OF PROCEEDS

          The selling stockholders will receive all of the proceeds from the sale of our common stock under this prospectus. We will not receive any proceeds from the sale of our common stock.

                     THE TRIZECHAHN CORPORATE REORGANIZATION

Overview

          On May 8, 2002, a plan of arrangement implementing a corporate reorganization of TrizecHahn Corporation, our former parent company, became effective. As a result of this reorganization, we have become a publicly traded real estate investment trust, or REIT, and we own all of the U.S. assets that TrizecHahn Corporation and its subsidiaries owned prior to the reorganization. Also pursuant to this reorganization, TrizecHahn Corporation has become an indirect, wholly owned subsidiary of Trizec Canada Inc., a company incorporated under the Canada Business Corporations Act.

          TrizecHahn Corporation implemented the corporate reorganization to remove the structural impediments that negatively affected market recognition of the value of the business of our company. Specifically, the reorganization was designed to create a publicly traded REIT while reducing withholding tax liabilities and minimizing any recognition of potential tax liabilities on unrealized appreciation in value that were present in TrizecHahn Corporation's ownership structure prior to the reorganization. The corporate reorganization was also intended to create economic equivalence between a share of our common stock and a Trizec Canada Inc. subordinate voting share or multiple voting share.

          As a result of the corporate reorganization, former holders of TrizecHahn Corporation subordinate voting shares received approximately 60% of our common stock, some of which was represented by exchange certificates, and Trizec Canada Inc. owns indirectly through its subsidiaries the remaining approximately 40% of our common stock. In addition to owning shares of our common stock, Trizec Canada Inc., indirectly through its subsidiaries, owns all shares of our Class F convertible stock and special voting stock.

          Trizec Canada Inc.'s ownership of our Class F convertible stock and special voting stock is intended to maintain the economic equivalence described above. The Class F convertible stock is convertible into our common stock in certain tax-related circumstances described below so that Trizec Canada Inc. and its subsidiaries, on the one hand, and our other stockholders, on the other hand, may share ratably certain future taxes that TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may incur. In addition, to address certain non-Canadian tax liabilities of Trizec Canada Inc.'s indirect, wholly owned Hungarian subsidiary and its direct and indirect shareholders, Trizec Canada Inc. will receive, directly or indirectly, dividends on our special voting stock. These components of our capital structure are not typical of other publicly traded REITs. As a result of this capital structure, conversions of our Class F convertible stock may dilute your interest in our company and dividends on our special voting stock will reduce the funds available for dividends on our common stock.

          Our special voting stock also entitles its holder to votes that, when aggregated with votes of shares of common stock held by Trizec Canada Inc. or its subsidiaries, represent a majority of the votes in elections of our board of directors. As a result of the special voting right, provided that Trizec Canada Inc. holds at least 5% of our common stock, Trizec Canada Inc. and its majority shareholder will have voting control over the election of our directors, even though Trizec Canada Inc. will not own a majority of our common stock. This special voting right will expire on January 1, 2008.

          The TrizecHahn Corporation corporate reorganization was implemented pursuant to a plan of arrangement that was approved by the Ontario Superior Court of Justice and TrizecHahn Corporation's shareholders. Upon implementation of the plan of arrangement, holders of TrizecHahn Corporation's subordinate voting shares exchanged their shares on a one-for-one basis for one or more of the following securities:

          o    shares of our common stock;

          o exchange certificates representing underlying shares of our common stock; or

          o    Trizec Canada Inc. subordinate voting shares.

          Generally, holders of TrizecHahn Corporation subordinate voting shares who are qualifying U.S. persons received shares of our common stock and all other holders of TrizecHahn Corporation subordinate voting shares received a combination of Trizec Canada Inc. subordinate voting shares and our exchange certificates in exchange for their TrizecHahn Corporation shares. The holder of TrizecHahn Corporation multiple voting shares exchanged them for Trizec Canada Inc. multiple voting shares in the corporate reorganization.

          Any exchange certificates delivered in the corporate reorganization were freely transferable. During the three-month period after the exchange certificates were first delivered, they were exchangeable for our common stock on a one-for-one basis on the condition that the holder provided us with certification that it was a qualifying U.S. person. If the exchange certificates were not exchanged by the end of the three-month exchange period, the remaining shares of common stock underlying the exchange certificates will be sold on the open market to qualifying U.S. persons within five trading days on behalf of the holders of expired exchange certificates. Thereafter, these holders will receive their portion of the proceeds from such sale, net of their portion of any sale commissions.

          Outstanding options to purchase subordinate voting shares of TrizecHahn Corporation were cancelled and replaced as part of the corporate reorganization. Under the plan of arrangement, all outstanding stock options of TrizecHahn Corporation were cancelled in exchange for either (1) options to purchase our common stock, (2) warrants to purchase our common stock or (3) options to purchase Trizec Canada Inc. subordinate voting shares. Consistent with the one-for-one exchange ratio, the intrinsic value, i.e., the current market value of the shares subject to the option or warrant less the exercise price, of each such option or warrant to purchase shares of our common stock or each option to purchase Trizec Canada Inc. shares immediately after the effective date of the plan of arrangement was substantially the same as the intrinsic value, immediately prior to the effective date, of the replaced TrizecHahn Corporation option. For additional information regarding the material terms of our options, see "Management - Compensation of Directors and Executive Officers - 2002 Trizec Properties, Inc. Stock Option Plan" in this prospectus. Additionally, to preserve the economic equivalence between one share of our common stock and one Trizec Canada Inc. subordinate voting share, Trizec Canada Inc. or a wholly owned subsidiary of Trizec Canada Inc. received warrants to purchase one share of our common stock for each Trizec Canada Inc. option issued in the corporate reorganization.

          Warrants to purchase our shares granted to former TrizecHahn Corporation option holders, as well as to Trizec Canada Inc. as described above, have a fixed term that is not contingent on continued service with us or Trizec Canada Inc. as an employee, officer or director. The warrants are freely transferable and fully vested and exercisable.

Class F Convertible Stock

          FIRPTA tax is a U.S. tax generally imposed at a rate of 35% on capital gains realized by foreign corporations who dispose of, among other things, shares of U.S. corporations whose principal assets are U.S. real estate. In order that Trizec Canada Inc. and its subsidiaries, on the one hand, and our other stockholders, on the other hand, may share ratably the potential FIRPTA tax that TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may have incurred in connection with the corporate reorganization or may incur in connection with limited future transactions or events, we have issued Class F convertible stock to an indirect, wholly owned Hungarian subsidiary of Trizec Canada Inc.

          The shares of Class F convertible stock are convertible into shares of our common stock having an after-tax value equal to any FIRPTA tax that TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may have incurred in connection with the corporate reorganization or may incur in connection with specified major corporate transactions entered into within 66 months after the effective date of the corporate reorganization and specified transactions or events following the 63rd month after the corporate reorganization. Based on all of the facts and circumstances, however, we do not expect that TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries incurred a material amount of FIRPTA tax in connection with any of the transfers made as part of the corporate reorganization. Furthermore, we are not currently planning to undertake any transactions or events after the corporate reorganization that would allow for the conversion of our Class F convertible stock. Additionally, in most circumstances, a sale of shares of our common stock by Trizec Canada Inc. or its subsidiaries in the 63-month period following the corporate reorganization will not entitle a holder to convert any shares of Class F convertible stock into shares of our common stock.

          No FIRPTA tax is imposed on transfers and distributions of interests in a "domestically-controlled REIT." In order that we may be in a position to attain "domestically-controlled REIT" status, only TrizecHahn Corporation shareholders who certified that they are qualifying U.S. persons received shares of our common stock in the corporate reorganization. In addition, our certificate of incorporation and corporate policies have been designed to enable us to qualify as a U.S. "domestically-controlled REIT." Based on all of the facts and circumstances, we expect to qualify as a "domestically-controlled REIT" 63 months after the effective date of the corporate reorganization. If, however, we fail to qualify as a "domestically-controlled REIT," Trizec Canada Inc. or its subsidiaries will be liable for FIRPTA tax on subsequent dispositions of our common stock. In such event, the Hungarian subsidiary or any subsequent holder may be entitled to convert its shares of Class F convertible stock into our common stock.

          If the Hungarian subsidiary or any subsequent holder exercises the right to convert any of its shares of the Class F convertible stock into common stock, all shares of our common stock, including those held indirectly by Trizec Canada Inc., will be diluted on a pro rata basis and the market price of our common stock may decline. For additional information, see "Risk Factors -The issuance of additional shares of our common stock pursuant to the terms of our Class F convertible stock may dilute your interest in our company and adversely affect the market price of our common stock" and "-The sale or availability for sale of 59,922,379 shares of our common stock owned indirectly by Trizec Canada Inc. or shares of our common stock that may be issued thereafter could adversely affect the market price of our common stock" in this prospectus.

Special Voting Stock

          To maintain our REIT status, we generally will be required to distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. Any dividends that we pay to our stockholders who are foreign persons, however, will be subject to cross-border withholding taxes. Prior to the reorganization, all of TrizecHahn Corporation's shareholders bore the burden of cross-border withholding taxes on dividends that we paid because TrizecHahn Corporation indirectly owned all of our company.

          As a result of the corporate reorganization, dividends on the approximately 60% of our common stock held by qualifying U.S. persons will no longer be subject to the above-described cross-border withholding taxes. However, because Trizec Canada Inc. indirectly holds approximately 40% of our common stock through its wholly owned Hungarian subsidiary, dividends that we pay to this subsidiary and dividends that the subsidiary pays to its shareholders will continue to be subject to non-Canadian taxes, expected to be only cross-border withholding taxes. The U.S.-Hungary income tax treaty generally provides for a reduced rate of cross-border withholding taxes applicable to dividends paid by us to Trizec Canada Inc.'s Hungarian subsidiary. The income tax treaty is currently being renegotiated. We expect that as a result of the renegotiation, the effective rate of non-Canadian taxes will ultimately increase from approximately 10% to approximately 30%.

          As a result of the corporate reorganization, Trizec Canada Inc.'s Hungarian subsidiary holds one share of our common stock for each outstanding Trizec Canada Inc. share. An objective of the corporate reorganization was to create economic equivalence between our common stock and Trizec Canada Inc. shares. To help achieve this objective, Trizec Canada Inc.'s Hungarian subsidiary, as the holder of our special voting stock, is entitled to dividends from us that, when aggregated with dividends received by the Hungarian subsidiary on our common stock and after deducting related non-Canadian taxes, will equal the dividends received by our U.S. stockholders on our common stock on a per share basis. Dividends on our special voting stock will be payable only in connection with common stock dividends paid within 66 months after the effective date of the corporate reorganization.

          In addition to providing the dividend right discussed above, our special voting stock entitles its holder to votes that, when aggregated with votes of shares of our common stock held by Trizec Canada Inc. or its subsidiaries, represent a majority of the votes in elections of our board of directors. This special voting right will expire on January 1, 2008. The special voting stock does not entitle its holder to voting rights with respect to any other matters, except as required by Delaware corporate law. By holding the special voting stock indirectly through its Hungarian subsidiary and maintaining this voting structure, Trizec Canada Inc. will continue TrizecHahn

Corporation's primary business activity as a real estate management company prior to the reorganization and avoid being inadvertently viewed as an "investment company" for purposes of the Investment Company Act of 1940, as amended. That act imposes restrictions on an investment company that are incompatible with Trizec Canada Inc.'s and our continuing operations. For example, if we were to consider combining with another REIT, the combination would likely require a vote or some other investment decision by Trizec Canada Inc.'s shareholders that could constitute a U.S. public offering by Trizec Canada Inc. If Trizec Canada Inc. were an "investment company" for purposes of the Investment Company Act, it could not conduct that "offering." Furthermore, the partner in any such combination could be expected to require a legal opinion that Trizec Canada Inc. is not an "investment company."

              MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND POLICY

Market for Our Common Stock

          Our common stock has been listed and trading on the New York Stock Exchange under the symbol "TRZ" since May 8, 2002, the effective date of the corporate reorganization. Prior to that time, there was no public market for our common stock. For the period commencing from May 9, 2002 until June 17, 2002, the highest price of our common stock as reported on the New York Stock Exchange was $17.29 per share and the lowest price of our common stock as reported on the New York Stock Exchange was $16.25 per share.

          On June 18, 2002, the last reported sale price of our common stock, as reported on the New York Stock Exchange, was $16.80. As of June 18, 2002, there were approximately 221 holders of record of our common stock.

Dividend Policy

          Prior to the effective date of the corporate reorganization, we were an indirect, substantially wholly owned subsidiary of a larger corporation, TrizecHahn Corporation. In the first quarter of 2002, TrizecHahn Corporation shareholders received a dividend of $0.0875 per share. This dividend distribution was based on an aggregate dividend of $0.35 per share expected to be paid on our common stock and on TrizecHahn Corporation shares in 2002, which is the same as the dividend paid on TrizecHahn Corporation shares in 2001. We expect to make three quarterly dividend distributions of $0.0875 per share to holders of our common stock in the final three quarters of 2002. We have declared the first of these dividends, which will be payable on June 28, 2002, to our shareholders of record on June 18, 2002. Commencing in the first quarter of 2003 and thereafter, we intend to declare dividends payable to the holders of our common stock and special voting stock in an amount that is at least equal to the minimum amount required to maintain REIT status each year through regular quarterly dividends. We are required to distribute at least 90% of our net taxable income each year, excluding capital gains, to our stockholders in order to retain REIT status.

            SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

          The following financial data for the five years ended December 31, 2001 are derived from our audited combined consolidated financial statements. The following financial data for the three months ended March 31, 2002 and 2001 are derived from our unaudited combined consolidated financial statements, which, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited combined consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

          Our combined consolidated financial statements present all of TrizecHahn Corporation's former U.S. holdings, substantially all of which are owned and operated by Trizec Properties, Inc., its subsidiary, Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.), and their respective consolidated subsidiaries. Prior to TrizecHahn Corporation's corporate reorganization, the combined entities and their subsidiaries were under the common control of TrizecHahn Corporation and therefore have been presented utilizing the historical cost basis of TrizecHahn Corporation.



                                           Three Months
                                         Ended March 31,                      Years Ended December 31,
                                     ----------------------  ----------------------------------------------------------
                                         2002        2001        2001        2000        1999       1998       1997
                                     ----------  ----------  ----------  -----------  -----------  ---------  ---------
                                           (unaudited)                                                      (unaudited)
                                                                    (in millions)
Operating Data:
Revenues:
  Rental, parking and other..........$   234.4   $   209.8   $   912.3   $   870.5    $   801.7  $  524.0   $   326.9
                                     ----------  ----------  ----------  ----------   ---------- ---------  ----------
  Total revenues.....................    237.1       213.3       928.0       879.0        808.8     536.6       331.7
                                     ----------  ----------  ----------  ----------   ---------- ---------  ----------
Expenses:
  Operating and property taxes.......   (101.2)      (87.2)     (378.9)     (355.6)      (333.9)   (222.1)     (152.3)
  General and administrative.........     (6.5)       (5.0)      (25.9)      (18.4)       (16.7)     (9.0)       (9.1)
  Interest...........................    (45.4)      (39.5)     (152.7)     (265.7)      (235.0)   (160.9)      (86.9)
  Depreciation and amortization......    (40.5)      (39.5)     (161.1)     (154.1)      (133.4)    (70.6)      (43.1)
  Reorganization costs...............      -          (2.8)      (15.9)       (6.7)        (5.0)      -           -
   Gain (loss) from securities
    investments and derivatives......      -           1.1       (15.9)        -            -         -           -
                                     ----------  ----------  ----------  ----------   ---------- ---------  ----------
  Total expenses.....................   (193.6)     (172.9)     (750.4)     (800.5)      (724.0)   (462.6)     (291.4)
                                     ----------  ----------  ----------  ----------   ---------- ---------  ----------

Income before allocation to
  minority interest, income from
  unconsolidated real estate joint
  ventures, real estate gain (loss),
  income taxes, extraordinary item
  and effect of change in accounting
  principle..........................     43.5        40.4       177.6        78.5         84.8      74.0        40.3
Minority interest....................      -           0.2         0.4         0.6          1.5       1.1         -
Income from unconsolidated real
  estate joint ventures.............       3.4         3.0        12.9        19.4         16.2      40.6        31.9
Real estate gain (loss)..............      -           1.4      (307.0)       33.2        (41.4)    535.0         1.9
(Provision for) benefit from income
  taxes..............................     (1.3)       (3.0)      (13.8)      252.8        (22.8)   (248.4)      (28.2)
Effect of change in accounting
  principle
  and extraordinary item.............      -          (4.6)      (22.6)       (1.5)         -         -           -
                                     ----------  ----------  ----------  ----------   ---------- ---------  ----------
Net income (loss)....................$    45.6   $    37.4   $  (152.5)  $   383.0    $    38.3  $  402.3   $    45.9
                                     ==========  ==========  ==========  ==========   ========== =========  ==========



                                                  Three
                                                  Months
                                                  Ended
                                                 March 31,                         Years Ended December 31,
                                                ----------  ----------------------------------------------------------------
                                                   2002         2001         2000          1999         1998        1997
                                                ----------  ------------  ----------  ------------  ------------  ----------
                                               (unaudited)                                                       (unaudited)
Combined Balance Sheet Data (at end of                                         (in millions)
  period):

Real estate, net of accumulated
  depreciation..............................    $ 4,950.1     $ 4,960.4   $ 4,578.8     $ 4,734.4     $ 4,051.8   $ 1,999.6

Cash and cash equivalents...................        263.4         297.4        70.2          80.4          78.6        72.7

Investment in unconsolidated real estate
   joint ventures...........................        290.3         289.2       384.0         342.0         305.1       738.9

Total assets................................      6,103.1       6,096.4     5,564.0       5,541.3       5,017.4     3,030.4

Mortgage debt and other loans...............      3,087.1       3,017.8     2,326.9       2,587.2       2,257.7     1,368.4

Total liabilities...........................      3,395.8       3,661.0     2,917.2       4,011.4       3,149.5     1,564.8

Owners' equity..............................      2,707.3       2,435.4     2,646.8       1,529.9       1,867.9     1,465.6



Cash Flow Information:
Cash provided by (used for) operating
   activities...............................    $    26.8     $   462.9   $   113.1     $   490.7      $ (186.0)  $   142.7
Cash provided by (used for) investing
   activities...............................    $   (43.1)    $  (597.0)  $   (52.7)    $  (873.2)     $ (992.3)  $  (155.1)
Cash provided by (used for) financing
   activities...............................    $   (17.6)    $   361.3   $   (70.6)    $   384.3      $1,184.0   $    42.1



Other Data:

Number of office properties.................         75            76          77            89            87          33

Net rentable square feet of office
   properties (in millions).................         49.0          48.9        49.8          52.0          48.0        27.9

Occupancy of office properties weighted on
   owned area...............................         89.9%         94.3%       94.2%         91.4%         90.4%       87.4%

Office property operating income (1) (5)....    $   121.6     $   511.2     $ 508.2     $   463.4      $  265.4   $   113.6
                                                ==========    ==========    ========    ==========     =========  ==========

Office property operating income including
   pro rata joint venture share (2) (5).....    $   136.2     $   564.5     $ 558.4     $   513.1    $  310.9     $   147.7
                                                ==========    ==========    ========    ==========   =========    ==========

Earnings before interest, taxes,
   depreciation and amortization (3) (5)....    $   142.8     $   580.8     $ 565.2     $   513.1    $  427.5     $   292.3
                                                ==========    ==========    ========    ==========   =========    ==========

Funds from operations (4) (5)...............    $    88.9     $   360.5     $ 250.3     $   242.1    $  198.4     $   139.0
                                                ==========    ==========    ========    ==========   =========    ==========

------------------------
(1) Office property operating income is defined as total rental revenue including tenant recoveries and parking, fee and other income less operating expenses and property taxes of our office portfolio. Office property operating income is presented because this data is used by some investors to evaluate the performance of, and to determine the estimated fair market value of our office property portfolio. We consider office property operating income to be an indicative measure of our operating performance due to the significance of our office property portfolio to our overall results, and because this data can be used to evaluate our ability to effectively manage our portfolio. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, our definition and calculation of office property operating income may not be comparable to similarly titled measures reported by other companies. General and administrative, interest, taxes, depreciation and amortization expenses, which are not reflected in the presentation of office property operating income, have been, and will be, incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(2) Office property operating income including pro rata joint venture share is defined as total rental revenue including tenant recoveries and parking, fee and other income less operating expenses and property taxes plus our pro rata share of property net operating income from unconsolidated real estate joint ventures. Office property operating income including our pro rata joint venture share is presented because this data is used by some investors to evaluate the performance of, and to determine the estimated fair market value of our office property portfolio. We consider office property operating income including pro rata joint venture share to be an indicative measure of our operating performance due to the significance of our office property portfolio to our overall results, and because this data can be used to evaluate our ability to effectively manage our portfolio. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, our definition and calculation of office property operating income including pro rata joint venture share may not be comparable to similarly titled measures reported by other companies. General and administrative, interest, taxes, depreciation and amortization expenses, which are not reflected in the presentation of office property operating income, have been, and will be incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(3) Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, reorganization costs, loss from securities investments and derivatives, income taxes, depreciation and amortization, minority interest allocation, real estate gain (loss), extraordinary items, effect of change in accounting principle and income from investment in real estate joint ventures plus our share of the earnings before interest, income taxes, depreciation and amortization for the unconsolidated real estate ventures. Earnings before interest, taxes, depreciation and amortization is presented because we believe this data is used by some investors to evaluate our ability to meet debt service requirements. We consider earnings before interest, taxes, depreciation and amortization to be an indicative measure of our operating performance due to the significance of our long-lived assets and because this data can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by us may not be comparable to similarly titled measures reported by other companies. Interest, taxes and depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by us. Investors are cautioned that these excluded items are significant components in understanding and assessing our financial performance.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines funds from operations as net income
         (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. We believe that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. For a reconciliation of net income to funds from operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations" in this prospectus.

(5) The following table reconciles net income to funds from operations; earnings before interest, taxes depreciation and amortization; office property operating income including pro rata joint ventures share; and office property operating income.


                                                   Three Months
                                                 Ended March 31,                      Years Ended December 31,
                                             ----------------------  ----------------------------------------------------------
                                                 2002        2001        2001       2000        1999       1998       1997
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                                   (unaudited)                                                     (unaudited)
                                                                               (in millions)
Net income................................   $    45.6   $   37.4    $(152.5)    $ 383.0     $  38.3     $ 402.3    $  45.9
Add/(deduct):
Minority interest.........................           -       (0.2)      (0.4)       (0.6)       (1.5)       (1.1)       -

Income from unconsolidated real estate
  joint ventures..........................        (3.4)      (3.0)     (12.9)      (19.4)      (16.2)      (40.6)     (31.9)
Real estate (gain) loss...................           -       (1.4)     307.0       (33.2)       41.4      (535.0)      (1.9)
(Provision for) benefit from income taxes.         1.3        3.0       13.8      (252.8)       22.8       248.4       28.2

Effect of change in accounting principle
  and extraordinary item..................           -        4.6       22.6         1.5           -           -          -
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------

Income before allocation to minority
  interest, income from unconsolidated
  real estate joint ventures, real
  estate gain (loss), income taxes,
  extraordinary item and cumulative
  effect of a change in accounting
  principle...............................       43.5        40.4      177.6        78.5        84.8        74.0        40.3

Add/(deduct):
Income from unconsolidated real estate
  joint ventures..........................        3.4         3.0       12.9        19.4        16.2        40.6        31.9

Depreciation and amortization (real
  estate related) including share of
  unconsolidated real estate joint
  ventures................................       43.3        41.9      174.9       161.8       142.3        85.8        69.1
Current operating taxes...................       (1.3)       (1.8)      (4.9)       (9.4)       (1.2)       (2.0)       (2.3)
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------
Funds from operations.....................       88.9        83.5      360.5       250.3       242.1       198.4       139.0
Add:
Interest expense including share of
  unconsolidated real estate joint
  ventures................................       52.1        50.2      180.5       295.4       262.3       222.5       149.2
Non real estate related depreciation and
  amortization including share of
  unconsolidated real estate joint
  ventures................................        0.5         0.8        3.1         3.4         2.5         4.6         1.8
Reorganization costs......................          -         2.8       15.9         6.7         5.0           -           -
(Gain) loss from securities investments
  and derivatives.........................          -        (1.1)      15.9           -           -           -           -
Current operating taxes...................        1.3         1.8        4.9         9.4         1.2         2.0         2.3
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------

Earnings before interest, taxes,
  depreciation and amortization...........      142.8       138.0      580.8       565.2       513.1       427.5       292.3

Add/(deduct):
General and administrative expense........        6.5         5.0       25.9        18.4        16.7         9.0         9.1
Interest income including share of
  unconsolidated real estate joint
  ventures................................       (2.8)       (4.0)     (17.2)      (12.0)       (9.6)      (20.1)       (7.6)
Retail portfolio property operating
  income including share of
  unconsolidated real estate joint
  ventures................................      (10.3)       (3.5)     (25.0)      (13.2)       (7.1)     (105.5)     (146.1)
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------

Office property operating income
  including pro rata joint venture share..      136.2       135.5      564.5       558.4       513.1       310.9       147.7
Deduct:
Share of unconsolidated real estate joint
  ventures office property operating
  income..................................      (14.6)      (13.5)     (53.3)      (50.2)      (49.7)      (45.5)      (34.1)
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------
Office property operating income..........   $  121.6    $  122.0    $ 511.2     $ 508.2     $ 463.4     $ 265.4    $  113.6
                                             ==========  ==========  ==========  ==========  ==========  =========  =========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          The following should be read in conjunction with "Forward-Looking Statements" and our combined consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to the other information in this prospectus, you should carefully consider the following discussion and the information set forth in "Risk Factors" in evaluating us and our business before purchasing our common stock in this offering.

Overview

          We are the second largest fully integrated, self-managed, publicly traded office company in the United States based on the square footage of our owned and managed properties as of March 31, 2002, according to our internal estimates that are based on publicly available information about our competitors as of May 9, 2002. We are principally engaged in owning and managing office properties in the United States. At March 31, 2002, we had total assets of $6.1 billion and owned interests in or managed 75 office properties containing approximately 49 million square feet, with our pro rata ownership interest totaling approximately 41 million square feet. Based on square footage, approximately 77% of our buildings are located in central business districts, or CBDs, of major U.S. cities, including Atlanta, Chicago, Dallas and Houston and the Los Angeles, New York and Washington, D.C. areas, and approximately 76% of our buildings are Class A. We consider Class A office buildings to be buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates and that are modern structures or have been modernized to compete with newer buildings.

          We are also completing the stabilization of three destination-oriented retail and entertainment centers, all of which are in operation. We intend to complete the leasing of these projects to achieve stable operating cash flows and then to dispose of these assets in an orderly fashion.

          At the end of 2000, we decided to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing in 2001. As a REIT, we generally will not be subject to U.S. federal income tax if we distribute 100% of our taxable income and comply with a number of organizational and operational requirements.

          Our goal is to increase stockholder value through sustained growth in operating cash flows, thereby increasing the value of our portfolio. In the near term, we believe we can accomplish our goal through the following strategies:

          o    intensively managing our properties and our portfolio;

          o    improving the efficiency and productivity of our operations; and

          o    maintaining a prudent and flexible capital plan.

          Our portfolio strategy is to invest in office properties in the CBDs of major metropolitan areas demonstrating high job growth, allowing us to achieve economies of scale across a diverse base of tenants that provide for sustainable property cash flows.

Critical Accounting Policies

          The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

          Critical accounting policies are defined as those that involve significant judgment and potentially result in materially different results under different assumptions and conditions. We believe the following critical accounting policies are affected by our more significant judgments and estimates used in the preparation of our consolidated financial statements. For a detailed description on the application of these and other accounting policies, see Note 2 in the notes to our audited combined consolidated financial statements included elsewhere in this prospectus.

     Real Estate

          With respect to real estate assets classified as held for disposition, the determination of such classification is based on our intention and ability to sell these properties within a stated timeframe. Real Estate assets held for disposition are carried at the lower of their carrying values or estimated fair value less costs to sell. Estimated fair value is determined based on management's estimates of amounts that would be realized if the property were offered for sale in the ordinary course of business assuming a reasonable sales period and under normal market conditions. Fair values are determined using valuation techniques including third party appraisals when considered appropriate in the circumstances. Estimates of value include assumptions concerning future property cash flows, disposal dates, insurability and expected purchaser risk adjusted rates of return requirements. Different assumptions could result in significantly higher or lower estimates of fair value than those determined by management. In addition, changes in future market conditions could result in ultimate sale proceeds varying significantly from those assumed by management resulting in future gains or losses being recorded.

          We evaluate the recoverability of our real estate assets held for the long term and record an impairment charge when there is an indicator of impairment and the undiscounted projected cash flows of the property are less than the carrying amount. A decline in operating results for a particular property could be an indicator of impairment and therefore require a charge to income in the future.

     Investments

          Investments in non-real estate assets consist primarily of marketable equity securities and certain mortgages receivable, the most significant being our mortgage receivable investment in the Sears Tower. The disclosure of fair value of the Sears Tower mortgage receivable is based on estimated future cash flows, expected risk adjusted rates of return and other factors, all of which are subject to uncertainty. Accordingly, other fair values are possible.

          We review, on a regular basis but not less than annually, or when events or circumstances occur, for impairment to our mortgages receivable. Impairment is recognized when the carrying values of the mortgages receivable will not be recovered either as a result of the inability of the underlying assets' performance to meet the contractual debt service terms of the underlying debt and the fair values of the collateral assets are insufficient to cover the obligations and encumbrances, including the carrying values of the mortgages receivable, in a sale between unrelated parties in the normal course of business. When a mortgage is considered impaired, an impairment charge is measured based on the present value of the expected future cash flows discounted at the effective rate of the mortgage or if the cash flows cannot be predicted with reasonable reliability, then the impaired mortgage is valued at the fair value of the underlying collateral. These estimates of future cash flow and fair values could vary and result in a significantly different assessment of impairment.

     Revenue Recognition

          Estimates are used to establish amounts receivable from tenants for such things as common area maintenance, real estate taxes and other cost recoveries. In addition, an estimate is made with respect to our provision for allowance for doubtful accounts receivable. The allowance for doubtful accounts reflects our estimate of the amounts of the recorded accounts receivable at the balance sheet date that will not be realized from cash receipts in subsequent periods. If cash receipts in subsequent periods vary from our estimates, or if our tenants' financial condition deteriorates as a result of operating difficulties, additional provisions to increase the allowance may be required.

     Income Taxes

          Historically, prior to electing REIT status, as part of the process of preparing our consolidated financial statements we estimated our income tax expense and required liabilities. This process involved us estimating our current tax expense taking into consideration our tax planning strategies. Significant judgment is required by us in determining our estimated deferred tax liability, and ultimate liabilities for income taxes could be different from the amounts recorded.

Results of Operations

          The following discussion is based on our combined consolidated financial statements for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999.

          The combined consolidated financial statements present all of TrizecHahn Corporation's former U.S. holdings, substantially all of which are owned and operated by Trizec Properties and Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.), or Trizec R&E. Prior to TrizecHahn Corporation's corporate reorganization, these entities were TrizecHahn Corporation's two primary U.S. operating and development companies. The combined entities and their subsidiaries were under the common control of TrizecHahn Corporation and have been presented utilizing the historical cost basis of TrizecHahn Corporation.

          We have had significant acquisition and disposition activity in our property portfolio in the periods presented. The table that follows is a summary of our acquisition and disposition activity from January 1, 1999 to March 31, 2002 and reflects our total portfolio at March 31, 2002. The buildings and total square feet shown include properties that we own in joint ventures with other partners and reflect the total square footage of the properties and the square footage owned by us based on our pro rata economic ownership in the respective joint venture or managed property.

                                                      Office                                 Retail/Entertainment
                                  ------------------------------------------------  ---------------------------------------
                                                                                                                Pro rata
                                                                      Pro rata                      Total        Owned
                                    Properties      Total sq. ft.   Owned sq. ft.    Properties     sq.ft.       sq.ft.
                                  --------------  --------------------------------  ------------  -------------------------

Properties as of:                                         (in thousands)                               (in thousands)
December 31, 1998                      87            48,054            39,796            -             -            -

  Acquisitions                          3             4,026             4,026            -             -            -
  Dispositions                         (1)              (97)              (97)           -             -            -
  Developments placed                   -                 -                 -            1           363          363
  on-stream
                                  --------------  ---------------  ---------------  ------------  ----------- -------------

December 31, 1999                      89            51,983            43,725            1            363          363

  Acquisitions                          -                 -                 -            -              -            -
  Dispositions                        (12)           (3,058)           (3,058)          (1)          (363)        (363)
  Developments and additional
  space placed on-stream                1               678               678            1            475          475
  Reclassification to held for
  development                          (1)             (245)             (196)           -              -            -
  Re-measurement                        -               473               367            -              -            -
                                  --------------  ---------------  ---------------  ------------  ----------- -------------

December 31, 2000                      77            49,831            41,516            1            475          475

  Acquisitions                          3               818               818            -              -            -
  Dispositions                         (4)           (1,937)           (1,161)           -              -            -
  Additional space placed               -               150               150            3          1,810        1,601
  on-stream
                                  --------------  ---------------  ---------------  ------------  ----------- -------------

December 31, 2001                      76            48,862            41,323            4          2,285        2,076
  Dispositions                         (1)              (16)              (16)           -              -            -
  Re-measurements                       -               137               135            -              -            -
                                  --------------  ---------------  ---------------  ------------  ----------- -------------

March 31, 2002                         75            48,983            41,442            4          2,285        2,076
                                  ==============  ===============  ===============  ============  =========== =============

         As a result of the significant acquisition and disposition activity, the financial information presented shows significant changes in revenues and expenses from period to period, and we do not believe our period to period financial data in isolation are necessarily comparable. Accordingly, the analysis that follows focuses on changes resulting from properties that we owned for the entire time during both periods, which we refer to as our "comparable portfolio," and the changes attributable to our total portfolio.

         In the financial information that follows, property revenue includes rental revenue, recoveries from tenants for certain expenses, fee income and parking and other revenue. Property operating expenses include property operating expenses and property taxes, and excludes depreciation and amortization expense. Property operating income is defined as property revenues less property operating expenses, before general and administrative expense, depreciation and amortization, interest expense and income taxes.

               Comparison of Three Months Ended March 31, 2002 to
                       Three Months Ended March 31, 2001

         The following is a table comparing our summarized operating results for the periods, including other selected information.


                                                                                   Three Months Ended
                                                                                         March 31,
                                                                                 ----------------------     Increase/       %
                                                                                    2002         2001      (Decrease)    Change
                                                                                 ---------    ---------    ----------  ----------
                                                                                       (dollars in thousands)

Property revenues ............................................................   $ 234,404    $ 209,751    $  24,653       11.8%
Interest income ..............................................................       2,707        3,565         (858)     (24.1)
                                                                                 ---------    ---------    ---------   ---------

Total revenues ...............................................................     237,111      213,316       23,795       11.2
                                                                                 ---------    ---------    ---------   ---------

Property operating expenses ..................................................     101,235       87,235       14,000       16.0
General and administrative ...................................................       6,515        4,984        1,531       30.7
Interest expense .............................................................      45,414       39,523        5,891       14.9
Depreciation and amortization ................................................      40,473       39,548          925        2.3
Reorganization costs .........................................................        --          2,738       (2,738)    (100.0)
Gain from securities investments .............................................        --         (1,086)       1,086      100.0
                                                                                 ---------    ---------    ---------   ---------

Total expenses ...............................................................     193,637      172,942       20,695       12.0
                                                                                 ---------    ---------    ---------   ---------

Income before allocation to minority interest, income from
  unconsolidated real estate joint ventures, gain on sales of real estate, income taxes and cumulative effect of a
  change in accounting principle .............................................      43,474       40,374        3,100        7.7
Minority interest ............................................................         (36)         211         (247)    (117.1)
Income from unconsolidated real estate joint ventures ........................       3,388        3,045          343       11.3
Gain on sales of real estate .................................................        --          1,481       (1,481)    (100.0)
Provision for income and other corporate taxes ...............................      (1,244)      (3,049)       1,805       59.2
Cumulative effect of a change in accounting principle ........................        --         (4,631)       4,631      100.0
                                                                                 ---------    ---------    ---------    --------

Net income ...................................................................   $  45,582    $  37,431    $   8,151       21.8%
                                                                                 =========    =========    =========    ========

Straight line-rent adjustment ................................................   $   9,908    $   4,855    $   5,053      104.1%
                                                                                 =========    =========    =========    ========

Lease termination fees .......................................................   $   1,937    $   1,503    $     434       28.9%
                                                                                 =========    =========    =========    ========

         The table below presents selected operating information for our total portfolio and for our comparable portfolio of 70 office properties, which we owned both at March 31, 2002 and 2001, and in each case for the full three months.

                                                               Three Months Ended
                                                                    March 31,
                                                               ------------------     Increase/         %
                                                                 2002      2001      (Decrease)      Change
                                                               --------  --------  --------------  ----------
                                                                    (dollars in thousands)
Total Portfolio
   Office

     Property revenues .....................................   $212,411   $209,059   $  3,352        1.6%
     Property operating expenses ...........................     90,814     87,109      3,705        4.3
                                                               --------   --------   --------       -----
     Property operating income .............................   $121,597   $121,950       (353)      (0.3%)
                                                               ========   ========   ========       =====

   Retail
     Property revenues .....................................   $ 21,993        692   $ 21,301        --
     Property operating expenses ...........................     10,421        126     10,295        --
                                                               --------   --------   --------       -----
     Property operating income .............................   $ 11,572        566   $ 11,006        --
                                                               ========   ========   ========       =====

Comparable Portfolio
   Office
     Property revenues .....................................   $202,908   $205,477     (2,569)      (1.3%)
     Property operating expenses ...........................     87,276     84,570      2,706        3.2%
                                                               --------   --------   --------       -----
     Property operating income .............................   $115,632   $120,907     (5,275)      (4.4%)
                                                               ========   ========   ========       =====
     Income from unconsolidated real estate joint
       ventures ............................................   $  4,514   $  4,023   $    491       12.2%
                                                               ========   ========   ========       =====

         The supply of, and demand for, office space affects the performance of our office property portfolio. Macroeconomic conditions, such as current and expected trends in the economy, business and consumer confidence and employment levels, drive this demand.

         During the first quarter of 2002, the U.S. economy started to show signs of a tentative recovery. However, according to Cushman and Wakefield, the national CBD vacancy rate was 13.2% at March 31, 2002, up from 12.0% at year-end 2001. The overall national suburban vacancy rate was 18.8% at March 31, 2002.

         Our portfolio is currently insured against acts of terrorism, subject to policy limits and deductibles and subject to exceptions for terrorist attacks that constitute acts of war. The term of this insurance policy extends through the end of 2002. We cannot ensure that insurance coverage for acts of terrorism will continue to be available on commercially acceptable terms beyond 2002. Insurance costs are expected to increase significantly beyond 2002. There can be no assurance that third party insurers will be able to maintain reinsurance sufficient to cover any losses that may be incurred as a result of terrorist acts. In addition, the level of security has been increased at certain properties in response to the terrorist attacks. We expect to be able to pass on a significant portion of these cost increases to tenants in the form of increased rents.

         On December 3, 2001, a group of Enron Corporation companies filed for Chapter 11 reorganization. Enron was our fourth largest tenant contributing 2% of 2001 NOI and occupying 793,000 square feet, primarily at the Allen Center in Houston, Texas. As of January 31, 2002, Enron terminated all their leased space at the average in-place net rent of approximately $9.30 per square foot. At March 31, 2002, 117,783 square feet of this space had been leased and occupied at an average net rent of approximately $13 per square foot. In addition to this space, two leases have been executed that are not in occupancy for a further 116,000 square feet and we are in further negotiations for another 357,000 square feet. We expect to achieve an average net rent of $18 per square foot on the releasing.

         Our management believes our portfolio is well positioned to continue to perform through these more uncertain economic times due to its diversified tenant and geographic asset base, primarily located in CBD high job-growth markets in the United States.

         Property Operating Income - Property Revenue Less Property Operating Expense

         The $24.7 million total increase in property revenues for the comparable period is the result of completion of all retail development properties by the end of 2001, the acquisition of three office properties and the initial lease up of Alliance Center in 2002, partially offset by lower average occupancy as a result of some significant lease terminations. These include Enron, as noted above; a tenant occupying all 184,000 square feet at One Reston Place in Reston, Virginia, that terminated in December 2001; and, a 484,000 square foot tenant at the Gallerias in Dallas, that terminated in October 2001.

         For our total portfolio of 75 office properties for the three months ended March 31, 2002, we leased 944,000 square feet (872,000 square feet on a pro rata basis) and occupancy decreased to 89.9% compared with 93.0% at March 31, 2001, primarily due to the lease terminations noted above. We also achieved a $1.66 per square foot ($1.47 per square foot on a pro rata basis) increase in net rental rates on new and renewal leasing, reflecting the impact of space rolling over at properties with in-place rents below current market levels.

         For the comparable portfolio of 70 office properties, occupancy decreased from 93.3% at March 31, 2001 to 89.8% at March 31, 2002. The average monthly occupancy for these 70 properties was 91.0% for the three months ended March 31, 2002 compared with 93.7% for the three months ended March 31, 2001. For our 100% owned comparable portfolio of 62 properties, property revenue decreased $2.6 million or 1.3%. Excluding termination fees from both periods, property revenue decreased $3.0 million or 1.4%.

         The acquisition of three Class A office buildings (550 West Washington in Chicago, 1225 Connecticut in Washington D.C. and Two Ballston in Arlington, Virginia) during the second quarter of 2001 increased property revenue by $6.9 million. In addition, current period revenue benefited by $2.3 million from the initial lease-up of One Alliance Center in Atlanta which was completed in October 2001.

         We disposed of two properties during the quarter and three properties during 2001 which decreased revenues by $2.7 million.

         Included in the above property revenue analysis are lease termination fees. Lease termination fees are an element of ongoing real estate ownership, and for the three months ended March 31, 2002, we recorded $1.9 million of termination fees (for the three months ended March 31, 2001 - $1.5 million).

         Retail property revenue increased $21.3 million due to the completion of all three development projects and our gaining control of the Desert Passage retail/entertainment joint venture project on March 31, 2001 and, as of April 1, 2001, consolidating 100% of its operating results. Previously, as a jointly controlled partnership, 65% of the operating results from Desert Passage were included in income from unconsolidated real estate joint ventures. The retail/entertainment component of Hollywood & Highland in Los Angeles opened on November 8, 2001 and at March 31, 2002, it was 86% leased with occupancy at 75%. The hotel component opened at the end of December 2001. Paseo Colorado opened September 28, 2001 and at March 31, 2002, it was 92% leased with occupancy at 87%.

         Property operating expenses, which include real estate taxes, utilities, repairs and maintenance, cleaning and other property-related expenses and exclude depreciation and amortization expense, increased due to the portfolio composition changes described above. Excluding the impact on revenues of lease termination fees, our comparable office portfolio gross margin decreased to 56.5% for the three months ended March 31, 2002 from 58.1% for the three months ended March 31, 2001. For our comparable portfolio, operating expenses increased due to a higher level of bad debt expense and an increase in property taxes due to higher assessments.

         Interest Income

         The $0.9 million decrease in interest income for the three months ended March 31, 2002 compared with the prior year period was primarily due to lower interest rates.

         General and Administrative Expense and Reorganization Costs

         General and administrative expense included expenses for corporate and portfolio asset management functions. Expenses for property management and fee-based services are recorded as property operating expenses.

         General and administrative expense increased by approximately $1.5 million for the three months ended March 31, 2002, compared with the prior year period, due primarily to additional senior management costs and increased internal and external public company corporate compliance costs as a result of the corporate reorganization of TrizecHahn Corporation.

         We are continuing to target general and administrative expense savings to be derived from our focus on the office portfolio and from both functional and office location consolidations. As a result of a comprehensive review of our operations for this purpose, last year we initiated a reorganization plan to simplify our management structure and centralize accounting, payroll and information services functions in Chicago. The reorganization plan will result in a net reduction of approximately 85 office employees by the end of 2002 in these areas. During the three months ended March 31, 2001, we recorded reorganization costs of $2.7 million.

         Interest Expense

         Interest expense increased by $5.9 million for the three months ended March 31, 2002, compared with the same prior year period. Cessation of interest capitalization for the retail development properties which were completed in late 2001 increased interest expense by $7.4 million. The impact of the three office acquisitions and the consolidation of Desert Passage resulted in an increase of $2.8 million. The refinancing in May 2001, in which a consolidated special purpose vehicle created by one of our subsidiaries issued $1.44 billion of commercial mortgage pass-through certificates the proceeds of which were used to repay $1.16 billion of existing loans generated $3.4 million of incremental interest expense. Interest expense benefited $5.7 million from more favorable interest rates on variable debt. Average variable rates decreased by 370 basis points compared to the prior year.

         Depreciation and Amortization

         For the three months ended March 31, 2002, depreciation expense was $0.9 million higher than in the same prior year period. Acquisition of three office properties and the write-off of unamortized tenant inducement costs for Enron and other early lease terminations increased depreciation expense by $1.6 million. This was offset by $0.7 million related to dispositions in 2001.

         Income from Unconsolidated Real Estate Joint Ventures

         Income from unconsolidated real estate joint ventures increased $0.3 million primarily due to interest expense savings as a result of a decrease in variable interest rates and lower debt balances. This was offset by the effect of the consolidation of Desert Passage retail/entertainment project commencing April 1, 2001, as previously noted.

         Gain (loss) on Sales of Real Estate

         During the first quarter of 2002, we sold an office property, a technology center and remnant land. No net gain or loss resulted from these sales. For the same prior year period, related to the sale of two office properties and a land parcel, we recorded a net gain of $1.5 million.

         Gain from Securities Investments

         During the first quarter of 2001, the gain from securities related to our securities investment in building telecommunications and services providers.

         Income and Other Taxes

         Income and other taxes for the current period included franchise, capital and alternative minimum taxes related to ongoing real estate operations. Income and other taxes decreased by $1.8 million for the three months ended March 31, 2002, compared with the same prior year period principally because Trizec R&E was subject to federal income taxes prior to its inclusion in Trizec Properties.

         Cumulative Effect of Change in Accounting Principle

         As a consequence of implementing SFAS 133, in the quarter ended March 31, 2001 we wrote off deferred financing charges of $0.3 million and reclassified an unrealized $4.4 million loss related to certain telecommunication securities from accumulated other comprehensive loss, a component of equity, to cumulative effect of a change in accounting principle.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

         The following is a table comparing our summarized operating results for the periods, including other selected information.

                                                                     Year Ended
                                                                    December 31,
                                                               ----------------------     Increase/        %
                                                                  2001        2000       (Decrease)     Change
                                                               ---------    ---------    ----------   ----------
                                                                    (dollars in thousands)
Property revenues                                              $ 912,274    $ 870,550    $  41,724          4.8%
Interest income                                                   15,677        8,480        7,197         84.9
                                                               ---------    ---------    ----------   ----------
Total revenues                                                   927,951      879,030       48,921          5.6
                                                               ---------    ---------    ----------   ----------
Property operating expenses                                      378,951      355,658       23,293          6.5
General and administrative                                        25,854       18,429        7,425         40.3
Interest expense                                                 152,759      265,680     (112,921)       (42.5)
Depreciation and amortization                                    161,078      154,118        6,960          4.5
Reorganization costs                                              15,922        6,680        9,242        138.4
Losses from securities investments                                15,371         --         15,371       --
Derivative losses                                                    456         --            456       --
                                                               ---------    ---------    ----------   ----------
Total expenses                                                   750,391      800,565      (50,174)        (6.3)
                                                               ---------    ---------    ----------   ----------

Income before allocation to minority interest, income from
  unconsolidated real estate joint ventures, gain (loss) on
  sale of real estate and allowance for loss on properties
  held for disposition, income taxes, extraordinary item and
  cumulative effect of a change in accounting principle          177,560       78,465       99,095        126.3
Minority interest                                                    433          580         (147)       (25.3)
Income from unconsolidated real estate joint ventures             12,952       19,417       (6,465)       (33.3)
Gain (loss) on sale of real estate and allowance for loss on
   properties held for disposition                              (307,044)      33,185     (340,229)    (1,025.2)
(Provision for) benefit from income and other taxes              (13,795)     252,840     (266,635)      (105.5)
Extraordinary item                                               (17,966)      (1,491)     (16,475)    (1,105.0)
Cumulative effect of a change in accounting principle             (4,631)        --         (4,631)
                                                               ---------    ---------    ----------   ----------
Net income                                                     $(152,491)   $ 382,996    $(535,487)      (139.8)%
                                                               =========    =========    =========    ==========
Straight line rent adjustment                                  $  18,399    $  24,458    $  (6,059)       (24.8)%
                                                               =========    =========    =========    ==========
Lease termination fees                                         $  21,217    $   5,575    $  15,544        274.0 %
                                                               =========    =========    =========    ==========

         The table below presents selected operating information for our total portfolio and for our comparable portfolio of 71 office properties, which we owned both at December 31, 2001 and 2000, and in each case for the full year.

                                                                     Year Ended
                                                                    December 31,
                                                               ----------------------        Increase/          %
                                                                  2001          2000        (Decrease)       Change
                                                               ----------    -----------    -----------     --------
                                                                      (dollars in thousands)
Total Portfolio
   Office
     Property revenues                                         $  873,340    $   858,552    $    14,788         1.7%
     Property operating expenses                                  362,148        350,334         11,814         3.4
                                                               ----------    -----------    -----------     --------
     Property operating income                                 $  511,192    $   508,218    $     2,974         0.6%
                                                               ==========    ===========    ===========     ========

   Retail
     Property revenues                                         $   38,934    $    11,998    $    26,936       224.5%
     Property operating expenses                                   16,803          5,324         11,479       215.6
                                                               ----------    -----------    -----------     --------
     Property operating income                                 $   22,131    $     6,674    $    15,457       231.6%
                                                               ==========    ===========    ===========     ========

Comparable Portfolio
   Office
     Property revenues                                         $  812,302    $   769,069    $    43,233         5.6%
     Property operating expenses                                  354,559        335,258         19,301         5.8
                                                               ----------    -----------    -----------     --------
     Property operating income                                 $  457,743    $   433,811    $    23,932         5.5%
                                                               ==========    ===========    ===========     ========
     Income from unconsolidated real estate joint
       ventures                                                $   15,776    $    14,925    $       851         5.7%
                                                               ==========    ===========    ===========     ========

         The supply of, and demand for, office space affect the performance of our office property portfolio. Macroeconomic conditions, such as current and expected trends in the economy, business and consumer confidence and employment levels, drive this demand.

         During the course of the year, the office space demand profile continued to weaken as the manufacturing and high-tech sector slowdown spread throughout the economy across all industries. Furthermore, the September 2001 terrorist attacks in New York and Washington, D.C. and related circumstances have created additional economic uncertainty and have reduced management's expectations about the level of near-term growth. With substantial amounts of sublease space being returned to office markets in 2001, many of the top CBD markets have moved toward a condition where supply meets or exceeds demand for office space.

         Our portfolio is currently insured against acts of terrorism, subject to policy limits and deductibles and subject to exceptions for terrorist attacks that constitute acts of war. The term of this insurance policy extends through the end of 2002. We cannot ensure that insurance coverage for acts of terrorism will continue to be available on commercially acceptable terms beyond 2002. Insurance costs are expected to increase significantly beyond 2002. There can be no assurance that third party insurers will be able to maintain reinsurance sufficient to cover any losses that may be incurred as a result of terrorist acts. In addition, the level of security has been increased at certain properties in response to the terrorist attacks. We expect to be able to pass on a significant portion of these cost increases to tenants in the form of increased rents.

         On December 3, 2001, a group of Enron Corporation companies filed for Chapter 11 reorganization. Enron is our fourth largest tenant contributing 2% of NOI and occupying 793,000 square feet, primarily at the Allen Center in Houston, Texas. At December 31, 2001, Enron's average in-place net rent was approximately $9.30 per square foot, while current estimated market rents for the space are approximately $14 to $15 per square foot. At this time, we expect Enron will reject its leases with us. The impact on our property operating income will depend on how quickly we are able to re-lease this space.

         Our management believes our portfolio is well positioned to continue to perform through these more uncertain economic times due to its diversified tenant and geographic asset base, primarily located in CBD high job-growth markets in the United States.

         Property Operating Income - Property Revenue Less Property Operating Expense

         The $41.7 million total increase in property revenues for the comparable period is the result of improved performance in the core market office properties, a higher level of termination fees and the part year impact of acquisitions and on-stream development properties, offset by the impact of the disposition of 16 mature office properties with low-growth profiles.

         For our total portfolio of 76 properties for the year ended December 31, 2001, we leased 8.0 million square feet (7.2 million square feet on a pro rata basis) and occupancy increased to 94.3% compared with 94.2% at December 31, 2000, primarily due to the impact of the three properties acquired during the second quarter of 2001, as they ended the year at an average occupancy of 98%. We also achieved a $1.03 per square foot ($0.81 per square foot on a pro rata basis) increase in net rental rates on new and renewal leasing, reflecting the impact of space rolling over at properties with in-place rents below current market levels.

         For the comparable portfolio of 71 properties, occupancy decreased from 94.4% to 94.1% and rental rates increased in key markets such as the Washington D.C. area, New York and Chicago. The average monthly occupancy for these 71 properties was 92.6% compared to 91.8% in 2000. For our 100% owned comparable portfolio of 63 properties, property revenue increased $43.2 million or 5.6%. Excluding termination fees from both periods, property revenue increased $37.0 million or 4.8%.

         The acquisition of three Class A office buildings during the second quarter of 2001 increased property revenue by $16.8 million. The buildings are located in core markets and were acquired for a purchase price of $182 million as a tax efficient re-investment of proceeds from non-core asset dispositions. 550 West Washington in Chicago with 372,000 square feet is 96% occupied. Its average lease term is 8.3 years with no expirations in the first four years, and 4% expiring in the fifth year. 1225 Connecticut in Washington D.C. with 224,000 square feet is 99.8% occupied by Ernst & Young under a lease expiring in mid-2007. Two Ballston in Arlington, Virginia with 222,000 square feet is 100% occupied with an average lease term of 3.9 years.

         In addition, current period revenue benefited $17.3 million from the completion in late 2000 of 225,000 square feet at Beaumeade Corporate Park in Washington, D.C. and the 184,000-square-foot One Reston Place in Reston, Virginia. These buildings were both 100% leased at completion. Also contributing to this increase was 150,000 square feet at 3100 Interstate North Parkway in Marietta, Georgia, which was completed and came on-stream 86% leased in January 2001.

         During the period, as planned we sold four non-core office properties. These sales, combined with 12 properties sold in the second half of 2000, reduced property rental revenue by $62.5 million for the current period.

         Included in the above property revenue analysis are lease termination fees. Lease termination fees are an element of ongoing real estate ownership, and for the year ended December 31, 2001, we recorded $21.2 million of termination fees (2000 - $5.7 million), which is included in parking and other revenue. These fees relate to specific tenants who have paid a fee to terminate their lease obligations before the end of the contractual term of their leases. In 2001, a $9.4 million fee received from a tenant which leased all 184,000 square feet at One Reston Place in Reston, Virginia was recorded. In addition, a $4.2 million fee received from a tenant at Galleria Towers in Dallas was also recorded. We actively manage these situations by maintaining close relationships with our tenants in order to better understand their short and long-term space needs so that we may reclaim space with below-market rent in buildings with a high probability of subsequent lease-up. Historically, annual amounts have averaged approximately $6 million for the total portfolio; however, we cannot predict accurately the timing or amounts of future lease termination fees.

         Retail property revenue increased $26.9 million due to the completion of all three development projects and our gaining control of the Desert Passage retail/entertainment joint venture project on March 31, 2001 and, as of

April 1, 2001, consolidating 100% of its operating results, offset by the impact of the disposition of Fashion Outlet of Las Vegas in September 2000. Previously, as a jointly controlled partnership, 65% of the operating results from Desert Passage, from when the project was completed in August 2000, were included in income from unconsolidated real estate joint ventures. The revised project partnership agreement resulted in us gaining control over project operations and disposition, with the minority partner participating only in project distributions, primarily those arising upon disposition of the project. The retail/entertainment component of Hollywood & Highland in Los Angeles opened on November 8, 2001 and at year end it was 88% leased with occupancy at 72%. Paseo Colorado opened September 28, 2001 and at year end it was 93% leased with occupancy at 84%.

         Property operating expenses, which include real estate taxes, utilities, repairs and maintenance, cleaning and other property related expenses and exclude depreciation and amortization expense, increased due to the portfolio composition changes described above. Excluding the impact on revenues of lease termination fees our comparable office portfolio gross margin decreased to 55.7% from 56.1% on a year-over-year basis. For our comparable portfolio, operating expenses increased due to a higher level of bad debt expense, an increase in property taxes due to higher assessments and increases in utilities, mainly electricity expense.

         Interest Income

         The $7.2 million increase in interest income for the year ended December 31, 2001 compared with the prior year period reflects interest income earned on higher average cash balances resulting from disposition and refinancing proceeds.

         General and Administrative Expense and Reorganization Costs

         General and administrative expense includes expenses for corporate and portfolio asset management functions. Expenses for property management and fee-based services are recorded as property operating expenses.

         Based on TrizecHahn Corporation's strategic plan, we targeted general and administrative expense savings to be derived from our focus on the office portfolio and from both functional and office location consolidations. As a result of a comprehensive review of our operations for this purpose, we initiated a reorganization plan to simplify our management structure and centralize accounting, payroll and information services functions in Chicago. The reorganization plan will result in a net reduction of approximately 85 office employees by the end of 2002 in these areas. During the year we recorded as reorganization costs a charge of $13.9 million, to provide for employee severance, benefits and other costs associated with announced job redundancies as result of implementing the reorganization plan. Included in the reorganization charge are $2.2 million of non-cash costs, which include $1.2 million for the accelerated recognition of a portion of the entitlements pursuant to the escrowed share grant arrangement for certain U.S. employees and $1.0 million for the write-off of furniture, fixtures and leasehold costs at redundant locations.

         In addition, in 2001, for REIT qualification purposes, we issued and donated 400 shares of common stock to each of 100 charitable organizations. The aggregate 40,000 shares of common stock have been estimated by management to have a fair value of approximately $2 million, and such amount has been recorded as a donation expense and included in reorganization costs.

         General and administrative expenses increased by approximately $7.4 million for the year ended December 31, 2001 compared with the prior year period, due primarily to the $3.2 million impact of share-based compensation arrangements, which were introduced in late 2000 and increased professional fees. General and administrative expenses for the year ended December 31, 2001 also includes $2.0 million of transition costs associated with implementing the reorganization plan. These costs were incurred for relocation, hiring and consulting services in connection with executing the plan.

         Interest Expense

         Interest expense decreased by $112.9 million for the year ended December 31, 2001 compared with the same prior year period primarily due to the $86.2 million impact of $750 million of interest bearing parent advances, which were settled for the issuance of equity in December 2000. In addition, interest expense savings of $15.7 million from the disposition of non-core properties was partially offset by the $12.0 million impact of acquisitions and on-stream developments. The refinancing in May 2001, in which a special-purpose vehicle created by one of our subsidiaries issued $1.44 billion of commercial mortgage pass-through certificates, the proceeds of which were used to repay $1.16 billion of existing loans, generated $1.6 million of interest expense on the incremental refinancing proceeds. Interest expense also benefited from incremental interest capitalization of $8.8 million on equity invested in the retail/entertainment projects under development and the $15.8 million impact of a more favorable variable interest rate environment.

         Depreciation and Amortization

         For the year ended December 31, 2001, depreciation expense was $7.0 million higher than in the same prior year period due to the impact of acquisitions, on-stream properties and increased depreciation and amortization expense related to ongoing capitalized tenant installation costs, including amortization of deferred leasing costs, offset by the impact of dispositions.

         Properties classified as held for disposition are not depreciated. The impact if properties held for disposition were depreciated would have been to increase depreciation and amortization expense for the year ended December 31, 2001 by $7.3 million.

         Losses from Securities Investments

         In 2001, we fully provided for our securities investments in certain building telecommunication and service providers, recording a $15.4 million charge, net of $3.5 million of deferred revenue, as events and circumstances confirmed that the decline in value of these assets was considered to be other than temporary. This provision comprised our investments in Allied Riser Communications Corporation, Broadband Office Inc., Cypress Communications Inc., OnSite Access Inc. and Captivate Network, Inc.

         Derivative Losses

         As a result of the adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," we recorded derivative losses of $0.5 million during the period, which represents the ineffective portion of all cash flow hedges.

         Income from Unconsolidated Real Estate Joint Ventures

         Income from unconsolidated real estate joint ventures decreased $6.5 million primarily due to the impact of interest expense attributable to the Desert Passage retail/entertainment project. As previously noted, the project came on-stream in August 2000 and was accounted for as a joint venture until March 31, 2001.

         Gain (loss) on Sales of Real Estate and Allowance for Loss on Properties Held for Disposition

         During the current period, we recorded a net loss of $2.1 million related to the sale of four non-core office properties and residual land sites. The prior year gain of $36.9 million related primarily to the sale of twelve non-core office properties.

         Two of the retail/entertainment properties that we are holding for disposition, Hollywood & Highland in Los Angeles, California, and Desert Passage in Las Vegas, Nevada, depend on tourism for a significant portion of their visitors. The September 2001 terrorist attacks significantly impacted the levels of tourism in Los Angeles and Las Vegas. In addition, the Aladdin Hotel and Casino, which adjoins Desert Passage, filed for a Chapter 11 reorganization on September 28, 2001, negatively impacting the number of visitors at Desert Passage. During the fourth quarter of 2001, we commissioned third-party appraisals of our retail/entertainment properties. These appraisals indicated a decline in the fair value of these assets and, accordingly, for the year ended December 31, 2001, we recorded an allowance for loss of $239.4 million to reduce the carrying value of these assets. Of this amount, $217.0 million relates to the Hollywood & Highland complex and $22.4 million relates to Desert Passage and certain remnant retail assets.

         We acquired three technology center development properties in Seattle, Boston and Chicago in late 2000. During 2001, we explored alternatives other than developing these properties as technology centers. After considering these alternatives, we decided to dispose of these properties in the near term in an orderly manner. As a result, we recorded an allowance for loss of $62.9 million. In addition, an allowance for loss of $2.2 million was recorded related to the planned sale of two non-core U.S. office assets. The five properties have been reclassified as properties held for disposition.

         Income and Other Taxes

         The year over year change in income tax expense of $266.6 million is primarily attributable to the fact that Trizec Properties determined to elect REIT status effective as of January 1, 2001. Special counsel has opined that, as a REIT, Trizec Properties should not be liable in the future for U.S. income taxes on the earnings from our U.S. office portfolio, to the extent that the requisite amount of those earnings is distributed. Accordingly, during 2001 we did not provide for federal income taxes in the United States related to our office properties operations. In 2000, as we were not a REIT, our effective tax rate was 39.45%. At December 31, 2000, as Trizec Properties would not be liable for U.S. income taxes, it recorded a credit to income of $311.7 million representing the elimination of a net deferred tax liability position relating to future years.

         Trizec R&E, was outside the Trizec Properties group at December 31, 2001, but was contributed to us in March 2002 and, accordingly, Trizec R&E will no longer provide for federal income taxes. For the year ended December 31, 2001, we recorded a $1.6 million expense to eliminate a net deferred tax liability position relating to future years upon the planned contribution of Trizec R&E to Trizec Properties.

         Included in income and other taxes are franchise, capital and alternative minimum taxes related to ongoing real estate operations. These current operating taxes for the year ended December 31, 2001 were $4.9 million compared with $9.4 million in 2000.

         Extraordinary Items

         On May 17, 2001, we retired early $1.16 billion of existing long-term debt, which we funded through the issuance by a special-purpose vehicle created by one of our subsidiaries of $1.44 billion of commercial mortgage pass-through certificates. As a consequence of these early retirements, we recorded an extraordinary loss of $18.0 million, consisting of contractual redemption premiums of $13.8 million and the write-off of unamortized deferred financing costs of $4.2 million.

         Cumulative Effect of Change in Accounting Principle

         As a consequence of implementing SFAS 133, we wrote off deferred financing charges of $0.3 million and reclassified the unrealized $4.4 million loss related to certain telecommunication securities from accumulated other comprehensive loss, a component of equity, to cumulative effect of a change in accounting principle.

Comparison of the Year Ended December 31, 2000 to the Year Ended December 31,
1999

         The following is a table comparing our summarized operating results for the years, including other selected information.


                                                                     Year Ended
                                                                    December 31,
                                                              -----------------------      Increase/         %
                                                                2000          1999        (Decrease)      Change
                                                              ---------     ---------     ----------    ----------
                                                                     (dollars in thousands)
Property revenues                                             $ 870,550     $ 801,702     $  68,848           8.6%
Interest income                                                   8,480         7,118         1,362          19.1
                                                              ---------     ---------     ----------    ----------
Total revenues                                                  879,030       808,820        70,210           8.7
                                                              ---------     ---------     ----------    ----------
Property operating expenses                                     355,658       333,941        21,717           6.5
General and administrative                                       18,429        16,725         1,704          10.2
Interest expense                                                265,680       234,992        30,688          13.1
Depreciation and amortization                                   154,118       133,352        20,766          15.6
Reorganization costs                                              6,680         4,950         1,730          34.9
                                                              ---------     ---------     ----------    ----------
Total expenses                                                  800,565       723,960        76,605          10.6
                                                              ---------     ---------     ----------    ----------

Income before allocation to minority interest, income
   from unconsolidated real estate joint ventures, gain
   (loss) on sale of real estate and allowance for loss on
   properties held for disposition, income taxes and
   extraordinary item                                            78,465        84,860        (6,395)         (7.5)
Minority interest                                                   580         1,459          (879)        (60.2)
Income from unconsolidated real estate joint ventures            19,417        16,207         3,210          19.8
Gain (loss) on sale of real estate and allowance for loss
   on properties held for disposition                            33,185       (41,373)       74,558         180.2
(Provision for) benefit from income and other taxes             252,840       (22,815)      275,655       1,208.2
Extraordinary item                                               (1,491)         --          (1,491)       --
                                                              ---------     ---------     ----------    ----------
Net income                                                    $ 382,996     $  38,338     $ 344,658         899.0%
                                                              =========     =========     =========     ==========
Straight line rent adjustment                                 $  24,458     $  30,787     $  (6,329)        (20.6)%
                                                              =========     =========     =========     ==========
Lease termination fees                                        $   5,575     $  17,498     $ (11,923)        (68.1)%
                                                              =========     =========     =========     ==========

         The table below presents selected operating information for our total portfolio and for our comparable portfolio of 71 properties that were owned both at December 31, 2000 and 1999 and in each case for the full year.

                                                           Year Ended
                                                          December 31,
                                                     --------------------     Increase/        %
                                                       2000        1999      (Decrease)      Change
                                                     --------    --------    ----------    ----------
                                                         (dollars in thousands)
Total Portfolio
   Office
     Property revenues                               $858,552    $794,197    $ 64,355        8.1%
     Property operating expenses                      350,334     330,819      19,515        5.9
                                                     --------    --------    ----------    ----------
     Property operating income                       $508,218    $463,378    $ 44,840        9.7%
                                                     ========    ========    ==========    ==========
   Retail
     Property revenues                               $ 11,998    $  7,505    $  4,493       59.9%
     Property operating expenses                        5,324       3,122       2,202       70.5
                                                     --------    --------    ----------    ----------
     Property operating income                       $  6,674    $  4,383    $  2,291       52.3%
                                                     ========    ========    ==========    ==========

Comparable Portfolio
   Office
     Property revenues                               $680,637    $642,698    $ 37,939        5.9%
     Property operating expenses                      301,480     289,737      11,743        4.1
                                                     --------    --------    ----------    ----------
     Property operating income                       $379,157    $352,961    $ 26,196        7.4%
                                                     ========    ========    ==========    ==========
     Income from unconsolidated real estate joint
       ventures                                      $ 14,925    $ 14,939    $    (14)        --
                                                     ========    ========    ==========    ==========

         Property Operating Income - Property Revenue less Property Operating Expense

         In 2000, continued broad-based improvement in the economy resulted in generally lower vacancy rates, as excess supply in the U.S. CBD office markets was gradually depleted as a result of positive absorption.

         The increase of $68.8 million in property revenues in 2000 compared with 1999 was the result of improved performance in the core market office properties and the full year benefit of acquisitions made in the first quarter of 1999, offset by the sale of 12 mature properties with low-growth profiles and a significantly reduced level of termination fees as compared to the prior year.

         For our total portfolio of 77 properties, for the year ended December 31, 2000, we signed leases totaling 8.2 million square feet (7.6 million square feet on a pro rata basis) and increased occupancy to 94.2% compared to 91.4% at December 31, 1999. We also achieved a $2.00 per square foot ($2.60 per square foot on a pro rata basis) increase in net rental rates on new and renewal leases as the portfolio benefited from its presence in downtown office buildings located in strong major markets.

         For our comparable portfolio of 71 properties, revenue growth was attributable to increased occupancy and rental rates. More specifically, the growth reflects increased occupancy of 3 percentage points to 93.6% and increased rental rates in key markets such as New York, Houston and Chicago. For our 100% owned comparable portfolio of 63 properties, property revenue increased $37.9 million or 5.9%. Excluding termination fees from both periods, property revenue increased $49.7 million or 7.9%.

         Lease termination fees are an element of ongoing real estate ownership. In 2000, termination fees were $5.6 million. In 1999, termination fees were $17.5 million including an $8.0 million fee from a tenant at 3700 Bay Area Boulevard in Houston. These fees relate to specific tenants who have paid a fee to terminate their lease obligations before the end of the contractual term of their leases. As a practice, we actively manage these situations by maintaining close relationships with our tenants in order to better understand their short and long-term space needs so that we may reclaim space with below-market rent in buildings with a high probability of subsequent lease-up. Historically, annual amounts have averaged approximately $6 million for the total portfolio; however, we cannot predict with certainty the timing or amounts of future lease termination fees.

         Property revenue in 2000 also benefited by $25.8 million from the full year impact of 4.0 million square feet of acquisitions at three properties early in 1999. In addition, revenue increased by $6.3 million due to the completion, in late 2000, of 225,000 square feet at Beaumeade Corporate Park in Washington, D.C. and the 184,000-square-foot One Reston Place in Reston, Virginia. Also contributing to this increase, earlier in the year, a 269,000-square-foot building at the Palisades complex in Atlanta, Georgia came on-stream. The sale of 12 non-core properties, comprising 3.1 million square feet, during the second half of 2000 reduced property rental revenue by $5.7 million.

         The increase in retail property revenue of $4.5 million primarily reflects the impact of results from Fashion Outlet of Las Vegas prior to its sale in September 2000. Prior to August 1999, as a jointly controlled partnership, operating results were included in income from unconsolidated real estate joint ventures. The 5% joint venture position was acquired in order to facilitate the sale of this non-core asset.

         Property operating expenses, which include property taxes, utilities, repairs and maintenance, cleaning and other property related expenses and exclude depreciation and amortization expense, increased due to the portfolio composition changes described above. Excluding the impact on revenues of lease termination fees, our comparable office portfolio gross margin improved to 55.4% from 53.7% on a year-over-year basis. For our comparable portfolio, operating expenses increased mainly due to an increase in property taxes due to higher assessments in certain markets.

         Interest Income

         The $1.4 million increase in interest income reflects the impact of interest income earned on the proceeds from the disposition of 12 non-core office properties.

         General and Administrative Expense

         General and administrative expense includes expenses for corporate and portfolio asset management functions. Expenses for property management and fee-based services are recorded as property operating expenses. General and administrative expense increased by $1.7 million in 2000 compared to the prior year, due to the impact of share-based compensation arrangements that were introduced in November 2000 and costs associated with pursuit of technology center development sites in North America.

         Interest Expense

         Interest expense in 2000 increased by $30.7 million from 1999 levels primarily due to a $24.6 million increase in inter-company interest expense resulting from, on average, approximately $120 million of higher levels of interest bearing parent advances, with all advances for the year at higher interest rates than the prior year. The balance of the increase was attributable to the $6.9 million full year impact of the acquisitions completed in the first quarter of 1999 and the $9.0 million impact of higher average debt balances during 2000, offset by partial year savings of $3.0 million related to debt repayments from the proceeds of dispositions in the later part of 2000 and the benefit of incremental capitalization of $7.0 million on equity invested in the retail/entertainment projects under development.

         Depreciation and Amortization

         Depreciation expense in 2000 was $20.8 million higher than the prior year due, in part, to the full year impact of the acquisitions made in early 1999 as well as the effects of development properties coming on-stream, offset by the impact of dispositions. Depreciation and amortization expense also increased due to additional tenant installation costs, including deferred leasing costs, which are amortized over the term of the respective lease.

         Reorganization Costs

         In 2000, we recorded a charge of $4.2 million for employee severance and benefits associated with the wind down of our retail/entertainment business. In addition, in each of 2000 and 1999, we incurred incremental professional advisory fees of $2.5 million and $5.0 million, respectively, in order to explore certain strategic transactions and to optimize our corporate structure for tax purposes, including REIT qualification.

         Income from Unconsolidated Real Estate Joint Ventures

         Income from unconsolidated real estate joint ventures increased by $3.2 million primarily due to the impact of the Desert Passage retail entertainment project coming on-stream in August 2000.

         Gain (Loss) on Sales of Real Estate and Allowance for Loss on Properties Held for Disposition

         In 2000, we recorded a gain of $36.9 million related to the sale of 12 non-core office properties and one retail outlet mall. At the end of 2000, consistent with our strategic plan to focus on the office business we decided to divest four non-core office properties and our three retail/entertainment centers. These properties were designated as held for disposition, and a provision for loss of $3.7 million was recorded to write-down the carrying value of the office properties to net realizable value. As such, the total net gain for 2000 was $33.2 million. In 1999, we recorded a loss of $41.4 million related to the sale of retail development sites and recorded a provision for loss on the planned sale of Fashion Outlet of Las Vegas.

         Income and Other Taxes

         Income and other taxes are significantly affected on a comparative basis by the $311.7 million tax benefit related to Trizec Properties's decision, at the end of 2000, to elect to become a REIT for U.S. federal income tax purposes commencing in 2001. Special counsel has opined that, as a REIT, we generally will not be liable in the future for U.S. income taxes on our earnings to the extent that the requisite amount of those earnings is distributed. As Trizec Properties will not be liable for U.S. income taxes, the existing $365.0 million net deferred tax liability position relating to future years was eliminated at December 31, 2000 and credited to income. This deferred tax recovery was offset by the recording of a $53.3 million liability payable in fiscal 2002 resulting from the deemed liquidation, as a result of Trizec Properties electing REIT status, of all of our subsidiary corporations.

         Excluding the impact of the decision to elect REIT status, the tax provision increased $36.0 million. This was due primarily to deferred tax expense recorded on gains in 2000 on property sales as compared to deferred tax benefits recorded on losses from property sales in 1999. In addition, franchise, capital and alternative minimum taxes increased by $8.2 million due to the transitional impact of modifying our corporate ownership structure in 1999 to facilitate future REIT conversion.

         Extraordinary Items

         In conjunction with property sales in 2000, we incurred prepayment premiums and wrote off unamortized deferred financing costs for the early retirement of debt in the amount of $1.5 million, net of a tax benefit of $0.8 million.

Liquidity and Capital Resources

         Our objective is to ensure, in advance, that there are ample resources to fund ongoing operating expenses, capital expenditures, debt service requirements, current development costs not covered by construction loans and the distributions required to maintain REIT status.

         We expect to meet liquidity requirements for scheduled debt maturities, non-recurring capital improvements and future property acquisitions or developments through the refinancing of mortgage debt and cash flows from operations. In addition, dispositions of properties, in particular the planned sale of the three retail/entertainment centers once lease-up and stabilization is complete, should provide additional liquidity.

         We have a three-year, $350 million senior unsecured revolving credit facility. The interest rate applicable to borrowing under the credit facility is equal to the LIBOR rate or the base rate in effect from time-to-time plus a spread, which will be dependent on our total leverage, or, if we have achieved an investment grade credit-rating from two rating agencies, on our credit rating.

         The amount of the credit facility available at any time is determined by the unencumbered properties that we, or our subsidiaries that guarantee the credit facility, own and that satisfy certain conditions of eligible properties. As of April 30, 2002, the amount eligible to be borrowed was $340 million. We are subject to covenants customary for credit facilities of this nature, including financial covenants, restriction on other indebtedness, restriction on encumbrances of properties that we use in determining our borrowing capacity and certain customary investment restrictions. The credit facility is available for general corporate purposes, including dividends and distributions to our stockholders.

         For REIT qualification purposes and to provide sufficient funding required by TrizecHahn Corporation to complete its corporate reorganization, during the period from January 1, 2002 to May 6, 2002, we made net distributions to TrizecHahn Corporation of $530 million after deducting repayment of advances due from our parent and affiliates. These distributions and repayments were funded from a combination of $240 million cash on hand and borrowings under our revolving credit facility. During the remainder of 2002, we expect to reduce the amount borrowed under our revolving credit facility through near term asset sales; by increased borrowings secured by properties and investments; and through operating cash flow. In addition, in connection with TrizecHahn Corporation's corporate reorganization, during the three months ended March 31, 2002 advances due to our parent and affiliates in respect of Trizec R&E in the amount of approximately $237 million were settled in exchange for newly issued shares when Trizec R&E was contributed back to us. We will not rely on advances from our parent and affiliated companies subsequent to the corporate reorganization.

         Now that the corporate reorganization has been completed, we expect to make three quarterly dividend distributions of $0.0875 per share to the holders of our common stock in the final three quarters of 2002. We have declared the first of these dividends, which will be payable on June 28, 2002, to our shareholders of record on June 18, 2002. Commencing in 2003 and thereafter, we intend to make distributions to the holders of our common stock and special voting stock at least equal to the minimum amount required to maintain REIT status each year through regular quarterly dividends.

         After dividend distributions, our remaining cash from operations will not be sufficient to allow us to retire all of our debt as it comes due. Accordingly, we will be required to refinance maturing debt or repay it utilizing proceeds from property dispositions or the issuance of equity securities. There can be no assurance that such financing or proceeds will be available or be available on economical terms when necessary in the future.

         At March 31, 2002, we had $263.4 million in cash and cash equivalents. The decrease since December 31, 2001 of $34.0 million is a result of the following cash flows:

                                                   Three Months Ended March 31,
                                                 -------------------------------
                                                       2002             2001
                                                 ---------------    ------------

Cash provided by operating activities.........   $    26,759        $   57,539
Cash used in investing activities.............       (43,111)          (23,422)
Cash used in financing activities.............       (17,643)           (1,277)
                                                 ---------------    ------------
                                                 $   (33,995)       $   32,840
                                                 ===============    ============

         The decrease in cash provided by operating activities for the three months ended March 31, 2002, compared to the three months ended March 31, 2002 was primarily due to the timing of property tax payments, the increase in deferred rent receivables and a decrease in the cash provided from escrows and restricted cash. This was only partially offset by an increase in our operating results (after taking into account the effect of the non-cash items) and the current year collection of other receivables.

         Net cash used for investing activities reflects the ongoing impact of expenditures on recurring and non-recurring tenant installation costs and capital expenditures and the impact of acquisitions, developments and dispositions.

         The cash used in financing activities relate to regularly scheduled principal repayments and financing of development activities. In addition, in the current year period we paid a $12.4 million dividend in relation to the TrizecHahn Corporation's corporate reorganization and we advanced $35 million to our parent, which amount was repaid subsequent to March 31 in connection with the contribution of Chelsfield plc.

         At December 31, 2001 we had $297.4 million in cash and cash equivalents. The increase since December 31, 1998 of $218.9 million is a result of the following cash flows:

                                                   Years Ended December 31,
                                         --------------------------------------------       Total
                                             2001            2000            1999          Period
                                         ------------    ------------    ------------    -----------
                                                            (dollars in thousands)
Cash provided by operating activities..  $   462,948     $   113,121     $   490,705     $ 1,066,774

Cash used for investing activities ....     (596,988)        (52,724)       (873,176)     (1,522,888)
Cash provided by (used in) financing
    activities ........................      361,279         (70,554)        384,250         674,975
                                         -----------     -----------     -----------     -----------
                                         $   227,239     $   (10,157)    $     1,779     $   218,861
                                         ===========     ===========     ===========     ===========

         The increase in cash provided by operating activities in 2001 was primarily due to an increase in operating results from the core market portfolio and three acquisitions, offset by the sale of 16 non-core office properties during 2000 and 2001. Operating cash flows are impacted by "like kind exchange" transactions, as disposition proceeds of $87.4 million in 2000 and $294.2 million in 1998, which were contributed to escrow and restricted cash accounts, were released in the subsequent period.

Tenant Installation Costs and Capital Expenditures

         Tenant Installation Costs

         Our office properties require periodic investments of capital for tenant installation costs related to new and renewal leasing. For comparative purposes, the absolute total dollar amount of tenant installation costs in any given period is less relevant than the cost on a per square foot basis. This is because the total is impacted by the square footage both leased and occupied in any given period. Tenant installation costs consist of tenant allowances and leasing costs. Leasing costs include leasing commissions paid to third-party brokers representing tenants and costs associated with dedicated regional leasing teams who represent us and deal with tenant representatives. The following table reflects tenant installation costs for the total portfolio, including our share of such costs incurred by non-consolidated joint ventures, for both new and renewal office leases that commenced during the respective year, regardless of when such costs were actually paid. The square feet leased data in the table represents the pro rata owned share of square feet leased.

                                                 Three Months Ended
                                                      March 31,         Years Ended December 31,
                                                 ------------------   ---------------------------
                                                  2002     2001        2001      2000       1999
                                                 ------   ------      ------    ------     ------
                                                    (in millions, except per square foot amounts)
Square feet leased
         - new leasing ......................      0.4      0.4         4.5        4.8       3.7
         - renewal leasing ..................      0.5      0.8         2.7        2.8       2.7

Tenant installation costs ...................    $11.5    $10.7      $106.4      $88.0    $102.4
Tenant installation costs per square foot ...    $12.80   $ 8.90     $ 14.80     $11.60   $ 16.00
Tenant allowance costs per square foot ......    $ 7.60   $ 4.00     $  9.40     $ 6.60   $ 10.00


         For the three months ended March 31, 2002, of the $11.5 million office tenant installation costs, approximately $4.1 million or $8.30 per square foot (three months ended March 31, 2001 - $4.2 million or $5.10 per square foot) was incurred to renew existing tenants.

         For the year ended December 31, 2001, of the $106.4 million office tenant installation costs, approximately $15.1 million or $5.60 per square foot (year ended December 31, 2000 - $16 million or $6.00 per square foot; year ended December 31, 1999 - $31 million or $11.00 per square foot) was incurred to renew existing tenants.

         Consistent with our leasing in 2001, a significant amount of our 2002 leasing will occur later during the year and, as such, tenant installation costs on a per square foot basis are anticipated to rise.

         Capital Expenditures

         To maintain the quality of our properties and preserve competitiveness and long-term value, we pursue an ongoing program of capital expenditures, certain of which are not recoverable from tenants. For the three months ended March 31, 2002, capital expenditures for the total office portfolio, including our share of such expenditures incurred by non-consolidated joint ventures, was $6.6 million, compared with $5.4 million for the three months ended March 31, 2001. For the year ended December 31, 2001, capital expenditures for the total portfolio, including our share of expenditures incurred by non-consolidated joint ventures, were $30.3 million compared with $53.3 million in 2000 (1999 -- $29.3 million). Recurring capital expenditures include, for example, the cost of roof replacement and the cost of replacing heating, ventilation, air conditioning and other building systems. In addition to recurring capital expenditures, expenditures are made in connection with non-recurring events such as code-required enhancements and major upgrades to common areas, lobbies and elevators. Furthermore, as part of our office acquisitions, we have routinely acquired and repositioned properties, many of which have required significant capital improvements due to deferred maintenance and the existence of shell space requiring initial tenant build-out at the time of acquisition. Some of these properties required substantial renovation to enable them to compete effectively. We take these capital improvement and new leasing tenant inducement costs into consideration at the time of acquisition when negotiating our purchase price.

         Late in 2001 and during 2002, we have been replacing a chiller that was damaged in 2001. We expect total remediation and improvement costs will be approximately $19 million. Of this amount we expect to recover approximately $14 million from insurance proceeds. To March 31, 2002, we have spent approximately $11 million.

         Reconciliation to Combined Consolidated Statements of Cash Flows

         The above information includes actual tenant installation costs, including leasing costs, and capital expenditures for the total portfolio, including our share of such costs and expenditures incurred by non-consolidated joint ventures, for leases that commenced during the periods presented. The amounts included in the combined consolidated statements of cash flows represent the actual cash spent made during the periods excluding our share of such costs and expenditures incurred by non-consolidated joint ventures. The reconciliation between the above amounts and the combined consolidated statements of cash flows is as follows:

                                            Three Months
                                            Ended March 31,                  Years Ended December 31,
                                        ------------------------------------------------------------------
                                           2002          2001          2001        2000            1999
                                        ----------   -----------   -----------  ------------  ------------
                                                                (dollars in thousands)
Tenant installation costs, including
  leasing costs ....................    $  11,526     $  10,725     $ 106,438     $  87,983     $ 102,381

Capital expenditures ...............        6,631         5,380        30,345        53,272        29,297
Pro rata joint venture activity ....       (1,920)       (5,714)      (22,419)      (16,430)      (21,907)
Timing differences .................       14,471         4,965         8,266         3,159       (10,907)
Retail activity ....................        1,166          --           6,024         1,465           879
                                        ---------     ---------     ---------     ---------     ---------
Total tenant improvements, leasing
  costs and capital expenditures per
  combined consolidated statement of
  cash flows .......................    $  31,874     $  15,356     $ 128,654     $ 129,449     $  99,743
                                        =========     =========     =========     =========     =========

Acquisitions, Development and Dispositions

         Acquisitions

         On June 4, 2002, we acquired the 75% interest in our Ernst & Young Plaza property that we did not previously own. The purchase was based on a property value of $149.8 million and was undertaken as part of a like-kind exchange. Simultaneously with the purchase, the property was refinanced with $120 million of non-recourse financing.

         On April 19, 2002, in connection with its corporate reorganization, TrizecHahn Corporation contributed its investment in Chelsfield plc, a UK real estate company whose shares are listed on the London Stock Exchange, to us at TrizecHahn Corporation's value of approximately $89 million. We own approximately 19.5 million or 6.9% of the outstanding ordinary shares of Chelsfield plc. In consideration for the ordinary shares of Chelsfield plc received, TrizecHahn Corporation was issued 49,330 shares of our Class C Convertible Preferred Stock at a value of approximately $54 million and retired a $35 million non-interest bearing advance from the corporation.

         On April 12, 2002, TrizecHahn Corporation transferred its interest in 151 Front Street, Toronto, Ontario, to us for approximately $30 million in cash. 151 Front Street will be classified as held for disposition.

         TrizecHahn Corporation had investments in private equity and venture capital funds managed by Borealis Capital Corporation and in Borealis Capital Corporation, which we collectively refer to as Borealis. On April 30, 2002, TrizecHahn Corporation contributed its investment in Borealis to us in exchange for 3,909 shares of our Class C Convertible Preferred Stock valued at approximately $4.3 million.

         In the second quarter of 2001 we purchased three office properties in existing core markets for a price of approximately $181.7 million. The net equity invested after acquisition financing of $27.5 million was $154.2 million. In the fourth quarter of 2001, we acquired ground lease and other obligations related to two of our Chicago office buildings for $21.0 million, which were fully financed resulting in no net equity investment.

         Development

         Development expenditures were incurred for the completion of One Alliance Center. The project, located in Buckhead, Georgia, a strong sub-market in Atlanta, opened in early October 2001. This $100 million, 560,000-square-foot building is the first phase of a four-building complex and is currently 77% leased. Major tenants include Security First, Towers Perrin and BBDO South. The remaining three phases, totaling a potential 1.2 million square feet of office space, will only be developed once substantially pre-leased. In addition, development expenditures reflect completion during 2000 of Beaumeade Corporate Park in Washington, D.C., One Reston Place in Reston, Virginia and 3100 North Parkway in Marietta, Georgia for an aggregate cost of $60.9 million.

         Consistent with our strategy to focus on the core U.S. office business, we have decided to divest our retail/entertainment assets. The following table sets forth key information as of March 31, 2002 with respect to the retail/entertainment properties. Our economic interest is 100% unless otherwise noted. Total costs shown in the table are net of proceeds from the sale of land and tenant acquired space and include all direct costs, including initial costs to rent, interest expense on general and specific debt and other direct costs considered applicable. The pro rata book value at March 31, 2002 shown in the following table represents our economic share and costs net of government contributions. The data for Paseo Colorado includes 153,000 square feet owned directly by a department store anchor, and the leasing status excludes this space. Our economic ownership interest for the Hollywood & Highland Hotel at March 31, 2002 was 84.5%. We expect that our economic ownership interest will increase to 91% as a consequence of our joint venture partner's conversion of $5 million of equity into debt.

                                                                                    Pro rata
                                                                                   Book Value
                                                 Year of       Total      Owned     March 31,    Occupancy     Leased
Project Name                                   Completion/     Area        Area       2002       March 31,    March 31,
(Ownership)               Location             Acquisition   (sq. ft.)  (sq. ft.)   ($ mil.)       2002         2002
-----------------------------------------------------------------------------------------------------------------------
Desert Passage            Las Vegas, NV         Aug. 2000     475,000    475,000    $261.8          74%         81%

Paseo Colorado            Pasadena, CA          Sept. 2001    565,000    410,000      83.1          87%         92%

Hollywood & Highland
    Retail                Los Angeles, CA       Nov. 2001     645,000    645,000                    75%         86%
    Hotel (91%)           Los Angeles, CA       Dec. 2001     600,000    546,000                    n/a         n/a
                                                            ------------------------------
                                                            1,245,000  1,191,000     353.7
                                                            ------------------------------

                                                            2,285,000  2,076,000    $698.6
                                                            ==============================

         At March 31, 2002, our share of expenditures required to complete these properties under development was $25 million.

         By December 31, 2001, we had opened all of our retail/entertainment projects. The retail/entertainment component of Hollywood & Highland opened on November 8, 2001, while the hotel component opened on December 26, 2001. Paseo Colorado opened on September 28, 2001, and Desert Passage opened in August 2000. At the end of 2000, we classified all of these assets as held for disposition, and carried them at the lower of their carrying values or estimated fair value less costs to sell.

         Our Hollywood & Highland and Desert Passage properties depend on tourism for a significant portion of their visitors. The September 2001 terrorist attacks and related events significantly impacted the levels of tourism in Los Angeles and Las Vegas, and furthermore created significant general economic uncertainty. It is likely that near-term operating results for these properties will be lower than originally anticipated as a result of the decline in tourism following the September 2001 terrorist attacks.

         In addition, the Aladdin Hotel and Casino, which adjoins Desert Passage in Las Vegas, Nevada, filed for Chapter 11 reorganization on September 28, 2001. Although the Aladdin Hotel and Casino remains in operation and we are hopeful that an experienced operator will be put in place through the reorganization process, the number of visitors at Desert Passage and, accordingly, its near-term operating results are likely to be negatively impacted.

         An allowance for loss of $234.5 million was recorded for the year ended December 31, 2001. Of this amount, $217 million is related to the Hollywood & Highland complex and $17.5 million is related to Desert Passage.

         Dispositions

         In 2002, we sold an office property, a technology center and remnant lands generating net proceeds of $28.7 million. In 2001, we sold four non-core properties generating net proceeds, after debt repayment, of $102.9 million. During 2000, we sold 12 non-core office properties and generated net proceeds, after debt repayment, of $205.2 million.

         Our plan calls for an orderly disposition of the three retail/entertainment projects optimizing value over reasonable sales periods. Planned disposition timelines will allow us to achieve stabilized income in order to optimize realized values. Net proceeds will be redeployed into our core office portfolio or used to repay mortgage debt. Our ability to execute the disposition plan for these assets, as currently contemplated, is dependent upon the future economic environment, joint venture considerations and local property market conditions.

         Financing Activities

         Cash used by financing activities during the first quarter of 2002 primarily reflects the initial transactions related to TrizecHahn Corporation's corporate reorganization. Cash provided by financing activities during 2001 primarily reflects the impact of the net increase in refinancing proceeds from the May 2001 CMBS transaction. Cash provided by financing activities decreased in 2000 compared with 1999 primarily as a result of no property acquisition related financing in 2000 and increased debt repayments due to a higher level of dispositions in 2000, partially offset by an increased level of parent advances, which funded pre-construction financing equity requirements for the retail/entertainment projects under development.

         At March 31, 2002 our combined consolidated debt was approximately $3.1 billion. The weighted average interest rate on our debt was 5.7% and the weighted average maturity was approximately 5.2 years. The table that follows summarizes the mortgage and other loan debt at March 31, 2002, December 31, 2001 and December 31, 2000:

Debt Summary                                       March 31,              December 31,
                                                 -------------------------------------------
                                                     2002             2001           2000
                                                 -------------   ------------- -------------
                                                            (dollars in thousands)
Balance:
  Fixed rate ................................    $   2,163,000    $ 2,128,064   $  1,609,480
  Variable rate .............................          924,096        889,734        717,427
                                                 -------------------------------------------
    Total ...................................    $   3,087,096    $ 3,017,798   $  2,326,907
                                                 ===========================================
  Collateralized ............................    $   3,023,255    $ 2,992,772   $  2,278,408
  Unsecured .................................           63,841         25,026         48,499
                                                 -------------------------------------------
    Total ...................................    $   3,087,096    $ 3,017,798   $  2,326,907
                                                 ===========================================
Percent of total debt:
  Fixed rate ................................            70.0%          70.5%          69.2%
  Variable rate .............................            30.0%          29.5%          30.8%
                                                 -------------------------------------------
    Total ...................................           100.0%         100.0%         100.0%
                                                 ===========================================
Weighted average interest rate at period end:
  Fixed rate ................................             6.94%          6.91%          7.13%
  Variable rate .............................             2.98%          3.01%          7.99%
                                                 -------------------------------------------
    Total ...................................             5.69%          5.76%          7.39%
                                                 ===========================================
Leverage ratio:

  Net debt to net debt plus book equity .....            51.1%          52.8%          46.0%


         At March 31, 2002, we had fixed the interest rates on $150 million (December 31, 2001 - $150 million; 2000 - nil) of the debt classified as fixed in the above table by way of interest rate swap contracts with a weighted average interest rate of 6.01% and maturing on March 15, 2008.

         The variable rate debt shown above bears interest based primarily on various spreads over LIBOR. The leverage ratio is the ratio of mortgage and other debt less cash and cash equivalents, or "net debt," to the sum of net debt and the book value of owner's equity.

         The decrease in our leverage ratio from December 31, 2001 to March 31, 2002 primarily reflects the repayment of an advance from parent through the issuance of equity. The increase in our leverage ratio from December 31, 2000 to December 31, 2001 in part reflects the fact that, on May 17, 2001, we refinanced $1.16 billion of existing long-term debt through the private placement issuance by a special-purpose vehicle created by one of our subsidiaries of $1.44 billion of commercial mortgage pass-through certificates. The certificates are backed by mortgages that secure loans on 28 U.S. office properties that have maturities of five, seven and 10 years.

         The table below segregates long-term debt repayments between our office group and retail properties that are held for disposition.

                                                            Mortgage Debt
                                                 ---------------------------------       Other
                                                     Office           Retail             Loans            Total
                                                 ---------------- ----------------  ----------------  ---------------
                                                                       (dollars in thousands)
Principal repayments due in
       Balance of 2002......................     $      84,186    $     131,219     $       2,355     $     217,760
                  2003......................           178,986          242,409             2,912           424,307
                  2004......................           361,198                -             2,319           363,517
                  2005......................            92,788                -             1,568            94,356
                  2006......................           731,273                -             8,779           740,052
    Subsequent to 2006......................         1,201,196                -            45,908         1,247,104
                                                 ---------------- ----------------  ----------------  ---------------
Total.........................................   $   2,649,627    $     373,628     $      63,841     $   3,087,096
                                                 ================ ================  ================  ===============
Weighted average interest rate as at
   March 31, 2002.............................            6.01%            3.45%             5.04%             5.69%
                                                 ================ ================  ================  ===============
Weighted average term to maturity.............            5.1 yrs.         0.8 yrs.         34.9 yrs.          5.2 yrs.
                                                 ================ ================  ================  ===============
Percentage of fixed rate debt.................           79.3%              - %             95.0%             70.0%
                                                 ================ ================  ================  ===============

         Due to our intention to dispose of the three retail/entertainment centers, the mortgage debt relating to these properties is all on a floating rate basis.

         The combined consolidated mortgage and other debt information presented above does not reflect indebtedness secured by property owned in joint venture partnerships as they are accounted for under the equity method. At March 31, 2002, our pro rata share of this debt amounted to $359.1 million (December 31, 2001 - $351.1 million; 2000 - $432.4 million).

Market Risk - Quantitative and Qualitative Information

         Market risk is the risk of loss from adverse changes in market prices and interest rates. Our future earnings, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. The primary market risk facing us is long-term indebtedness, which bears interest at fixed and variable rates. The fair value of our long-term debt obligations is affected by changes in market interest rates. We manage our market risk by matching long-term leases on our properties with long-term fixed rate non-recourse debt of similar durations. At March 31, 2002, approximately 70% or $2,163.0 million of our outstanding debt had fixed interest rates, which minimizes the interest rate risk until the maturity of such outstanding debt.

         We utilize certain derivative financial instruments at times to limit interest rate risk. Interest rate protection agreements are used to convert variable rate debt to a fixed rate basis or to hedge anticipated financing transactions. Derivatives are used for hedging purposes rather than speculation. We do not enter into financial instruments for trading purposes. We have entered into hedging arrangements with financial institutions we believe to be creditworthy counterparties. Our primary objective when undertaking hedging transactions and derivative positions is to reduce our floating rate exposure, which, in turn, reduces the risks that variable rate debt imposes on our cash flows. Our strategy partially protects us against future increases in interest rates. At March 31, 2002, we had hedge contracts totaling $150 million. The hedging agreements convert variable rate debt at LIBOR + 0.37% to a fixed rate of 6.01% and mature on March 15, 2008. We will consider entering into additional hedging agreements with respect to all or a portion of our variable rate debt. We may borrow additional money with variable rates in the future. Increases in interest rates could increase interest expense, which, in turn, could affect cash flows and our ability to service our debt. As a result of the hedging agreements, decreases in interest rates could increase interest expense as compared to the underlying variable rate debt and could result in us making payments to unwind such agreements.

         At March 31, 2002, our total outstanding debt was approximately $3,087.1 million, of which approximately $924.1 million was variable rate debt after the impact of the hedge agreements. At March 31, 2002, the average interest rate on variable rate debt was approximately 2.98%. Taking the hedging agreements into consideration, if market interest rates on our variable rate debt were to increase by 10% (or approximately 30 basis points), the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $2.8 million annually. If market rates of interest increased by 10%, the fair value of the total debt outstanding would decrease by approximately $56.1 million.

         If market rates of interest on the variable rate debt decrease by 10% (or approximately 30 basis points), the decrease in interest expense on the variable rate debt would increase future earnings and cash flows by approximately $2.8 million annually. If market rates of interest decrease by 10%, the fair value of the total outstanding debt would increase by approximately $53.8 million.

         These amounts were determined solely by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take such actions to further mitigate its exposure to the change. Due to the uncertainty of specific actions we may undertake to minimize possible effects of market interest rate increases, this analysis assumes no changes in our financial structure.

Competition

         The leasing of real estate is highly competitive. We compete for tenants with lessors and developers of similar properties located in our respective markets primarily on the basis of location, rent charged, services provided, and the design and condition of our buildings. We also experience competition when attempting to acquire real estate, including competition from domestic and foreign financial institutions, other REITs, life insurance companies, pension trusts, trust funds, partnerships and individual investors.

Environmental Matters

         We believe, based on our internal reviews and other factors, that the future costs relating to environmental remediation and compliance will not have a material adverse effect on our financial position, results of operations or liquidity. For a discussion of environmental matters, see "Risk Factors - Environmental problems at our properties are possible, may be costly and may adversely affect our operating results or financial condition" in this prospectus.

Newly Issued Accounting Standards

         In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition, which outlines basic criteria that must be met to recognize revenue and provides guidance for the presentation of revenue and for disclosure related to revenue recognition policies in financial statements. The adoption of SAB 101 had no significant impact on us.

         In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These new standards eliminate pooling as a method of accounting for business combinations, and feature new accounting rules for goodwill and intangible assets. SFAS

No. 141 is effective for business combinations initiated from July 1, 2001. SFAS No. 142 was adopted on January 1, 2002 and had no impact on us.

         On October 3, 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business." SFAS No. 144 requires long-lived assets that are to be disposed of by sale to be measured at the lower of book value or fair value less cost to sell. Under SFAS No. 144, certain conditions are required to be met for a property to be classified as held for disposition. Under the transitional rules of the standard, properties held for disposition as at the date of adoption are required to satisfy these conditions within one year of adoption. Properties currently held for disposition that do not meet such conditions by December 31, 2002 will be required to be reclassified from held for disposition to held for the long term at that date. Reclassification, if any, is measured at the lower of the asset's carrying amount before it was classified as held for disposition, adjusted for any depreciation that would have been recognized had the asset been continuously classified as held and used, and fair value at the date of reclassification. We adopted this standard on January 1, 2002, and it had no impact on the financial statements presented.

Inflation

         Substantially all of our leases provide for separate property tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed increases. We believe that inflationary increases may be at least partially offset by these contractual rent increases.

Funds from Operations

         Management believes funds from operations, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, to be an appropriate measure of performance for an equity REIT. While funds from operations is a relevant and widely used measure of operating performance of equity REITs, it does not represent cash flows from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating our liquidity or operating performance.

         The following table reflects the calculation of funds from operations for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999:

                                                                     Three Months
                                                                         Ended
                                                                       March 31,                  Years Ended December 31,
                                                               -----------------------------------------------------------------
                                                                  2002          2001          2001          2000         1999
                                                               ---------     ---------     ---------     ---------     ---------
                                                                                      (dollars in thousands)
Income before allocation to minority interest, income from
  unconsolidated real estate joint ventures, gain (loss) on
  sale of real estate and allowance for loss on properties
  held for disposition, income taxes, extraordinary item
  and cumulative effect of a change
  in accounting principle .................................    $  43,474     $  40,374     $ 177,560     $  78,465     $  84,860

Add/(deduct):
  Income from unconsolidated real estate joint ventures ...        3,388         3,045        12,952        19,417        16,207
  Depreciation and amortization (real estate related)
   including share of unconsolidated real estate joint
   ventures ...............................................       43,260        41,891       174,850       161,841       142,232
  Current operating taxes .................................       (1,244)       (1,833)       (4,869)       (9,406)       (1,188)
                                                               ------------------------------------------------------------------
Funds from operations (1) .................................       88,878        83,477       360,493       250,317       242,111

  Less straight-line rent adjustments .....................      (10,660)       (5,395)      (21,639)      (27,499)      (32,967)
  Add straight-line ground rent adjustments ...............          603           627         2,499         2,508         2,560
                                                              -------------------------------------------------------------------
Adjusted funds from operations ............................    $  78,821     $  78,709     $ 341,353     $ 225,326     $ 211,704

(1) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in March 1995 defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In November 1999, NAREIT issued a National Policy Bulletin effective January 1, 2000 clarifying the definition of funds from operations to include all operating results, both recurring and non-recurring, except those defined as extraordinary under GAAP. We believe that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

                                    Business

Overview

         We are the second largest fully integrated, self-managed, publicly traded office company in the United States based on the square footage of our owned and managed office properties as of March 31, 2002, according to our internal estimates that are based on publicly available information about our competitors as of May 9, 2002. At March 31, 2002, we had total assets of $6.1 billion and owned interests in or managed 75 office properties containing approximately 49 million square feet, with our pro rata ownership interest totaling approximately 41 million square feet. Based on square footage, approximately 77% of our buildings are located in central business districts, or CBDs, of major U.S. cities, including Atlanta, Chicago, Dallas and Houston and the Los Angeles, New York and Washington, D.C. areas, and approximately 76% of our buildings are Class A. We consider Class A office buildings to be buildings that are professionally managed and maintained, that attract high-quality tenants and command upper-tier rental rates and that are modern structures or have been modernized to compete with newer buildings.

         We are also completing the stabilization of three destination-oriented retail and entertainment centers. We intend to complete the leasing of these projects to achieve stable operating cash flows and then to dispose of these assets in an orderly fashion.

         Trizec (USA) Holdings, Inc. was incorporated in Delaware on October 25, 1989 and changed its name to TrizecHahn (USA) Corporation in 1996 and to Trizec Properties, Inc. in 2002. We will elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing in 2001. As a REIT, we generally are not subject to U.S. federal income tax if we distribute 100% of our taxable income and comply with a number of organizational and operational requirements.

         We own our office property portfolio through our wholly owned subsidiary, Trizec Holdings, Inc. (formerly known as TrizecHahn Office Properties Inc.), and through some of its subsidiaries, including Trizec Realty, Inc. (formerly known as TrizecHahn Centers Inc.). We own our retail/entertainment projects through our wholly owned subsidiary, Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.).

Business and Growth Strategies

         Our goal is to increase stockholder value through sustained growth in operating cash flow, thereby increasing the value of our portfolio. In the near term, we believe we can achieve our goal through the following strategies:

         o intensively managing our properties and our portfolio to maximize property operating income;

         o    improving the efficiency and productivity of our operations; and

         o    maintaining a prudent and flexible capital plan.

         Intensively Managing Our Properties and Our Portfolio

         By intensively managing our properties, we expect to maximize the property operating income, or POI, from our properties. We define POI as our total rental revenue including tenant recoveries and parking, fee and other income less our operating expenses and property taxes, and including our share of property net operating income from unconsolidated real estate joint ventures. This measure excludes property related depreciation and amortization expense. To maximize POI, we have focused on:

         o narrowing the gap between market rents and in-place rents as leases for our properties expire, and

         o    increasing occupancy in our properties.

         In 2001, average net rental rates on 8.0 million square feet of new and renewal leases increased $1.03 per square foot. In the first three months of 2002, average net rental rates on 944,000 square feet of new and renewal leases increased $1.66 per square foot. These increases reflected the impact of re-leasing space in properties with in-place rents below our estimate of market rents. For our total portfolio, our estimates of market rents at March 31, 2002 were on average approximately 19% above our in-place rents. These market conditions, combined with a scheduled lease expiration profile of approximately 10.6% of owned space at March 31, 2002 expiring annually over the next five fiscal years, should continue to contribute to future revenue growth.

         Vacant space in our portfolio, which approximated 10.1% or 4.2 million square feet at March 31, 2002, represents an opportunity to increase our cash flow.

         Cash received on our rental revenue has and will continue to benefit from contractual rental increases, opportunistic lease terminations and the execution of "blend and extend" strategies, which allow early lease renewals at rates that blend the rents of the current lease with the rents for the renewal term.

         Our portfolio strategy is to invest in office properties in the CBDs of major metropolitan areas demonstrating high job growth. We believe that focusing on our core markets, currently Atlanta, Chicago, Dallas and Houston and the Los Angeles, New York and Washington, D.C. areas, will allow us to achieve economies of scale across a diverse base of tenants and provide for sustainable property cash flow. For the three months ended March 31, 2002, our seven core markets accounted for 80% of our total office property POI.

         Improving the Efficiency and Productivity of Our Operations

         Controlling both property operating expenses as well as general and administrative expenses are key to achieving our goal of maximizing our operating cash flow. In June 2001, we realigned and simplified our management structure and announced plans for consolidating our seven regional accounting, payroll and information services functions in Chicago. This reorganization will result in a net reduction of approximately 85 employees by the end of 2002. We expect our functional and office consolidations to generate general and administrative expense savings over time.

         In July 2001, to provide a foundation and foster a culture for improving productivity and margins, we announced our Six Sigma quality initiative. The Six Sigma initiative is a program for continuous process improvement designed to generate bottom-line improvement through higher levels of customer satisfaction and internal productivity. The program will focus on gross margin improvement by growing revenues, reducing the downtime between tenancies and achieving cost savings from internal productivity improvements.

         Maintaining a Prudent and Flexible Capital Plan

         We believe that, in order to maximize our cash flow growth, our asset management and operating strategies must be complemented by a capital strategy designed to maximize the return on our capital. Our capital strategy is to:

         o establish adequate working capital and lines of credit to ensure liquidity and flexibility;

         o    employ an appropriate degree of leverage;

         o maintain floating rate debt at a level that allows us to execute our portfolio realignment strategy without incurring significant prepayment penalties; and

         o actively manage our exposure to interest rate volatility through the use of long-term fixed-rate debt and various hedging strategies.

         In May 2001, we significantly strengthened our balance sheet by refinancing $1.16 billion of existing long-term debt through the private placement issuance by a special-purpose vehicle created by one of our subsidiaries of $1.44 billion of commercial mortgage pass-through certificates. The certificates are backed by mortgages that secure loans on 28 office properties and have maturities of five, seven and 10 years. The transaction addressed near-term maturities of existing debt and also increased the ratio of fixed-rate debt to total debt. In addition, the provisions of the financing relating to the release and substitution of properties provide for ample flexibility to execute our portfolio realignment strategy.

         To facilitate execution of TrizecHahn Corporation's corporate reorganization and to provide liquidity and flexibility in the future, we have negotiated a $350 million senior unsecured revolving credit facility. In December 2001, $200 million of the facility was committed and closed with a group of four banks. The remaining $150 million of the facility was syndicated to a group of seven banks and closed in early January 2002.

Office Property Portfolio

         The supply of, and demand for, office space affect the performance of our office property portfolio. Macroeconomic conditions, such as current and expected economic trends, business and consumer confidence and employment levels, drive this demand.

         Geographic Diversity

         Our geographically diversified asset base makes it more likely that we will be able to generate sustainable cash flows throughout the various phases of economic cycles than if we were less diversified. The following table summarizes the major city focus and geographic distribution of our office property portfolio at March 31, 2002.

Office Portfolio Summary
(At March 31, 2002)

                                                                                                  POI for the Three        Occupancy
                                                                                                    Months Ended            Weighted
                                   No. of    Total Managed Area             Owned Area             March 31, 2002           on Owned
                                 Properties  000s sq. ft.     %      000s sq. ft.        %       $ millions        %         Area
                                 ----------  ------------    ---     ------------       ---      ----------       ---      ---------
Core Markets
  Atlanta                            6        4,057            8%        4,057           10%          12.8          9%       84.4%
  Chicago                            5        5,946           12%        2,434            6%           9.5          7%       95.6%
  Dallas                             6        6,277           13%        5,512           13%          11.4          8%       85.0%
  Houston                            6        6,580           13%        6,056           15%          17.4         13%       85.6%
  Los Angeles Area                   6        3,183            7%        2,059            5%           6.7          5%       89.4%
  New York Area                      7        7,913           16%        6,462           16%          30.2         22%       99.1%
  Washington, D.C. Area             21        4,996           11%        4,996           12%          20.9         16%       90.5%
                                 ---------------------------------------------------------------------------------------------------
Total Core Markets                  57       38,952           80%       31,576           77%         108.9         80%       89.9%
                                 ---------------------------------------------------------------------------------------------------
Secondary Markets
  Charlotte                          3        1,679            3%        1,679            4%           4.3          3%       94.4%
  Minneapolis                        2        1,102            2%        1,102            3%           2.3          2%       95.2%
  Pittsburgh                         1        1,468            3%        1,468            3%           2.7          2%       86.3%
  St. Louis                          2        1,378            3%        1,378            3%           4.0          3%       87.0%
  Other                             10        4,404            9%        4,239           10%          14.0         10%       89.5%
                                 ---------------------------------------------------------------------------------------------------
Total Secondary Markets             18       10,031           20%        9,866           23%          27.3         20%       90.1%
                                 ---------------------------------------------------------------------------------------------------

Total Office Properties             75       48,983          100%       41,442          100%         136.2        100%       89.9%
====================================================================================================================================


         Our portfolio benefited from its position in CBD office buildings located in major markets, as leases in the first three months of 2002 expired at an average net rent of approximately $11.16 per square foot ($11.14 per square foot on a pro rata basis) and were generally being signed at an average net rent per square foot of approximately $12.82 ($12.61 per square foot on a pro rata basis). At March 31, 2002, management's estimates of market rents were on average approximately 19% above in-place rents. The average market rent for space in our buildings is weighted based on our owned area. In-place net rents and market net rents exclude straight-line rent adjustments.

Market vs. In-Place Rental Rates
(At March 31, 2002)
                                     Average                           Average
                                     In-place        Average Market   Remaining
                                     Net Rent           Net Rent      Lease Term
                                   ------------      --------------   ----------
                                     (dollars per square foot)          (years)
Core Markets
   Atlanta                           $ 12.50           $ 11.70           4.0
   Chicago                             13.10             16.50           6.2
   Dallas                              11.50              9.70           5.0
   Houston                             10.40             13.50           4.6
   Los Angeles Area                    14.30             14.20           6.0
   New York Area                       16.60             30.50           8.1
   Washington, D.C. Area               16.80             18.40           4.3
                                     ---------         ---------       -------
Total Core Markets                   $ 13.70           $ 17.10           5.3
                                     ---------         ---------       -------
Secondary Markets
   Charlotte                         $ 10.10           $ 13.20           6.7
   Minneapolis                         10.00              8.10           2.7
   Pittsburgh                           6.70              6.40           4.1
   St. Louis                           13.30             11.80           4.3
   Other                               11.50             10.40           3.2
                                     ---------         ---------       -------
Total Secondary Markets              $ 10.70           $ 10.40           4.1
                                     ---------         ---------       -------
Total Office Properties              $ 13.00           $ 15.50           5.3
                                     =========         =========       =======

         Over the next several years, we plan to concentrate our capital on our core markets and to exit selectively from investments in our secondary markets in an orderly fashion. We expect principally to redeploy proceeds from sales into Class A office buildings in the CBDs of our core markets.

         Lease Profile

         For our office portfolio, market rents at March 31, 2002 were on average approximately 19% above our in-place rents. We expect these market conditions, combined with re-leasing of expiring space shown in the following lease expiration table, to contribute positively to our cash flows in 2002 and future years. Over the next five fiscal years, beginning in 2002, scheduled lease expirations in our office portfolio average approximately 10.6% annually, based on our owned space at March 31, 2002. The data in the table are based on our owned area. Expiration net rents exclude straight-line rent adjustments.

Scheduled Annual Expirations of Office Leases
(At March 31, 2002)

                       2002 Expirations        2003 Expirations      2004 Expirations       2005 Expirations       2006 Expirations
                       ----------------        ----------------      ----------------       ----------------       ----------------
                      (April - December)
                       000s                   000s                  000s                   000s                  000s
                        sq.                    sq.                   sq.                    sq.                   sq.
                        ft.     %    $ psf     ft.     %   $ psf     ft.      %   $ psf     ft.     %    $ psf    ft.     %    $ psf
                     ------- ----- -------- ------- ----- ------- ------- ------ ------- ------- ----- -------- ------ ----- -------
Core Markets
  Atlanta               521   13%   $11.70     655   16%  $13.10     451    11%  $13.40     591   15%   $14.20    548   13%   $16.20
  Chicago               166    7%     9.80      97    4%   13.10     235    10%   11.60     109    4%    15.30    282   12%    11.00
  Dallas                374    7%    11.10     809   15%   11.90     497     9%   12.90     455    8%    12.70    435    8%    11.60
  Houston               595   10%    15.40   1,281   21%    8.70     656    11%   10.70     149    2%    14.30    285    5%    12.50
  Los Angeles Area      126    6%    11.80     285   14%   17.60     245    12%   15.10     171    8%    16.60    247   12%    13.10
  New York Area         141    2%    21.30     421    7%   14.40     821    13%   16.50     443    7%    19.20    231    4%    25.90
  Washington, D.C.
    Area                527   11%    16.80     512   10%   18.50     425     9%   17.40     768   15%    18.80    269    5%    15.70
                      -----   ---   ------   -----   ---  ------   -----    ---  ------   -----   ---   ------  -----   ---   ------
Total Core Markets    2,450    8%   $14.00   4,060   13%  $12.60   3,330    11%  $14.10   2,686    9%   $16.30  2,297    7%   $15.70
                      -----   ---   ------   -----   ---  ------   -----    ---  ------   -----   ---   ------  -----   ---   ------
Secondary Markets
  Charlotte             109    6%    14.40     131    8%   11.40     111     7%   11.60     245   15%    16.10    237   14%    13.50
  Minneapolis           310   28%     9.00     184   17%    8.00     141    13%    7.80      70    6%    15.80     52    5%    12.10
  Pittsburgh            127    9%     8.30     227   15%    6.20     163    11%    7.20      89    6%     7.30    123    8%     7.60
  St. Louis              60    4%    10.00     104    8%   12.30     192    14%   12.40     213   15%    13.40     59    4%    10.60
  Other                 620   15%    11.90     942   22%   10.10     359     8%   10.50     400    9%    13.50    465   11%    13.10
                      -----   ---   ------   -----   ---  ------   -----    ---  ------   -----   ---   ------  -----   ---   ------
Total Secondary
 Markets              1,226   12%   $11.00   1,588   16%   $9.60     966    10%  $10.00   1,017   10%   $13.70    936    9%   $12.30
                      -----   ---   ------   -----   ---  ------   -----    ---  ------   -----   ---   ------  -----   ---   ------
Total Office
Properties            3,676    9%   $13.00   5,648   14%  $11.80   4,296    10%  $13.20   3,703    9%   $15.60  3,233    8%   $14.70
                      -----   ---   ------   -----   ---  ------   -----    ---  ------   -----   ---   ------  -----   ---   ------

         Over the last three years, we have leased 23.2 million square feet of new and renewal space. During the three months ended March 31, 2002, we leased 944,000 square feet as indicated in the following table (873,000 square feet on a pro rata basis). Occupancy for the entire portfolio based on owned area was 89.9% at March 31, 2002 down from 94.3% at December 31, 2001. For 2002, we expect to lease 6.8 million square feet to reach our year-end occupancy target of 92.5%.

                                                                    Three Months
                                                                       Ended
                                                                      March 31,
Office Leasing Activity                1999      2000       2001        2002
                                      -----      -----      -----   ------------
                                            (thousands of square feet)
Core Markets
    Atlanta                             730        941      1,023        198
    Chicago                             193        594        376         38
    Dallas                              591      1,130      1,290         85
    Houston                           1,256        680      1,126        255
    Los Angeles Area                    332        282        750         15
    New York Area                       546        787        310         65
    Washington D.C. Area                959      1,286        741         81
                                      -----      -----      -----      -----
Total Core Markets                    4,607      5,700      5,616        737
                                      -----      -----      -----      -----

Secondary Markets
    Charlotte                           290        377        241         10
    Minneapolis                         136        208         92          3
    Pittsburgh                          191        268        306         34
    St. Louis                           218        111        110         29
    Other                               994        901        814         60
                                      -----      -----      -----      -----
Total Secondary Markets               1,829      1,865      1,563        136
                                      -----      -----      -----      -----

Total at Pro Rata Ownership           6,436      7,565      7,179        873
                                      -----      -----      -----      -----

Total at 100% Ownership               7,050      8,170      7,978        944
                                      =====      =====      =====      =====

Occupancy based on owned area at
December 31                            91.4%      94.2%      94.3%      89.9%
                                      -----      -----      -----      -----

         Tenant Diversity

         Our diversified tenant base adds to the durability of our future cash flow. The following table summarizes the breadth and diversity of the approximately 2,600 tenants in the portfolio at March 31, 2002.

           Industry                                        % Owned Area
           ---------------------------------------         ------------
              Banking/Securities Brokers                        15%
              Legal Services                                    10%
              Computers/Communications                           9%
              Insurance/Non-Bank Financial                       7%
              Miscellaneous Business Services                    7%
              Oil & Gas                                          6%
              Wholesalers/Retailers                              6%
              Engineering/Architectural Services                 4%
              Government                                         4%
              Health Services                                    3%

         This large tenant base and strong position in key markets allows us to take advantage of economies of scale and drive internal growth in the areas of parking, telecommunications and antennas, specialty retail leasing, signage and branding opportunities, energy and national purchasing contracts.

         Our 10 largest tenants accounted for approximately 15% of our POI excluding straight-line rent adjustments for the three months ended March 31, 2002. No single tenant accounted for more than 4% of our POI. The following table sets forth information concerning our 10 largest tenants at March 31, 2002.

           Top Ten Tenants by POI              % POI         % Owned Area
           ------------------------------------------------------------------
             Prudential Securities               4%               3%
             Goldman Sachs                       2%               1%
             Bank of America                     2%               2%
             GSA                                 1%               1%
             Fried, Frank, Harris                1%               1%
             Bank One                            1%               1%
             Ernst & Young                       1%               1%
             Entex                               1%               1%
             Continental Airlines                1%               2%
             AOL/Time Warner                     1%               1%
                                         ------------------------------------
           Total Top Ten Tenants                15%              14%
                                         ====================================

         Our Top Office Properties

         The following table summarizes our top 10 properties based on contribution to our POI for the three months ended March 31, 2002. All of the properties in the table are 100% owned unless otherwise indicated.

Top Ten Properties by POI Contribution                      % POI   % Owned Area
--------------------------------------------------------------------------------
   One New York Plaza                   New York, NY        8%            6%
   Allen Center                         Houston, TX         8%            8%
   Newport Tower                        Jersey City, NJ     4%            3%
   Galleria Towers I, II & III          Dallas, TX          3%            3%
   Renaissance Tower                    Dallas, TX          3%            4%
   The Grace Building (50%)             New York, NY        3%            2%
   110 William Street                   New York, NY        3%            2%
   Continental Center I                 Houston, TX         3%            3%
   1411 Broadway (50%)                  New York, NY        3%            1%
   Metropolitan Square                  St. Louis, MO       3%            3%
                                                         -----------------------
Total Top Ten Properties                                   41%           35%
                                                         =======================

         Our top five office properties are One New York Plaza, Allen Center, Galleria Towers, Newport Tower and Renaissance Tower. POI for the year ended December 31, 2001 and the three months ended March 31, 2002 for our top five office properties totaled $153.6 million and 33.6 million, respectively, or 27% and 25%, respectively, of our total U.S. office POI. A description of these five properties is provided below. For information on mortgage indebtedness encumbering these properties, see " - Description of Certain Indebtedness" in this prospectus.

          o One New York Plaza. We acquired this premier lower Manhattan property in April 1999. For the year ended December 31, 2001 and the three months ended March 31, 2002, this property contributed 8% to our POI. Prudential Securities occupies approximately 56% of the total square footage of this 2.5 million-square-foot, 50-story tower. The building's other major tenants are Goldman Sachs with 23% of the total square footage and Fried, Frank, Harris with 14%. One New York Plaza was 99.6% occupied at March 31, 2002. There has been no disruption to services as a result of the September 2001 terrorist attacks in New York and Washington, D.C. and related circumstances. The net book value per square foot at December 31, 2001 was $156.

          o Allen Center. We acquired Allen Center, located in the central business district of Houston, Texas, in November 1996. For the year ended December 31, 2001 and the three months ended March 31, 2002, this property contributed 8% to our POI. The complex includes three towers ranging from 34 to 50 stories and comprising approximately 3.2 million square feet of leaseable space. Parking capacity for more than 5,000 cars is available within two parking garages, and additional surface parking is available on the 2.5 acre expansion site. In addition to the office buildings, we own a central plant that distributes chilled air and heated water throughout the complex and to other buildings in the area. Allen Center was 80.5% occupied at March 31, 2002. The largest tenants in the Allen Center are Amerada Hess Corporation with 10% of the total square footage, Equiva Services LLC with 6% and Devon Energy with 6%. The net book value per square foot December 31, 2001 was $77.

          o Newport Tower. We acquired this 37-story building in October 1997. For the year ended December 31, 2001 and the three months ended March 31, 2002, this property contributed 4% to our POI. Newport Tower is located in Jersey City, New Jersey, directly across the Hudson River from downtown Manhattan in an area that is considered a sub-market of the downtown Manhattan market. The property has approximately one million square feet of leaseable area. First Chicago Trust occupies approximately 23% of the total square footage, Brown Brothers Harriman & Co. occupies 15% and Merrill Lynch occupies 11%. The building was 99.7% occupied at March 31, 2002. The net book value per square foot at December 31, 2001 was $143.

          o Galleria Towers. We acquired this suburban Dallas office property in January 1999. For the year ended December 31, 2001 and the three months ended March 31, 2002, this property contributed 4% and 3%, respectively to our POI. The complex consists of three buildings ranging from 24 to 26 stories and comprising 1.4 million square feet. Kinko's occupies 8% of the total square footage, Federal National Mortgage occupies 6% and Ryan & Company occupies 3%. Galleria Towers was 88.7% occupied at March 31, 2002. The net book value per square foot at December 31, 2001 was $155.

          o Renaissance Tower. We acquired Renaissance Tower, a 56-story office tower located in Dallas, Texas, in December 1995. For the year ended December 31, 2001 and the three months ended March 31, 2002, this property contributed 3% to our POI. The property has
               1.7 million square feet of leaseable area. Major tenants include Blockbuster Videos, Inc., with 15% of total square footage, Southwest Securities, Inc. with 11% and Transamerica Real Estate Tax, with 10%. The property was 86.7% occupied at March 31, 2002. The net book value per square foot at December 31, 2001 was $65.

         Investment in Sears Tower

         The Sears Tower, located in Chicago, Illinois, is a 110-story, 3.5 million-square-foot office building that was 94.5% occupied at March 31, 2002. Major tenants include Ernst & Young, Goldman Sachs, Bank of America, Merrill Lynch and Latham & Watkins. The Sears Tower and associated assets are currently owned in a trust for the benefit of an affiliate of Sears, Roebuck and Co.

         On December 3, 1997, we purchased a subordinated mortgage together with an option to purchase the Sears Tower for a total of $70 million and became the residual beneficiary of the trust that owns the Sears Tower. In addition, we assumed responsibility for property management and leasing services.

         Our mortgage is subordinate to an existing non-recourse participating first mortgage plus accrued interest and certain obligations. The first mortgage has a principal plus accrued interest balance of $779.3 million at March 31, 2002. The first mortgage is currently serviced only to the extent of available cash flows from the building. Beginning in 2002, minimum interest payments are required under the first mortgage. The minimum interest payment for 2002 is $37.5 million and it increases to $51.9 million for each of 2003 and 2004. The maturity date for the first mortgage is July 2005. In order to retire all amounts secured by the first mortgage, including the lender's participating interest in cash flow, the lender must receive an amount sufficient to provide it with an internal rate of return of 8.6858% on amounts advanced by it. Based on projected cash flows for the Sears Tower, the amount required to provide this required internal rate of return and fully retire the first mortgage at maturity in July 2005 would be approximately $800 million.

         Our subordinated mortgage, which matures in July 2010, had a principal plus accrued interest balance of approximately $367.4 million at March 31, 2002, and also has participation rights on available cash flow.

         The trust that owns the Sears Tower has a scheduled termination date of January 1, 2003. A General Agreement dated November 7, 1994 by and among Sears, a subsidiary of Sears, the holder of the first mortgage on the Sears Tower and certain of our indirect subsidiaries, including Partner Tower, L.P., or PTLP, sets forth Sears's right to acquire title to the Sears Tower and our subsidiary's option to purchase the building under various circumstances. Pursuant to the General Agreement, at any time prior to 2003, Sears has the right to acquire title to the Sears Tower from the trust in exchange for readily marketable securities having a value equal to the amount, if any, by which the appraised value of the building exceeds the amount of all indebtedness secured by the building.

         If Sears acquired the building pursuant to its right of substitution, the trust would immediately terminate and any marketable securities transferred by Sears to the trust would be distributed to our subsidiary, PTLP, as the residual beneficiary. Sears would hold title to the building subject to all indebtedness, including our subordinated mortgage, and subject to our rights under the option. PTLP's option to purchase the building would be exercisable between January 2003 and July 2005 at a price of approximately $950 million plus 40% of the amount by which the appraised value of the building exceeded $1,063 million. If PTLP purchased the Sears Tower under the option, the building would be acquired subject to all outstanding indebtedness secured by it, and the amount of this indebtedness would be credited against the purchase price.

         If Sears did not exercise its right of substitution, the Sears Tower and the other assets of the trust would be distributed on the scheduled termination date to PTLP as the residual beneficiary and we would assume the participating first mortgage.

         For managing and leasing the Sears Tower, we currently earn fees that are funded from pre-debt service cash flows from the building.

         Office Development Properties


         One Alliance Center in Buckhead, Georgia, a strong sub-market in Atlanta was recently completed in October 2001. This $100 million, 560,000-square-foot building is the first phase of a four-building complex and at March 31, 2002 was 52% occupied and 77% leased. Major tenants include Security First, Towers Perrin and BBDO South. The remaining three phases of the complex, potentially totaling 1.2 million square feet of office space, would be developed only after substantial pre-leasing is completed.


         In addition, we have 5.3 million square feet of office development potential in key U.S. markets, assuming receipt of all necessary permits, licenses and approvals. This office development potential includes approximately
2.8 million square feet adjacent to four of our office buildings in Houston and Dallas and a 600,000-square-foot development site in Rosslyn, Virginia. We will pursue these projects only when customer need is evident and market conditions warrant.

         Retail/Entertainment Properties

         We are completing the stabilization of three destination-oriented retail/entertainment centers.


          o Hollywood & Highland in Los Angeles, California, is a 645,000-square-foot, $380 million complex, net of $100 million of municipal financing and contributions. We also developed a $160 million, 640-room hotel as part of the complex. The complex opened on November 8, 2001. The hotel opened on December 26, 2001. The retail portion of the project was 75% occupied and 86% leased at March 31, 2002.

          o Construction is complete at Paseo Colorado, a 565,000-square-foot, $110 million (net of $25 million of municipal contributions) mixed-use re-development in Pasadena, California. The project opened on September 28, 2001 and was 87% occupied and 92% leased at March 31, 2002.

          o Desert Passage in Las Vegas, Nevada, a 475,000-square-foot, $290 million retail/entertainment complex within the Aladdin Hotel and Casino complex, opened in August 2000. The project was 74% occupied and 81% leased at March 31, 2002. On March 31, 2001, the Desert Passage project partnership was restructured to facilitate a sale, resulting in our having control over project operations and its disposition, with the minority partner participating only in project distributions, primarily those arising upon disposition of the project.

         Our net book value for these properties at March 31, 2002 was approximately $698.6 million, on a pro rata ownership basis. In the fourth quarter of 2001, we recorded an allowance for loss related to these properties of $234 million. Of this amount $217 million related to the Hollywood & Highland complex and $17 million related to Desert Passage. This allowance for loss reflects the negative impact of the September 2001 terrorist attacks on tourism, upon which Hollywood & Highland and Desert Passage depend for a significant portion of their visitors. In addition, Desert Passage was impacted by the September 2001 filing of a Chapter 11 reorganization for the Aladdin Hotel and Casino, which is adjacent to Desert Passage and upon which Desert Passage further depends for a significant portion of its visitors.

         Consistent with our strategy to focus on the core U.S. office business, we have decided to divest our non-core retail/entertainment assets. Our plan calls for an orderly disposition over the next several years that will allow us to achieve stabilized income in order to realize maximum value upon disposition. Net proceeds will be redeployed into Class A office buildings in the CBDs of our core markets or used to repay debt.

Subsidiaries

         The following table shows our subsidiaries with total assets that constitute more than 10% of our consolidated assets as of March 31, 2002 or total revenues that constitute more than 10% of our consolidated revenues for the three months ended March 31, 2002.

                                                              Jurisdiction of
     Subsidiary                                                Organization
     ----------                                                ------------
     Trizec Holdings, Inc. (formerly known as
        TrizecHahn Office Properties Inc.)                      Delaware
     Trizec Realty, Inc. (formerly known as
        TrizecHahn Centers Inc.)                                California

Legal Proceedings

         We are contingently liable under guarantees that are issued in the normal course of business and with respect to litigation and claims that arise from time to time. While we cannot predict with certainty the final outcome with respect to pending claims and litigation, in our opinion any liability that may arise from such contingencies would not have a material adverse effect on our combined consolidated financial position, results of operations or liquidity.

Employees and Organizational Structure

         At April 1, 2002, we had 1,161 employees, 942 of whom were employed in our integrated office portfolio operations and 219 of which were employed in our retail/entertainment group. Of these employees, 190 were employed in our corporate offices, with the remainder employed in the operation of our property portfolio. Additionally, 158 of our employees who are employed in our office portfolio operations are represented by labor unions. We consider our labor relations to be positive and anticipate maintaining agreements with our labor unions on terms satisfactory to all parties.

         In 2001, as a result of a comprehensive review of operations directed at simplifying our management structure and realizing benefits from functional and office location consolidations, corporate leadership and portfolio management functions were centralized in New York and Chicago. Consistent with our focus on core cities, we have dedicated regional leasing and property management teams based in Atlanta, Chicago, Houston, Los Angeles, New York and Washington, D.C.

         Our retail/entertainment business is based in Los Angeles and San Diego, with standalone development, operating and financial services functions. As part of our announced functional reorganization, we will centralize financial service functions in Chicago during 2002.

                               PROPERTY PORTFOLIO

Office Properties

          Operating Properties

          The following table sets forth key information as of March 31, 2002 with respect to our operating office properties. The economic interest of our owning entity is 100% unless otherwise noted. The total occupancy rates for the markets and portfolio as a whole in the table are weighted based on owned area.

                                                                      Year of                      Owned      Occupancy
                                                                    completion/    Total area      area      weighted on
Name (Ownership)                            Location                renovation      (sq. ft.)    (sq. ft.)    owned area
-------------------------------------------------------------------------------------------------------------------------
Core Markets
   Atlanta
     Interstate North Parkway               Atlanta, GA                1973/84/01      955,000      955,000         78.0%
     Colony Square                          Atlanta, GA                1970/73/95      837,000      837,000         87.6%
     The Palisades                          Atlanta, GA                1981/83/99      627,000      627,000         87.1%
     Newmarket Business Park                Atlanta, GA                   1979/89      617,000      617,000         85.4%
     Lakeside Centre                        Atlanta, GA                   1984/86      517,000      517,000         74.9%
     Midtown Plaza                          Atlanta, GA                   1984/85      504,000      504,000         96.0%
-------------------------------------------------------------------------------------------------------------------------
   Total - Atlanta                          (6 properties)                           4,057,000    4,057,000         84.4%

   Chicago
     Sears Tower (1)                        Chicago, IL                      1974    3,512,000            -         94.5%
     Two North LaSalle                      Chicago, IL                      1979      692,000      692,000         97.4%
     10 South Riverside                     Chicago, IL                      1965      685,000      685,000         92.1%
     120 South Riverside                    Chicago, IL                      1967      685,000      685,000         96.9%
     550 West Washington                    Chicago, IL                      2000      372,000      372,000         96.1%
-------------------------------------------------------------------------------------------------------------------------
   Total - Chicago                          (5 properties)                           5,946,000    2,434,000         95.6%

   Dallas
     Renaissance Tower                      Dallas, TX                    1974/92    1,739,000    1,739,000         86.7%
     Bank One Center (50%)                  Dallas, TX                       1987    1,530,000      765,000         84.2%
     Galleria Towers I, II and III          Dallas, TX                 1982/85/91    1,418,000    1,418,000         88.7%
     Plaza of the Americas                  Dallas, TX                       1980    1,176,000    1,176,000         82.1%
     Park Central I & II                    Dallas, TX                    1970/71      268,000      268,000         77.6%
     McKinney Place                         Dallas, TX                       1985      146,000      146,000         69.2%
-------------------------------------------------------------------------------------------------------------------------
   Total - Dallas                           (6 properties)                           6,277,000    5,512,000         85.0%

   Houston
     Allen Center                           Houston, TX             1972/78/80/95    3,184,000    3,184,000         80.5%
     Cullen Center
       Continental Center I                 Houston, TX                      1984    1,110,000    1,110,000         93.9%
       Continental Center II                Houston, TX                      1971      449,000      449,000         84.8%
       M.W. Kellogg Tower (50%)             Houston, TX                      1978    1,048,000      524,000         93.8%
       500 Jefferson                        Houston, TX                   1962/83      390,000      390,000         93.8%
     3700 Bay Area Blvd                     Houston, TX                      1986      399,000      399,000         78.0%
-------------------------------------------------------------------------------------------------------------------------
   Total - Houston                          (6 properties)                           6,580,000    6,056,000         85.6%

   Los Angeles Area
     Ernst & Young Plaza (25%)(2)           Los Angeles, CA                  1985    1,244,000      311,000         82.2%
     Warner Center                          Los Angeles, CA                  1980      372,000      372,000        100.0%
     Marina Towers (50%)                    Los Angeles, CA               1971/76      382,000      191,000         89.9%
     9800 La Cienega                        Los Angeles, CA                  1985      358,000      358,000         85.6%
     Landmark Square                        Long Beach, CA                   1991      444,000      444,000         90.2%
     Shoreline Square                       Long Beach, CA                   1988      383,000      383,000         87.7%
-------------------------------------------------------------------------------------------------------------------------
   Total - Los Angeles Area                 (6 properties)                           3,183,000    2,059,000         89.4%

   New York Area
     One New York Plaza                     New York, NY                  1970/95    2,458,000    2,458,000         99.6%

                                                                      Year of                      Owned      Occupancy
                                                                    completion/    Total area      area      weighted on
Name (Ownership)                            Location                renovation      (sq. ft.)    (sq. ft.)    owned area
-------------------------------------------------------------------------------------------------------------------------
     The Grace Building (50%)               New York, NY                     1971    1,519,000      758,000         99.9%
     World Apparel Center (50%)             New York, NY                     1970    1,150,000      574,000         98.3%
     110 William Street                     New York, NY                     1960      868,000      868,000        100.0%
     1065 Ave. of the Americas (99%)        New York, NY                     1958      665,000      659,000         94.7%
     1460 Broadway (50%)                    New York, NY                     1951      215,000      107,000        100.0%
     Newport Tower                          Jersey City, NJ                  1990    1,038,000    1,038,000         99.7%
-------------------------------------------------------------------------------------------------------------------------
   Total - New York Area                    (7 properties)                           7,913,000    6,462,000         99.1%

   Washington, D.C. Area
     2000 L Street, N.W.                    Washington, D.C.              1968/98      385,000      385,000        100.0%
     Watergate Office Building              Washington, D.C.              1965/91      261,000      261,000         98.3%
     1225 Connecticut, N.W.                 Washington, D.C.              1968/94      224,000      224,000         99.8%
     1400 K Street, N.W.                    Washington, D.C.                 1982      189,000      189,000        100.0%
     1250 Connecticut, N.W.                 Washington, D.C.              1964/96      172,000      172,000         99.9%
     1250 23rd Street, N.W.                 Washington, D.C.                 1990      116,000      116,000        100.0%
     2401 Pennsylvania                      Washington, D.C.                 1991       77,000       77,000         87.4%
     Bethesda Crescent                      Bethesda, MD                     1987      269,000      269,000         97.7%
     Plaza West                             Bethesda, MD                     1965      100,000      100,000        100.0%
     Twinbrook Metro Plaza                  Rockville, MD                    1986      165,000      165,000        100.0%
     Silver Spring Metro Plaza              Silver Spring, MD                1986      687,000      687,000         79.7%
     Silver Spring Centre                   Silver Spring, MD                1987      216,000      216,000         91.9%
     Goddard Corporate Park                 Lanham, MD                       1993      203,000      203,000        100.0%
     Beaumeade Corporate Park               Washington, D.C.         1990/98/2000      460,000      460,000         96.6%
     Rosslyn Gateway                        Arlington, VA                    1970      253,000      253,000         96.8%
     Two Ballston Plaza                     Arlington, VA                    1988      223,000      223,000         98.8%
     1550 Wilson Boulevard                  Arlington, VA                    1983      134,000      134,000         99.1%
     1560 Wilson Boulevard                  Arlington, VA                    1987      128,000      128,000         98.3%
     Reston Unisys                          Reston, VA                       1980      238,000      238,000        100.0%
     One Reston Place                       Reston, VA                       2000      184,000      184,000          0.0%
     Sunrise Tech Park                      Reston, VA                    1983/85      312,000      312,000         74.1%
-------------------------------------------------------------------------------------------------------------------------
   Total - Washington, D.C. Area            (21 properties)                          4,996,000    4,996,000         90.5%

Secondary Markets
   Charlotte
     Bank of America Plaza                  Charlotte, NC                    1974      891,000      891,000         99.3%
     First Citizens Plaza                   Charlotte, NC                    1985      475,000      475,000         97.4%
     Perimeter Woods (3)                    Charlotte, NC                 1991/98      313,000      313,000         75.8%
-------------------------------------------------------------------------------------------------------------------------
   Total - Charlotte                        (3 properties)                           1,679,000    1,679,000         94.4%

   Minneapolis
     Northstar Center                       Minneapolis, MN            1916/62/86      813,000      813,000         97.1%
     Minnesota Center                       Minneapolis, MN                  1987      289,000      289,000         89.8%
-------------------------------------------------------------------------------------------------------------------------
   Total - Minneapolis                      (2 properties)                           1,102,000    1,102,000         95.2%

   Pittsburgh
     Gateway Center                         Pittsburgh, PA                1952/60    1,468,000    1,468,000         86.3%

   St. Louis
     Metropolitan Square                    St. Louis, MO                    1989    1,041,000    1,041,000         89.4%
     St. Louis Place                        St. Louis, MO                    1983      337,000      337,000         79.7%
-------------------------------------------------------------------------------------------------------------------------
   Total - St. Louis                        (2 properties)                           1,378,000    1,378,000         87.0%

   Other
     New Center One (67%)                   Detroit, MI                      1983      496,000      331,000         85.1%
     250 West Pratt Street                  Baltimore, MD                    1986      362,000      362,000         95.6%
     Bank of America Plaza                  Columbia, SC                     1989      302,000      302,000         91.6%
     1441 Main Street                       Columbia, SC                     1988      264,000      264,000         92.0%
     1333 Main Street                       Columbia, SC                     1983      217,000      217,000         92.5%

                                                                      Year of                      Owned      Occupancy
                                                                    completion/    Total area      area      weighted on
Name (Ownership)                            Location                renovation      (sq. ft.)    (sq. ft.)    owned area
-------------------------------------------------------------------------------------------------------------------------
     Borden Building                        Columbus, OH                     1974      569,000      569,000         87.3%
     Clark Tower                            Memphis, TN                   1973/97      648,000      648,000         91.6%
     Capital Center II & III                Sacramento, CA                1984/85      529,000      529,000         90.1%
     Williams Center I & II                 Tulsa, OK                     1982/83      770,000      770,000         87.3%
     Esperante Office Building              West Palm Beach, FL              1989      247,000      247,000         84.0%
-------------------------------------------------------------------------------------------------------------------------
   Total - Other                            (10 properties)                          4,404,000    4,239,000         89.5%

-------------------------------------------------------------------------------------------------------------------------
Total                                       (75 properties)                         48,983,000   41,442,000         89.9%
-------------------------------------------------------------------------------------------------------------------------

(1) We hold a subordinated mortgage and option to purchase the property, and we are the residual beneficiary of the trust that owns the property. In addition, we have responsibility for property management and leasing. Accordingly, the property is excluded from operating statistics other than aggregate square footage calculations.
(2)  The remaining 75% interest was purchased on June 4, 2002.
(3)  Property was disposed of on April 4, 2002.

          Office Development Properties

          The following table sets forth key information as of March 31, 2002 with respect to our office properties under development. The economic interest of our owning entity is 100% unless otherwise noted.

Project Name                Location      Completion     Total      Owned area    Total      Pro Rata
                                                          area                      Cost       Cost

(Ownership)                                            (sq. ft.)     (sq. ft.)    ($ mil.)   ($ mil.)    Occupancy    Leased

-------------------------------------------------------------------------------------------------------------------------------

One Alliance Center       Buckhead, GA    Oct. 2001     560,000       560,000        100        100         52%         77%
-------------------------------------------------------------------------------------------------------------------------------

          Other Property

          The following table sets forth key information as of March 31, 2002 with respect to our other property. The economic interest of our owning entity is 100% unless otherwise noted. This property was acquired on April 12, 2002.

Name (Ownership)                    Location          Year of                               Owned             Occupancy
                                                   Completion/        Total area            area          weighted on owned
                                                    Ren vatio          (sq. ft.)          (sq. ft.)              area
-------------------------------------------------------------------------------------------------------------------------------
151 Front Street                  Toronto, ON       1954/2000          227,000             227,000                82%
-------------------------------------------------------------------------------------------------------------------------------

Retail/Entertainment Properties

          Operating and Development Properties - Held for Disposition

          The following table sets forth key information as of March 31, 2002 with respect to the retail/entertainment properties that we are holding for disposition. The economic interest of our owning entity is 100% unless otherwise noted.

                                                                       Total       Owned
                                                                        area        area
Project Name (Ownership)         Location               Completion   (sq. ft.)    (sq. ft.)    Occupancy      Leased
---------------------------------------------------------------------------------------------------------------------
Desert Passage                 Las Vegas, NV             Aug. 2000       475,000     475,000        74%          81%
Paseo Colorado (1)             Pasadena, CA             Sept. 2001       565,000     410,000        87%          92%
Hollywood & Highland
      Retail                   Los Angeles, CA           Nov. 2001       645,000     645,000        75%          86%
      Hotel (91%) (2)          Los Angeles, CA           Dec. 2001       600,000     546,000        n/a          n/a
                                                                    ------------- ----------- ------------- ---------
                                                                       1,245,000   1,191,000
---------------------------------------------------------------------------------------------------------------------

Total Projects                 (3 projects)                            2,285,000   2,076,000        79%          87%
---------------------------------------------------------------------------------------------------------------------

(1) Includes 155,000 square feet owned directly by department store anchor. Leasing status excludes this space.
(2) Economic ownership interest at March 31, 2002 is 84.5%. It is expected that our economic ownership interest will increase to 91% as a consequence of our joint venture partner's conversion of $5 million of equity into debt.

                                   MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information about our directors and executive officers.

Name                                            Age          Position
----                                            ---          --------
Peter Munk..................................    74           Chairman of the Board of Directors
Christopher Mackenzie.......................    47           Chief Executive Officer, President and Director
Brian Mulroney..............................    63           Director
Glenn Rufrano...............................    52           Director
Richard Thomson.............................    68           Director
Polyvios Vintiadis..........................    66           Director
Stephen Volk................................    66           Director
Gregory Hanson..............................    46           Executive Vice President and Chief Financial Officer
William Tresham.............................    46           Executive Vice President, Six Sigma Initiatives
Lee Wagman..................................    52           Executive Vice President
Casey Wold..................................    44           Executive Vice President and Chief Investment & Corporate
                                                                 Development Officer
Brian Berry.................................    36           Senior Vice President, Acquisitions, Dispositions &
                                                                 Development
Stephen Budorick............................    42           Senior Vice President, Central Region
Jeffrey Echt................................    36           Senior Vice President, Finance & Treasury and
                                                                 Treasurer
Michael Escalante...........................    41           Senior Vice President, Capital Allocations & Business
                                                                 Development
Dennis Fabro................................    36           Senior Vice President, Investor Relations
Wendy Godoy.................................    47           Senior Vice President, Retail & Entertainment
                                                                 Financial Services
Elizabeth Lanier............................    50           Senior Vice President, General Counsel
Paul Layne..................................    45           Senior Vice President, Western Region
Richard Matthews............................    49           Senior Vice President, Public Relations & Corporate
                                                                 Communications
Joanne Ranger...............................    39           Senior Vice President and Chief Accounting Officer
                                                                 and Controller
Linda Sands-Vankerk.........................    41           Senior Vice President, Human Resources
Douglas Winshall............................    41           Senior Vice President, Eastern Region

          Our board of directors includes five independent directors. Both our audit committee and our nominating committee are comprised entirely of independent directors. Additionally, the members of our nominating committee also serve on our compensation and corporate governance committees.

          The term of office for each of the above named directors will expire at the time of our next annual meeting of stockholders. Holders of our shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the votes will be able to elect all of the directors. The candidates for election to our board of directors will be nominated by our nominating committee.

          The following is a summary of the background of each director and executive officer.

          Peter Munk. Mr. Munk has served as the Chairman of our board of directors since the corporate reorganization. Mr. Munk founded our former parent company, TrizecHahn Corporation, and from 1987 through May 2002, served as the Chairman of the board of directors. Prior to January 1, 2001, Mr. Munk also served as the Chief Executive Officer of TrizecHahn Corporation. Mr. Munk founded and has been the Chairman of the board of directors of Barrick Gold Corporation, a gold mining company, since 1984. Mr. Munk has also served as the Chief Executive Officer and Chairman of the board of directors of Trizec Canada Inc. since the corporate reorganization.

          Christopher Mackenzie. Mr. Mackenzie has served as our Chief Executive Officer, our President, and a member of our board of directors since May 2001. From January 1, 2001 through May 2002, Mr. Mackenzie served as Chief Executive Officer and a member of the board of directors of TrizecHahn Corporation. From July 1998 through December 2000, Mr. Mackenzie was a partner of Clayton, Dubilier & Rice, a private equity partnership in New York and London. From December 1993 to September 1997, Mr. Mackenzie was the President of GE Capital Europe, the European financial services subsidiary of the General Electric Company. During this period, Mr. Mackenzie also became a corporate officer of the General Electric Company and in September 1997 he became a Senior Vice President of GE Capital Corporation, the global financial services subsidiary of the General Electric Company. Mr. Mackenzie is a director of WPP Group plc. Mr. Mackenzie has also served as a member of the board of directors of Trizec Canada Inc. since the corporate reorganization.

          Brian Mulroney. Mr. Mulroney has served as a member of our board of directors since the corporate reorganization. In addition, Mr. Mulroney serves as a member of the board of directors of Barrick Gold Corporation, Cendant Corporation, Archer Daniels Midland, Quebecor Inc. and Quebecor World Inc. Mr. Mulroney served as the Prime Minister of Canada from September 1984 to June 1993. In August 1993, Mr. Mulroney joined Ogilvy, Renault, a law firm based in Montreal, Canada, as Senior Partner.

          Glenn Rufrano. Mr. Rufrano has served as a member of our board of directors since the corporate reorganization. In addition, Mr. Rufrano serves as a member of the board of directors of New Plan Excel Realty Trust. Mr. Rufrano joined New Plan Excel Realty Trust, a real estate investment trust, in February 2000 where he serves as the Chief Executive Officer and President and as a member of the company's Investment Committee. Prior to joining New Plan Excel Realty Trust, Mr. Rufrano concurrently served as a partner, President and Chief Operating Officer at The O'Connor Group, a diversified real estate investment firm, and as Co-Chairman of the Peabody Group, an association between The O'Connor Group and J.P. Morgan & Co., Inc. investing in high-yield international real estate opportunities.

          Richard Thomson. Mr. Thomson has served as a member of our board of directors since the corporate reorganization. Mr. Thomson also serves as a member of the board of directors of Inco Limited, Nexen Inc., S.C. Johnson & Son, Inc., Prudential Financial Inc., The Thomson Corporation and The Toronto-Dominion Bank. Mr. Thomson served as Chief Executive Officer of The Toronto-Dominion Bank from 1977 to 1997 and as Chairman of the bank from 1978 to February 1998. Mr. Thomson retired from The Toronto-Dominion Bank in February 1998.

          Polyvios Vintiadis. Mr. Vintiadis has served as a member of our board of directors since the corporate reorganization. In addition, Mr. Vintiadis serves as a member of the board of directors of Spectra-Physics Inc. and of Morgens, Waterfall, Vintiadis & Co., a financial services firm based in New York. Mr. Vintiadis served as the Chairman, President and Chief Executive Officer of Towermarc Corporation, a full service real estate development company, from 1984 to 2001. In addition, Mr. Vintiadis served as a principal and/or consultant of Morgens, Waterfall, Vintiadis & Co. from 1981 until 1999. Since 1999, Mr. Vintiadis has served as a consultant to Morgens, Waterfall, Vintiadis & Co.

          Stephen Volk. Mr. Volk has served as a member of our board of directors since the corporate reorganization. Mr. Volk also currently serves as a member of the board of directors of Consolidated Edison, Inc. and of Contigroup Companies, Inc. Mr. Volk served as Senior Partner of Shearman & Sterling, a corporate law firm based in New York, from 1991 to June 2001. Mr. Volk is now Chairman and a member of the Operating Committee and the Executive Board of Credit Suisse First Boston Corporation, an investment bank, based in New York.

          Gregory Hanson. Mr. Hanson has served as an Executive Vice President and our Chief Financial Officer since November 2001. From June 2001 through May 2002, Mr. Hanson served as Chief Financial Officer of TrizecHahn Corporation. From April 1992 through June 2001, Mr. Hanson was employed by General Electric Capital Corporation in the capacity of Chief Financial Officer of GE Capital Real Estate from December 1997 to June 2001 and as Chief Financial Officer of GE Capital Commercial Finance from November 1996 to December 1997.

          William Tresham. Mr. Tresham has served as our Executive Vice President, Six Sigma Initiatives since February 2002. Since May 2000, Mr. Tresham has served as an Executive Vice President of our subsidiary, Trizec

Holdings, Inc. Mr. Tresham served as a Senior Vice President of TrizecHahn Office Properties Ltd., a subsidiary of TrizecHahn Corporation, from 1995 to May 2000.

          Lee Wagman. Mr. Wagman has served as an Executive Vice President since February 2002. Mr. Wagman has served as the President of Trizec R&E Holdings, Inc. and its predecessors since 1995.

          Casey Wold. Mr. Wold has served as our Executive Vice President and Chief Investment & Corporate Development Officer since February 2002. From February 1995 through May 2002, Mr. Wold served as an Executive Vice President of TrizecHahn Corporation.

          Brian Berry. Mr. Berry has served as our Senior Vice President, Acquisitions, Dispositions & Development since February 2002. Since January 2000, Mr. Berry has served as a Senior Vice President, Acquisitions/Dispositions of our subsidiary, Trizec Holdings, Inc. Mr. Berry served as a Vice President, Acquisitions of our subsidiary, Trizec Holdings, Inc., from February 1998 to December 1999. Mr. Berry served as an Associate of The JBG Companies from February 1997 to February 1998.

          Stephen Budorick. Mr. Budorick has served as our Senior Vice President, Central Region since February 2002. Since January 1999, Mr. Budorick has served as a Senior Vice President, Central Region of our subsidiary, Trizec Holdings, Inc. Mr. Budorick served as a Regional Vice President, Midwest Region of our subsidiary, Trizec Holdings, Inc., from June 1998 to January 1999. Mr. Budorick served as the General Manager/Vice President, Midwest-Sears Tower of our subsidiary, Trizec Holdings, Inc., from December 1997 to June 1998. Mr. Budorick served as a Senior Vice President of Miglin Beitler Management Corporation from 1995 to December 1997.

          Jeffrey Echt. Mr. Echt has served as our Senior Vice President, Finance & Treasury since February 2002 and as our Treasurer since July 2001. Since July 2001, Mr. Echt has also served as the Senior Vice President, Finance and Treasury of our subsidiary, Trizec Holdings, Inc. Mr. Echt served as a Vice President of our company from July 2001 to February 2002. Mr. Echt served as a Senior Vice President, Finance of our subsidiary, Trizec Holdings, Inc., from January 2000 to July 2001. Mr. Echt served as a Vice President, Finance of our subsidiary, Trizec Holdings, Inc., from August 1997 to December 1999. Mr. Echt served as a Director, Finance of Equity Office Properties Trust from November 1993 to August 1997.

          Michael Escalante. Mr. Escalante has served as our Senior Vice President, Capital Allocations & Business Development since February 2002. Since July 2001, Mr. Escalante has served as a Senior Vice President, Capital Allocations/Business Development, of our subsidiary, Trizec Holdings, Inc. Mr. Escalante served as a Senior Vice President/Regional Director, Western Region of our subsidiary, Trizec Holdings, Inc., from March 1997 to June 2001.

          Dennis Fabro. Mr. Fabro has served as our Senior Vice President, Investor Relations since February 2002. From May 2001 through May 2002, Mr. Fabro served as a Vice President, Investor Relations of TrizecHahn Corporation. Mr. Fabro served as Director, Capital Markets of TrizecHahn Corporation from October 2000 to May 2001. Mr. Fabro served as Director, Ebusiness Development of TrizecHahn Corporation from December 1999 to September 2000. Mr. Fabro served as a Senior Analyst, Investor Relations of TrizecHahn Corporation from October 1997 to December 1999. Mr. Fabro served as a Senior Analyst of GE Capital Real Estate from June 1995 to October 1997.

          Wendy Godoy. Ms. Godoy has served as our Senior Vice President, Retail & Entertainment Financial Services since February 2002. From October 1995 to February 2002, Ms. Godoy served as a Vice President of our company. Since July 1998, Ms. Godoy has served as a Senior Vice President and Chief Financial Officer of Trizec R&E Holdings, Inc., which is a subsidiary of our company and a former subsidiary of TrizecHahn Corporation. Ms. Godoy served as a Senior Vice President, Finance of our subsidiary Trizec Realty, Inc. while it was a subsidiary of TrizecHahn Corporation from October 1995 to June 1998.

          Elizabeth Lanier. Ms. Lanier has served as our Senior Vice President, General Counsel since April 2002. From August 1998 to March 2002, Ms. Lanier served as the Vice President and General Counsel of GE Power Systems and as a corporate officer of the General Electric Company. Ms. Lanier served as Vice President and Chief of Staff for Cinergy Corporation from June 1996 to July 1998. Ms. Lanier has served as a director of Patina Oil & Gas Corporation since January 1998.

          Paul Layne. Mr. Layne has served as our Senior Vice President, Western Region since February 2002. Since July 2001, Mr. Layne has served as Senior Vice President, Western Region of our subsidiary, Trizec Holdings, Inc. Mr. Layne served as Senior Vice President, Southwest/Southeast Region of our subsidiary, Trizec Holdings, Inc., from January 1999 to July 2001. Mr. Layne served as a Regional Vice President, Southwest Region of our subsidiary, Trizec Holdings, Inc., from January 1997 to January 1999.

          Richard Matthews. Mr. Matthews has served as our Senior Vice President, Public Relations & Corporate Communications since February 2002. From September 2001 through May 2002, Mr. Matthews served as a Senior Vice President, Public Relations and Corporate Communications, of TrizecHahn Corporation. Mr. Matthews served as a Senior Vice President of Rubenstein Associates from September 1998 to September 2001. Mr. Matthews served as a Director, Public Relations of The Prudential Insurance Company of America from June 1975 to September 1998.

          Joanne Ranger. Ms. Ranger has served as our Senior Vice President and Chief Accounting Officer and Controller since February 2002. Since December 1998, Ms. Ranger has served as a Vice President and Assistant Controller of TrizecHahn Corporation. Ms. Ranger served as an Assistant Controller of TrizecHahn Corporation from June 1996 to November 1998.

          Linda Sands-Vankerk. Ms. Sands-Vankerk has served as our Senior Vice President, Human Resources since February 2002. Since July 7, 2001, Ms. Sands-Vankerk has served as Senior Vice President, Human Resources of our subsidiary, Trizec Holdings, Inc. Ms. Sands-Vankerk served as a Vice President, Human Resources of our subsidiary, Trizec Holdings, Inc., from January 1999 to July 2001. Ms. Sands-Vankerk served as a Director, Human Resources of our subsidiary, Trizec Holdings, Inc., from May 1998 to December 1998. Ms. Sands-Vankerk served as a Vice President, Human Resources of Candle Corporation of America, from August 1997 to May 1998. Ms. Sands-Vankerk served as a Senior Manager, Human Resources of Sara Lee Corporation from September 1987 to August 1997.

          Douglas Winshall. Mr. Winshall has served as our Senior Vice President, Eastern Region since February 2002. Since January 2000, Mr. Winshall has served as a Senior Vice President, Eastern Region of our subsidiary, Trizec Holdings, Inc. Mr. Winshall served as a Vice President, Northeast Region of our subsidiary, Trizec Holdings, Inc., from February 1997 to December 1999.

Compensation of Directors and Executive Officers

          Director Compensation

          During 2001, all of our directors were also our employees. Directors who are also employees receive no additional compensation for serving on our board of directors. During 2002, directors who are not also our employees receive an annual fee of $30,000, a fee of $1,000 for each meeting of our board, or any committee thereof, attended by such director, and a fee of $500 for each half day or $1,000 for each full day of ad hoc meetings in which such director participated. In addition, each chair of a committee receives an annual fee of $3,000.

          Executive Compensation


          The following table sets forth the compensation paid or accrued by TrizecHahn Corporation and us during the fiscal year ended December 31, 2001 to, or on behalf of, our chief executive officer and our four most highly compensated executive officers as of December 31, 2001. We refer to these officers collectively as the named executive officers.

                           Summary Compensation Table

                                                                                         Long-Term
                                                  Annual Compensation                   Compensation
                                     ---------------------------------------------   -----------------
                                                                         Other           Number of
                                                                         Annual            Shares
         Name and                                        Bonus        Compensation      Underlying          All Other
    Principal Position       Year       Salary            (1)              (2)        Options/SARs (3)     Compensation
-------------------------    ----    --------------  --------------   ------------   ------------------   -------------
Peter Munk, Chairman of      2001    $  700,000 (4)  $ 2,800,000(4)        --               --                 --
   the Board of Directors
Christopher Mackenzie,       2001    $1,950,000      $ 1,675,000           --               --            $ 300,000 (5)
   Chief Executive
   Officer, President and
   Director
Gregory Hanson, Executive    2001    $  291,700 (6)  $   468,750 (7)       --           500,000 (8)            --
   Vice President and
   Chief Financial Officer

Lee Wagman, Executive        2001    $  672,000      $   268,800           --           100,000 (9)       $1,198,587 (10)
   Vice President;

   President, Trizec R&E
   Holdings, Inc.

Casey Wold, Executive        2001    $  650,000      $   650,000           --               --            $   6,400 (11)
   Vice President,
   Corporate Development
   and Capital
   Transactions


----------------
(1) Unless otherwise noted, amounts represent bonus payments under the TrizecHahn Corporation annual variable incentive program for 2001.
(2) Aggregate amount of perquisites and other personal benefits for each named executive officer does not exceed the lesser of $50,000 and 10% of total annual salary and bonus.
(3)    Amounts shown in this column refer to options.
(4) Although Mr. Munk's Annual Compensation (salary and bonus) from TrizecHahn Corporation was $3,500,000 in 2001, he will be paid Annual Compensation of $1,000,000 in 2002. Commencing on May 8, 2002, Trizec Canada Inc. and Trizec Properties will each pay a 50% share of the remaining amount of Mr. Munk's salary payable in 2002.

(5) Under his employment agreement with TrizecHahn Corporation, which we assumed on May 8, 2002, Mr. Mackenzie received a payment in January 2001 to fund relocation-related expenses.

(6) Mr. Hanson's employment with TrizecHahn Corporation commenced on June 1, 2001 pursuant to an employment agreement which we assumed on May 8, 2002.
(7) Mr. Hanson received a signing bonus of $250,000 upon execution of his employment agreement with TrizecHahn Corporation and a pro-rated annual bonus of $218,750.

(8)    See note (2) to the table entitled "Option/SAR Grants in Last Fiscal
       Year."
(9)    See note (3) to the table entitled "Option/SAR Grants in Last Fiscal
       Year."
(10) All Other Compensation for Mr. Wagman consists of (1) amounts contributed by us under our 401(k) plan ($6,400) and under our deferred compensation plan ($2,000), (2) the amount forgiven ($800,000) on an interest-free loan in the amount of $4,594,000 pursuant to his amended employment agreement with TrizecHahn Corporation, (3) imputed interest ($127,187) on such loan, (4) funding of relocation expenses ($35,000), and (5) annual cost of living allowance ($228,000).
(11) All Other Compensation for Mr. Wold consists of amounts contributed by us under our 401(k) plan.



          Stock Options

          The following table contains information regarding option grants by TrizecHahn Corporation to our named executive officers during the year ended December 31, 2001. In connection with the corporate reorganization, on May 8, 2002, these TrizecHahn Corporation options were cancelled in exchange for options to purchase our shares on a one-for-one basis.

                      Option/SAR Grants in Last Fiscal Year

                                                               Individual Grants                 Potential Realizable Value
                                                 ---------------------------------------------   at Assumed Annual Rates of
                                   Number of      % of Total                                                Stock
                                  Securities     Options/SARs                                        Price Appreciation
                                  Underlying      Granted to         Exercise                        for Option Term (4)
                                 Options/SARs    Employees in      or Base Price    Expiration   --------------------------
                                   Granted       Fiscal Year(1)       ($/Share)        Date       5% ($)         10% ($)
                               ----------------  --------------    -------------    ----------   ---------      -----------

Peter Munk.................           --                --              --             --            --             --
Christopher Mackenzie......           --                --              --             --            --             --
Gregory Hanson.............         100,000 (2)         11.0           $16.34       5/11/2008    $ 700,380      $1,598,922
                                    200,000             22.0            17.30       5/11/2008    1,208,759       3,005,843
                                    200,000             22.0            18.26       5/11/2008    1,016,759       2,813,843


Lee Wagman.................          33,334              3.7           $17.61       9/24/2008     $184,564       $481,556
                                     33,333              3.7            18.56       9/24/2008      152,892        449,875
                                     33,333 (3)          3.7            19.52       9/24/2008      120,892        417,876


Casey Wold.................           --                --              --             --            --             --

---------------------------------

(1) Percentages based on 907,500 options granted by TrizecHahn Corporation to employees that were cancelled and exchanged for options to purchase our shares on May 8, 2002 in connection with the corporate reorganization.

(2) On May 11, 2001, pursuant to his employment agreement, Mr. Hanson was granted non-assignable options to purchase 600,000 TrizecHahn Corporation subordinate voting shares. As part of the corporate reorganization, 500,000 of these options were cancelled on May 8, 2002 in exchange for options to purchase our shares on a one-for-one basis, as shown in the above table. The options vest in tranches of 100,000, 200,000 and 200,000 on each of May 11, 2002, 2003 and 2004 and have a seven-year term. Mr. Hanson exchanged the remaining 100,000 TrizecHahn Corporation options, which have an exercise price of Cdn$25.46, for options to purchase subordinate voting shares of Trizec Canada Inc.
(3) On September 24, 2001, pursuant to his employment agreement, Mr. Wagman was granted non-assignable options to purchase 100,000 TrizecHahn Corporation subordinate voting shares. As part of the corporate reorganization, all of these options were cancelled on May 8, 2002 in exchange for options to purchase our shares on a one-for-one basis, as shown in the above table. The options vest in equal amounts on each of September 24, 2002, 2003 and 2004 and have a seven-year term.
(4) Calculated as the product of (a) the difference between (1) the product of the closing price on the New York Stock Exchange on the date of grant and the sum of one plus the adjusted stock price appreciation rate and
       (2) the exercise price of the option; and (b) the number of securities underlying the grant at fiscal year end.

          Option Exercises and Year-End Option Values

          The following table provides information about the number of shares of TrizecHahn Corporation issued upon the exercise of options by our named executive officers during the year ended December 31, 2001, and the value realized by our named executive officers. The table also provides information about the number and value of options of TrizecHahn Corporation held by our named executive officers at December 31, 2001 that, in connection with the corporate reorganization, were cancelled and exchanged for options to purchase our shares on May 8, 2002.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

                                                            Number of Securities
                            Number of                      Underlying Unexercised       Value of Unexercised In-the-
                             Shares                        Options/SARs at Fiscal         Money Options at Fiscal
                            Acquired                             Year End (1)                  Year End (2)
                               on          Value        ----------------------------    ----------------------------
Name                        Exercise      Realized      Exercisable    Unexercisable    Exercisable    Unexercisable
----------------------      ---------   -------------   -----------    -------------    -----------    -------------

Peter Munk............         --            --             -- (3)          --               --              --
Christopher Mackenzie.         --            --             --         1,000,000 (4)         --           $830,000
Gregory Hanson........         --            --             --           500,000 (5)         --              --
Lee Wagman............         --            --           875,000        275,000        $1,136,800           --
Casey Wold............      217,500     $1,493,124 (6)    657,500         75,000        $   20,670         $20,670

-------------

(1)    The numbers in the two columns represent options to purchase our shares.
(2) The closing price of the subordinate voting shares of TrizecHahn Corporation on the New York Stock Exchange on December 31, 2001 was $15.70, based on an exchange rate of Cdn$1/US$.6265, as published by Dow Jones & Company.
(3) In connection with the corporate reorganization, on May 8, 2002, the options previously granted to Mr. Munk by TrizecHahn Corporation were cancelled and exchanged for 1,350,000 warrants to purchase our shares. Mr. Munk also received options to purchase subordinate voting shares of Trizec Canada Inc. in exchange for options to purchase 550,000 subordinate voting shares of TrizecHahn Corporation that were cancelled.
(4) In addition to the options shown in the table, in exchange for options to purchase 500,000 subordinate voting shares of TrizecHahn Corporation that were cancelled in connection with the corporate reorganization, Mr. Mackenzie received warrants to purchase 500,000 of our shares.
(5)    See note (2) to the table entitled "Option/SAR Grants in Last Fiscal
       Year."
(6) On September 27, 2001, Mr. Wold purchased and sold 167,500 shares and on September 28, 2001, he purchased and sold 50,000 shares. The value realized is based on sales proceeds received and a per-share exercise price of Cdn$17.24, which was the equivalent of $10.92 on September 27 and $11.00 on September 28, based on the Cdn$/US$ exchange rates of Cdn$1/US$.6333 on September 27 and Cdn$1/US$.6382 on September 28.

          2002 Trizec Properties, Inc. Stock Option Plan

          As part of the corporate reorganization, we established the 2002 stock option plan that provides for grants of options to purchase shares of our common stock to our directors, officers and employees. The plan was utilized to grant options to purchase shares of our common stock on May 8, 2002 in exchange for certain of the outstanding options to purchase subordinate voting shares of TrizecHahn Corporation that were cancelled in connection with the corporate reorganization, as described more fully in the section entitled "The TrizecHahn Corporate Reorganization." In addition, this plan will be used for new grants in the future.

          A maximum of 19,000,000 shares of our common stock have been authorized for issuance under the stock option plan. The maximum number of shares for which options may be granted to any individual in any calendar year is 4,000,000. This per-individual limit will be applied consistent with the rules and regulations under Section 162(m) of the Code. The number of options awarded to employees may be adjusted in the event of a capital reorganization. Options granted under this plan are not intended to qualify as incentive stock options pursuant to Section 422 of the Code.

          Options granted under the plan (other than those granted in exchange for options to purchase subordinate voting shares of TrizecHahn Corporation that were cancelled in connection with the corporate reorganization) will have the following terms and conditions, unless otherwise determined by a committee of our board of directors:

          o An option may be exercised during the seven-year period following the date of grant.

          o An option will vest and become exercisable in 25% increments over four years, beginning one year after the date of grant.

          o The exercise price cannot be less than the fair market value of a share of our common stock on the date of grant.

          o Following a termination of employment for cause (as defined in the applicable option agreement), all unexercised options will immediately expire and, following a termination for other reasons will remain exercisable for:

             o 30 days if (i) such options are vested and (ii) the termination is for any reason other than death or disability; and

             o one year whether or not previously vested, if the termination is due to death or disability.

          Options granted under the plan on May 8, 2002 to our directors, officers, employees and individuals who were our former employees on May 8, 2002 in replacement for options to purchase subordinate voting shares of TrizecHahn Corporation have an equivalent economic value to and terms that are substantially the same as the terms of the replaced options, except that the replaced options will not expire until the later of (1) the expiration of the original term of the option and (2) 66 months following May 8, 2002, as long as the holder remains employed by us.

          Pursuant to the terms of the stock option plan and to the extent permitted by law, our board of directors may delegate authority under the stock option plan to one or more committees or subcommittees of the board of directors or to our executive officers. On May 8, 2002 our board of directors delegated its authority under our stock option plan to our compensation committee which consists exclusively of independent directors in compliance with the provisions of Section 162(m) of the Code and Section 16 of the Securities Exchange Act of 1934, as amended.

                             New Plan Benefits (1)

                                                                                      Plan Name
                                                                       -----------------------------------------
         Name and Position                                             Dollar Value (2)        Number of Options
         -----------------------------------------------------         ----------------        -----------------
         Peter Munk,..........................................                 -                        -
         Chairman of the Board of Directors
         Christopher Mackenzie,...............................              $13,860,000             825,000
         Chief Executive Officer, President, Director
         Gregory Hanson,......................................              $ 9,912,000             590,000
         Executive Vice President and Chief Financial Officer
         Lee Wagman,..........................................              $15,422,400             918,000
         Executive Vice President
         Casey Wold,..........................................              $13,818,000             822,500
         Executive Vice President,
         Corporate Development and Capital Transactions

         All Executive Officers as a Group....................              $88,762,649           5,283,491
         All Directors that are not Executive Officers........              $ 2,299,500             136,875
         All Employees (except Executive Officers)
         as a Group...........................................              $26,787,600           1,594,500 (3)


--------------------
         (1) This table provides information regarding options to purchase our shares that we granted on May 8, 2002 in connection with the corporate reorganization in exchange for cancelled options to purchase subordinate voting shares of TrizecHahn Corporation previously granted under the stock option plan of TrizecHahn Corporation. The table includes options to purchase subordinate voting shares of TrizecHahn Corporation granted in January 2002 that are not reflected in the table entitled "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values."
         (2) The Dollar Value is the market value of our shares on May 8, 2002.
         (3) This number does not include 1,354,066 options to purchase our shares that were granted to individuals who, as of May 8, 2002, were our former employees.

                  Trizec Properties, Inc. Employee 401(k) Plan

          In August 1999, we assumed the 401(k) plan, and the obligations thereunder, originally established by our subsidiary, Trizec Realty, Inc. At that time, the name of the plan became the TrizecHahn USA Employee 401(k) Plan and all of our employees who satisfied the eligibility criteria set forth in the plan were eligible to participate. As part of the corporate reorganization, the name was changed to the Trizec Properties, Inc. Employee 401(k) Plan. In January 2000, our subsidiary, Trizec R&E Holdings, Inc. ceased to participate in this plan and established a 401(k) plan for its employees that is substantially the same as the August 1999 plan. Assets from the Trizec Realty, Inc. plan were transferred to the Trizec R&E Holdings, Inc. plan. In this discussion, any reference to our 401(k) plan or to our plan is a reference to both plans.

          The 401(k) plan is a tax-qualified defined contribution plan under
Section 401(k) of the Code. In general, all of our employees are eligible to participate once they attain six months of service and age 18. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by 1% to 30% up to the statutorily prescribed limit, which is $11,000 in 2002, and will have the amount of the reduction contributed to the 401(k) plan.

          We make matching contributions on behalf of participants equal to 100% of the first five percent of deferred compensation. However, the maximum employer matching contribution contributed on behalf of our highly compensated employees is $6,400.

                        Trizec Deferred Compensation Plan

          Trizec Realty, Inc. and Trizec R&E Holdings, Inc., two of our subsidiaries, currently maintain deferred compensation plans for their U.S. employees. We intend to continue the Trizec Realty, Inc. deferred compensation plan for eligible employees and, in connection with the corporate reorganization, we renamed it the Trizec Deferred Compensation Plan. During 2002, we intend to terminate the Trizec R&E Holdings, Inc. plan. Since the provisions of the plans are substantially the same, in this discussion, any reference to the deferred compensation plan is a reference to both plans.

          The TrizecHahn Deferred Compensation Plan permits a select group of management and highly compensated employees (which includes officers at the Vice President level and above) to defer up to 100% of their base salary and/or bonus on a pretax basis and to notionally invest the deferred amount in various investment options offered under the plan. Additionally, we may make discretionary contributions under the plan on behalf of participants, which are also notionally invested in accordance with participants' elections. Upon completion of a minimum deferral period of four years, participants may elect to receive a distribution of the deferred amount. Discretionary contributions may also be distributed after a four-year deferral period.

          Upon distribution of a deferred amount and discretionary contribution, participants receive such amounts and any earnings on such amounts, as determined by the performance of the notional investments elected by the participants. Participants whose employment terminates are eligible to receive a distribution based on their original election, either as a lump sum or in quarterly installments, at the time of their termination. Under certain other circumstances, participants who are employed by us may receive a distribution prior to the end of the four-year deferral period.

          We have established a rabbi trust to which we contribute amounts equal to participant deferrals and any discretionary contributions. We determine the manner in which such amounts are actually invested and are under no obligation to invest the amounts in accordance with participants' notional investments. Notwithstanding the trust, the deferred compensation plan is an unfunded plan, and the assets of the trust are subject to the claims of our general creditors.

          If a participant dies while employed, the beneficiary receives the proceeds from a life insurance policy purchased by us. The basic and supplemental policies, together, pay 17 times base salary and bonus to a maximum of $1,000,000.

          Escrowed Share Grants


          On November 9, 2000, TrizecHahn Corporation made grants of escrowed shares to 26 U.S. employees under which an escrow agent purchased a total of 904,350 TrizecHahn Corporation subordinate voting shares in the open market and deposited them in escrowed accounts. The employee is entitled to the voting rights and dividends paid on the shares during the escrow period. One-third of the share grant vests and is released to the employee on each of the anniversary dates of the grant over a three-year period. Accordingly, the first tranche of shares vested on November 9, 2001.


          An employee who voluntarily terminates his employment, unless such termination is the result of the alteration by us of the essential terms of employment without the employee's consent in a manner materially adverse to the employee, or whose employment is terminated for cause, forfeits any entitlement to the shares not yet released from escrow. Fully accelerated vesting occurs if an employee's employment is terminated by us without cause.

          In connection with the corporate reorganization, the TrizecHahn Corporation subordinate voting shares in escrow were exchanged in the same manner that all other subordinate voting shares of TrizecHahn Corporation were exchanged.


          As a result of accelerated vesting in connection with four terminations in 2001 and 2002 and the vesting on November 9, 2001 of the first tranche of shares, 496,531 shares of our common stock remain in escrow pursuant to the grants.


          Executive Employment Agreements

                  Executive Employment Agreement for Christopher Mackenzie

          Mr. Mackenzie and TrizecHahn Corporation entered into an employment agreement, dated December 21, 2000, pursuant to which Mr. Mackenzie has served as TrizecHahn Corporation's Chief Executive Officer and Deputy Chairman since January 1, 2001. Under that agreement, TrizecHahn Corporation agreed to employ Mr. Mackenzie as Chief Executive Officer and Deputy Chairman for a three-year term ending December 31, 2003, subject to extension beyond that date with the mutual consent of both parties. We assumed Mr. Mackenzie's employment agreement on May 8, 2002.

          Under the agreement, we have agreed to pay Mr. Mackenzie an annual salary equal to at least $1.95 million. The agreement also provides for an annual bonus in an amount of not less than $1,425,000 and not more than 150% of Mr. Mackenzie's annual salary during the applicable year.

          In the event that Mr. Mackenzie's employment is not continued beyond December 31, 2003, he will be entitled to receive one year's compensation upon termination of his employment. In the event that his employment is terminated by us without cause during the initial three-year period or is terminated by Mr. Mackenzie following a change in control of us, he will be entitled to receive the compensation otherwise payable to him during that period upon termination of his employment; provided, however, that if such termination occurs during the last year of the three-year period, he will be entitled to receive one year's compensation upon termination of his employment.

          Mr. Mackenzie also was granted non-assignable options to purchase up to 1,500,000 TrizecHahn Corporation subordinate voting shares at an exercise price of $14.87 per share, representing the closing price of such shares on the New York Stock Exchange on the trading day prior to the grant of those options. The options vest in equal annual increments over a period of three years and have a seven-year term. In the event that Mr. Mackenzie's employment terminates as set out in the preceding paragraph, he will be entitled to retain and exercise those stock options, subject to continued vesting, until December 31, 2005.

          In connection with the corporate reorganization, 1,000,000 of the options granted to Mr. Mackenzie by TrizecHahn Corporation under the employment agreement were cancelled in exchange for an equal number of options to purchase our shares, subject to the terms set forth in the section entitled "Management - 2002 Trizec

Properties, Inc. Stock Option Plan." The remaining 500,000 TrizecHahn Corporation options granted under the employment agreement that are vested were cancelled in exchange for 500,000 warrants to purchase our shares.

          Also on December 21, 2000, PM Capital Inc. granted to Mr. Mackenzie the non-assignable right to purchase from PM Capital 1,000,000 TrizecHahn Corporation subordinate voting shares at a purchase price of $14.87 per share. The terms upon which Mr. Mackenzie is entitled to exercise that purchase right mirror in all respects his rights under the stock options granted to him by TrizecHahn Corporation as described above, including the vesting schedules. However, if Mr. Mackenzie elects to exercise his right to purchase TrizecHahn Corporation subordinate voting shares from PM Capital, PM Capital has the right to cash settle that purchase by making payment to Mr. Mackenzie of an amount equal to the difference between the then current trading price of TrizecHahn Corporation subordinate voting shares and the exercise price required to be paid by Mr. Mackenzie, multiplied by the number of shares proposed to be purchased by Mr. Mackenzie. In connection with the corporate reorganization, the options to purchase shares of TrizecHahn Corporation from PM Capital were cancelled in exchange for an equal number of options to purchase subordinate voting shares of Trizec Canada Inc. that are held by PM Capital.

                  Executive Employment Agreement for Gregory Hanson

          Under an executive employment agreement dated May 22, 2001, TrizecHahn Corporation agreed to employ Mr. Hanson as Chief Financial Officer for an initial term of two years, beginning on June 1, 2001, which will be renewed for successive one-year periods, subject to four months' notice by either party. We assumed Mr. Hanson's employment agreement on May 8, 2002.

          Mr. Hanson's annual base salary under the agreement is $500,000, which will be increased to $550,000 beginning June 1, 2002. Mr. Hanson's annual bonus will be between 50% and 100% of his annual salary and is targeted at 70% of his annual salary. The agreement provides for an annual tax equalization payment, payable in the event Mr. Hanson is subject to Canadian income or employment taxes, so that Mr. Hanson will retain an amount equal to the after-tax amount he would have retained if his salary and bonus were not subject to Canadian income or employment taxes.

          In the event that Mr. Hanson's employment is not continued beyond the initial term or the applicable renewed term, he will be entitled to receive, upon termination of his employment, his bonus for the five months ending May 31 in the year of termination, plus one year's compensation. In the event that, during the initial term, his employment is terminated by us without cause or is terminated by Mr. Hanson following a change in control of us, he will be entitled to receive, upon termination of his employment, the compensation otherwise payable to him during the initial term, ending on May 31, 2003; provided, however, that if such termination occurs on or after June 1, 2002, he will be entitled to receive one year's compensation. If, during a renewed term, Mr. Hanson's employment is terminated by us without cause or is terminated by Mr. Hanson following a change in control of us, Mr. Hanson will also be entitled to receive one year's compensation. Under Mr. Hanson's agreement, a change in control includes our current chief executive officer ceasing to hold such position.

          Mr. Hanson was granted non-assignable options to purchase up to 600,000 TrizecHahn Corporation subordinate voting shares. The options vested or will vest in equal amounts on each of May 11, 2002, 2003 and 2004. The first tranche had an exercise price of $16.24 per share, the second tranche has an exercise price of $17.20 per share, and the third tranche has an exercise price of $18.16 per share. The options have a seven-year term. In the event that Mr. Hanson's employment terminates as set out in the preceding paragraph, he would be entitled to retain and exercise those stock options, whether or not vested, until one year following the date of his termination.


          In connection with the corporate reorganization, all unvested options granted to Mr. Hanson by TrizecHahn Corporation were cancelled in exchange for an equal number of options to purchase our shares, subject to the terms set forth in the section entitled "Management - 2002 Trizec Properties, Inc. Stock Option Plan." Mr. Hanson also elected to exchange 100,000 vested TrizecHahn Corporation options for options to purchase subordinate voting shares of Trizec Canada Inc. at an exercise price of Cdn$25.46.

                  Executive Employment Agreement for Lee Wagman

          Mr. Wagman and TrizecHahn Corporation entered into an employment agreement as of August 15, 1997 for a term of five years subject to annual extensions thereafter with the concurrence of both parties. This agreement has been amended as described below. We assumed Mr. Wagman's employment agreement, as amended, on May 8, 2002.

          In consideration for his services, Mr. Wagman is entitled to (a) an annual salary of at least $625,000, (b) annual bonuses in the discretion of our board of directors or a committee thereof, (c) an initial award of options to purchase 300,000 subordinate voting shares and additional awards of options to purchase a further 100,000 subordinate voting shares following each of the second, third, fourth and fifth anniversaries of the date of the agreement, all pursuant to TrizecHahn Corporation's stock option plan, (d) an incentive award of $1.2 million in respect of each real estate development project with a prescribed project cost undertaken by us that meets certain prescribed targets for return on our investment within a prescribed period (generally, a six-year period from the opening of a project), and (e) benefits consistent with those provided to our other U.S.-based senior executives. Both salary and incentive awards are increased by at least the percentage increases in the U.S. Consumer Price Index. The incentive awards described above may be satisfied by TrizecHahn Corporation through the issuance of subordinate voting shares.

          Upon any termination of Mr. Wagman's employment by us without cause, or by Mr. Wagman for good reason, as defined in his employment agreement, Mr. Wagman shall be entitled to receive his salary until the later of the expiration of the initial five-year term of the agreement and the first anniversary of the date of termination and shall be entitled to compensatory payments in lieu of receiving option awards and incentive awards described above that have not then been made or earned.

          The agreement was amended in September 2000 to provide for (a) a one-year extension of the term of the agreement to August 15, 2003, (b) an annual cost-of-living allowance of $228,000, (c) an additional incentive award of $500,000 payable on the sale of all or a substantial interest in the Desert Passage retail/entertainment center, and (d) a doubling of the incentive awards potentially payable in respect of two of the three remaining U.S. retail/entertainment projects if returns exceed the originally budgeted returns by specified percentages.

                  Agreement with Casey Wold

         Pursuant to Mr. Wold's engagement letter, if his employment is terminated he will be entitled to one year's compensation.

                  Compensation Committee

          In the fiscal year ended December 31, 2001, we did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of our executives were made by the compensation committee of the board of directors of TrizecHahn Corporation.

          In connection with the corporate reorganization, we have established a compensation committee of our board of directors that consists of independent directors in compliance with the provisions of Section 162(m) of the Code and
Section 16 of the Securities Exchange Act of 1934, as amended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In the past, we and our subsidiaries have conducted our business activities having regard to the consequences under Canadian tax legislation to TrizecHahn Corporation and its Canadian subsidiaries. We have conducted certain business activities in a manner that would not result in TrizecHahn Corporation and its Canadian subsidiaries being subject to Canadian tax on our business activities in the United States or on distributions made by us. In connection with the corporate reorganization, we have entered into an agreement with TrizecHahn Office Properties Ltd., a wholly owned, Canadian subsidiary of TrizecHahn Corporation, pursuant to which we have agreed to continue to conduct our business activities having regard to the consequences under Canadian tax legislation to TrizecHahn Office Properties Ltd., and related Canadian corporations and Trizec Canada Inc. and in a manner that does not result in adverse consequences under Canadian tax legislation to such entities. We believe that this agreement does not result in any material change in the way we conduct our business or any material constraint on our ability to carry on business in the future.

          In the past, we and our subsidiaries have been insured under certain insurance policies maintained by TrizecHahn Corporation. In connection with the corporate reorganization, we have entered into an agreement with TrizecHahn Corporation, pursuant to which TrizecHahn Corporation has agreed to continue to maintain these insurance policies for the benefit of our company and our subsidiaries through the end of 2002 and we have agreed to pay for the insurance costs attributable to us and our subsidiaries.

          In connection with the corporate reorganization, some outstanding TrizecHahn Corporation employee stock options were cancelled under the plan of arrangement and replaced with options to acquire subordinate voting shares of Trizec Canada Inc. For every outstanding option to acquire one Trizec Canada Inc. subordinate voting share, Trizec Canada Inc., directly or indirectly, holds one of our warrants entitling Trizec Canada Inc. to one share of our common stock at any time prior to the respective warrant's expiration date. We expect that Trizec Canada Inc. will exercise these warrants whenever and to the extent that one or more options to acquire Trizec Canada Inc. subordinate voting shares are exercised. Trizec Canada Inc.'s anticipated acquisition of one share of our common stock whenever one of its stock options is exercised is intended to maintain economic equivalence between shares of our common stock and Trizec Canada Inc. subordinate voting shares.


          In 2001, Stephen Volk, who has served as a member of our board of directors since the corporate reorganization, served as Senior Partner of Shearman & Sterling, a corporate law firm based in New York that provides legal services to our company and certain of our affiliates.

          Also in connection with the corporate reorganization, we have entered into agreements with Trizec Canada Inc. pursuant to which we have agreed to cause one or more registration statements on Form S-11 to be filed with and declared effective by the Securities and Exchange Commission, and to be maintained effective, registering the following offerings of our securities:


          o a primary offering of shares of our common stock to be issued upon the exercise of our warrants;

          o a secondary offering of shares of our common stock that may be disposed of by Trizec Canada Inc. in connection with the redemption of its shares;

          o a secondary offering of shares of our common stock that may be sold by Trizec Canada Inc.'s Hungarian subsidiary, including in connection with any conversions of our Class F convertible stock; and

          o in connection with a pledge of our common stock pursuant to certain TrizecHahn Corporation credit facilities, a secondary offering of shares of our common stock that may be sold by the pledgee in connection with an exercise on the pledge in the event of default under the credit facilities.


          The following persons were indebted to us or our subsidiaries during 2001 in an amount in excess of $60,000:

          Lee Wagman, Executive Vice President, received an interest-free, non-recourse loan from Trizec R&E Holdings, Inc. in mid-2000 in the amount of $4,594,000 for the purpose of purchasing a home in connection with his transfer to Los Angeles in 2000. The largest aggregate amount of indebtedness at any time during 2001 was $4,594,000. In accordance with its terms, the loan was repaid on September 1, 2001 upon the sale of Mr. Wagman's previous home, with $800,000 of the loan having been forgiven.

          William Tresham, Executive Vice President, received a loan from Trizec Holdings, Inc. in August 2000 in the amount of $200,000 for the purpose of purchasing a home upon relocating from Toronto to Chicago in 2000. The largest aggregate amount of indebtedness at any time during 2001 was $200,000. In accordance with its terms, the loan was repaid in full on August 28, 2001. During the term of the loan, Mr. Tresham paid interest at an annual rate of 7%.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to the current beneficial ownership of our voting stock by each person, or group of affiliated persons, who beneficially owns more than 5% of our voting stock. The percent of class figure for the common stock is based on 149,849,511 shares of our common stock outstanding on June 10, 2002. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.


                        Name and Address                           Amount and Nature of           Percent
Title of Class          of Beneficial Owner                        Beneficial Ownership           of Class
--------------          -------------------                        --------------------           --------
Special Voting Stock    Peter Munk                                         100 shares (1)           100.0%
                        c/o Trizec Canada Inc.
Common Stock            BCE Place, Wellington Tower, Suite 3900     63,159,397 shares (2)(3)         41.3%
                        181 Bay Street, Toronto, ON M5J 2T3


Special Voting Stock    Trizec Canada Inc.                                 100 shares (1)           100.0%
Common Stock            BCE Place, Wellington Tower, Suite 3900
                        181 Bay Street, Toronto, ON M5J 2T3         61,583,680 shares (2)(4)         40.6%

Common Stock            Southeastern Asset Management, Inc.         32,250,391 shares (5)            21.5%
                        6410 Poplar Ave., Suite 900
                        Memphis, TN  38119

Common Stock            Neuberger Berman, LLC                        9,058,410 shares (6)             6.0%
                        605 Third Avenue
                        New York, NY 10158-3698

------------------------
(1) Because Peter Munk's beneficial ownership of Trizec Canada Inc. multiple voting shares gives him voting control over Trizec Canada Inc., beneficial ownership of the 100 shares of our special voting stock that are beneficially owned by Trizec Canada Inc., directly or indirectly, is attributable to Mr. Munk pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

(2) Because Peter Munk's beneficial ownership of Trizec Canada Inc. multiple voting shares gives him voting control over Trizec Canada Inc., beneficial ownership of shares of our common stock that are beneficially owned by Trizec Canada Inc., directly or indirectly, is attributable to Mr. Munk pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

(3) Based on a Schedule 13D filed by Peter Munk, P.M. Capital Inc. and Trizec Canada Inc. on May 17, 2002. As of May 8, 2002, Mr. Munk reported beneficial ownership with shared voting power and shared dispositive power as to 61,583,680 shares of our common stock that were also beneficially owned by Trizec Canada Inc., which amount included warrants to purchase 1,661,301 shares of our common stock that are currently exerciseable. Additionally, as of May 8, 2002, Mr. Munk reported beneficial ownership with sole voting power and sole dispositive power as to 1,575,717 shares of our common stock, which amount included warrants to purchase 1,350,000 shares of our common stock that are currently exerciseable and 225,717 of our exchange certificates, each of which represents a share of our common stock, which exchange certificates were held by P.M. Capital, which is wholly-owned by Peter Munk.

(4) Based on a Schedule 13D filed by Peter Munk, P.M. Capital Inc. and Trizec Canada Inc. on May 17, 2002. As of May 8, 2002, Trizec Canada Inc. reported beneficial ownership with shared voting power and shared dispositive power as to 59,922,379 shares of our common stock and warrants to purchase 1,661,301 shares of our common stock that are currently exerciseable.

(5) Based on a Schedule 13G filed by Southeastern Asset Management, Inc. on June 7, 2002. As of May 31, 2002, Southeastern Asset Management, Inc. reported the following regarding its ownership of shares of our common stock: (a) sole voting power with respect to 14,209,791 shares; (b) shared voting power with respect to 14,595,600 shares; (c) no voting power with respect to 3,445,000 shares; (d) sole dispositive power with respect to 17,606,891 shares; (e) shared dispositive power with respect to 14,595,600 shares; and (f) no dispositive power with respect to 47,900 shares. In Southeastern Asset Management, Inc.'s Schedule 13G, Longleaf Partners Fund reported that it held shared voting power and shared dispositive power with respect to 11,400,600 TrizecHahn Corporation subordinate voting shares, which are also beneficially owned by Southeastern Asset Management, Inc.

(6) Based on a Schedule 13G filed by Neuberger Berman, LLC on February 12, 2002. As of December 31, 2001, Neuberger Berman, LLC reported the following regarding its ownership of TrizecHahn Corporation subordinate voting shares: (a) sole voting power with respect to 6,768,510 shares; and (b) shared dispositive power with respect to 9,058,410 shares. Assuming that Neuberger Berman, LLC certified that it is a qualifying U.S. person in connection with the plan of arrangement of TrizecHahn Corporation, it would have exchanged its TrizecHahn Corporation subordinate voting shares on a one-for-one basis for shares of our common stock on May 8, 2002.


          The following table sets forth information with respect to the beneficial ownership of our voting stock by each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

                                     Name of Director or                   Amount and Nature of             Percent
    Title of Class                    Executive Officer                    Beneficial Ownership             of Class
    --------------                    -----------------                    --------------------             --------
    Special Voting Stock              Peter Munk                                  100 shares (1)             100%
    Common Stock                      Peter Munk                           63,159,397 shares (2)              41.3%
    Common Stock                      Christopher Mackenzie                   682,500 shares (3)               *
    Common Stock                      Brian Mulroney                          231,307 shares (4)               *
    Common Stock                      Glenn Rufrano                             6,250 shares (5)               *
    Common Stock                      Richard Thomson                           6,250 shares (6)               *
    Common Stock                      Stephen Volk                              3,000 shares                   *
    Common Stock                      Gregory Hanson                          100,000 shares (7)               *
    Common Stock                      Lee Wagman                              695,090 shares (8)               *
    Common Stock                      Casey Wold                              846,259 shares (9)               *
    Common Stock                      Directors and executive              66,582,025 shares (10)(2)          42.7%
                                      officers as a group

------------------------
*    Represents less than one percent.

(1) Because Peter Munk's beneficial ownership of Trizec Canada Inc. multiple voting shares gives him voting control over Trizec Canada Inc., beneficial ownership of the 100 shares of our special voting stock that are beneficially owned by Trizec Canada Inc., directly or indirectly, is attributable to Mr. Munk pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

(2) Based on a Schedule 13D filed by Peter Munk, P.M. Capital Inc. and Trizec Canada Inc. on May 17, 2002. As of May 8, 2002, Mr. Munk reported beneficial ownership with shared voting power and shared dispositive power as to 61,583,680 shares of our common stock that was also beneficially owned by Trizec Canada Inc., which amount included warrants to purchase 1,661,301 shares of our common stock that are currently exerciseable. Additionally, as of May 8, 2002, Mr. Munk reported beneficial ownership with sole voting power and sole dispositive power as to 1,575,717 shares of our common stock, which amount included warrants to purchase 1,350,000 shares of our common stock that are currently exerciseable and 225,717 of our exchange certificates, each of which represents a share of our common stock, which exchange certificates were held by P.M. Capital, which is wholly-owned by Mr. Munk. Because Mr. Munk's beneficial ownership of Trizec Canada Inc. multiple voting shares gives him voting control over Trizec Canada Inc., beneficial ownership of shares of our common stock that are beneficially owned by Trizec Canada Inc., directly or indirectly, is attributable to Mr. Munk pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

(3) As of June 10, 2002, included in this number are 7,500 of our exchange certificates, each of which represents a share of our common stock, and warrants to purchase 675,000 shares of our common stock that are currently exerciseable.

(4) As of June 10, 2002, included in this number are 57 of our exchange certificates, each of which represents a share of our common stock, and warrants to purchase 231,250 shares of our common stock that are currently exerciseable.

(5) As of June 10, 2002, this number represents warrants to purchase 6,250 shares of our common stock that are currently exerciseable.

(6) As of June 10, 2002, this number represents warrants to purchase 6,250 shares of our common stock that are currently exerciseable.

(7) As of June 10, 2002, this number represents fully vested options exerciseable within 60 days of June 10, 2002 to purchase 100,000 shares of our common stock.

(8) As of June 10, 2002, included in this number are fully vested options exerciseable within 60 days of June 10, 2002 to purchase 693,000 shares of our common stock, as well as 750 shares of our common stock owned by Mr. Wagman, 250 shares of our common stock held by Daniel Wagman, 490 shares of our common stock held by Rebecca Wagman, and 600 shares of our common stock held by Barbara Z. Wagman Family Trust. Mr. Wagman has disclaimed beneficial ownership over 1340 shares that are held by his family members and by the family trust.

(9) As of June 10, 2002, included in this number are fully vested options exerciseable within 60 days of June 10, 2002 to purchase 657,500 shares of our common stock.

(10) As of June 10, 2002, all directors and executive officers as a group beneficially owned options that are or will be fully exerciseable within 60 days of such date to purchase 1,956,116 shares of our common stock, warrants to purchase 3,977,551 shares of our common stock that are currently exerciseable and 233,274 exchange certificates.

                            CONTROLLING STOCKHOLDER

          Peter Munk, the Chairman of Trizec Canada Inc., controls P.M. Capital Inc., which, through its ownership of Trizec Canada Inc.'s multiple voting shares, has a majority of the votes in elections of Trizec Canada Inc.'s board of directors and on other matters to be voted on by Trizec Canada Inc. shareholders. Trizec Canada Inc., indirectly through its subsidiaries, owns approximately 40% of our common stock and all of our shares of Class F convertible stock, as well as all of our shares of special voting stock. Trizec Canada Inc.'s indirect ownership of our special voting stock, when combined with its indirect ownership of our common stock, provides it with a majority of the votes in elections of members of our board of directors. P.M. Capital's effective control of Trizec Canada Inc. will enable P.M. Capital to elect our entire board of directors and to exercise a controlling influence over our business and affairs.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Revolving Credit Facility

          We have a three-year, $350 million senior unsecured revolving credit facility with a group of banks. The credit facility is available for our general corporate purposes, including dividends and distributions to our stockholders, subject to certain restrictions on our making any such dividends or distributions. Interest will be calculated periodically on the borrowings outstanding under the facility on a variable rate basis using a spread over LIBOR. The spread will be dependent on our total leverage, or, if we obtain an investment-grade credit rating from two rating agencies, on our credit rating. In addition, we must pay to the lenders a fee based on the unused portion of the credit facility.


          The amount of the credit facility available to be borrowed at any time is determined by the unencumbered properties that we, or our subsidiaries that guarantee the credit facility, own and that satisfy certain conditions of eligible properties. As of April 30, 2002, the amount eligible to be borrowed was $340 million. These conditions are not uncommon for credit facilities of this nature. At March 31, 2002, no amounts were outstanding under this facility.


          In April 2002, we drew $335 million under this credit facility. The proceeds were used to make distributions to TrizecHahn Corporation in connection with TrizecHahn Corporation's corporate reorganization and to fund our ongoing operations. During the remainder of 2002, we expect to reduce the amount borrowed under this facility through near-term asset sales, increased borrowings secured by properties and investments, and operating cash flow.

          We are subject to covenants customary for credit facilities of this nature, including financial covenants, restrictions on other indebtedness, restriction on encumbrances of properties that we use in determining our borrowing capacity, and certain customary investment restrictions. Our financial covenants include a restriction on dividends or distributions of more than 90% of our funds from operations. If we are in default in respect of our obligations under the credit facility, dividends shall be limited to the amount necessary to maintain REIT status.

TrizecHahn Office Properties Trust Commercial Mortgage Pass-Through Certificates

          In May 2001, we refinanced $1.16 billion of existing long-term debt through the private placement issuance by a special-purpose vehicle created by one of our subsidiaries of $1.44 billion of commercial mortgage pass-through certificates. The certificates are backed by mortgages that secure non-recourse loans on 28 of our office properties and have maturities of five, seven and 10 years. At March 31, 2002, the weighted average interest rate on this debt was 4.9%, and it replaced existing debt at 7.1%.

One New York Plaza Trust Commercial Mortgage Pass-Through Certificates

          In May 1999, we entered into a non-recourse acquisition loan in the amount of $245.9 million to fund a portion of the purchase price for One New York Plaza. The loan is secured by a first mortgage on the property, bears an interest rate of 7.27% and matures in May 2006. Subsequently, the loan was securitized through the private issuance of $245.9 million of commercial mortgage pass-through certificates. The certificates are backed by the non-recourse mortgage loan on the property.

Desert Passage Credit Facility

          In May 1998, one of our subsidiaries entered into a loan agreement with a group of banks to finance the construction of Desert Passage. The loan facility is in the total amount of $194 million, of which $178.0 million had been drawn as at March 31, 2002. The loan is secured by a mortgage on the property and is also guaranteed by certain of our other subsidiaries. Interest is calculated periodically on a variable rate basis using a spread over LIBOR. The loan matures in May 2003, but may be extended up to May 2005 subject to meeting certain conditions.

Hollywood & Highland Credit Facility

          In May 1999, one of our subsidiaries entered into a loan agreement with a group of banks to finance the construction of the retail and entertainment component of the Hollywood & Highland project. The total loan facility is in the amount of $150 million, of which $131.2 million had been drawn as at March 31, 2002. The loan is secured by a mortgage on the property and is also guaranteed by us. Interest is calculated periodically on a variable rate basis using a spread over LIBOR. On May 10, 2002, the maturity date of this loan was extended to May 2004.

Hollywood Hotel Credit Facility


          In April 2000, one of our subsidiaries entered into a loan agreement with a group of banks to finance the construction of the Hollywood Hotel, of which we currently own 84.5%. The total loan facility is in the amount of $98 million, of which $72.7 million had been drawn as of March 31, 2002 at our pro rata share. The loan is secured by a mortgage on the property and is also guaranteed by us. Interest is calculated periodically on a variable rate basis using a spread over LIBOR. The loan matures in April 2003, but may be extended up to April 2005 subject to meeting certain conditions.


Paseo Colorado Credit Facility


          In June 2000, one of our subsidiaries entered into a loan agreement with a group of banks to finance the construction of the Paseo Colorado development. The total loan facility is in the amount of $88 million, of which $64.4 million had been drawn as of March 31, 2002. The loan is secured by a mortgage on the property and is also guaranteed by us. Interest is calculated periodically on a variable rate basis using a spread over LIBOR. The loan matures in June 2003, but may be extended up to September 2005 subject to meeting certain conditions.

Office Portfolio Mortgage Debt

          The following table sets forth information concerning mortgage debt secured by office properties as of March 31, 2002.



                                                                                       Principal        Term to
Property                                 F/V (1)     Maturity Date    Current Rate      Balance         Maturity
----------------------------------------------------------------------------------------------------------------
                                                                                        ($ mil.)        (Years)
Renaissance Tower                           F             Jan-03           7.32%       $   59.6           0.8
Galleria Towers I, II and III               F             May-04           6.79%          137.1           2.1
One New York Plaza                          F             May-06           7.27%          239.6           4.1
1065 Ave. of the Americas                   F             Dec-04           7.18%           37.7           2.7
10 South Riverside                          F             May-11           6.34%            6.5           9.2
10 South Riverside                          V             Nov-02           7.25%            4.0           0.7
120 South Riverside                         F             May-11           6.34%            6.5           9.2
120 South Riverside                         V             Nov-02           7.25%            4.0           0.7
Newport Tower                               F             Nov-04           7.09%          106.5           2.6
2000 L Street,  N.W.                        V             Aug-02           4.25%           41.2           0.2
Watergate Office Building                   F             Feb-07           8.02%           18.9           4.9
1400 K Street, N.W.                         F             May-06           7.20%           22.2           4.1
1250 23rd Street, N.W.                      F             Mar-03           8.88%            9.8           0.9
Bethesda Crescent                           F             Jan-08           7.10%           33.8           5.8
Bethesda Crescent Ground Lease              F             Jan-08           6.70%            2.8           5.8
Twinbrook Metro Plaza                       F             Sep-08           6.65%           17.1           6.4
Goddard Corporate Park                      F             May-09           7.00%           15.1           7.1
Two Ballston Plaza                          F             Jun-08           6.91%           27.3           6.2
Rosslyn Gateway North                       F             May-07           8.00%           11.1           5.1
Rosslyn Gateway South                       F             May-02           8.25%            8.2           0.1
Sunrise Tech Park                           F             Jan-06           6.75%           23.8           3.8
Bank of America Plaza (Charlotte)           F             Feb-04           7.43%           66.8           1.8
Northstar Center                            F             Aug-02           7.75%           14.3           0.4
Gateway Center                              F             Sep-10           8.50%           42.1           8.4
Metropolitan Square                         F             Jan-08           7.05%           88.7           5.8
250 West Pratt Street                       F             Apr-05           6.77%           29.8           3.0
Bank of America Plaza (Columbia)            F             Mar-05           6.90%           21.0           2.9
Esperante Office Building                   F             Mar-05           6.52%           23.8           2.9
Franklin Garage                             F             May-03           6.85%           26.8           1.1
One Alliance Center                         V             Oct-03           3.85%           46.9           1.5
Inner Belt Drive                            V             Oct-03           4.35%           16.6           1.6
CMBS Pass-Through Certificates (2)
  Class A-1 FL                              V             Apr-06           2.18%          256.6           4.0
  Class A-2                                 F             May-11           6.09%           74.9           9.1
  Class A-3 FL                              V             Mar-08           2.27%          236.7           6.0
  Class A-3                                 F             Mar-08           6.21%           78.9           6.0
  Class A-4                                 F             May-11           6.53%          240.6           9.1
  Class B-1 FL                              V             Apr-06           2.32%           47.9           4.0
  Class B-3 FL                              V             Mar-08           2.42%           43.5           6.0
  Class B-3                                 F             Mar-08           6.36%           14.5           6.0
  Class B-4                                 F             May-11           6.72%           47.0           9.1
  Class C-3                                 F             Mar-08           6.52%          101.4           6.0
  Class C-4                                 F             May-11           6.89%           45.6           9.1
  Class D-3                                 F             Mar-08           6.94%          106.1           6.0
  Class D-4                                 F             May-11           7.28%           40.7           9.1
  Class E-3                                 F             Mar-08           7.25%           73.3           6.0
  Class E-4                                 F             May-11           7.60%           32.3           9.1
                                                                     --------------- --------------- -----------
                                                                           4.88%        1,440.0           6.6

----------------------------------------------------------------------------------------------------------------
   Total Office Mortgage Debt                         Pre Swap (3)         5.81%       $2,649.6           5.1
----------------------------------------------------------------------------------------------------------------

                                       Pre Swap (3)  Post Swap (3)
                                       ------------  -------------
Total fixed rate debt:                 $1,952.2       $ 2,102.2
Total variable rate debt:               $ 697.4         $ 547.4
Average rate:                             5.81%           6.01%

-----------------------

(1)  "F" refers to fixed rate debt, "V" refers to variable rate debt.

(2) Related assets and allocated loan amounts ($1,440 million): 10 South Riverside ($47.0), 110 William Street ($85.0), 120 South Riverside ($45.5), 1250 Connecticut Avenue ($29.8), 1550 & 1560 Wilson Boulevard ($31.0), 2401
     Pennsylvania Avenue ($20.9), Allen Center ($350.4), Beaumeade Technology Center ($18.0), Borden Building ($31.0), Capital Center II & III ($33.0), Clark Tower ($31.0), Colony

     Square ($72.3), Continental Center I ($110.3), Continental Center II ($22.5), Interstate North ($60.0), Lakeside Center ($31.0), McKinney Place ($8.8), Midtown Plaza ($49.6), Minnesota Center ($23.0), One Reston Crescent ($22.0), The Palisades ($48.8), Park Center I & II ($8.5), Plaza of the Americas ($66.2), Reston Unisys ($24.0), Silver Spring Center ($15.3), Silver Spring Metro Plaza ($68.8), Two North LaSalle ($49.0), Williams Center I & II ($37.5).

(3) $150 million of the 7 year floating rate tranche of the CMBS loan has been swapped from one-month LIBOR to 5.98% fixed rate.

                   POLICY WITH RESPECT TO CERTAIN ACTIVITIES

          The following is a discussion of certain investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

          Investment in Real Estate or Interests in Real Estate

          Our primary investment objective is to generate growing cash flow from operations with which to increase our quarterly cash distributions. A secondary objective is to achieve long-term capital appreciation through increases in the value of our assets. For a discussion of our properties and our acquisition and other strategic objectives, see "Business" and "Property Portfolio."

          We expect to continue to pursue our investment objectives primarily through the ownership and leasing up of our properties and other properties that we may manage, acquire or develop. We currently intend to continue to invest in office properties in major metropolitan areas demonstrating high job growth. Future investment or development activities will be focused on our core markets and Class A buildings, although we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes.

          We expect to continue to participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit us to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring our portfolio.

          Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to the common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

          Investments in Real Estate Mortgages

          While our primary focus will be on equity real estate investments, we may, at our discretion, invest in mortgages on office properties and other similar interests. Our most significant investment in a real estate mortgage is our mortgage receivable investment in the Sears Tower. We do not intend to invest to a significant extent in mortgages or deeds of trust but may acquire mortgages as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. In addition, we may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

          Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

          Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

Dispositions

          Consistent with our strategy to focus on our U.S. office business, we plan to sell our non-core retail/entertainment assets - Hollywood & Highland in Los Angeles, California; Desert Passage in Las Vegas, Nevada; and Paseo Colorado in Pasadena, California - over the next several years. For a discussion of the disposition of these properties see "Risk Factors - We may be unable to complete the disposition of our non-core retail/entertainment properties on a timely basis or on acceptable terms," "Business - Retail/Entertainment Properties" and "Property Portfolio - Retail/Entertainment Properties." Over the next several years, we plan to concentrate our capital on our core markets and to exit selectively from investments in our secondary markets in an orderly fashion. Where appropriate, and subject to REIT qualification rules, we may sell certain of our properties.

Financing Policies

          We do not have a policy limiting the amount of indebtedness that we may incur. We expect to manage our balance sheet prudently. However, our certificate of incorporation and bylaws do not limit the amount or percentage of indebtedness that we may incur. We have not established any limit on the number or amount of mortgages that may be placed on any single property or on our portfolio as a whole.

          We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of properties to be acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties and us as a whole to generate cash flow to cover expected debt service. For additional information, see "Risk Factors - We face risks associated with the use of debt to finance our business, including refinancing risk" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources."

Conflict of Interest Policies

          We have adopted a policy that, without the approval of all of the disinterested directors, we will not:

     o acquire from or sell to any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is a member of the board of directors or has an economic interest of more than one percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property or contract for services from any of the foregoing persons;

     o borrow from or make any loan to any of the foregoing persons other than loans to cover relocation expenses of such persons, the terms of which must be approved by the compensation committee of our board of directors; or

     o    engage in any other transaction with any of the foregoing persons.

          Our board of directors is subject to certain provisions of Delaware law, which are also designed to eliminate or minimize conflicts. However, there can be no assurance that these provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

          Pursuant to Delaware law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which one of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of such director's vote in favor thereof if:

     o the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee in good faith authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum; or

     o the material facts relating to the common directorship or interest and as to the transaction are disclosed to the shareholders entitled to vote thereon, and the transaction is approved in good faith by vote of the shareholders; or

     o the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

          We have authority to offer stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has no present intention of causing the repurchase of any of our common stock. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code of 1986, as amended (or the Treasury regulations), our board of directors determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act of 1940, as amended. Our policies with respect to such activities may be reviewed and modified or amended from time to time by our board of directors without a vote of the stockholders.

                              SELLING STOCKHOLDERS

          In connection with the corporate reorganization of TrizecHahn Corporation, some former TrizecHahn Corporation shareholders received, in exchange for some of their TrizecHahn Corporation subordinate voting shares, exchange certificates that are exchangeable for underlying shares of our common stock. These exchange expire at the close of business on August 5, 2002. In accordance with the terms of the exchange certificates, if any exchange certificates remain outstanding at the time they expire, the shares of our common stock underlying such exchange certificates must be sold on behalf of the exchange certificate holders. The exchange certificate holders will receive the net proceeds from the sale and their exchange certificates will be cancelled. We have caused the registration statement of which this prospectus is a part to be filed with and declared effective by the Securities and Exchange Commission so that the common stock underlying expired exchange certificates may be sold on behalf of the selling stockholders.

          This prospectus relates to the offer and sale by the selling stockholders of the number of shares of our common stock owned by the selling stockholders set forth below. The following table sets forth (1) the names of the selling stockholders, (2) the nature of any position, office or other material relationship that the selling stockholder has had with us within the past three years, (3) the number of shares of common stock and (if one percent or more) the percentage of common stock beneficially owned as of the close of business on August 5, 2002 by a selling stockholder, (4) the number of shares of common stock that may be offered or sold by or on behalf of each selling stockholder and (5) the amount and (if one percent or more) the percentage of shares of common stock to be owned by each selling stockholder upon the completion of the offering assuming all shares offered by such selling stockholder are sold. Any or all of the shares listed below under the heading "Shares to be Sold" may be offered for sale by or on behalf of the selling stockholder.

                                Shares Beneficially Owned                                 Shares Beneficially Owned
Selling Stockholder (1)           Prior to the Offering          Shares to be Sold            After the Offering
-----------------------         -------------------------        -----------------        -------------------------
                                   Number         Percent                                  Number         Percent
                                   ------         -------                                  ------         -------


(1) Because our exchange certificates are exchange-traded securities, the names of and other relevant details regarding the selling stockholders will not be ascertainable until immediately after the close of business on August 5, 2002, which is the time that the exchange certificates expire. Provided that the offering described in this prospectus proceeds, we intend to file a pre-effective amendment to the registration statement, of which this prospectus is a part, immediaetly after the expiration of the exchange certificates, to disclose the names of and other relevant details regarding the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

          The following is a description of the general terms and provisions of our capital stock. This description is subject to and qualified in its entirety by reference to the applicable provisions of our certificate of incorporation and bylaws. Mellon Investor Services is our transfer agent.

         Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share; 100 shares of special voting stock, par value $0.01 per share; 100,000 shares of Class F convertible stock, par value $0.01 per share; 1,100,000 shares of Series B convertible preferred stock, par value $1.00 per share; and 750,000 shares of Class C convertible preferred stock, par value $1.00 per share. As of May 31, 2002, we had 149,849,511 shares of common stock, 100 shares of special voting stock and 100,000 shares of Class F convertible stock outstanding. We had no shares of Series B convertible preferred stock or Class C convertible preferred stock outstanding.

Common Stock

          The holders of our common stock are entitled to one vote per share in the election of directors and on all other matters voted on by stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

          Subject to the preferential rights of any other outstanding series of our capital stock, the holders of common stock are entitled to distributions declared from time to time by the board of directors or an authorized committee thereof from funds available for distribution to such holders.

          All issued and outstanding shares of common stock described in this prospectus will be fully paid and non-assessable and will not be subject to preemptive or similar rights.

          In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any class or series of capital stock that has a liquidation preference.

          The New York Stock Exchange has authorized the listing of our common stock under the symbol "TRZ."

Special Voting Stock

         We have issued all authorized shares of our special voting stock to an indirect, wholly owned Hungarian subsidiary of Trizec Canada Inc.

          The special voting stock entitles its holders to a number of votes in the election of our directors, so that when that number of votes is added to the aggregate number of votes that Trizec Canada Inc. and its subsidiaries otherwise may cast in the election of our directors, the total number constitutes a majority of the votes that may be cast. Holders of the special voting stock are entitled to such votes in the election of our directors only if Trizec Canada Inc. and its subsidiaries collectively own at least five percent of our issued and outstanding common stock at the time of the vote. The voting rights provided by the special voting stock will expire on January 1, 2008. The special voting stock does not entitle its holders to any voting rights with respect to any other matters, except as required by Delaware corporate law.

          The special voting stock also entitles its holders to certain cash dividends whenever we declare a dividend on our common stock during the 66 months after the effective date of the corporate reorganization. These dividend rights, however, are junior to the dividend rights of the Class F convertible stock.

          The cash dividend on the special voting stock will be an amount that on an after-tax basis is equal to all non-Canadian taxes, principally cross-border withholding taxes, payable by Trizec Canada Inc. or its subsidiaries in respect of:

          o    dividends paid to them by us after the corporate reorganization;

          o    related dividends paid by such entities; and

          o    certain prior dividends paid by us.

We will pay such cash dividends once the aggregate of such taxes exceeds a threshold amount of $71 million.

          The effective tax rate used to calculate this cash dividend will not exceed 30% or such higher rate of United States withholding tax as may be applicable under the Internal Revenue Code of 1986, as amended, to dividends paid by a REIT to a foreign corporation at the time the particular cash dividend is paid by us. The current effective rate of non-Canadian tax is approximately 10%. We expect, however, that this rate will increase in the future. See "Risk Factors - An anticipated increase in non-Canadian taxes applicable to dividends we pay to a Hungarian subsidiary of Trizec Canada Inc. may decrease the amount of funds we have available for distribution as dividends on our common stock" in this prospectus.

          Once during the 66-month period after the effective date of the corporate reorganization, our board of directors may pay a dividend on the special voting stock based on estimated future dividends on our common stock and estimated non-Canadian tax rates. If we have paid an estimated dividend on the special voting stock, the amount of the subsequent special voting stock dividends payable in connection with dividends on our common stock will be reduced by the amount of the estimated dividend.

          After the first date on which no taxing authority can make a further determination that Trizec Canada Inc. or its subsidiaries are liable for non-Canadian taxes in respect of a dividend paid by us on shares of our special voting stock or common stock held, directly or indirectly, by Trizec Canada Inc., we or the holders of the special voting stock will be entitled to redeem any or all outstanding shares of special voting stock for an aggregate redemption price of $100,000, plus any declared but unpaid dividends.

          Upon liquidation, dissolution or winding-up, the holders of special voting stock will be entitled to an aggregate preferential distribution of $100,000 plus any declared but unpaid dividends, but no more, all subject to the prior rights of holders of Class F convertible stock and all other shares entitled to priority in the distribution of assets.

Class F Convertible Stock

          If and to the extent that TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries dispose of shares of our stock at a time when that sale is not exempt from U.S. tax because we are not then a "domestically-controlled REIT," TrizecHahn Corporation, Trizec Canada Inc. and their subsidiaries will incur FIRPTA tax with respect to gain realized on such disposition. In determining the value of the shares of TrizecHahn Corporation for the purpose of their exchange with a subsidiary of Trizec Canada Inc. for our common stock, it was decided that this potential FIRPTA tax liability should be taken into account to the extent it might be realized in the future as the result of certain specified triggering events. The amount, if any, of this potential liability, however, was not ascertainable at the time of the corporate reorganization, although it may become more clearly ascertainable based on events occurring within a period of five and half years after the corporate reorganization. Therefore, it was decided that in determining the number of our shares to be exchanged for TrizecHahn Corporation's shares it would be appropriate to assume that such FIRPTA tax would not become payable but to provide a mechanism that would have the effect of adjusting such number of shares in the event that a relevant FIRPTA tax liability arises in the future. Because it would not be feasible to require that a portion of the shares of our stock held by the public be transferred to a subsidiary Trizec Canada Inc. should such a relevant FIRPTA tax liability arise, the Class F convertible stock mechanism, described below, was adopted to adjust for this potential tax liability.

          We have issued all authorized shares of our Class F convertible stock to an indirect, wholly owned Hungarian subsidiary of Trizec Canada Inc. The shares of Class F convertible stock do not entitle their holders to vote or to receive notice of or to attend any meeting of our stockholders, except as required by Delaware corporate law.

          The Class F convertible stock entitles its holders to an aggregate cumulative dividend of $5,000 per annum prior to any dividend payments on or redemption of the special voting stock, Series B convertible preferred stock, Class C convertible preferred stock or the common stock in any year. The Class F convertible stock does not participate in any dividends declared on any other class of capital stock.

          Holders of the Class F convertible stock will be entitled to convert shares of Class F convertible stock into shares of our common stock, in most cases on the business day following delivery of a conversion notice to us, in connection with any of the following conversion triggering events:

          o FIRPTA tax is payable in connection with a disposition of our capital stock pursuant to the corporate reorganization;

          o FIRPTA tax is payable in connection with major corporate transactions or events, such as mergers, requiring the approval of a specified portion of our common stockholders or the tendering of a specified portion of our common stock to effect those transactions or events, where they occur within 66 months following the effective date of the corporate reorganization;

          o FIRPTA tax is payable in connection with a disposition of shares of our capital stock by Trizec Canada Inc. or its subsidiaries within a three-month period following the 63rd month after the corporate reorganization, and prior to such disposition we were unable to deliver certification stating that we are a "domestically-controlled REIT" at such time or we provided such certification but FIRPTA tax is nevertheless payable on such disposition;

          o FIRPTA tax is payable in connection with a disposition of shares of our capital stock by Trizec Canada Inc. or its subsidiaries within a 60-month period following the 66th month after the corporate reorganization, which shares were held by Trizec Canada Inc. or its subsidiaries on the 66th-month anniversary of the corporate reorganization; provided that in connection with a disposition of our capital stock by Trizec Canada Inc. or its subsidiaries in the three-month period following the 63rd month after the corporate reorganization, we were unable to deliver certification stating that we were a "domestically-controlled REIT" at such time or we provided such certification but FIRPTA tax was nevertheless payable on such disposition; and

          o a FIRPTA tax liability is asserted by the Internal Revenue Service but is disputed by the relevant taxpayer and such taxpayer wishes to prepay the disputed amount pending resolution of the dispute but is unable to finance on commercial terms such prepayment and any associated taxes or costs; provided, however, that following the settlement of the dispute the relevant taxpayer will refund to us any amount that is in excess of such taxpayer's FIRPTA tax liability plus any costs associated with the dispute.

          In order to convert a share of Class F convertible stock, the holder must give a notice to us within 21 days after the occurrence of the relevant conversion triggering event. In most circumstances, however, a sale of shares of our capital stock by Trizec Canada Inc. or its subsidiaries in the 63-month period following the corporate reorganization will not entitle a holder to convert any shares of Class F convertible stock into shares of our common stock.

          Upon conversion, a holder of Class F convertible stock will generally be entitled to a number of shares of our common stock such that the after-tax proceeds from the sale thereof would equal the amount of the FIRPTA tax incurred, plus any costs or penalties associated therewith. In the event that our Class F convertible stock is convertible because FIRPTA tax is payable in connection with a disposition of our stock in the 60-month period following the 66th month after the corporate reorganization as described above, the aggregate number of shares of our common stock that may be received by the holder of our Class F convertible stock pursuant to such conversions would be subject to a limit based on a fixed amount of FIRPTA tax. Specifically, the aggregate number of shares received will be limited so that the aggregate after-tax proceeds from any sale thereof will not exceed the amount of FIRPTA tax that would have been payable had all such shares been sold at the end of the 66th month after the

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corporate reorganization. For the purposes of determining a holder's conversion entitlement, the fair market value of our common stock will be calculated as follows:

          o Where common stock is sold before the conversion date to fund applicable taxes or costs, the fair market value of our common stock will be determined by the weighted average prices realized on sales of our common stock, less costs associated with such sales.

          o Otherwise, the fair market value of our common stock will be determined by the weighted average trading price of our common stock on the day the conversion notice was delivered.

          If we disagree with the calculation of the number of shares of common stock resulting from conversion, we will be entitled to dispute the calculation in arbitration proceedings.

          After the conversion rights expire, we or the holders will be entitled to redeem any or all outstanding shares of Class F convertible stock for an aggregate redemption price of $100,000 plus any declared but unpaid dividends.

          Upon liquidation, dissolution or winding-up, the holders of Class F convertible stock will be entitled to an aggregate preferential distribution in the amount of $100,000, plus any declared but unpaid dividends, prior to any distributions to holders of special voting stock or common stock. Once the Class F convertible stockholders receive the preferential distribution upon our liquidation, dissolution or winding-up, they will not be entitled to share in any further distributions.

Series B Convertible Preferred Stock

          The holders of our Series B convertible preferred stock are not entitled to vote as such, except as required by the Delaware General Corporate Law.

          The Series B convertible preferred stock entitles its holders to an aggregate cumulative dividend at a fixed per annum rate of 7.5% of the price per share at which such stock was purchased. The Series B convertible preferred stock does not participate in any dividends declared on any other class of capital stock.

          Holders of shares of Series B convertible preferred stock may at their option convert all or part of their shares of Series B convertible preferred stock into common stock. Each share of Series B convertible preferred stock shall be convertible into such number of shares of our common stock equal to $1,000 divided by the fair market value of one share of our common stock at the time of conversion, which is to be determined by our board of directors.

          We may redeem any or all issued and outstanding shares of Series B convertible preferred stock at a redemption price equal to $1,000 per share, plus any declared but unpaid dividends. We may also choose to purchase for cancellation any or all outstanding shares of Series B convertible preferred stock by an invitation to tender addressed to all registered holders of Series B convertible preferred stock, but only if the price per share being offered is less than the price that would be paid on redemption.

          Upon liquidation, dissolution or winding-up, the holders of Series B convertible preferred stock will be entitled to a preferential distribution in the amount of $1,000 per share, plus any declared but unpaid dividends, prior to any distributions to holders of common stock. Once the Series B convertible preferred stockholders receive the preferential distribution upon our liquidation, dissolution or winding-up, they will not be entitled to share in any further distributions.

Class C Convertible Preferred Stock

          The holders of our Class C convertible preferred stock are not entitled to vote as such, except as required by the Delaware General Corporate Law.

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          The Class C convertible preferred stock entitles its holders to an aggregate cumulative dividend at a fixed per annum rate of 7% of the price per share at which such stock was purchased payable quarterly prior to any dividend payments on or redemption of the Series B convertible preferred stock or the common stock in any year. The Class C convertible preferred stock does not participate in any dividends declared on any other class of capital stock.

          Holders of shares of Class C convertible preferred stock may at their option convert all or part of their shares of Class C convertible preferred stock into common stock at any time after April 1, 2002. Each share of Class C convertible preferred stock shall be convertible into such number of shares of our common stock equal to $1,100 divided by the fair market value of one share of our common stock at the time of conversion, which is to be determined by our board of directors.

          We may redeem any or all issued and outstanding shares of Class C convertible preferred stock at a redemption price equal to $1,100 per share, plus any declared but unpaid dividends at any time after the fifth anniversary of the issue date of the Class C convertible preferred stock. We may also choose to purchase for cancellation at any time after the fifth anniversary of the issue date any or all outstanding shares of Class C convertible preferred stock by an invitation to tender addressed to all registered holders of Class C convertible preferred stock, but only if the price per share being offered is less than the price that would be paid on redemption.

          Upon liquidation, dissolution or winding-up, the holders of Class C convertible preferred stock will be entitled to a preferential distribution in the amount of $1,100 per share, plus any declared but unpaid dividends, prior to any distributions to holders of Series B convertible preferred stock or common stock. Once the Class C convertible preferred stockholders receive the preferential distribution upon our liquidation, dissolution or winding-up, they will not be entitled to share in any further distributions.

Restrictions on Ownership of our Capital Stock

          For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, among other things:

          o not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code of 1986, as amended, during the last half of a taxable year; and

          o our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

          To enable us to continue to qualify as a REIT, our certificate of incorporation restricts the ownership of shares of our capital stock as described below to address these requirements.

          Our certificate of incorporation provides that no stockholder other than TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.9% of the value of the outstanding shares of our capital stock. The board of directors may waive the application of this ownership limitation to a person subject thereto if the board of directors receives a ruling from the Internal Revenue Service or an opinion of counsel concluding that all the requirements for our qualification as a REIT and as a "domestically-controlled REIT" will be satisfied. However, prior to waiving the application of this ownership limitation, the board of directors must require such representations and undertakings from the applicant as are reasonably necessary to ascertain that such applicant's beneficial or constructive ownership of our capital stock will not then or in the foreseeable future violate the requirements for our qualification as a REIT and as a "domestically-controlled REIT."

          In addition to the ownership limitations established to preserve our REIT status, as described above, our certificate of incorporation contains an ownership limitation that is designed to enable us to qualify as a "domestically-controlled REIT," within the meaning of Section 897(h)(4)(B) of the Internal Revenue Code of 1986, as amended. This limitation restricts any person that is not a qualifying U.S. person from beneficially owning our capital stock if such person's holdings, when aggregated with shares of our capital stock beneficially owned by all

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other persons that are not qualifying U.S. persons, would exceed 45% by value of our issued and outstanding capital stock. Such limitation, however, will not affect the right of TrizecHahn Corporation, Trizec Canada Inc. and their subsidiaries to hold shares of our capital stock that were acquired prior to, or in connection with, the corporate reorganization or that may be acquired pursuant to the conversion of Class F convertible stock and will not apply to an acquisition of exchange certificates.

          For purposes of these limitations on ownership relating to "domestically-controlled REIT" status, a qualifying U.S. person is a person who falls within at least one of the following categories:

          (1)  a U.S. citizen;

          (2)  a U.S. resident individual;

          (3)  an S corporation;

          (4) a partnership or limited liability company (or other entity classified as a partnership for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and
               (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons;

          (5) a corporation or business trust (or other entity classified as a corporation for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the shares, units or other ownership interests in which are owned by qualifying U.S. persons;

          (6) an estate if (a) its income is subject to U.S. tax regardless of source and (b) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

          (7) a registered investment company (as defined in Section 851 of the Internal Revenue Code of 1986, as amended) that is offered for sale only in the United States;

          (8) a trust if (a) a court within the United States is able to exercise primary jurisdiction over its administration, (b) one or more United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, and (c) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

          (9) a corporation, fund, foundation or other organization organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

          (10) a legal person organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is established and maintained to provide pensions or other similar benefits in connection with employment pursuant to a plan (including, without limitation, (a) a trust described in Section 401(a) of the Internal Revenue Code of 1986, as amended, and (b) an "eligible deferred compensation plan" as defined in Section 457 of the Internal Revenue Code of 1986, as amended, in respect of which the employer is a qualifying U.S. person);

          (11) a simplified employee pension plan described in Section 408(k) of the Internal Revenue Code of 1986, as amended, an individual retirement account, an account described in Section 408(p) of the Internal Revenue Code of 1986, as amended, an annuity plan described in Section 403 of the Internal Revenue Code of 1986, as amended, and any similar plan permitted under the Internal Revenue Code of 1986, as amended, in respect of individual retirement benefits or similar

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               benefits, provided that in each case at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

          (12) a group trust in which assets of persons described in paragraph
               (10) or (11) above are pooled;

          (13) a Keough plan, provided that at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

          (14) a governmental entity consisting of any of: (a) any governing body of the United States, or of a political subdivision or local authority of the United States; (b) a person that is wholly owned, directly or indirectly, by the United States or a political subdivision or local authority of the United States provided (i) it is created or organized in or under the laws of the United States, or any State or the District of Columbia, (ii) its earnings are credited to its own account with no portion of its income inuring to the benefit of any private person, and
               (iii) its assets vest in the United States or a political subdivision or local authority of the United States upon dissolution; and (c) a pension trust or fund of a person described in subparagraph (a) or (b) that is created or organized in or under the laws of the United States or any State or the District of Columbia and that is constituted and operated exclusively to administer or provide pension benefits to individuals in respect of services rendered to such person in the discharge of functions of a governmental nature;

          (15) a "common trust fund" as defined in Section 584 of the Internal Revenue Code of 1986, as amended, or separate account, respectively, (a) established by a bank or insurance company, respectively, organized in the United States or under the laws of the United States or any State or the District of Columbia and
               (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons; and

          (16) an investment club or similar entity (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons.

          As used herein, the term "United States" means the United States of America, and includes the States thereof and the District of Columbia; such term, however, does not include Puerto Rico, the Virgin Islands, Guam or any other United States possession or territory.

          Solely for the purposes of applying the 45% foreign ownership limitation, unless and until otherwise determined by our board of directors, any purported acquisition of beneficial ownership of shares of our capital stock by a person that is not a qualifying U.S. person, of which we become aware, will be presumed to cause a violation of such limitation. However, this presumption will not be applied to:

          o any acquisition by TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries of shares of our common stock acquired in connection with the corporate reorganization or upon exercise of our warrants;

          o any acquisition of our Class F convertible stock or special voting stock;

          o any issuance by us of our common stock to a holder of Class F convertible stock upon conversion by such holder of shares of Class F convertible stock;

          o any acquisition by a person that is not a qualifying U.S. person resulting from such person's exercise of stock options issued by us, but only if such shares are disposed of by the close of the first business day following the exercise of such stock options; and

          o    any acquisition of exchange certificates.

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          Our board of directors may, in its sole discretion, terminate the presumption referred to above at any time following the occurrence of any event or events that, in the judgment of our board of directors, result in a substantial reduction in the percentage ownership of our capital stock by TrizecHahn Corporation, Trizec Canada Inc. or their subsidiaries, provided that the board of directors has received a ruling from the Internal Revenue Service or an opinion of counsel concluding in effect that a termination of the presumption would not significantly and adversely affect our ability to qualify as a "domestically-controlled REIT."

          In the event that a purported transfer, including but not limited to a sale or issuance, of shares of our capital stock to any person would:

          o cause the person to own shares of our capital stock in violation of any of the ownership limitations and restrictions;

          o    cause us to be beneficially owned by fewer than 100 persons;

          o cause us to become "closely held" under Section 856(h) of the Internal Revenue Code of 1986, as amended;

          o cause us to constructively own 10% or more of the ownership interests in a tenant of real property owned by us or by our direct or indirect subsidiary within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code of 1986, as amended, if that would cause us to violate the 95% or 75% gross income tests of Section 856(c) of the Internal Revenue Code; or

          o result in us not qualifying as a "domestically-controlled REIT" (determined for this purpose without regard to the five-year period referred to in Section 897(c)(1) of the Internal Revenue Code of 1986, as amended), such purported transfer will be void ab initio, the intended transferee will be deemed to be a prohibited owner and will acquire no rights in such shares, and such shares will be designated as excess shares. All excess shares will be automatically transferred (without action by the stockholder) to a charitable trust for the exclusive benefit of charitable beneficiaries designated by us, subject to the prohibited owner's entitlement to certain proceeds as described below. The transfer of the excess shares to the charitable trust will be effective as of the close of trading on the trading day immediately preceding the purported transfer date.

          If we determine that: (a) a purported transfer of shares of our capital stock would be in violation of any of the ownership limitations and restrictions, (b) a person acquired or intends to acquire beneficial ownership of our capital stock in violation of any of the ownership limitations and restrictions, or (c) a person is otherwise in violation of any of the ownership limitations and restrictions, we will take any necessary actions to prevent or void such transfer or acquisition. Our failure to act, however, will not affect the designation of shares of our capital stock as excess shares and their automatic transfer to the charitable trust in accordance with procedures described above. In addition, any person who acquires or attempts to acquire shares of our capital stock in violation of the ownership restrictions or who is otherwise in violation of any of the ownership limitations and restrictions will be required immediately to provide us with written notice of the purported transfer or of any other event that caused the person to beneficially own our capital stock in violation of the ownership restrictions, and, upon our request, will also be required to provide us with any information concerning the impact of the purported transfer or such other event on our status as a REIT and as a "domestically-controlled REIT."

          A person who is deemed to be a prohibited owner will not benefit economically from any excess shares held in the charitable trust, will have no rights to dividends paid with respect to the excess shares and will not have any rights to vote or other rights attributable to the excess shares held in the charitable trust. Upon liquidation, the prohibited owner who gave value for shares of the capital stock that are designated as excess shares and are automatically transferred to the charitable trust will be entitled to receive an amount not greater than the price per share that such prohibited owner paid for such shares, or, if the prohibited owner did not give value for the shares, an amount that is equal to the price per share based on fair market value of the shares on the date of the purported transfer or such other event that caused the transfer of such shares to the charitable trust. Within 20 days of receiving notice from us that the shares have been transferred to the charitable trust, the charitable trustee will sell

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the shares to a permitted transferee (or permitted transferees) whose beneficial ownership of our capital stock would not violate our ownership limitations and restrictions. Upon this transfer by the trustee to a permitted transferee, the prohibited owner will receive from the trustee the lesser of the proceeds received on the disposition of the shares to a permitted transferee or the price per share such prohibited owner paid for such shares or, if no value was given by the prohibited owner, a price based on the fair market value of the shares on the date of the purported transfer or such other event as caused the transfer of the shares of capital stock to the charitable trust. The trustee will distribute any excess amounts to the charitable beneficiaries.

          While the excess shares are held in trust, the trustee, as a record holder of the excess shares, will be entitled to all dividends and distributions, including any distributions upon liquidation, paid by us with respect to the relevant class of capital stock. The trustee will have all the voting rights of excess shares held by the trust and rights to receive any notice of any meetings that a particular class of excess shares held by the trustee is entitled to. The trustee will agree to vote the excess shares pursuant to a voting agreement with us.

          The ownership limitation provisions of the certificate of incorporation will not be automatically removed if the REIT provisions of the Internal Revenue Code of 1986, as amended, are changed to remove or increase the ownership concentration limitation. Except as otherwise described above, any change in the ownership limit would require an amendment to the certificate of incorporation. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding a third party from acquiring control of us.

          We are specifically authorized to seek equitable relief to enforce our ownership limitations.

          Our ownership limitations do not preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, the Nasdaq Stock Market Inc. or any other national securities exchange (but the fact of settlement will not prevent or deter the transfer of our capital stock to the charitable trust as described above).

          All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Obligations of the Stockholders to Provide Information

          Each person who beneficially owns 2% or more of the outstanding shares of our capital stock, is obligated, within 30 days after the end of each fiscal year, to give to us a written statement or an affidavit, as we may determine, stating, among other things, (1) the amount of capital stock beneficially owned by such person as of each of the dividend record dates of our capital stock on which such person beneficially owned shares of our capital stock during the immediately preceding year and (2) whether or not such person is a qualifying U.S. person. Under the policies and procedures to be established by our board of directors, a statement similar to the one required from beneficial owners of 2% or more of our outstanding shares of capital stock is also required of persons who beneficially own between 1% and 2% of our outstanding shares of capital stock.

          Each person who is a beneficial, constructive or record owner of capital stock is required to promptly provide to us such information as we may request in order to determine our status as a REIT and as a "domestically-controlled REIT" and to determine and ensure compliance with our ownership limitations and restrictions.

          Any person who fails to provide us promptly with any of the requested information will be automatically deemed to not be a qualifying U.S. person and, therefore, a prohibited owner. Such prohibited owner's shares of capital stock will be designated as excess shares and transferred to the charitable trust for sale to a qualifying U.S. person, in the manner described above in the section entitled "Restrictions on Ownership of our Capital Stock," except that, for the purposes of determining such prohibited owner's entitlement upon liquidation and upon sale of excess shares to a permitted transferee, such prohibited owner will be considered to have given no value for such shares.

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Warrants

          As part of the corporate reorganization, we have issued warrants (1) to certain former holders of outstanding TrizecHahn Corporation stock options in replacement of such options and (2) to Trizec Canada Inc. or a wholly owned subsidiary of Trizec Canada Inc. in an amount sufficient to allow Trizec Canada Inc. or such wholly owned subsidiary to purchase one share of our common stock for each Trizec Canada Inc. stock option granted in the corporate reorganization.

          Each warrant entitles the registered holder to purchase shares of our common stock at any time prior to the expiration date of such warrant. The expiration date of each warrant issued in replacement of an outstanding TrizecHahn Corporation stock option is identical to the expiration date of the stock option that such warrant replaces, and the exercise price of each such warrant is the U.S. dollar equivalent of the exercise price of the stock option that such warrant replaces. Upon the exercise of an outstanding Trizec Canada Inc. stock option to acquire a newly issued Trizec Canada Inc. subordinate voting share, we expect that Trizec Canada Inc. or a wholly owned subsidiary of Trizec Canada Inc. will exercise a warrant providing Trizec Canada Inc. or the subsidiary with a corresponding newly issued share of our common stock. Any warrant not exercised before its expiration date will become void, and rights of the holder will cease. The warrants do not entitle the holders thereof to any of the rights of holders of our common stock or to vote at any meetings of our stockholders or at any other time at which a vote or consent of any of our stockholders is sought.

          These warrants are structured to qualify as readily ascertainable fair market value options for U.S. tax purposes. Accordingly, they are freely transferable by the holder and fully vested and exercisable and have a fixed term that is not linked to continued service with us as an employee or director. The warrants will not, however, be listed on any stock exchange.

          A registration statement on Form S-11 registering the underlying shares of our common stock was effective prior to issuance of warrants. Each warrant is subject to the terms of a warrant agreement that was entered into prior to the issuance of the warrants. This warrant agreement provides for adjustment of the exercise price to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock.

Anti-takeover Effect of Provisions in our Charter and Bylaws and Under Delaware Law

          Charter and Bylaws

          The ownership restrictions contained in our certificate of incorporation and bylaws might discourage transactions that involve an actual or threatened takeover of us. These ownership restrictions would delay or impede a transaction or a change in control that might involve a premium price for our capital stock or would otherwise be in the best interest of the stockholders. See "Description of Capital Stock - Restrictions on Ownership" and "Description of Capital Stock - Qualification as a 'Domestically-Controlled REIT'" in this prospectus. These provisions may reduce the possibility of a tender offer or an attempt to change our control.

          Delaware Law

          The holders of our Class F convertible stock, special voting stock, Series B convertible preferred stock and Class C convertible preferred stock may be able to delay, defer or prevent a change in control of our business in circumstances where the holders of any of these classes of our capital stock would have class voting rights. Specifically, regardless of whether our certificate of incorporation grants voting rights to holders of a particular class of our capital stock, Section 242(b)(2) of the Delaware General Corporation Law grants to the holders of each class of our capital stock a statutory voting right to approve as a class any amendment to our certificate of incorporation if the amendment would change the aggregate number of authorized shares of the particular class of capital stock or its par value or would adversely change the powers, preferences or special rights of the particular class of capital stock. This statutory voting right exists with respect to a particular class of capital stock for so long as any shares of that class remain outstanding and only terminates when all shares of the class are redeemed or converted, if applicable, or otherwise retired.

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          Our certificate of incorporation provides that Section 203 of the
Delaware General Corporation Law, an anti-takeover law, will not apply to us.
Section 203 generally prohibits an interested stockholder from engaging in certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of our outstanding voting stock or is our affiliate or associate who, together with affiliates and associates, at any time within three years prior, did own 15% or more of the corporation.

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  CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE AND BYLAWS

          The following summary of certain provisions of Delaware law and our certificate of incorporation and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our certificate of incorporation, amendment to our certificate of incorporation and bylaws, copies of which have been filed with the SEC and are incorporated as exhibits hereto by reference to our registration statement on Form 10, registration statement on Form S-8 and quarterly report on Form 10-Q, respectively.

          Our certificate of incorporation and bylaws contain certain provisions that could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, amendment to our certificate of incorporation and bylaws, which have been filed with the SEC and are incorporated as exhibits hereto by reference to our registration statement on Form 10, registration statement on Form S-8 and quarterly report on Form 10-Q, respectively. See also "Description of Capital Stock - Anti-takeover Effect of Provisions in our Charter and Bylaws and Under Delaware Law."

Amendment of Our Certificate of Incorporation and Bylaws

          Our certificate of incorporation may be amended only by being first approved by our board of directors pursuant to a resolution adopted in accordance with Section 242 of the Delaware General Corporation Law, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of our certificate of incorporation, then in addition to any other vote of the holders of voting stock that is required by our certificate of incorporation or bylaws, the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of our certificate of incorporation. Unless otherwise required by law, our board of directors may amend our bylaws by the affirmative vote of a majority of the directors. Our bylaws may also be amended by the stockholders, at an annual meeting or at a special meeting called for such purpose, by the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

Dissolution of the Company

          The Delaware General Corporation Law permits our dissolution by (1) the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and
(2) upon proper notice, stockholder approval by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

          Under our bylaws, annual meetings of stockholders shall be held at such date and time as determined by our board of directors, chairman of the board or president. Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before an annual meeting of stockholders. Special meetings of stockholders may be called only by a majority of the directors, and only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

The Board of Directors

          Our certificate of incorporation provides that our board of directors shall initially consist of four directors and thereafter the number of our directors may be established by our board of directors but may not be fewer than the minimum number required by the Delaware General Corporation Law nor more than eleven. Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of our board of directors or any authorized committee thereof.

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Ownership Limitations

          Our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See "Description of Capital Stock - Restrictions on Ownership of our Capital Stock."

Limitation of Liability and Indemnification

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of our company, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, subject to certain limitations.

          Our certificate of incorporation, as well as our bylaws, provides that we will fully indemnify our officers, directors and employees to the fullest extent possible under the General Corporation Law of the State of Delaware as described above. Additionally, our certificate of incorporation provides that a director will have personal liability for money damages to us or our stockholders for breach of fiduciary duty only for:

          o    a breach of the director's duty of loyalty;

          o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o    unlawful dividends or unlawful stock purchases or redemptions; or

          o any transaction from which the director received an improper personal benefit.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Directors' and Officers' Insurance and Indemnification

          In 2002, we purchased insurance for the benefit of directors and officers of our company and our subsidiaries against liability incurred by them in their capacity as directors and officers. The premium amounted to approximately $677,000. The policy provides coverage to the directors and officers of $50 million for each claim in the policy year. If we become liable pursuant to the indemnification of directors and officers with respect to any action against them in respect of execution of their duties of office, the insurance coverage will extend to us; however, each claim will be subject to a deductible of $500,000.

Business Combinations

          We have elected not to be governed by Section 203 of the Delaware General Corporation Law relating to business combinations with interested shareholders.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following summary discusses the federal income tax considerations anticipated to be material to you. The discussion addresses only holders that hold shares of our common stock as capital assets and does not address the tax consequences that may be relevant to individual stockholders in light of their particular circumstances or any special treatment to which they may be subject under certain federal income tax laws, such as dealers in securities, traders in securities that elect to mark to market, banks, insurance companies, persons liable for the alternative minimum tax, persons that hold securities that are a hedge, that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar, tax-exempt organizations (except to the extent discussed under the heading "- Taxation of Tax-Exempt Stockholders") or non-United States persons. This discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

          The information in this discussion is based on current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Code, existing administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of the current law.

          You are advised to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and disposition of our common stock.

Taxation of Our Company

          General

          We have made an election to be taxed as a REIT, under Sections 856 through 860 of the Code, commencing with our taxable year ending on December 31, 2001. We believe that we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. We intend to continue to operate in such manner, but no assurance can be given that we will continue to operate in a manner so as to qualify or remain qualified as a REIT for United States federal income tax purposes.

          Shearman & Sterling, acting as our special counsel, has delivered an opinion substantially to the effect that, commencing with our taxable year ended December 31, 2001, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation has enabled and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on current law and various assumptions, and relies upon the accuracy of certain representations made by us as to factual matters, and an opinion of counsel is not binding upon the IRS. Moreover, qualification and taxation as a REIT depends upon our ability to meet on an ongoing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, as discussed below, the results of which will not be reviewed by Shearman & Sterling. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Risk Factors - Our failure to qualify as a REIT would decrease the funds available for distribution to our stockholders and adversely affect the market price of our common stock" in this prospectus.

          The provisions of the Code, Treasury Regulations promulgated thereunder and other federal income tax laws relating to the qualification as and taxation of REITs are highly technical and complex. The following discussion sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

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          If we qualify for taxation as a REIT, generally, we will not be subject to United States federal corporate income taxes on that portion of our ordinary income or capital gain that we currently distribute to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to our stockholders. This deduction for dividends substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. We will, however, be subject to federal income tax under certain circumstances, among which are the following:

          We will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Annual Distribution Requirements" below with respect to our ability to elect to treat as having been distributed to our stockholders certain capital gains upon which we have paid taxes, in which case, so much of the taxes as we have paid with respect to such income would also be treated as having been distributed to stockholders.

          We may be subject to the "alternative minimum tax" on our items of tax preference.

          If we have (a) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

          We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

          If we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but we have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which we fail the 75% or 95% gross income test multiplied by
(2) a fraction intended to reflect our profitability.

          We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders are less than the sum of (1) 85% of our ordinary income for the taxable year, (2) 95% of our REIT capital gain net income for the year (other than capital gain income we elect to retain and pay tax on) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which we elected to retain and pay tax on).

          If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within 10 years, then pursuant to the Temporary Treasury Regulations, we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

          Organizational Requirements

          The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons;
(6) not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition

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(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

          We believe that we will have issued sufficient shares of our common stock with sufficient diversity of ownership to allow us to satisfy conditions
(5) and (6). In addition, our certificate of incorporation will provide for certain restrictions regarding the transfer of our capital stock in order to aid in meeting the stock ownership requirements. If we were to fail to satisfy such ownership requirements, our status as a REIT will terminate. See "Risk Factors - Our failure to qualify as a REIT would decrease the funds available for distribution to our stockholders and adversely affect the market price of our common stock" in this prospectus.

          To monitor our compliance with the stock ownership requirements, we are required to maintain records regarding the actual ownership of our capital stock. To do so, we must demand written statements each year from the record holders of certain percentages of our capital stock in which the record holders are to disclose the actual owners of the capital stock (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A stockholder who fails or refuses to comply with the demand must submit a statement with its United States federal income tax return disclosing the actual ownership of the capital stock and certain other information. Although we intend to satisfy the stockholder demand statement requirements described in this paragraph, any failure to satisfy those requirements will not result in our disqualification as a REIT under the Code but may result in the imposition of IRS penalties against us.

          In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below.

          Income Tests

          There are two separate percentage tests relating to the sources of our gross income that must be satisfied for each taxable year.

          First, at least 75% of our gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property (including "rents from real property," "gain from the sale or other disposition of real property," and, in certain circumstances, interest) or from certain other types of gross income specified in Section 856(c)(3) of the Code. Second, at least 95% of our gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived, directly or indirectly, from such real property investments, dividends, interest and gain from the sale or disposition of capital stock or securities (or from any combination of the foregoing).

          In addition, if we should realize any net income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any partnership in which we are a partner), then such income would be treated as income from a "prohibited transaction" and would not count towards satisfying the 95% and 75% gross income tests. Such income would also be subject to a 100% penalty tax. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

          Rents received from a tenant will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total

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rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property" in this prospectus. Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." To the extent that services (other than those customarily furnished or rendered in connection with the rental of real property) are rendered to the tenants of the property by the independent contractor, the cost of the services must be borne by the independent contractor. Both for the Related Party Tenant rules and for determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another. In addition to the independent contractor exception, a "taxable REIT subsidiary" in which we own an interest may provide both customary and noncustomary services to our tenants without causing the rent we receive from those tenants to fail to qualify as "rents from real property."

          We believe that we have held and managed our properties in a manner that has given rise to rental income qualifying under the gross income requirements for the REIT.

          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will generally be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of our income to our United States federal income tax return, and if any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "- General," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

          Asset Tests

          At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Of the investments included in the 25% asset class, subject to an exception for securities in the 75% asset class, (1) the value of one or more "taxable REIT subsidiaries" owned by us may not exceed 20%, of our total assets, (2) the value of any one issuer's securities (other than securities of taxable REIT subsidiaries) owned by us may not exceed 5% of our total assets, (3) we may not own more than 10% of any one issuer's outstanding voting securities, and (4) we may not own more than 10% of any one issuer's securities by value, excluding certain "safe harbor" debt. We may own 100% of "qualified REIT subsidiaries," which are, in general, 100% owned, corporate subsidiaries of a REIT. All assets, liabilities and items of income, deduction and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by us.

          Because substantially all of our assets consist of interests in real property, we believe that we will satisfy the asset tests described above.

          If we fail to satisfy the asset tests at the end of a calendar quarter, such failure would not cause us to lose our REIT status if (1) we satisfied all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of our assets). If the condition described in clause (2) of the preceding sentence were not satisfied, we could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

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          Annual Distribution Requirements

          In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount equal to at least (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and
(ii) 90% of the net income (after tax), if any, from foreclosure property, minus
(B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and
(3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on.

          We may elect to retain rather than distribute our net long-term capital gains. The effect of this election is that (1) we would be required to pay the tax on such gains at regular corporate tax rates, (2) our stockholders, while required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by us; and (3) the basis of a stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of capital gains tax paid by us and deemed paid by the stockholder).

          It is possible that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income, on the other hand. To avoid any problem with the distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flows and, if necessary, will borrow funds in order to satisfy the distribution requirement. We may be required to borrow funds at times when market conditions are not favorable.

          If we fail to meet the distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

          Failure to Qualify

          If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of Stockholders

          Taxation of U.S. Stockholders

                    Taxation of Taxable U.S. Stockholders

          As used herein, "U.S. Stockholder" means a holder of our capital stock who or that is (1) a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (3) an estate or trust the income of which is subject to United

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States federal income taxation regardless of its source, (4) a trust if (A) a
United States court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust. As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. U.S. Stockholders that are corporations will not be entitled to a dividends received deduction. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. Stockholder, reducing the tax basis of a U.S. Stockholder's capital stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. Stockholder's tax basis taxable as capital gains (if the stock is held as a capital asset).

          Any dividend declared by us in October, November or December of any year and payable to a U.S. Stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

          In general, distributions which are designated by us as capital gain dividends will be taxed to U.S. Stockholders as capital gains from the sale of assets held for greater than one year (i.e., "long-term term capital gain") to the extent they do not exceed our actual net capital gain for the year, without regard to the period for which a U.S. Stockholder has held his stock upon which the capital gain dividend is paid. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of such capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property.

          We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent that we designate, a U.S. Stockholder generally would (1) include his proportionate share of such retained capital gains in computing his long-term capital gains in his return for his taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such U.S. Stockholder's long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid, (4) increase the adjusted basis of his shares by the difference between the amount of such includable gains and amount of the tax deemed paid by him, and (5) in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations (which have not yet been issued).

          Distributions made by us and gain arising from a U.S. Stockholder's sale or exchange of our shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any passive losses against that income or gain.

          When a U.S. Stockholder sells or otherwise disposes of shares of our stock, the stockholder will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year.

          In general, any loss upon a sale or exchange of our capital stock by a U.S. Stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the procedure described above) from us that are required to be treated by such stockholder as long-term capital gain.

                    Taxation of Tax-Exempt Stockholders

          Based upon a published ruling by the IRS, a distribution by us to a U.S. Stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not

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financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

          Notwithstanding the preceding paragraph, however, a portion of the dividends paid by us may be treated as UBTI to certain domestic private pension trusts if we are treated as a "pension held REIT." We believe that we are not, and do not expect to become, a "pension-held REIT." If we were to become a "pension-held REIT," these rules generally would only apply to certain pension trusts that held more than 10% of our capital stock.

                    Information Reporting and Backup Withholding

          In general, information reporting requirements will apply to dividends in respect of, and the proceeds received on the disposition of our common stock paid within the United States (and in certain cases, outside of the United States) to U.S. Stockholders other than certain exempt recipients (such as corporations), and a 30 percent (this rate will be reduced to 29% for years 2004 and 2005, and 28% for 2006 and thereafter) backup withholding tax may apply to such amounts if the U.S. Stockholder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns or otherwise fails to comply with or establish an exemption from such backup withholding tax. The amount of any backup withholding from a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability.

Possible Legislative or Other Actions Affecting Tax Considerations

          Prospective investors should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are regularly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

State and Local Taxes

          We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in our common stock.

                              PLAN OF DISTRIBUTION

          We are registering shares of our common stock on behalf of the selling stockholders. We will pay for the costs, expenses and fees in connection with the registration of the shares, except for brokerage commissions incurred by the selling stockholders in connection with the sale or other disposition of the common stock. The selling stockholders may dispose of their shares in one or more of the following types of transactions (including block transactions):

          o    on the New York Stock Exchange,

          o    in the over-the-counter market,

          o    in privately negotiated transactions,

          o    through put or call options transactions relating to the shares,

          o    through short sales of shares, or

          o    a combination of such methods of sale.

          The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. Such transactions may or may not involve its brokers or dealers.

          The selling stockholders may offer and sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholders and/or the purchasers of shares.

          We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act.

          Certain of the brokers, dealers or agents and their associates who may become involved in the sale of the shares may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

                                 LEGAL MATTERS

          Certain legal matters, including the validity of our common stock, will be passed upon for us by Shearman & Sterling, New York, New York.

                                    EXPERTS

          The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this prospectus and the registration statement of which this prospectus is a part and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

          You may obtain from the SEC, through the SEC's web site or at the SEC offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. The registration statement may contain additional information about our company and the securities being offered that may be important to you.

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

          You may read and copy any reports, statements or other information that we file with the SEC at the address indicated above, and you may also access them electronically at the website set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2

Combined Consolidated Balance Sheets as of December 31, 2001 and
2000........................................................................ F-3

Combined Consolidated Statements of Operations and Comprehensive
Income for the years ended December 31, 2001, 2000 and 1999................. F-4

Combined Consolidated Statements of Changes in Owners' Equity for
the years ended December 31, 2001, 2000 and 1999............................ F-6

Combined Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999...................................... F-8

Notes to the Combined Consolidated Financial Statements.....................F-10

Schedule III - Real Estate and Accumulated Depreciation..................... S-1

Unaudited Combined Consolidated Balance Sheets as of March 31,
2002 and December 31, 2001.................................................. Q-1

Unaudited Combined Consolidated Statements of Operations and
Comprehensive Income for the three months ended March 31, 2002 and 2001.................................................................... Q-2

Unaudited Combined Consolidated Statements of Changes in Retained
Earnings, Unearned Compensation and Accumulated Other Comprehensive
Income (Loss) for the three months ended March 31, 2002..................... Q-4

Unaudited Combined Consolidated Statements of Cash Flows for the
three months ended March 31, 2002 and 2001.................................. Q-5

Notes to the Unaudited Combined Consolidated Financial Statements........... Q-7

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                        Report of Independent Accountants


To the Board of Directors and Shareholders of TrizecHahn Corporation


In our opinion, the combined consolidated financial statements listed in the accompanying index on page F-1 present fairly, in all material respects, the financial position of Trizec Properties, Inc. Combined (formerly known as TrizecHahn (USA) Corporation Combined), as defined in Note 1, at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the combined consolidated financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the combined consolidated financial statements, effective January 1, 2001, the Corporation changed its method of accounting for derivatives.


                           PricewaterhouseCoopers LLP


Chicago, Illinois
February 11, 2002

                                            Combined Consolidated Balance Sheets
--------------------------------------------------------------------------------


                                                                                                  December 31
                                                                                        ---------------------------------
($ thousands)                                                                                     2001              2000
-------------------------------------------------------------------------------------------------------------------------
Assets
Real estate                                                                             $    5,399,031   $    4,883,826
   Less:  accumulated depreciation                                                            (438,584)        (305,038)
                                                                                        ---------------  ----------------

Real estate, net                                                                             4,960,447        4,578,788
Cash and cash equivalents                                                                      297,434           70,195
Escrows and restricted cash                                                                     28,180          127,595
Investment in unconsolidated real estate joint ventures                                        289,242          384,038
Investment in Sears Tower                                                                       70,000           70,000
Office tenant receivables, net                                                                  33,308           44,255
Other receivables, net                                                                          34,201           30,246
Deferred rent receivables, net                                                                  99,515           81,125
Deferred charges, net                                                                          138,054           97,622
Prepaid expenses and other assets                                                               55,421           80,132
Advances to parent and affiliated companies                                                     90,633                -
                                                                                        ---------------  ----------------
Total Assets                                                                            $    6,096,435   $    5,563,996
                                                                                        ===============  ================

Liabilities and Owners' Equity
Liabilities
Mortgage debt and other loans                                                           $    3,017,798   $    2,326,907
Trade, construction and tenant improvements payables                                            91,646          105,720
Accrued interest expense                                                                        12,007           12,764
Accrued operating expenses and property taxes                                                  108,276           95,063
Other accrued liabilities                                                                       76,266           69,346
Taxes payable                                                                                   53,862           59,153
Deferred income taxes                                                                           60,000           50,767
Advances from parent and affiliated companies                                                  236,619          192,640
                                                                                        ---------------  ----------------
                                                                                        ---------------  ----------------
Total Liabilities                                                                            3,656,474        2,912,360
                                                                                        ---------------  ----------------
Minority Interest                                                                                4,386            4,819
                                                                                        ---------------  ----------------
Redeemable  Stock                                                                                  200                -
                                                                                        ---------------  ----------------
                                                                                        ---------------  ----------------
Commitments and Contingencies
Owners' Equity
Owners' capital                                                                              2,437,380        2,290,219
Retained earnings                                                                                6,514          372,662
Unearned compensation                                                                           (6,701)         (11,713)
Accumulated other comprehensive income (loss)                                                   (1,818)          (4,351)
                                                                                        ---------------  ----------------

Total Owners' Equity                                                                         2,435,375        2,646,817
                                                                                        ---------------  ----------------

Total Liabilities and Owners' Equity                                                    $    6,096,435   $    5,563,996
                                                                                        ===============  ================










    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Operations
                                                 and Comprehensive Income (Loss)
--------------------------------------------------------------------------------


                                                                             For the years ended December 31
                                                                         -----------------------------------------
($ thousands except share and per share amounts)                                 2001          2000          1999
------------------------------------------------------------------------------------------------------------------
Revenues
   Rentals                                                                $ 671,236      $ 666,888     $ 617,836
   Recoveries from tenants                                                  102,513         94,712        76,360
   Parking and other                                                        127,035         95,380        94,174
   Fee income                                                                11,490         13,570        13,332
   Interest                                                                  15,677          8,480         7,118
                                                                         -------------  ------------  ------------
Total revenues                                                              927,951        879,030       808,820
                                                                         -------------  ------------  ------------

Expenses
   Operating                                                                286,269        266,744       249,092
   Property taxes                                                            92,682         88,914        84,849
   General and administrative                                                25,854         18,429        16,725
   Interest                                                                 152,759        265,680       234,992
   Depreciation and amortization                                            161,078        154,118       133,352
   Reorganization costs                                                      15,922          6,680         4,950
   Loss from securities investments                                          15,371              -             -
   Derivative losses                                                            456              -             -
                                                                         -------------  ------------  ------------
Total expenses                                                              750,391        800,565       723,960
                                                                         -------------  ------------  ------------

Income before allocation to Minority Interest, Income from
   Unconsolidated Real Estate Joint Ventures, Gain (loss) on Sale of Real Estate and Allowance for Loss on Properties Held for
   Disposition, Income Taxes, Extraordinary Item and Cumulative Effect
   of a Change in Accounting Principle                                      177,560         78,465        84,860
Minority interest                                                               433            580         1,459
Income from unconsolidated real estate joint ventures                        12,952         19,417        16,207
Gain (loss) on sale of real estate and allowance for loss on
   properties held for disposition                                         (307,044)        33,185       (41,373)
                                                                         -------------  ------------  ------------
Income (Loss) before Income Taxes, Extraordinary Item and Cumulative
   Effect of a Change in Accounting Principle                              (116,099)       131,647        61,153
Benefit from (provision for) income and other corporate taxes               (13,795)       252,840       (22,815)
                                                                         -------------  ------------  ------------

Income (Loss) before Extraordinary Item and Cumulative Effect of a
   Change in Accounting Principle                                          (129,894)       384,487        38,338
Loss on early debt retirement, net of taxes                                 (17,966)        (1,491)            -
                                                                         -------------  ------------  ------------
Income (Loss) before Cumulative Effect of a Change in Accounting
   Principle                                                               (147,860)       382,996        38,338
Cumulative effect of a change in accounting principle                        (4,631)             -             -
                                                                         -------------  ------------  ------------
Net Income (Loss)                                                        $ (152,491)     $ 382,996      $ 38,338
                                                                         =============  ============  ============








    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Operations
                                     and Comprehensive Income (Loss) (Continued)
--------------------------------------------------------------------------------

                                                                          For the years ended December 31
                                                                 ---------------------------------------------------
($ thousands except share and per share amounts)                            2001            2000              1999
--------------------------------------------------------------------------------------------------------------------
Pro Forma per Share Amounts (unaudited)
Income (loss) per share before extraordinary item and
   cumulative effect of a change in accounting principle
     Basic                                                       $        (0.87)  $         2.57    $         0.26
                                                                 ================ ================  ================
     Diluted                                                     $        (0.87)  $         2.55    $         0.25
                                                                 ================ ================  ================

Income (loss) per share before cumulative effect of a change in accounting principle
     Basic                                                       $        (0.99)  $         2.56    $         0.26
                                                                 ================ ================  ================
     Diluted                                                     $        (0.99)  $         2.54    $         0.25
                                                                 ================ ================  ================

Net income (loss) per share
     Basic                                                       $        (1.02)  $         2.56    $         0.26
                                                                 ================ ================  ================
     Diluted                                                     $        (1.02)  $         2.54    $         0.25
                                                                 ================ ================  ================

Weighted average shares outstanding
     Basic                                                          149,349,698      149,349,698        149,349,698
                                                                 ================ ================  ================
     Diluted                                                        149,349,698      150,855,799        150,855,799
                                                                 ================ ================  ================

Statements of Comprehensive Income  (Loss)
   Net income (loss)                                             $     (152,491)  $      382,996    $       38,338
                                                                 ---------------- ----------------  ----------------
   Other comprehensive income (loss), before taxes:
     Unrealized gains (losses) on investments in securities:
       Unrealized holding gains (losses) arising during the
         period                                                               -           (4,351)                -
       Reclassification adjustment for the cumulative effect of
         a change in accounting principle included in income              4,351                -                 -
     Unrealized derivative losses:
       Effective portion of interest rate contracts                      (1,818)               -                 -
   Taxes on other comprehensive income (loss)                                 -            1,716                 -
   Impact of REIT election                                                    -           (1,716)                -
                                                                 ---------------- ----------------  ----------------
   Total other comprehensive income (loss)                                2,533           (4,351)                -
                                                                 ---------------- ----------------  ----------------
   Comprehensive income (loss)                                   $     (149,958)       $ 378,645          $ 38,338
                                                                 ================ ================  ================













    See accompanying notes to the combined consolidated financial statements

                                                Combined Consolidated Statements
                                                    of Changes in Owners' Equity
--------------------------------------------------------------------------------

                                                                             For the years ended December 31
                                                                      ----------------------------------------------
($ thousands except share amounts)                                             2001          2000            1999
--------------------------------------------------------------------------------------------------------------------
Trizec Properties, Inc. (Trizec Properties)
Series A Convertible Preferred Stock, no shares authorized at
   December 31, 2001 (2000 - 230,000; 1999 - 230,000), $1.00 par
   value, no shares issued and outstanding at December 31, 2001
   (2000 - 212,000; 1999 - 212,000) - on December 3, 2001 all
   authorized and issued shares were cancelled

     Balance, beginning of year                                       $    212,000    $    212,000     $   212,000
     Conversion to Common Stock in 2001                                   (212,000)              -               -
                                                                      --------------  --------------  --------------
     Balance, end of year                                             $          -    $    212,000     $   212,000
                                                                      ==============  ==============  ==============
Series B Convertible Preferred Stock, 1,100,000 (2000 - 1,100,000;
   1999 - 350,000) shares authorized, $1.00 par value, 1,100,000 shares issued and outstanding at December 31, 2001 (2000 -
   1,100,000; 1999 - 350,000)
     Balance, beginning of year                                       $  1,100,000    $    350,000    $         -
     Issuance of 750,000 shares in 2000                                          -         750,000              -
     Issuance of 350,000 shares in 1999                                          -               -        350,000
                                                                      --------------  --------------  --------------
     Balance, end of year                                             $  1,100,000    $  1,100,000    $   350,000
                                                                      ==============  ==============  ==============
Class C Convertible Preferred Stock, 750,000 shares authorized,
   $1.00 par value, 376,504 shares issued and outstanding at
   December 31, 2001 (2000 - nil; 1999 - nil)
     Balance, beginning of year                                       $          -    $          -    $         -
     Issuance of 376,504 shares in 2001 for cash                           414,154               -              -
                                                                      --------------  --------------  --------------
     Balance, ending of year                                          $    414,154    $          -    $         -
                                                                      ==============  ==============  ==============

Common Stock, 200,000,000 shares authorized (2000 - 10,000; 1999 -
   10,000), $0.01 par value, 38,220,000 shares issued and
   outstanding at December 31, 2001 (2000 - 1,068; 1999 - 1,068)
     Balance, beginning of year                                       $          -    $          -    $         -
     Issuance of 357.6 shares in 2001 for conversion of Series A
       Convertible Preferred shares                                              -               -              -
     Exchange of 1,425.6 shares in 2001 for 38,000,000 shares under            380               -              -
       recapitalization plan
     Issuance of 180,000 shares in 2001 in consideration for net
       assets received                                                           2               -              -
     Issuance of 40,000 shares in 2001 as a donation                             -               -              -
                                                                      --------------  --------------  --------------
     Balance, end of year                                             $        382    $          -    $         -
                                                                      ==============  ==============  ==============













    See accompanying notes to the combined consolidated financial statements

                                                Combined Consolidated Statements
                                         of Changes in Owners Equity (Continued)
--------------------------------------------------------------------------------

                                                                             For the years ended December 31
                                                                      ----------------------------------------------
($ thousands except share amounts)                                            2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
TrizecHahn Developments Inc. ("THDI")
Common Stock, 1,000 shares authorized, $0.01 par value, 260 shares issued and outstanding
     Balance, beginning of year                                       $          -    $          -    $          -
     Issuance of 100 shares in 1999 for cash                                     -               -               -
     Issuance of 160 shares in 1999 as
       consideration for net assets received                                     -               -               -
                                                                      --------------  --------------  --------------
     Balance, end of year                                             $          -    $          -    $          -
                                                                      ==============  ==============  ==============
Trizec Properties/THDI
Additional Paid-in Capital
     Balance, beginning of year                                       $    978,219    $    978,219    $  1,244,090
     THDI issuance of 160 shares of Common Stock in 1999 as
      consideration for net assets received                                      -               -         175,834
     Conversion of Trizec Properties Series A Preferred Stock to
      Trizec Properties Common Stock in 2001                               212,000               -               -
     Exchange of Trizec Properties Common Stock for Trizec
      Properties Common Stock, Trizec Properties Special Voting
      Stock and Trizec Properties Class F Convertible Preferred
      Stock in 2001                                                           (580)              -               -
     Trizec Properties issuance of 180,000 shares of Common Stock in
      2001 as consideration for net assets received                         16,548               -               -
     Trizec Properties issuance of 40,000 shares of Common Stock in
      2001 under recapitalization plan                                       2,000               -               -
     Common Stock dividends in excess of available retained
       earnings                                                           (285,343)              -        (441,705)
                                                                      --------------  --------------  --------------
     Balance, end of year                                             $    922,844    $    978,219    $    978,219
                                                                      ==============  ==============  ==============

Total Owners' Capital, end of year                                    $  2,437,380    $  2,290,219    $  1,540,219
                                                                      ==============  ==============  ==============


Retained Earnings (Deficit)
   Balance, beginning of year                                         $    372,662    $    (10,334)   $    410,957
   Net income (loss)                                                      (152,491)        382,996          38,338
   Common stock dividends                                                 (213,657)              -        (459,629)
                                                                      --------------  --------------  --------------
   Balance, end of year                                               $      6,514    $    372,662    $    (10,334)
                                                                      ==============  ==============  ==============

Unearned Compensation
   Balance, beginning of year                                         $    (11,713)   $          -    $          -
   Shares granted                                                                -         (12,402)              -
   Amortization                                                              5,012             689               -
                                                                      --------------  --------------  --------------
   Balance, end of year                                               $     (6,701)   $    (11,713)   $          -
                                                                      ==============  ==============  ==============

Accumulated Other Comprehensive Income (Loss)
   Balance, beginning of year                                         $     (4,351)   $          -    $          -
   Other comprehensive income (loss)                                         2,533          (4,351)              -
                                                                      --------------  --------------  --------------

   Balance, end of year                                               $     (1,818)   $     (4,351)   $          -
                                                                      ==============  ==============  ==============

    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------


                                                                               For the years ended December 31
                                                                           -----------------------------------------
($ thousands)                                                                    2001          2000          1999
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss)                                                          $ (152,491)   $  382,996    $   38,338
Adjustments to reconcile net income to net cash provided by operating activities:
  Income from unconsolidated real estate
   joint ventures                                                             (12,952)      (19,417)      (16,207)
  Depreciation and amortization expense                                       161,078       154,118       133,352
  Amortization of financing costs                                               9,586        16,102        13,098
  (Gain) loss on sale of real estate and allowance for loss on properties
  held for                                                                    307,044       (33,185)       41,373
   disposition
  Minority interest                                                              (433)         (580)       (1,459)
  Derivative losses                                                               456             -             -
  Deferred compensation                                                         5,012           689             -
  Loss from securities investments                                             15,371             -             -
  Deferred income tax (benefit) expense                                         8,926      (315,540)       21,627
  Loss on early debt retirement                                                 4,211             -             -
  Reorganization costs                                                          2,000             -             -
  Cumulative effect of change in accounting principle                           4,631             -             -
Purchase of shares for escrowed share grant plan                                    -       (12,402)            -
Changes in assets and liabilities:
   Escrows and restricted cash                                                 99,415       (88,945)      285,867
   Office tenant receivables, net                                              10,947       (14,675)        6,558
   Other receivables, net                                                      (3,955)       (3,828)       (9,511)
   Deferred rent receivables, net                                             (18,390)      (26,369)      (27,874)
   Prepaid expenses and other assets                                           10,895       (12,298)      (21,747)
   Accounts payable, accrued liabilities and other liabilities                 11,597        86,455        27,290
                                                                           ------------- ------------- -------------

Net cash provided by (used in) operating activities                           462,948       113,121       490,705
                                                                           ------------- ------------- -------------
Cash Flows from Investing Activities
  Properties:
   Acquisitions                                                              (202,740)      (86,347)     (649,625)
   Development expenditures                                                  (362,425)     (241,268)     (136,442)
   Tenant improvements and capital expenditures                               (88,740)      (97,769)      (68,096)
   Tenant leasing costs                                                       (39,914)      (31,680)      (31,647)
   Dispositions                                                               111,553       426,950        17,070
  Unconsolidated real estate joint ventures:
   Investments                                                                (30,123)      (53,263)      (39,712)
   Distributions                                                               15,401        30,653        35,276
                                                                           ------------- ------------- -------------

  Net cash provided by (used in) investing activities                        (596,988)      (52,724)     (873,176)
                                                                           ------------- ------------- -------------
Cash Flows from Financing Activities
  Long-term debt
   Acquisition financing                                                       48,500             -       383,100
   Development financing                                                      227,231        36,158         1,740
   Property financings                                                      1,441,390        60,909       655,907
   Principal repayments                                                    (1,219,713)      (88,208)     (718,722)
   Repaid on dispositions                                                      (1,321)     (221,727)            -
  Refinancing expenditures                                                    (19,858)       (1,622)      (16,383)
  Net advance (to) from parent company and affiliates                         384,050       143,936        78,608
  Dividends                                                                  (499,000)            -             -
                                                                           ------------- ------------- -------------

  Net cash provided by (used in) financing activities                         361,279       (70,554)      384,250
                                                                           ------------- ------------- -------------
Net Increase (Decrease) in Cash and Cash Equivalents                          227,239       (10,157)        1,779

Cash and Cash Equivalents, beginning of year                                   70,195        80,352        78,573
                                                                           ------------- ------------- -------------

Cash and Cash Equivalents, end of year                                     $  297,434    $   70,195    $   80,352
                                                                           ============= ============= =============




    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Cash Flows
                                                                     (Continued)
--------------------------------------------------------------------------------


                                                                               For the years ended December 31
                                                                           -----------------------------------------
($ thousands)                                                                    2001          2000          1999
--------------------------------------------------------------------------------------------------------------------
 Supplemental cash flow disclosures:

 Cash paid during the year for:
   Interest                                                                $  177,124    $  266,598    $  242,713
                                                                           ============= ============= =============

   Interest capitalized to properties under development                    $   33,194    $   22,044    $   15,661
                                                                           ============= ============= =============

   Other corporate taxes                                                   $   10,160    $    4,871    $    5,729
                                                                           ============= ============= =============

 Non-cash investing and financing activities:

   Mortgage debt assumed upon obtaining control of joint venture           $  194,674    $        -    $   74,402
     investment
                                                                           ============= ============= =============

   Mortgage debt assumed by purchasers on property dispositions            $        -    $   47,415    $   19,583
                                                                           ============= ============= =============

   Non-cash issuance of shares of preferred stock                          $        -    $  750,000    $  350,000
                                                                           ============= ============= =============

   Non-cash issuance of shares of common stock                             $   16,550    $        -    $        -
                                                                           ============= ============= =============

   Dividends-in-kind                                                       $        -    $        -    $  725,500
                                                                           ============= ============= =============

   Other non-cash financings                                               $    3,000    $        -    $        -
                                                                           ============= ============= =============

   Transfer of joint venture interest to real estate upon obtaining        $   70,680    $        -    $   84,167
     control
                                                                           ============= ============= =============

   Contribution to non-consolidated joint ventures                         $        -    $        -    $   45,699
                                                                           ============= ============= =============


















    See accompanying notes to the combined consolidated financial statements

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

1.       ORGANIZATION AND DESCRIPTION OF THE BUSINESS

         Organization

         The organization presented in these combined financial statements is not a legal entity. It is a combination of all the United States ("U.S.") assets that TrizecHahn Corporation ("TrizecHahn"), a Canadian public real estate company, currently owns directly, or indirectly. TrizecHahn is currently proposing a corporate reorganization to be completed pursuant to a plan of arrangement (the "Reorganization").

         The accompanying financial statements present, on a combined consolidated basis, all of the U.S. assets of TrizecHahn, substantially all of which are owned and operated by Trizec Properties, Inc. ("Trizec Properties", formerly known as TrizecHahn (USA) Corporation) and TrizecHahn Developments Inc. ("THDI"), TrizecHahn's two primary U.S. operating and development companies. All of the combined entities, through a series of vertically integrated corporations, are wholly-owned subsidiaries of the common parent TrizecHahn. Collectively the combination of all these assets is referred to as the "Corporation", or "Trizec Properties, Inc. Combined".

         On February 11, 2002, Trizec Properties filed its Fourth Amended and Restated Certificate of Incorporation in which it changed its name to Trizec Properties, Inc. In addition, the authorized number of shares of Common Stock of the Corporation was increased to 500,000,000.

         The Corporation operated as separate stand alone entities for the periods presented, and as such no additional expenses incurred by TrizecHahn or its related entities were, in management's view, necessary to be allocated to the Corporation for the periods presented. However, the historical financial results are not necessarily indicative of future operating results and no adjustments have been made to reflect possible incremental changes to the cost structure as a result of the Reorganization. The incremental charges will include, but are not limited to, additional senior management compensation expense to supplement the existing senior management team and internal and external public company corporate compliance costs.

         TrizecProperties is a corporation organized under the laws of the State of Delaware and is ultimately a wholly-owned subsidiary of TrizecHahn. Trizec Properties is a direct wholly-owned subsidiary of Emerald Blue Kft ("direct parent"), which in turn is a wholly-owned subsidiary of TrizecHahn Office Properties Ltd. ("THOPL"), which in turn is a wholly-owned subsidiary of TrizecHahn Holdings Limited ("THHL"), which in turn is a wholly-owned subsidiary of TrizecHahn.

         THDI is a corporation organized under the laws of the State of Delaware. Prior to September 30, 1999, THDI was a wholly-owned subsidiary of Trizec Properties. On that date, Trizec Properties transferred its investment in THDI to THOPL by way of a dividend-in-kind. THDI is currently a wholly-owned subsidiary of THOPL.

         The Corporation operates solely in the U.S. where it owns, manages and develops office buildings and mixed-use properties. At December 31, 2001, it has ownership interests in and manages a high-quality portfolio of 76 U.S. office properties concentrated in the central business districts of seven major U.S. cities. In addition, the Corporation through THDI has completed the development and is stabilizing the three retail/entertainment projects, which are being held for disposition. At the end of 2000, Trizec Properties decided that it would elect to be taxed as a real estate investment trust ("REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, (the "Code"), commencing in 2001. The Corporation intends to operate, function and be taxed as a REIT upon completion of the Reorganization.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES

a.       Basis of Presentation

         The combined consolidated financial statements include the combined accounts of Trizec Properties and THDI and of all subsidiaries in which they have a controlling interest. Trizec Properties and THDI are indirect wholly-owned subsidiaries under the common control of TrizecHahn. The accompanying financial statements have been presented using TrizecHahn's historical cost basis. All significant intercompany balances and transactions have been eliminated.

b.       Real Estate

         Rental properties are recorded at cost, less accumulated depreciation, reduced for impairment losses where appropriate. Depreciation of rental properties is determined using the straight-line method over a 40 year estimated useful life period, subject to the terms of any respective ground leases.

         Properties under development consist of rental properties under construction and are recorded at cost, reduced for impairment losses where appropriate. Properties are classified as properties under development until the property is substantially completed and available for occupancy, at which time such properties are classified as rental properties. The cost of properties under development includes qualifying costs incurred in connection with their acquisition, development and construction. Such costs consist of all direct costs including costs to rent real estate projects, interest on general and specific debt and other direct expenses.

         If events or circumstances indicate that the carrying value of a completed rental property, a rental property under development, or a property held for development may be impaired, a recoverability analysis is performed based on estimated undiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized.

         Properties held for disposition include certain properties that are determined to no longer be core assets under the strategic plan of the Corporation which was adopted in late 2000, and as such the Corporation has decided to dispose of these properties in an orderly manner. Properties held for disposition are carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Estimated fair value is determined based on management's estimate of amounts that would be realized if the property were offered for sale in the ordinary course of business assuming a reasonable sales period and under normal market conditions. Carrying values are reassessed at each balance sheet date. Depreciation ceases once a property is classified as held for disposition.

         Tenant improvements are deferred and amortized on a straight-line basis over the term of the respective lease.

         Maintenance and repair costs are expensed against operations as incurred. Planned major maintenance activities, (for example: roof replacement and the replacement of heating, ventilation, air conditioning and other building systems) significant building improvements, replacements and major renovations, all of which improve or extend the useful life of the properties are capitalized to rental properties and amortized over their estimated useful lives.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

b.       Real Estate (cont'd)

         Furniture, equipment and certain improvements are depreciated on a straight-line basis over periods of up to 10 years.

c.       Revenue Recognition

         The Corporation has retained substantially all of the benefits and risks of ownership of its rental properties and therefore accounts for leases with its tenants as operating leases. Rental revenues include minimum rents and recoveries of operating expenses and property taxes. Recoveries of operating expenses and property taxes are recognized in the period the expenses are incurred. Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease.

         The Corporation reports minimum rental revenue on a straight-line basis, whereby the known amount of cash to be received under a lease is recognized into income, over the term of the respective lease. The amount by which straight-line rental revenue exceeds minimum rents collected in accordance with the lease agreements is included in deferred rent receivables. When a property is acquired, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. The impact of the straight-line adjustment increased revenue for the year ended December 31, 2001 by $18,399 (year ended December 31, 2000 - $24,458; 1999 - $30,787).

         The Corporation provides an allowance for doubtful accounts representing that portion of tenant and other receivables and deferred rent receivables which are estimated to be uncollectible. Such allowances are reviewed periodically based upon the recovery experience of the Corporation. Office tenant receivables in the accompanying combined consolidated balance sheets are shown net of an allowance for doubtful accounts of $8,320 as of December 31, 2001 (December 31, 2000
         - $6,075). Other receivables, including retail tenant receivables, are shown net of an allowance for doubtful accounts of $9,902 as at December 31, 2001 (December 31, 2000 - $2,483). Deferred rent receivables are shown net of an allowance for doubtful accounts of $6,209 as at December 31, 2001 (December 31, 2000 - $2,968).

         Income from the sale of properties is recorded when the collection of the proceeds of sale is reasonably assured and all other significant conditions and obligations are met.

         Deferred revenue in respect of building telecommunication and service provider license agreements is recognized to income over the effective term of the license agreements. If a license agreement is terminated early, any remaining unamortized balance is recognized in income at that time.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

d.       Investments

         The Corporation accounts for its investments in unconsolidated real estate joint ventures, which it does not control and investments over which it has significant influence, using the equity method of accounting. Under the equity method of accounting, the net equity investment of the Corporation is reflected in the combined consolidated balance sheets, and the Corporation's share of net income or loss is included in the combined consolidated statements of operations. Any difference between the carrying amounts of these investments and the Corporation's share of the underlying equity in net assets is amortized as an adjustment to income over the remaining useful life of the properties to which the differences relate.

         Investments in which the Corporation does not exercise significant influence are accounted for by the cost method. Income is recognized only to the extent of dividends or cash received.

         The carrying value of investments which the Corporation determines to have an impairment in value considered to be other than temporary are written down to their estimated realizable value.

         Marketable equity securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized gains and losses on marketable equity securities that are designated as available-for-sale are included in combined Owners' equity as accumulated other comprehensive income (loss). Investments in securities of non-publicly traded companies are recorded at cost as they are not considered marketable under SFAS No. 115. These equity securities, which relate to building telecommunication and service provider license agreements, are included in prepaid expenses and other assets.

         Mortgages receivable collaterized by real estate are carried at cost. The Corporation reviews, on a regular basis but not less than annually, or when events or circumstances occur, for impairment to its mortgages receivable. Impairment is recognized when the carrying values of the mortgages receivable will not be recovered either as a result of the inability of the underlying assets' performance to meet the contractual debt service terms of the underlying debt and the fair values of the collateral assets are insufficient to cover the obligations and encumbrances, including the carrying values of the mortgages receivable, in a sale between unrelated parties in the normal course of business. When a mortgage is considered impaired, an impairment charge is measured based on the present value of the expected future cash flows discounted at the effective rate of the mortgage or if the cash flows cannot be predicted with reasonable reliability, then the impaired mortgage is valued at the fair value of the underlying collateral. Interest income is generally recognized based on the terms and conditions of the mortgages receivable. Interest income ceases to be recognized when the underlying assets do not meet the contractual terms of the mortgages receivable, and are delinquent for a 90 day period. At such time interest income is generally recognized on a cash basis as payments are received.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

e.       Income Taxes

         In December 2000, Trizec Properties determined that it would elect to be taxed as a real estate investment trust ("REIT") pursuant to Sections 856 through 860 of the Code. The REIT election will be effective as of January 1, 2001. In general, a corporation that distributes at least 90% of its REIT taxable income to its shareholders in any taxable year, and complies with certain other requirements (relating primarily to its organization, the nature of its assets and the sources of its revenues) is not subject to United States federal income taxation to the extent of the income which it distributes. Trizec Properties believes that it substantially met the qualifications for REIT status as of December 31, 2001 and December 31, 2000 and intends to satisfy all such qualifications in the future. Accordingly no provision has been made in the combined consolidated financial statements for federal income taxes in 2001 in respect of Trizec Properties.

         Deferred income taxes, where applicable, are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors.

f.       Fair Value of Financial Instruments

         The estimated fair value of mortgage debt and other loans is based on the values derived using market interest rates of similar instruments. In determining estimates of the fair value of financial instruments, the Corporation must make assumptions regarding current market interest rates, considering the term of the instrument and its risk. Current market interest rates are generally selected from a range of potentially acceptable rates and, accordingly, other effective rates and/or fair values are possible.

         The estimated fair value of the Investment in Sears Tower is based on estimated future cash flow, expected risk adjusted rates of return and other factors all of which are subject to uncertainty. Accordingly, other fair values are possible.

         The carrying amounts of cash and cash equivalents, escrows and restricted cash, accounts receivable, other assets, and accounts payable and accrued liabilities approximate their fair value due to the short maturities of these financial instruments.

g.       Cash and Cash Equivalents

         Cash and cash equivalents consist of currency on hand, demand deposits with financial institutions, and short-term highly-liquid investments with an original maturity of 90 days or less.

h.       Escrows and Restricted Cash

         Escrows consist primarily of amounts held by lenders to provide for future property tax expenditures and tenant improvements, deposits on acquisitions and net proceeds, intended to be reinvested, from sale of real estate assets intended to qualify for tax deferred gain recognition under Section 1031 of the Code. Restricted cash represents amounts committed for various utility deposits and security deposits. Certain of these amounts may be reduced upon the fulfillment of specific obligations.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

i.       Deferred Charges

         Deferred charges include leasing and financing costs which are recorded at cost. Deferred leasing costs are amortized on a straight-line basis, over the terms of the respective leases. Deferred financing costs are amortized over the terms of the respective financings on a basis which approximates the effective yield method, and are included with interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment of financings or upon the early termination of a lease.

j.       Escrowed Share Grants

         The Corporation has a compensation arrangement comprised of escrowed share grants of TrizecHahn Corporation subordinate voting shares, which is described in Note 14. Compensation expense, based on the quoted market price of the underlying TrizecHahn shares at the date of grant, is recognized in respect of these escrowed share grants over the three year vesting period of the share grants on a straight-line basis. The date of grant is the date the shares of TrizecHahn Corporation were purchased and placed into a trust for the employees. The unamortized portion is included in combined Owners' equity as unearned compensation.

k.       Income (Loss) Per Share (unaudited)

         As part of the Reorganization, Trizec Properties will modify the number of its issued and outstanding shares of common stock such that the number of its issued and outstanding shares of common stock will in aggregate equal the number of issued and outstanding TrizecHahn Corporation subordinate voting shares and multiple voting shares. This will result in approximately 149,349,698 shares of common stock based on the number of voting shares of TrizecHahn Corporation outstanding on December 31, 2001. The number of shares actually issued will differ from this amount based on the actual number of TrizecHahn voting shares on the effective date of the Reorganization.

         Unaudited basic and diluted net income (loss) per share of common stock have been computed by dividing the net income for each period presented by the number of voting shares of TrizecHahn Corporation outstanding at December 31, 2001. All Trizec Properties common stock equivalents at December 31, 2001 that are expected to be outstanding at the effective date of the Reorganization were considered for the purpose of determining dilutive shares outstanding. The actual number of Trizec Properties common stock equivalents will differ from this amount based on the number of common stock equivalents on the date of the Reorganization.

         The Corporation has recognized an extraordinary loss that has increased basic and diluted loss per share by $0.12 for the year ended December 31, 2001 (December 31, 2000 - decreased basic and diluted income per share by $0.01; 1999 - nil). In addition, the Corporation has recorded a cumulative effect of a change in accounting principle that has increased basic and diluted loss per share by $0.03 for the year ended December 31, 2001 (December 31, 2000 - nil; 1999 - nil).

         For the year ended December 31, 2001, dilutive shares outstanding were increased by nil (2000 - 1.5 million; 1999 - 1.5 million) in respect of stock options of TrizecHahn that were dilutive and 16.3 million (2000 -
         14.8 million; 1999 - 14.8 million) were not included in the computation of diluted income (loss) per share because to do so would have been anti-dilutive for the periods presented. On January 9, 2002, TrizecHahn granted a further 1.2 million options which were not included in the computation of diluted net income (loss) per share because to do so would have been antidilutive for the periods presented.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

l.       Derivative Instruments

         The Corporation uses interest rate cap and swap agreements to manage risk from fluctuations in interest rates. Prior to January 1, 2001 the Corporation accounted for interest rate cap contracts as hedges and, as a result, the carrying values of the financial instruments were not adjusted to reflect their current market values. Any amounts receivable or payable arising from interest rate cap contracts were recognized as an adjustment of interest expense. Premiums paid to arrange interest rate cap contracts were deferred and amortized to interest expense over the term of the contracts. Under interest rate swap agreements, payments or receipts were recognized as adjustments to interest expense. The Corporation believes it deals with creditworthy financial institutions as counterparties.

         The Corporation adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 137 and SFAS No. 138 (collectively, "SFAS No. 133"), as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Corporation's combined consolidated balance sheet at fair value. Changes in the fair value of derivative instruments that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS No. 133 are required to be reported through the statement of operations. For derivatives designated as hedging instruments in qualifying cash flow hedges, the effective portion of changes in fair value of the derivatives is recognized in other comprehensive income (loss) until the forecasted transactions occur, and the ineffective portions are recognized in the statement of operations.

         The Corporation uses certain interest rate protection agreements to manage risks from fluctuations in variable interest rates, as well as to hedge anticipated future financing transactions. Upon adoption of SFAS No. 133, the Corporation recorded an asset of approximately $709 (included in prepaid expenses and other assets) and recorded a liability of approximately $709 (included in other accrued liabilities) related to the fair values of these agreements. In addition, the Corporation expensed deferred charges of $280 related to these agreements. This was reflected in net income as a cumulative effect of a change in accounting principle. The Corporation's derivatives also include investments in warrants to purchase shares of common stock of other public companies. Based on the terms of the warrant agreements, the warrants meet the definition of a derivative and accordingly must be marked to fair value with the impact reflected in the statement of operations. Prior to January 1, 2001, the Corporation had been recording the warrants at fair value through accumulated other comprehensive income (loss) as available-for-sale securities under SFAS No. 115. Upon adoption of SFAS No. 133, the Corporation reclassified $4,351, the unrealized holding loss in respect of the warrants, from accumulated other comprehensive income (loss) to a cumulative effect of a change in accounting principle.

         For the year ended December 31, 2001, the Corporation recorded derivative losses of $456 through the statement of operations, which included the total ineffectiveness of all cash flow hedges. The Corporation also recorded a derivative loss and write-down of $15,371, that has been included in loss from securities investments in the statement of operations. In addition, the Corporation recorded unrealized derivative loses through other comprehensive income of $1,818. No material amounts are expected to be reclassified from other comprehensive income into earnings within the next twelve months.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

m.       Accounting Estimates

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

n.       Minority Interest

         The Corporation currently owns 100% of the general partner units, and 98% of the limited partnership units ("Units") at December 31, 2001 (December 31, 2000 - 97%) of TrizecHahn Mid-Atlantic Limited Partnership (the "Partnership"). The remaining Units are held by unrelated limited partners who have a right to redeem their Units before 2012, at a redemption value equal to the fair market value of an equivalent number of subordinate voting ("SVS") shares of TrizecHahn. Upon redemption of the Units the Partnership is required to pay cash to the holder in an amount equal to the redemption value, or the Corporation has the option of triggering the effective issuance of freely tradable SVS shares of TrizecHahn. The redemption value of the outstanding Units is $4,386 at December 31, 2001 (December 31, 2000 - $4,819).

         The change in redemption value is recorded as an allocation to minority interest in the consolidated statements of operations.

o.       Recent Accounting Pronouncements

         In December 1999, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition, which outlines basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in the financial statements. The adoption of SAB 101 had no significant impact on the Corporation.

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". These new standards eliminate pooling as a method of accounting for business combinations, and feature new accounting rules for goodwill and intangible assets. SFAS No. 141 was effective for business combinations initiated from July 1, 2001. SFAS No. 142 will be adopted on July 1, 2002. The Corporation is currently assessing the impact of the adoption of SFAS No. 142.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.       SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

o.       Recent Accounting Pronouncements (cont'd)

         On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 ("APB 30"), "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business". SFAS 144 requires long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Under SFAS No. 144, certain conditions are required to be met for a property to be classified as held for disposition. Under the transitional rules of the standard, properties held for disposition as at the date of adoption are required to satisfy these conditions within one year of adoption. Properties currently held for disposition that do not meet such conditions by December 31, 2002 will be required to be reclassified from held for disposition to held and used at that date. Reclassification, if any, is measured at the lower of the asset's carrying amount before it was classified as held for disposition, adjusting for any depreciation that would have been recognized had the asset been continuously classified as held and used, and fair value at the date of reclassification. The Corporation will adopt this standard on January 1, 2002 and expects no impact with respect to the adoption of this standard.

3.       REAL ESTATE

         The Corporation's investment in real estate is comprised of:

                                                         December 31
                                             -----------------------------------
                                                      2001               2000
                                             ----------------   ----------------

Properties
  Held for the long term                       $ 4,329,889        $ 4,243,712
  Held for disposition                             630,558            335,076
                                             ----------------   ----------------

                                               $ 4,960,447        $ 4,578,788
                                             ================   ================

         Properties held for disposition include certain properties that are determined to no longer be core assets under the strategic plan of the Corporation which was adopted in late 2000, and as such the Corporation has decided to dispose of these properties in an orderly manner over a reasonable sales period.


         At December 31, 2001 properties held for disposition included three retail/entertainment projects, three technology center development properties, two non-core office properties and certain remnant retail land sites.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

3.       REAL ESTATE (CONT'D)

a.       Properties - Held for the Long Term

                                                        December 31
                                             -----------------------------------
                                                       2001             2000
                                             ---------------- ------------------

Rental properties
  Land                                           $  519,682       $  472,831
  Buildings and improvements                      3,866,714        3,683,300
  Tenant improvements                               250,824          202,036
  Furniture, fixtures and equipment                  14,060           12,162
                                             ---------------- ------------------

                                                  4,651,280        4,370,329
  Less:  accumulated depreciation                  (432,562)        (295,786)
                                             ---------------- ------------------

                                                  4,218,718        4,074,543

Properties under development                         82,515           73,435
Properties held for future development               28,656           95,734
                                             ---------------- ------------------

                                                $ 4,329,889      $ 4,243,712
                                             ================ ==================

b.       Properties - Held for Disposition

                                                   December 31
                                      ---------------------------------------
                                                  2001                  2000
                                      ------------------   ------------------

Rental properties                         $    275,983         $     108,154
Properties under development                   306,630               223,625
Properties held for development                 47,945                 3,297
                                      ------------------   ------------------

                                          $    630,558         $     335,076
                                      ==================   ==================

         These properties are carried at the lower of depreciated cost less estimated impairment losses where appropriate, or estimated fair value less costs to sell. Implicit in management's assessment of fair values are estimates of future rental and other income levels for the properties and their estimated disposal dates. In certain cases the estimated fair values have been calculated taking into consideration estimated disposal dates extending into 2004. Due to the significant measurement uncertainty of determining fair value, actual proceeds to be realized on the ultimate sale of these properties could vary materially from their carrying value.

         The results of operations of properties held for disposition are included in revenues and expenses of the Corporation. The following summarizes the condensed results of operations of the properties held for disposition.

                                                                December 31
                                                     -----------------------------------
                                                                2001              2000
                                                     ---------------- ------------------
Total revenues                                        $       50,292     $      21,639
Less: Operating expenses and property taxes                  (23,236)           (9,677)
                                                     ---------------- ------------------

Property operating income                             $       27,056     $      11,962
                                                     ================ ==================

         The impact of ceasing to depreciate properties held for disposition would have increased depreciation and amortization in the statement of operations for the year ended December 31, 2001 by $7,349 (year ended December 31, 2000 - nil; 1999 - nil).

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

3.       REAL ESTATE (CONT'D)

c.       Cost to complete

         Expenditures required to complete properties under development are estimated at $53,244 at December 31, 2001 (December 31, 2000 - $352,281), for which construction financing facilities have been arranged.

d.       Ground Lease Obligations

         Properties carried at a net book value of approximately $841,679 at December 31, 2001 (December 31, 2000 - $630,683) are situated on land subject to lease agreements expiring in the years 2017 to 2086. Minimum land rental payments for each of the next five years and beyond are as follows:

         Years ending December 31,      2002                    $      1,720
                                        2003                           1,752
                                        2004                           1,787
                                        2005                           1,787
                                        2006                           1,789
                                  Thereafter                         259,406
                                                             -----------------

                                                                $    268,241
                                                             =================

         Additional rent is payable under certain land lease agreements based on rental revenue or net cash flow from properties. Included in operating expenses for the year ended December 31, 2001 is $5,120 of ground lease payments (December 31, 2000 - $3,646; 1999 - $3,326).

e.       Future Minimum Rents

         Future minimum rentals to be received under non-cancellable tenant leases in effect at December 31, 2001, excluding operating expense recoveries, are as follows:

          Years ending December 31,      2002                   $       670,814
                                         2003                           608,017
                                         2004                           544,162
                                         2005                           481,424
                                         2006                           415,107
                                    Thereafter                        1,437,260
                                                            --------------------

                                                                $     4,156,784
                                                            ====================

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

3.       REAL ESTATE (CONT'D)

f.       Acquisitions

         During the years presented, the Corporation acquired the following properties:

(i)      Acquisitions during the year ended December 31, 2001

                                                                                                           Total
  Date Acquired                                                                           Rentable       Acquisition
                                     Property                          Location            Sq.ft.           Cost
-------------------  ------------------------------------------  ---------------------  -------------- ----------------
                                                                                         (unaudited)
May 11               Two Balston Plaza                           Arlington, VA             222,000        $    44,530
May 15               550 West Washington                         Chicago, IL               372,000             77,335
May 24               1225 Connecticut, N.W.                      Washington, DC            224,000             59,875
November 10          10 and 120 Riverside - acquisition of
                        ground lease and other obligations       Chicago, IL                  -                21,000
                                                                                                       ----------------
                                                                                                          $   202,740
                                                                                                       ================

(ii)     Acquisitions during the year ended December 31, 2000

                                                                                           Total
                                                                                        Acquisition
   Date Acquired              Development Sites                  Location                   Cost
---------------------  ---------------------------------  ---------------------        ---------------
September 29           Valley Industrial Park             Seattle, WA                     $   46,791
October 15             150 and 200 Inner Belt Road        Boston, MA                          27,589
October 16             Clybourn Center                    Chicago, IL                         11,967
                                                                                       ---------------

                                                                                          $   86,347
                                                                                       ===============

(iii)    Acquisitions during the year ended December 31, 1999

                                                                                                          Total
                                                                                        Rentable       Acquisition
   Date Acquired                   Property                       Location               Sq.ft.            Cost
---------------------  ---------------------------------  --------------------------  --------------  ---------------
                                                                                       (unaudited)
January 11             1250 Connecticut                   Washington, DC                    171,000      $    43,884
January 15             Galleria Towers I, II and III      Dallas, TX                      1,408,000          218,163
April 30               One New York Plaza                 New York, NY                    2,447,000          398,783
                                                                                                      ---------------

                                                                                                         $   660,830
                                                                                                      ===============

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

3.       REAL ESTATE (CONT'D)

g.       Dispositions

         During the years presented, the Corporation disposed of the following properties and recorded the following gain (loss) on sale of real estate and allowance for loss on properties held for disposition:

         (i)  Dispositions during the year ended December 31, 2001

                                                                                                        Gain/
    Date                                                              Rentable          Sales          (Loss)
    Sold                    Property                  Location         Sq.ft.           Price          On Sale
--------------  ---------------------------------  ---------------  --------------  --------------  --------------
                                                                      (unaudited)
January 16      Camp Creek Business Center         Atlanta, GA            258,000   $     16,860    $        497
January 19      First Stamford Place               Stamford, CT           774,000         59,587             984
February 9      Fisher/Albert Kahn                 Detroit, MI            905,000         28,677          (5,116)
June 30         Park Central Land                  Dallas, TX                   -          2,092           1,179
-               Residual lands                     Various                      -          7,337             403
                                                                                    --------------  --------------
                                                                                    $    114,553          (2,053)
                                                                                    --------------
                Allowance for loss on properties held for disposition                                   (304,991)
                                                                                                    --------------
                                                                                                    $   (307,044)
                                                                                                    ==============

         Office properties

         The Corporation acquired three technology center development properties in Seattle, Boston and Chicago, in late 2000. During the current year, the Corporation explored alternatives other than developing these properties as technology centers. After considering these alternatives, the Corporation decided to dispose of these properties in the near term in an orderly manner. As a result, the Corporation recorded an allowance for loss of $62,933 for the year ended December 31, 2001. In addition, an allowance for loss of $2,614 was recorded related to the planned sale of two non-core U.S. office assets. The five properties have been reclassified to properties held for disposition.

         U.S. retail/entertainment properties

         By December 31, 2001, the Corporation had opened all of its retail/entertainment projects. The retail/entertainment component of Hollywood & Highland in Los Angeles, California opened on November 8, 2001, while the hotel component opened on December 26, 2001. Paseo Colorado in Pasadena, California opened on September 28, 2001. Desert Passage in Las Vegas, Nevada had opened in August 2000. Consistent with the previously announced strategy to focus on the U.S. office business, the Corporation intends to pursue an orderly disposition of these properties. At the end of 2000, these assets were classified as held for disposition, and are carried at the lower of cost and estimated fair value less cost to sell.

         Hollywood & Highland and Desert Passage depend on tourism for a significant portion of their visitors. The events of September 11, 2001 have significantly impacted the levels of tourism, and furthermore have created significant general economic uncertainty. In addition, the Aladdin Hotel and Casino, which adjoins Desert Passage, filed for Chapter 11 reorganization on September 28, 2001. During the fourth quarter, the Corporation commissioned third party appraisals of its retail/entertainment properties. These appraisals indicated a decline in the fair value of these assets and accordingly, the Corporation recorded an allowance for loss of $239,444 to reduce the carrying value of these assets. Of this amount, $217,039 relates to the Hollywood & Highland complex and $22,405 relates to Desert Passage and certain remnant retail assets.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

3.       REAL ESTATE (CONT'D)

g.       Dispositions (cont'd)

         (ii) Dispositions during the year ended December 31, 2000

                                                                                                                   Gain/
       Date                                                                          Rentable        Sales        (Loss)
       Sold                        Property                        Location           Sq.ft.         Price        On Sale
-------------------  --------------------------------------  --------------------- -------------  ------------  ------------
                                                                                    (unaudited)
June 15              The Interchange                         Atlanta, GA                118,000   $   16,012    $    1,533
August 7             Encino Gateway                          Los Angeles, CA            338,000       51,572          (361)
August 7             The Pinkerton Building                  Los Angeles, CA            200,000       32,462         6,360
September 1          Newmarket Business Park (Land)          Atlanta, GA                      -        1,909           329
September 6          Fashion Outlet of Las Vegas             Primm, NV                  363,000       41,592           756
September 12         One Concord Center                      Concord, CA                346,000       53,579        14,957
September 28         Highlands Overlook                      Atlanta, GA                246,000       10,835        (2,437)
October 20           Courthouse Square                       Alexandria, VA             114,000       16,143         1,993
November 3           6006 Executive Blvd.                    Rockville, MD               42,000        7,504          (815)
November 3           Twinbrook Metro Park                    Rockville, MD              554,000       78,672       (10,031)
November 20          Two Pershing Square                     Kansas City, MO            511,000       70,693         8,092
December 15          Twinbrook Office Center                 Rockville, MD              163,000       26,897           (13)
December 21          Spring Park/Sugarland West              Herndon, VA                426,000       66,495        16,499
                                                                                                  ------------  ------------
                                                                                                  $  474,365        36,862
                                                                                                  ============
                    Allowance for loss on properties held for disposition                                           (3,677)
                                                                                                                ------------
                                                                                                                $   33,185
                                                                                                                ============

         In conjunction with the sales in 2000, the Corporation incurred prepayment premiums, wrote-off unamortized deferred financing costs and incurred other costs for the early retirement of debt totalling $2,319 ($1,491, net of tax). This has been recorded as an extraordinary item in the statement of operations.

         (iii)    Dispositions during the year ended December 31, 1999

         In the fourth quarter of 1999, the Corporation sold certain non-core retail development sites and recorded an allowance for loss on the planned sale of the remaining retail properties. The Corporation recorded an aggregate estimated loss of $41,373.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

4.       UNCONSOLIDATED REAL ESTATE JOINT VENTURES

         The Corporation participates in incorporated and unincorporated joint ventures and partnerships with other venturers in various operating properties which are accounted for using the equity method. In most instances, these projects are managed by the Corporation.

         a. The following is a summary of the Corporation's ownership in unconsolidated real estate joint ventures:


                                                                                       Corporation's Economic Interest(1)
                                                                                                           December 31
                                                                                         ------------------------------
                Entity                               Property and Location                        2001            2000
---------------------------------------------------------------------------------------- --------------  --------------
Marina Airport Building, Ltd.           Marina Towers North and South, Los Angeles, CA           50%             50%
WHTCP Realty L.L.C.                     Ernst & Young Tower, Los Angeles, CA                     25%             25%
Dresser Cullen Venture                  M.W. Kellog Tower, Houston, TX                           50%             50%
Main Street Partners, LP                Bank One Center, Dallas, TX                              50%             50%
Trizec New Center Development
  Associates (A Partnership)            New Center One, Detroit, MI                              67%             67%
1114 TrizecHahn-Swig, L.L.C.            The Grace Building, New York, NY                         50%             50%
1141 TrizecHahn-Swig, L.L.C.            World Apparel Center, New York, NY                       50%             50%
1460 Leasehold TrizecHahn Swig L.L.C./
  1460 Fee TrizecHahn Swig L.L.C.       1460 Broadway, New York, NY                              50%             50%
TrizecHahn Waterview LP                 Waterview Development, Arlington, VA                     80%             80%
TrizecHahn Hollywood Hotel L.L.C.(3)(4) Hollywood & Highland Hotel, Los Angeles, CA            84.5%           84.5%
Aladdin Bazaar L.L.C. (2)(3)(4)         Desert Passage, Las Vegas, NV                           100%             65%

         (1) The amounts shown above approximate the Corporation's economic ownership interest for the periods presented. Cash flow from operations, capital transactions and net income are allocated to the joint venture partners in accordance with their respective partnership agreements. The Corporation's share of these items is subject to change based on, among other things, the operations of the property and the timing and amount of capital transactions. The Corporation's legal ownership may differ.

         (2) On March 30, 2001, Aladdin Bazaar's L.L.C. agreement was amended. The amendment, among other provisions, gave the Corporation sole authority to market and sell the shopping center and terminated the other partner's right to participate in the management or control of the shopping center. As of April 1, 2001 the Corporation accounts for the property and its operations under the consolidation method of accounting.

         (3) The interest in Hollywood & Highland Hotel and Desert Passage have been designated as held for disposition.

         (4) As described in Note 3, the Corporation, in 2001, recorded allowances for loss on sale in respect of these properties.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

4.       UNCONSOLIDATED REAL ESTATE JOINT VENTURES (CONT'D)

b.       Unconsolidated Real Estate Joint Venture Financial Information

         The following represents combined summarized financial information of the unconsolidated real estate joint ventures.

                                                    December 31
                                           ------------------------------
Balance Sheets                                      2001            2000
                                           --------------  --------------

Assets
Real estate, net                             $ 1,206,887     $ 1,403,853
Other assets                                     157,973         183,672
                                           --------------  --------------

Total Assets                                 $ 1,364,860     $ 1,587,525
                                           ==============  ==============

Liabilities
Mortgage debt                                $   687,305     $   834,140
Other liabilities                                 73,636          84,306
Partners' equity                                 603,919         669,079
                                           --------------  --------------

Total Liabilities and Equity                 $ 1,364,860     $ 1,587,525
                                           ==============  ==============

Corporation's Share of Equity                $   289,242     $   384,038
                                           ==============  ==============

Corporation's Share of Mortgage Debt         $   351,063     $   432,445
                                           ==============  ==============



                                                 For the years ended December 31
                                             -----------------------------------------
Statements of Operations                            2001           2000          1999
                                             -----------------------------------------
Total Revenues                               $   206,218    $   215,847    $  202,323
                                             -------------  ------------  ------------

Expenses
  Operating and other                             94,577         94,182        89,671
  Interest                                        45,381         53,905        39,406
  Depreciation and amortization                   37,314         28,710        29,341
                                             -------------  ------------  ------------

Total Expenses                                   177,272        176,797       158,418
                                             -------------  ------------  ------------

Net Income                                   $    28,946    $    39,050    $   43,905
                                             =============  ============  ============

Corporation's Share of Net Income            $    12,952    $    19,417    $   16,207
                                             =============  ============  ============


c.       Liability for Obligations of Partners

         The Corporation is contingently liable for certain obligations of its partners in such ventures. In each case, all of the assets of the venture are available for the purpose of satisfying such obligations. The Corporation had guaranteed or was otherwise contingently liable for approximately $12,968 as of December 31, 2001 (December 31, 2000 - $68,335) of its partners' share of recourse property debt.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

5.       INVESTMENT IN SEARS TOWER

         Mortgage Receivable

         On December 3, 1997, the Corporation purchased a subordinated mortgage and an option to purchase the Sears Tower in Chicago (the "Investment in Sears Tower"), for $70 million and became the residual beneficiary of the trust that owns the Sears Tower. In addition, the Corporation assumed responsibility for property management and leasing services. The Corporation's mortgage is subordinate to an existing non-recourse participating first mortgage which is serviced only to the extent of available cash flow. Beginning in 2002, certain minimum interest payments are required under the participating first mortgage. The minimum interest payment for 2002 is $37,500, increasing to $51,900 for each of 2003 and 2004. The maturity date for this mortgage is July 2005. In order to retire all amounts collateralized by the first mortgage, including the lender's participating interest in cash flow, the lender must receive an amount sufficient to provide it with an internal rate of return of 8.6858%. Excluding the lender's participating interest in cash flow, the balance of the first mortgage, including accrued interest is $778,903 at December 31, 2001 (December 31, 2000 - $776,733).

         The subordinated mortgage held by the Corporation, which matures in July 2010, has a balance, including accrued interest, of $363,065 at December 31, 2001, (December 31, 2000 - $345,694) and has certain participation rights to the extent of available cash flow. As excess cash flow is not currently available to service the subordinated mortgage, no interest income has been recognized for the year ended December 31, 2001, 2000 and 1999. The fair value of the Investment in Sears Tower is estimated by management to be approximately $70 million.

         The Sears Tower is currently owned by a trust established for the benefit of an affiliate of Sears, Roebuck and Co. ("Sears"). The trust has a scheduled termination date of January 1, 2003. At any time prior to January 1, 2003, Sears has the right to acquire title to the building from the trust in exchange for readily marketable securities having a value equal to the amount, if any, by which the appraised value of the building exceeds the amount of all indebtedness collateralized by the building.

         If Sears acquires the building pursuant to its right of substitution, the trust will immediately terminate and any marketable securities transferred by Sears to the trust would be distributed to the Corporation as residual beneficiary of the trust. Sears would hold title to the building subject to all indebtedness, including the Corporation's subordinated mortgage, subject to the Corporation's rights under the option. The Corporation's option to purchase the building is exercisable between January 2003 and July 2005 at a price of approximately $950 million plus 40% of the amount by which the appraised value of the building exceeds $1,063 million. If the building is purchased under the option, it would be acquired subject to all outstanding indebtedness collateralized by the building, and the amount of such indebtedness would be credited against the purchase price.

         If Sears does not exercise its right of substitution, the assets of the trust, subject to the participating first mortgage, would be distributed on the scheduled termination date to the Corporation as the residual beneficiary.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

6.       DEFERRED CHARGES

         Deferred charges consist of the following:

                                                      December 31
                                           -----------------------------------
                                                      2001             2000
                                           ---------------- ------------------

Leasing costs                                    $ 147,570         $ 99,144
Financing costs                                     39,156           34,835
                                           ---------------- ------------------
                                                   186,726          133,979
Less: Accumulated amortization                     (48,672)         (36,357)
                                           ---------------- ------------------

                                                 $ 138,054         $ 97,622
                                           ================ ==================

         Interest expense for the year ended December 31, 2001 includes $9,586 of amortized deferred financing costs (year ended December 31, 2000 - $16,102; 1999 - $13,098).

7.       MORTGAGE DEBT AND OTHER LOANS

                        Properties Held for     Properties Held for
                           the Long Term            Disposition                           Total Debt
                       ----------------------  -----------------------  -----------------------------------------------
                        Weighted                 Weighted                Weighted                 Weighted
                         average                  average                 average                  average
                        interest                 interest                interest                 interest
                        rates at                 rates at                rates at                 rates at
                        Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,
                            2001        2001         2001        2001        2001        2001         2000        2000
                       ------------------------------------------------------------------------------------------------
Collateralized
property loans:
   At fixed rates          6.89% $ 2,106,664        -     $        -        6.89% $ 2,106,664       7.17%  $ 1,566,018
   At variable rates       2.58%     526,771        3.61%    359,337        3.00%     886,108       7.98%      712,390

Other loans                0.33%       8,360       12.00%     16,666        8.10%      25,026       5.89%       48,499
                       ----------------------  -----------------------  ----------------------- -----------------------

                           6.01% $ 2,641,795        3.98% $  376,003        5.76% $ 3,017,798       7.39%  $ 2,326,907
                       ======================  =======================  ======================= =======================

         In the table above, mortgage debt and other loans have been presented on a basis consistent with the classification of the underlying collateralized properties, by properties held for the long term or held for disposition.

a.       Collateralized Property Loans

         Property loans are collateralized by deeds of trust or mortgages on properties, and mature at various dates between February 1, 2002 and May 15, 2011. The carrying value, net of accumulated depreciation, of encumbered properties at December 31, 2001 was approximately $4,280 million (December 31, 2000 - $3,845 million).

         As at December 31, 2001, the Corporation has fixed the interest rates on $150 million (as at December 31, 2000 - nil) of the debt classified as fixed, in the above table, by way of interest rate swap contracts with a weighted average interest rate of 6.01% and maturing on March 15, 2008. The cost to unwind these interest swap contracts is approximately $3.6 million as at December 31, 2001 (year ended December 31, 2000 - $nil).

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

7.       MORTGAGE DEBT AND OTHER LOANS (CONT'D)

b.       Other Loans

         The other loan in the amount of $16,666 matures on November 19, 2069.

c.       Principal Repayments

         Principal repayments of debt outstanding at December 31, 2001 are due as follows:

                                                       Properties Held    Properties Held
                                                      for the Long Term   for Disposition          Total
                                                      ------------------  -----------------  ------------------
              Years ending December 31, 2002             $      90,871       $     106,791      $     197,662
                                        2003                   160,714             252,546            413,260
                                        2004                   362,783                   -            362,783
                                        2005                    93,581                   -             93,581
                                        2006                   731,721                   -            731,721
                          Subsequent to 2006                 1,202,125              16,666          1,218,791
                                                      ------------------  -----------------  ------------------
                                                         $   2,641,795       $     376,003      $   3,017,798
                                                      ==================  =================  ==================

         The estimated fair value of the Corporation's long-term debt approximates its carrying value at December 31, 2001 and 2000.

d.       Refinancing and loss on early retirement of debt

         On May 17, 2001, the Corporation retired early $1.2 billion of existing long-term debt, which was funded through the issuance of $1.4 billion of commercial mortgage-backed securities. As a consequence of these early retirements, the Corporation recorded an extraordinary charge of $17,967, consisting of contractual redemption premiums of $13,755, and the write-off of unamortized deferred financing costs of $4,211.

e.       Line of Credit

         The Corporation has negotiated a three-year, $350 million unsecured revolving credit facility with a group of banks. In December 2001, $200 million of the facility was committed and closed with a group of four banks. The remaining $150 million of the facility has been syndicated to a group of seven banks and closed in early January 2002.

         The amount of the credit facility available to be borrowed at any time, is determined by the unencumbered properties that the Corporation owns and that satisfy certain conditions of eligible properties. The amount currently eligible to be borrowed is $314 million. At December 31, 2001, no amounts were outstanding under this facility

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

7.       MORTGAGE DEBT AND OTHER LOANS (CONT'D)

f.       Limitations on Indebtedness

         The Corporation conducts its operations through various subsidiaries which are party to loan agreements containing provisions that require the maintenance of financial ratios and impose limitation on additional indebtedness and possible distribution in respect of capital stock.

g.       Guarantees of Indebtedness

         As at December 31, 2001, $241,616 (December 31, 2000 - $310,850) of
         mortgage debt and other loans, including the Corporation's pro rata share of certain unconsolidated joint venture mortgage debt, is guaranteed by THOPL and/or THHL, both related parties.

8.       REORGANIZATION COSTS

         Based on the strategic plan adopted at the end 2000, the Corporation has targeted general and administrative expense savings from the benefits to be derived from both functional and office location consolidations. As a result of a comprehensive review of its operations during 2001 for this purpose, the Corporation initiated a reorganization plan to simplify its management structure and centralize accounting, payroll and information services functions in Chicago. The reorganization plan will ultimately result in the separation of approximately 150 employees, exclusive of any new hires, by the end of 2002.

         During the year ended December 31, 2001, the Corporation recorded as reorganization costs, a pre-tax charge of $15,922 to provide for employee severance, benefits and other costs associated with implementing the reorganization plan. Included in this charge are $4,201 of non-cash costs which represent the accelerated recognition of a portion of the entitlements pursuant to the escrowed share grant arrangement for certain employees ($1,196), the donation of 40,000 shares of Common Stock ($2,000) and the write-off of furniture, fixtures and leasehold costs at redundant locations ($1,005). As at December 31, 2001, $6,718 of anticipated cash costs had been paid, with $5,003 included in accounts payable and accrued liabilities.

         In addition to the reorganization costs associated with executing the plan, the Corporation anticipates incurring ongoing incremental transition costs including relocation, hiring and consulting costs. These costs are expensed as incurred. During the year ended December 31, 2001, the Corporation incurred $1,953 in such costs which are included in general and administrative expense.

         In the current year, for REIT qualification purposes, Trizec Properties issued and donated 400 shares of its common stock, par value $0.01, to each of 100 charitable organizations. The aggregate 40,000 shares of Common Stock have, been estimated by management to have a fair value of approximately $2,000, and such amount has been recorded as a donation expense and included in reorganization costs.

         During 2000, the Corporation recorded $4,200 for employee severance and benefits associated with the planned wind-down of the retail/entertainment business. In addition, the Corporation incurred $2,480 (year ended December 31, 1999 - $4,950) of incremental professional advisory fees in order to explore certain strategic transactions and costs incurred to qualify as a REIT. At December 31, 2001, an amount of $13,342 (December 31, 2000 - $13,818) was included in accrued severance liabilities relating to remaining liabilities with respect to the retail/entertainment business.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

9.       LOSS FROM SECURITIES INVESTMENTS

         During the year ended December 31, 2001, the Corporation fully provided for the cost of securities investments in certain building telecommunication and service providers, recording a $15,371 charge, which was net of the recognition of $3,542 of deferred license revenue on licenses that were terminated, as events and circumstances confirmed that the decline in value of these assets was considered to be other than temporary. This provision included the Corporation's investment in Allied Riser Communications Corporation, Broadband Office Inc., Cypress Communications Inc. and OnSite Access Inc., which were originally received at no cash cost in exchange for providing licenses for building access rights.

         In addition, included in the loss from securities investment is the investment in Captivate Network Inc., a privately held company, which was the Corporation's only other investment in a building service provider. This investment consisted of common stock and warrants convertible into common stock. In November 2001, the Corporation's subordinate ownership equity interest was significantly diluted as a result of preferential funding by other investors.

10.      INCOME AND OTHER CORPORATE TAXES

a.       Trizec Properties REIT Election

         In December 2000, Trizec Properties determined that it would elect to be taxed as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The election will be effective as of January 1, 2001. In general, a corporation that distributes at least 90% of its REIT taxable income to its shareholders in any taxable year, and complies with certain other requirements (relating primarily to its organization, the nature of its assets and the sources of its revenues) is not subject to United States federal income taxation to the extent of the income which it distributes. Trizec Properties believes that it substantially met the qualifications for REIT status as of December 31, 2001 and December 31, 2000 and intends to satisfy all such qualifications in the future. Accordingly no provision has been made in the combined financial statements for federal income taxes in 2001 in respect of Trizec Properties.

         TrizecProperties's conversion to REIT status had the following impact on taxes for the year ended December 31, 2000:

For the year ended December 31                                                                         2000
------------------------------------------------------------------------------------------------------------
Benefit (provision)
i.       Elimination of Trizec Properties's  net deferred tax liability at December 31, 2000    $  364,950
ii.      Current taxes payable arising from REIT election                                          (53,294)
                                                                                                -----------

Net tax benefit                                                                                 $  311,656
                                                                                                ===========

         i. Trizec Properties believes that it will not be liable for income taxes at the federal level in the United States, or in most of the states in which it operates, in future years. Accordingly, the Corporation eliminated all of Trizec Properties's existing deferred tax assets and liabilities relating to future years by crediting the income statement with an amount totalling $364,950 at December 31, 2000.

         ii. The election of REIT status will result in the deemed liquidation of all subsidiaries owned by Trizec Properties. The gain arising from this deemed liquidation will result in net taxes payable of $53,294.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

10.      INCOME AND OTHER CORPORATE TAXES (CONT'D)

a.       Trizec Properties REIT Election (cont'd)

         iii. In connection with its election to be taxed as a REIT, Trizec Properties will also elect to be subject to the "built-in gain" rules. Under these rules, taxes may be payable at the time and to the extent that the net unrealized gains on Trizec Properties's assets at the date of conversion to REIT status are recognized in taxable dispositions of such assets in the ten-year period following conversion. Such net unrealized gains are estimated to be approximately $2 billion. Management currently believes that Trizec Properties will not incur such taxes on built-in gains during the ten-year period as substantially all of its assets are not held for disposition and due to the potential for Trizec Properties to make non-taxable asset dispositions, such as like-kind exchanges. At December 31, 2000, Trizec Properties has disposed of certain assets and has identified assets for future disposition but no material future tax liability is anticipated.

b.       Deferred tax liability

         The net deferred tax liability at December 31, 2001 of $60,000 (2000 - $50,767) relates to differences in depreciation and amortization, the tax basis of acquired assets and treatment of interest and certain other costs.

c.       Provision for income and other corporate taxes

         The information which follows presents Trizec Properties on a pre and post REIT qualification basis. The Corporation does not expect to provide for deferred income taxes relating to Trizec Properties in subsequent periods. The provision for income and other corporate taxes is as follows:

                                                                       For the year ended December 31
                                                                  -----------------------------------------
                                                                        2001           2000          1999
                                                                  -------------  ------------  ------------
Benefit from (Provision for)
   Income taxes
     Current
       - REIT election                                            $        -     $  (53,294)   $        -

     Deferred
       - operations                                                   (7,277)       (49,410)      (21,627)
       - REIT election                                                     -        364,950             -
       - contribution of retail/entertainment assets to REIT          (1,649)             -             -

   Franchise, capital and alternative minimum tax                     (4,869)        (9,406)       (1,188)
                                                                  -------------  ------------  ------------

                                                                  $  (13,795)    $  252,840     $ (22,815)
                                                                  =============  ============  ============

         TrizecProperties is part of a consolidated group for Federal and State income tax filing purposes. For Trizec Properties, prior to electing to be taxed as a REIT, and for other companies outside the Trizec Properties group and included in the combined financial statements, deferred income taxes are provided for the year ended December 31, 2001 at a rate of 35% (year ended December 31, 2000 - 39.45%; 1999 - 39.45%)
         of income which reflected a Federal rate of 34% and a weighted average State rate of 1% (December 31, 2000 - 4.45%; 1999 - 4.45%). Deferred
         income taxes resulted primarily from temporary differences and the timing of recognition of net operating loss carry-forwards and asset cost bases, as well as differences in asset useful lives and depreciation methods, for financial and tax reporting purposes.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

10.      INCOME AND OTHER CORPORATE TAXES (CONT'D)

c.       Provision for income and other corporate taxes (cont'd)


         Due to the planned contribution of THDI including its retail/entertainment assets to Trizec Properties and the fact that Trizec Properties is a REIT, all of THDI's remaining deferred tax assets at December 31, 2001 of $1,649 relating to future years was eliminated and charged to income tax expense in the current year.

d. The provision for taxes on income differs from the provision computed at statutory rates as follows:

                                                                       For the year ended December 31
                                                                 -------------------------------------------
                                                                       2001           2000           1999
                                                                 ------------  -------------  --------------
 Income tax recovery (expense) computed at combined federal
  and state statutory rates                                      $        -     $  (51,706)     $ (23,549)
 Franchise, capital and alternative minimum tax                      (4,869)        (9,406)        (1,188)
 THDI income tax recovery computed at combined federal and
  state statutory rates                                              73,768              -              -
 THDI allowance for loss  not tax effected                          (82,734)             -              -
 Contribution of THDI to REIT                                        (1,649)             -              -
 Impact of REIT election on Trizec Properties                             -        311,656              -
 Other                                                                1,689          2,296          1,922
                                                                 ------------  -------------  --------------
 Total tax recovery (expense)                                    $  (13,795)    $  252,840      $ (22,815)
                                                                 ============  =============  ==============

Trizec Properties has elected to be taxed as a REIT effective January 1, 2001.

11.      RELATED PARTY INFORMATION

a.       Transactions During 2001

         i. On September 17, 2001, $34,000 in cash dividends were paid on Trizec Properties Common Stock.

         ii. Pursuant to the Reorganization the Corporation completed the following transactions during 2001.

              o The Corporation declared and paid a cash dividend of $465,000 to all common stockholders, representing pre-REIT earnings and profits and estimated 2001 taxable income.

              o On December 3, 2001 Trizec Properties Series A Convertible Preferred Stock were converted into 357.6 shares of Trizec Properties Common Stock, par value $0.01 per share.

              o On December 3, 2001 Trizec Properties entered into a recapitalization agreement with its sole shareholder pursuant to which all issued and outstanding shares of Trizec Properties Common Stock were exchanged for:

                   o 38,000,000 shares of Trizec Properties Common Stock, par value $0.01 per share; o Trizec Properties issued 100 shares of Trizec Properties Special Voting Stock, par value $0.01 per share; and, o Trizec Properties issued 100,000 shares of Trizec Properties Class F Convertible Stock, par value $0.01 per share.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

11.      RELATED PARTY INFORMATION (CONT'D)

a.       Transactions During 2001 (cont'd)

         o On December 11, 2001 certain U.S. technology center assets that were included in these combined consolidated financial statements but held directly by TrizecHahn were transferred to the Corporation. Pursuant to the Reorganization, these assets, net of related debt and other liabilities, which were held by a separate subsidiary of TrizecHahn ("823 Inc."), were contributed to the Corporation in consideration for issuing to TrizecHahn 180,000 Trizec Properties Common Stock, par value $0.01 per share. As a result of this transaction, Trizec Properties Common Stock and Additional paid-in capital was increased by $2 and $16,548 respectively, with a corresponding decrease to Advances to parent and affiliated companies. As a consequence 823 Inc. became a wholly-owned subsidiary of Trizec Properties.

         o On December 28, 2001 the Corporation filed an amended and restated Certificate of Incorporation authorizing 750,000 shares of Class C Convertible Preferred Stock, par value $1.00 per share. Pursuant to a private placement offering of Class C Convertible Preferred Stock to its common stockholders, and subscription thereof, Class C Convertible Preferred Stock was subscribed for in the amount of $414,154. The price per share was $1,100.

b.       Transactions During 2000

         On December 18, 2000, the Corporation issued 750,000 shares of Series B Preferred Stock to THOPL. The consideration for the preferred shares was a reduction, pursuant to the trust indenture, in the amount of $750,000, of the principal amount of the 12% Senior Notes due to THOPL by the Corporation.

         On December 19, 2000, THOPL contributed the 750,000 shares of Series B Preferred Stock to Trizec Properties's direct parent company.

c.       Transactions During 1999

         i. On September 20, 1999, the Corporation completed an intercompany debt reorganization by entering into a trust indenture relating to the issue by the Corporation of up to $1,100,000 principal amount of Senior Notes at a rate of 12% per annum due September 30, 2009 (the "Indenture") pursuant to which:

              o Trizec Properties repaid $70,000 of intercompany debt owing to its indirect parent company, using funds drawn under an existing credit facility;

              o Trizec Properties repaid $55,000 of outstanding loans, using funds borrowed from its indirect parent company in consideration for the issuance of $55,000 of 12% Senior Notes pursuant to the Indenture;

              o Trizec Properties amended the terms of the remaining intercompany debt owing to its indirect parent company and issued $319,500 of 12% Senior Notes in connection therewith; and

                   o Trizec Properties issued $725,500 of 12% Senior Notes to its immediate parent company as a dividend-in-kind.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

11.      RELATED PARTY INFORMATION (CONT'D)

c.       Transactions During 1999 (cont'd)

         ii. On September 30, 1999, Trizec Properties declared and paid a dividend-in-kind consisting of all of the outstanding shares of common stock of THDI which, up until that time was a wholly-owned subsidiary of Trizec Properties. The increase in combined additional paid-in capital of the Corporation in the amount of $175,834 reflects the contribution to additional paid-in capital, upon THDI's formation. The net asset book values used in recording the dividend amount were as follows:

Real estate                                                    $    83,771
Cash and short-term investments                                      3,882
Investment in unconsolidated real estate ventures                   90,624
Other assets                                                        39,490
                                                               -------------

                                                                   217,767

Long-term debt                                                      24,663
Other liabilities                                                   17,270
                                                               -------------

Net assets                                                     $   175,834
                                                               =============

         iii. On December 21, 1999, the $725,500 of 12% Senior Notes were transferred by the direct Parent company to THOPL. In addition, Trizec Properties issued 350,000 shares of Series B Preferred Stock to THOPL. The consideration for the preferred shares was a reduction, in the amount of $350,000, of the principal amount of the 12% Senior Notes due to THOPL by the Corporation.

d.       Other Related Party Information

                                                                                      December 31
                                                                             ------------------------------
                                                                                       2001            2000
                                                                             --------------  --------------
Non-interest bearing advances from Trizec Properties to the parent and
  affiliated companies                                                       $       90,633  $            -
                                                                             ==============  ==============
Advances from the parent and affiliated companies:
  Non-interest bearing advances to Trizec Properties                         $           -   $       13,187
  Non-interest bearing advances to THDI                                             236,619         179,453
                                                                             --------------  --------------
                                                                             $      236,619  $      192,640
                                                                             ==============  ==============

         The non-interest bearing advances from and to the parent and affiliated companies are unsecured and due on demand.

         Included in interest expense for the year ended December 31, 2001 is $ nil (year ended December 31, 2000 - $86,200; 1999 - $61,600) of interest expense paid to the parent and affiliated companies. On December 18, 2000 the Corporation repaid $750,000 Senior Notes payable through the issuance of Series B Preferred Stock. These notes bore interest at 12%.

         For the periods presented, the Corporation, in the normal course of business, reimbursed its parent and/or affiliates for direct third party purchased services and a portion of salaries for certain employees for direct services rendered. A significant portion of the reimbursements were for allocated or direct insurance premiums which, for the year ended December 31, 2001, amounted to $7,102 (year ended December 31, 2000 - $7,428; 1999 - $8,350).

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

12.      REDEEMABLE STOCK

         The following classes of stock have been presented on the balance sheet outside of owner's equity as a result of the redemption features available to the holders of the stock.

         Trizec Properties

         i.   Class F Convertible Stock

         On December 3, 2001 the Corporation issued 100,000 shares (authorized 100,000 shares) of Class F Convertible Stock with a par value $0.01 of per share.

         The Class F Convertible Stock are non-voting, entitled to cumulative dividends at a fixed rate per annum of $0.05 per share, redeemable at the Corporation's option or the holder's option after the expiration of the conversion period for $1.00 per share plus unpaid declared dividends and convertible at the holder's option only upon the occurrence of certain defined events during a defined conversion period into a number of shares of Common Stock based on a defined formula.

         The stock is convertible into additional shares of the Corporation's Common Stock so that TrizecHahn and its subsidiaries will not bear a disproportionate burden if tax pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, is payable in connection with the corporate reorganization or other limited types of transactions or events.

         Cumulative undeclared dividends on the Class F Convertible Stock are nil (2000 - nil; 1999 - nil).

         The Corporation cannot declare or pay dividends on any of the other classes of stock (see Note 12) nor can the Corporation redeem or purchase for cancellation any of the other classes of stock unless all unpaid and undeclared cumulative dividends have been declared and paid.

         The Corporation has recorded the holder's redemption feature at $100 at December 31, 2001.

         ii.  Special Voting Stock

         On December 3, 2001, the Corporation issued 100 shares (authorized 100 shares) of Special Voting Stock with a par value $0.01 of per share.

         The Special Voting Stock have special voting rights that give the holder, together with the voting rights of the holder and affiliated companies pursuant to ownership of Common Stock, a majority of votes in elections of directors to the Board of Directors of the Corporation at any time prior to January 1, 2008. Thereafter, the Special Voting Stock are non-voting. In addition, for 66 months after the effective date of the corporate reorganization, this stock will entitle its holder to cash dividends that reflect non-Canadian taxes, principally cross-border withholding taxes, payable in respect of common stock dividends and special voting stock dividends paid to TrizecHahn or its subsidiaries. The Special Voting Stock is redeemable at the Corporation's or the holder's option after a defined date at $1,000 per share plus unpaid declared dividends.

         The Corporation has recorded the holder's redemption feature at $100 at December 31, 2001.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

13.      OWNERS' EQUITY

         Trizec Properties

         i.       Series A Convertible Preferred Stock

         The Series A Preferred Stock were non-voting, entitled to non-participating and non-cumulative dividends as may have been determined by the Board of Directors, redeemable at the Corporation's option at $1,000 per share, and convertible at the holder's option into a number of shares of Common Stock based on a defined formula. On December 3, 2001, all outstanding Series A Convertible Preferred Stock were cancelled and converted into 357.6 shares of Common Stock.

         ii.      Series B Convertible Preferred Stock

         The Series B Convertible Preferred Stock are non-voting, entitled to cumulative dividends at a fixed rate per annum of 7.5% of the redemption value, redeemable at the Corporation's option at $1,000 per share plus unpaid cumulative dividends and convertible at the holder's option into a number of Common Stock equal to $1,000 divided by the fair market value of one share of Common Stock at the time of conversion as determined by the Board of Directors.

         During 2000, 750,000 shares of Series B Preferred Stock with a par value of $1.00 were authorized and issued to the indirect parent company.

         During 1999, 350,000 shares of Series B Preferred Stock with a par value of $1.00 were authorized and issued to the indirect parent company.

         Cumulative undeclared dividends on the Series B Preferred Stock are $137,723 at December 31, 2001 (2000 - $55,223; 1999 - $26,969).

         iii.     Class C Convertible Preferred Stock

         The Class C Convertible Preferred Stock are non-voting, entitled to cumulative dividends at a fixed rate per annum of 7% of the redemption value, redeemable at the Corporation's option after December 28, 2006 at $1,100 per share plus unpaid cumulative dividends and convertible at the holder's option into a number of Common Stock equal to $1,100 divided by the fair market value of one share of Common Stock at the time of the conversion as determined by the Board of Directors.

         Cumulative undeclared dividends on the Class C Convertible Preferred Stock are $238 at December 31, 2001 (2000 - nil: 1999 - nil).

iv.      Common Stock Dividends

         On September 17, 2001, $34,000 in cash dividends were paid on Trizec Properties Common Stock. On December 17, 2001, $465,000 in cash dividends were paid on Trizec Properties Common Stock. These cash dividends have been reflected as a distribution of retained earnings of $213,657 and as a reduction of additional paid-in capital of $285,343 being the amount in excess of available Trizec Properties combined retained earnings at the time these dividends were declared. For federal income tax purposes, 98.3% of the dividends paid in 2001 represented ordinary income; 0.9% represented a return of capital; 0.4% represented capital gains at 20%; and, 0.4% represented capital gains at 25%.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


13.      OWNERS' EQUITY (CONT'D)

         Trizec Properties

         iv.      Common Stock Dividends (cont'd)

         During 1999, Trizec Properties issued two dividends-in-kind in the amounts of $725,500 and $175,834 million. These dividends-in-kind have been reflected as a distribution of retained earnings of $459,629 and as a reduction of additional paid-in capital of $441,705 being, the amount in excess of available Trizec Properties retained earnings at the time these dividends were declared.

         v.       Priority

         The capital stock of the Corporation have the following ranking upon the voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs (from most senior to the least): Class F Convertible Stock; Special Voting Stock; Class C Convertible Preferred Stock; Class B Convertible Preferred Stock; and Common Stock.

         vi.      Restrictions on Ownership

         Pursuant to the planned reorganization, ownership of the Corporation's capital stock by persons other than qualifying U.S. persons will be limited to 45% by value in the aggregate so that the Corporation will be in a position to attain "domestically-controlled REIT" status for U.S. federal income tax purposes within 63 months after the effective date of the corporate reorganization.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


14.      SEGMENTED INFORMATION


         The Corporation is a fully integrated real estate operating and development company. Its activities include the acquisition, development and operation of office properties and retail/entertainment projects.

         The Corporation has determined that its reportable segments are those that are based on the Corporation's method of internal reporting, which classifies its core office operations by regional geographic area. This reflects a management structure with dedicated regional leasing, property management and development teams. The Corporation's reportable segments by geographic region for office operations in the United States are: Northeast, Mid-Atlantic, Southeast, Midwest, Southwest and West. A separate management group heads the retail/entertainment development segment. The Corporation primarily evaluates operating performance based on property operating income which is defined as total revenue including tenant recoveries, parking, fee and other income less operating expenses and property taxes. This excludes property related depreciation and amortization expense. The accounting policies for purposes of internal reporting are the same as those described for the Corporation in Note 2 - Significant Accounting Policies, except that real estate operations conducted through joint ventures are consolidated on a proportionate line-by-line basis, as opposed to the equity method of accounting. All key financing, investing, capital allocation and human resource decisions are managed at the corporate level. Asset information by reportable segment is not reported since the Corporation does not use this measure to assess performance; therefore, the depreciation and amortization expenses are not allocated among segments.

         The following presents internal property net operating income by reportable segment for the years ended December 31, 2001, 2000 and 1999.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

14.      SEGMENTED INFORMATION (CONT'D)

         For the year ended December 31, 2001, 2000 and 1999

                                                                                               Office Properties
                                           --------------------------------------------------------------------------------------
                                                     Northeast                     Mid-Atlantic                     Southeast
                                                ------------------             -------------------             ------------------
                                              2001       2000       1999       2001       2000      1999       2001       2000
                                           ---------- ---------- ---------- ---------- ---------- --------  ---------- ----------
           Property operations
             Total property revenue        $ 194,962  $ 189,048  $ 156,445  $ 152,982  $ 148,641 $ 134,158  $ 140,003  $ 133,164
             Total property expense          (75,136)   (70,124)   (58,602)   (46,961)   (48,839)  (48,123)   (56,384)   (51,364)
                                           --------------------------------------------------------------------------------------

           Internal property operating
            income
                                           $ 119,826  $ 118,924  $  97,843  $ 106,021  $ 99,802  $  86,035  $  83,619  $  81,800
                                           ======================================================================================


                                           ----------------------------------------
                                                               Midwest
                                                         -------------------
                                             1999       2001       2000      1999
                                          ---------- ---------- --------- ----------
                                          $ 120,756  $ 171,870  $164,904  $ 149,891
                                            (49,523)   (90,890)  (89,957)   (83,910)
                                           -----------------------------------------



                                           $ 71,233  $  80,980  $ 74,947  $  65,981
                                           =========================================



                                                             Office Properties (cont'd)
--------------------------------------------------------------------------------------------------------------------------
                                     Southwest                           West                              Total
                               ----------------------           -----------------------           ----------------------
                             2001       2000       1999       2001       2000        1999       2001        2000      1999
                             ----       ----       ----       ----       ----        ----       ----        ----      ----
Property operations

  Total property revenue    $ 256,404  $ 246,714  $ 250,684  $  54,853  $  68,421  $  72,377  $ 971,074   $   950,892   $ 884,311
  Total property expense     (116,117)  (107,378)  (103,790)   (21,037)   (24,834)   (27,297)  (406,525)     (392,496)   (371,245)
                           -------------------------------------------------------------------------------------------------------

Internal property
 operating income
                            $ 140,287  $ 139,336  $ 146,894  $  33,816  $  43,587  $  45,080  $ 564,549   $   558,396   $ 513,066
                           =======================================================================================================

Total assets                                                                                  $ 5,433,533  $ 5,137,099
                                                                                              =========================


                            Retail/Entertainment

                                    Properties                         Total
                              ---------------------           -----------------------
                            2001       2000      1999       2001        2000       1999
                            ----       ----      ----       ----        ----       ----
                          $ 44,205   $ 22,966  $ 14,132  $ 1,015,279 $   973,858  $ 898,443
                           (19,215)    (9,699)   (6,985)    (425,740)   (402,195)  (378,230)
                          ------------------------------------------------------------------

                          $ 24,990   $ 13,267  $  7,147  $   589,539 $   571,663  $ 520,213
                          ==================================================================

                          $ 662,902  $426,897            $ 6,096,435 $ 5,563,996
                          =====================           =======================

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

14.      SEGMENTED INFORMATION (CONT'D)

         The following is a reconciliation of internal property net operating income to income before income taxes, extraordinary items and cumulative effect of a change in accounting principle.

                                                                                                                  ----------------
           (U.S. $ thousands)                                                                                             2001
           -----------------------------------------------------------------------------------------------------------------------


           Internal property revenue                                                                              $  1,015,279
           Less: real estate joint venture property revenue                                                           (103,005)
           Interest income                                                                                              15,677
                                                                                                                  --------------

           Total revenues                                                                                              927,951

                                                                                                                  --------------

           Internal property operating expenses                                                                       (425,740)
           Add: real estate joint venture operating expenses                                                            46,789
                                                                                                                  --------------


           Total operating expenses and property taxes                                                                (378,951)

                                                                                                                  --------------

           General and administrative expense                                                                          (25,854)
           Interest expense                                                                                           (152,759)
           Depreciation and amortization expense                                                                      (161,078)
           Reorganization costs                                                                                        (15,922)
           Loss from securities investments                                                                            (15,371)
           Derivative losses                                                                                              (456)
           Minority interest                                                                                               433
           Income from unconsolidated real estate joint ventures                                                        12,952
           Gain (loss) on sale of real estate and allowance for loss on properties held for disposition               (307,044)
                                                                                                                  --------------

           Income (Loss) before Income Taxes, Extraordinary Item and Cumulative Effect of Change in Accounting
              Principle                                                                                             $ (116,099)
                                                                                                                  ==============

                           For the years
                       ended December 31
           ------------------------------
                  2000            1999
           ------------------------------


           $   973,858     $   898,443
              (103,308)        (96,741)
                 8,480           7,118
           --------------  --------------

               879,030         808,820

           --------------  --------------

              (402,195)       (378,230)
                46,537          44,289
           --------------  --------------


              (355,658)       (333,941)

           --------------  --------------

               (18,429)        (16,725)
              (265,680)       (234,992)
              (154,118)       (133,352)
                (6,680)         (4,950)
                     -               -
                     -               -
                   580           1,459
                19,417          16,207
                33,185         (41,373)
           --------------  --------------


             $ 131,647        $ 61,153
           ==============  ==============

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

15.      EMPLOYEE BENEFIT PLANS

a.       401 (k) Plans

         The TrizecHahn USA Employee 401 (k) Plan and the TrizecHahn Developments Employee 401 (k) Plan (the "401 (k) Plans") were established to cover eligible employees of Trizec Properties and THDI and employees of any designated affiliates. The 401 (k) Plans permit eligible persons to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401 (k) Plans. In 2001, Trizec Properties and THDI matched dollar for dollar employee contributions to the 401 (k) Plans up to 5% of the employee's annual compensation not to exceed $6.4. The Corporation incurred expense for the year ended December 31, 2001 of approximately $2,137 (year ended December 31, 2000 - $2,621; 1999 - $2,295), related to the 401 (k) Plans.

b.       Deferred Compensation Plan

         On February 1, 1998, the Corporation commenced a deferred compensation plan for a select group of management and highly compensated employees. Under the plan employees are permitted to defer up to 100% of their base salary and/or bonus on a pre-tax basis and to notionally invest the deferred amount in various investment options. Additionally, the Corporation may make discretionary contributions under the plan on behalf of participants. Upon completion of a minimum deferral period of four years, participants' may elect to release a portion of the deferred amount. In connection with the deferred compensation plan, a grantor trust has been established and contributions are made to the trust in amounts equal to participants' deferrals and any discretionary contributions. Amounts deferred, and discretionary contributions if any, are expensed as funded. The amount expensed for the period ended December 31, 2001 was $25 (December 31, 2000 - $28; 1999 - $20). As at
         December 31, 2001, the Corporation has assets, included in prepaid expenses and other assets, together with an equal amount in accounts payable of $2,770 (December 31, 2000 - $3,086) representing the contributions to the plan and obligations to the employees.

16.      ESCROWED SHARE GRANTS

         On November 9, 2000, the Corporation made grants of escrowed shares to certain U.S. employees under which an escrow agent purchased 904,350 of TrizecHahn's subordinate voting shares in the open market, and deposited them in escrowed accounts. The employee is entitled to the voting rights and dividends paid on the shares during the period. One-third of the share grants vest and are released to the employees on each of the anniversary dates of the grant over a three-year period. Under certain employment termination conditions, the employee's entitlement to the shares is forfeited and the shares are returned for cancellation, while fully accelerated vesting occurs if an employee is terminated without cause. The cost of acquiring the shares of $12,402 is being amortized to compensation expense, on a straight-line basis, over the vesting period. Amounts expensed recognized in respect of the escrowed share grants totaled $5,012 for the year ended December 31, 2001 and $689 for the year ended December 31, 2000.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

17.      CONTINGENCIES

a.       Litigation

         The Corporation is contingently liable under guarantees that are issued in the normal course of business and with respect to litigation and claims that arise from time to time. While the final outcome with respect to claims and litigation pending at December 31, 2001, cannot be predicted with certainty, in the opinion of management, any liability which may arise from such contingencies would not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Corporation.

b.       Concentration of Credit Risk

         The Corporation maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution typically exceed Federal Deposit Insurance Corporation insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that this risk is not significant.

         The Corporation performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Corporation's properties are geographically diverse and tenants operate in a variety of industries, to the extent the Corporation has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payment could have an adverse effect on the company.

c.       Environmental

         The Corporation, as an owner of real estate, is subject to various environmental laws of federal and local governments. Compliance by the Corporation with existing laws has not had a material adverse effect on the Corporation's financial condition and results of operations, and management does not believe it will have such an impact in the future. However, the Corporation cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

d.       Insurance

         The Corporation carries with third party insurers, comprehensive general liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of risks (generally of a catastrophic nature such as from wars or environmental contamination) which are either uninsurable or not economically insurable.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

17.      CONTINGENCIES (CONT'D)

d.       Insurance (cont'd)

         The Corporation currently has insurance for earthquake risks, subject to certain policy limits and deductibles, and will continue to carry such insurance if it is economical to do so. There can be no assurance that earthquakes may not seriously damage the Corporation's properties (several of which are located in California, historically an earthquake-prone area) and that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and other losses suffered. The Corporation currently has insurance against acts of terrorism, subject to policy limits and deductibles, and subject to exemption for terrorist acts that constitute acts of war. There can be no assurance that insurance coverage for acts of terrorism will be available on commercially acceptable terms in the future. In addition, there can be no assurance that third party insurers will be able to maintain reinsurance sufficient to cover any losses that my be incurred as a result of terrorist acts. Should an uninsured or underinsured loss occur, the Corporation could lose its investment in, and anticipated income and cash flows from, one or more of its properties, but the Corporation would continue to be obligated to repay any recourse mortgage indebtedness on such properties.

         Additionally, although the Corporation generally obtains Owners' title insurance policies with respect to its properties, the amount of coverage under such policies may be less than the full value of such properties. If a loss occurs resulting from a title defect with respect to a property where there is no title insurance or the loss is in excess of insured limits, the Corporation could lose all or part of its investment in, and anticipated income and cash flows from, such property.

18.      PRO FORMA STATEMENTS OF OPERATIONS (UNAUDITED)

         The pro forma data presented below is included to illustrate the effect on the Corporation's operations as a result of the following transactions which occurred in 1999 and 2000 as if they occurred on January 1, 1999 and transactions which occurred in 2001 as if they occurred on January 1, 2000:
         o        The acquisition of properties (see note 3)
         o        The disposition of properties (see note 3)

         The accompanying unaudited pro forma condensed financial information has been prepared by management of the Corporation and do not purport to be indicative of the results which would actually have been obtained had the transactions described above been completed on the dates indicated or which may be obtained in the future.

For the year ended December 31                       2001            2000            1999
---------------------------------------------------------------------------------------------

Total Revenues                                 $    928,849    $    813,774    $    751,295
                                               ==============  ==============  ==============

Operating and property tax expenses            $    377,355    $    333,988    $    318,393
                                               ==============  ==============  ==============

Net income (loss)                              $   (149,541)   $    353,732    $     23,516
                                               ==============  ==============  ==============

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

19.      SUBSEQUENT EVENTS (UNAUDITED)

         TrizecHahn is currently negotiating with Chelsfield plc to sell to Chelsfield plc all of TrizecHahn's interest in Global Switch S.a.r.l a joint venture, for which Chelsfield plc is one of the other joint venture partners. The sale of this interest is expected to be for ordinary shares of Chelsfield plc, a UK real estate company whose shares are listed on the London stock exchange or, at Chelsfield plc's option, for cash payable in 2003. In connection with the negotiation of the sale transaction, TrizecHahn subsequent to December 31, 2001 agreed to advance to Chelsfield plc up to (pound) 25 million by way of an unsecured loan commitment to be used to provide working capital for the Global Switch S.a.r.l. business and their buyout of the approximately 17% interest of another shareholder of Global Switch S.a.r.l. The (pound) 25 million unsecured loan is repayable in cash on June 28, 2002 or, in Chelsfield plc ordinary shares, if Chelsfield plc elects to acquire TrizecHahn's Global Switch S.a.r.l. interest for Chelsfield plc ordinary shares. TrizecHahn expects to complete a sale of its interest in Global Switch S.a.r.l. prior to the effective date of the Reorganization. On March 4, 2002 the Corporation advanced to TrizecHahn (pound) 25 million ($35.6 million) to fund TrizecHahn's loan commitment to Chelsfield plc. It is expected that once TrizecHahn has completed its sale, they will transfer to the Corporation any shares of Chelsfield plc or loans receivable from Chelsfield plc prior to the effective date of the Reorganization in consideration for shares of the Corporation's stock and repayment of this intercompany advance. At December 31, 2001, TrizecHahn's carrying value of its joint venture investment in Global Switch was $39.5 million. The ultimate value of the consideration the Corporation will pay for the transferred assets will vary based on a number of factors including the value of any Chelsfield plc share consideration.

 Schedule III- Real Estate and Accumulated Depreciation as at December 31, 2001

                                                       ($ thousands)

                                                                               Initial Cost to     Subsequent Costs
                                                                                    Company        Capitalized, Net
                                                                               ---------------     ----------------
                                                               Encumbrances            Building              Building
                                                               --------------             and                   and
            Description              Notes       Location      at 12/31/01     Land    additions     Land    additions
            -----------              -----       --------      ------------    ----    ---------     ----    ---------
Properties held for the long term
-------------------------------------

Rental Properties
Atlanta
Interstate North Parkway               4    Atlanta, GA        $    (60,000)  $  6,900 $  63,619  $       -  $  23,544
Colony Square                               Atlanta, GA             (72,250)     8,900    53,408          -     19,599
The Palisades                               Atlanta, GA             (48,800)     7,650    67,499          -     15,558
Newmarket Business Park                     Atlanta, GA                   -      4,450    40,172          -      2,978
Lakeside Centre                             Atlanta, GA             (31,000)     4,700    41,740          -      3,098
Midtown Plaza                               Atlanta, GA             (49,590)     9,093    52,923          -      5,041
                                                               --------------------------------------------------------
Total - Atlanta                                                    (261,640)    41,693   319,361          -     69,818
                                                               ---------------------------------------------------------

Chicago
Franklin Garage                             Chicago, IL             (26,852)    30,438    10,612          -        488
Two North LaSalle                           Chicago, IL             (49,000)     9,305    54,094          -     13,644
10 South Riverside                          Chicago, IL             (57,500)    10,838    63,171          -     18,536
120 South Riverside                         Chicago, IL             (56,000)    10,838    53,222          -     23,239
550 West Washington                         Chicago, IL                   -     11,505    65,830          -        155
                                                               -----------------------------------------------------------
Total - Chicago                                                    (189,352)    72,924   246,929          -     56,062
                                                               -----------------------------------------------------------

Dallas
Renaissance Tower                           Dallas, TX              (60,065)     3,150   105,834          -     28,296
Galleria Towers I, II and III               Dallas, TX             (137,514)    21,435   196,728          -     15,792
Plaza of the Americas                       Dallas, TX              (66,160)    12,500   114,459          -      5,207
Park Central I & II                         Dallas, TX               (8,500)       748    12,493          -      2,647
McKinney Place                              Dallas, TX               (8,780)     1,035     8,557          -      1,541
                                                               -----------------------------------------------------------
Total - Dallas                                                     (281,019)    38,868   438,071          -     53,483
                                                               -----------------------------------------------------------

Houston
Allen Center                                Houston, TX            (350,411)    21,375   236,851          -     20,168
Continental Center I                        Houston, TX            (110,310)    14,756    69,741          -     30,253
Continental Center II                       Houston, TX             (22,541)     1,500     9,793          -     14,133
500 Jefferson                               Houston, TX                   -        413     7,937          -      3,383
3700 Bay Area Blvd                          Houston, TX                   -      3,675    33,659          -      2,974
                                                               -----------------------------------------------------------
Total - Houston                                                    (483,262)    41,719   357,981          -     70,911
                                                               -----------------------------------------------------------

Los Angeles Area
Warner Center                               Los Angeles, CA               -      5,115    25,692          -      5,326
9800 La Cienega                             Los Angeles, CA               -      3,405    18,041          -      6,003
Landmark Square                             Long Beach, CA                -     18,477    68,813          -      4,045
Shoreline Square                            Long Beach, CA                -      5,707    59,138          -      3,620
                                                               -----------------------------------------------------------
Total - Los Angeles Area                                                  -     32,704   171,684          -     18,994
                                                               -----------------------------------------------------------

 Schedule III- Real Estate and Accumulated Depreciation as at December 31, 2001

                                                       ($ thousands)


              Total Cost at 12/31/01
 ---------------------------------------------
            Building                               Date of
               and                Accumulated   Construction/          Date          Depreciable
    Land    additions Total (1)  Depreciation    Renovation          Acquired         Lives (2)
    ----    --------- ------     ------------    ----------          --------         ---------
$   6,900  $  87,163 $  94,063  $  (6,251)    1973/84         Dec. 10/98                40
    8,900     73,007    81,907    (11,837)    1970/73/95      Dec. 23/96                40
    7,650     83,057    90,707     (7,562)    1981/83/99      Dec. 16/98                40
    4,450     43,150    47,600     (3,617)    1979/89         Dec. 16/98                40
    4,700     44,838    49,538     (3,416)    1984/86         Dec. 16/98                40
    9,093     57,964    67,057     (6,792)    1984/85         Nov. 19/97                40
----------------------------------------------
   41,693    389,179   430,872    (39,475)
----------------------------------------------


   30,438     11,100    41,538     (1,268)    1974            Dec.  3/97                40
    9,305     67,738    77,043     (5,978)    1979            Dec. 10/98                40
   10,838     81,707    92,545     (6,310)    1965            Dec. 10/98, Nov. 10/01    40
   10,838     76,461    87,299     (6,980)    1967            Dec. 10/98, Nov. 10/01    40
   11,505     65,985    77,490     (1,034)    2000            May  15/01                40
----------------------------------------------
   72,924    302,991   375,915    (21,570)
----------------------------------------------


    3,150    134,130   137,280    (24,192)    1974/92         Oct. 31/96                40
   21,435    212,520   233,955    (15,426)    1982/85/91      Jan. 15/99                40
   12,500    119,666   132,166    (10,801)    1980            Aug.  4/98                40
      748     15,140    15,888     (1,322)    1970/71         Dec. 10/98                40
    1,035     10,098    11,133     (1,868)    1985            Oct. 31/96                40
----------------------------------------------
   38,868    491,554   530,422    (53,609)
----------------------------------------------


   21,375    257,019   278,394    (36,016)    1972/78/80/95   Nov. 19/96                40
   14,756     99,994   114,750    (19,742)    1984            Oct. 31/96                40
    1,500     23,926    25,426     (5,422)    1971            Oct. 31/96                40
      413     11,320    11,733     (2,116)    1962/83         Oct. 31/96                40
    3,675     36,633    40,308     (3,036)    1986            Aug.  5/98                40
----------------------------------------------
   41,719    428,892   470,611    (66,332)
----------------------------------------------


    5,115     31,018    36,133     (5,071)    1980            Oct. 31/96                40
    3,405     24,044    27,449     (5,619)    1985            Oct. 31/96                40
   18,477     72,858    91,335     (6,639)    1991            Aug. 11/98                40
    5,707     62,758    68,465     (5,411)    1988            Sep. 24/98                40
----------------------------------------------
   32,704    190,678   223,382    (22,740)
----------------------------------------------


New York Area
One New York Plaza                          New York, NY           (240,318)    58,676   340,107          -      8,187
110 William Street                          New York, NY            (85,000)    12,450    77,711          -     10,863
1065 Ave. of the Americas              3    New York, NY            (37,864)    19,518    44,433          -      5,789
Newport Tower                               Jersey City, NJ        (106,892)     2,054   161,582          -      1,613
                                                               -------------------------------------------------------
Total - New York Area                                              (470,074)    92,698   623,833          -     26,452
                                                               -------------------------------------------------------

Washington, D.C. Area
2000 L Street, N.W.                         Washington, DC          (41,243)     7,728    56,767          -     18,843
Watergate Office Building                   Washington, DC          (19,108)     4,853    45,281          -      3,755
1400 K Street, N.W.                         Washington, DC          (22,275)    11,905    18,100          -      8,846
1250 Connecticut, N.W.                      Washington, DC          (29,750)     6,457    37,427          -      1,325
1250 23rd Street, N.W.                      Washington, DC           (9,854)     3,515    24,922          -        347
2401 Pennsylvania                           Washington, DC          (20,870)     4,419    24,674          -      1,167
1225 Connecticut                            Washington, DC                -      8,865    51,010          -        154
Bethesda Crescent                           Bethesda, MD            (36,774)     7,359    55,509          -      2,655
Plaza West                                  Bethesda, MD                  -      1,950    12,805          -      3,408
Twinbrook Metro Plaza                       Rockville, MD           (17,199)     4,250    24,003          -      1,039
Silver Spring Metro Plaza                   Silver Spring, MD       (68,790)     5,311    98,142          -      6,967
Silver Spring Centre                        Silver Spring, MD       (15,280)     3,320    20,399          -        720
Goddard Corporate Park                      Lanham, MD              (15,183)     3,842    24,437          -        911
Beaumeade Corporate Park                    Washington, DC          (18,000)     2,103    11,733          -     10,442
Rosslyn Gateway                             Arlington, VA           (19,523)     5,546    38,297          -      3,274
1550 & 1560 Wilson Boulevard                Arlington, VA           (31,000)     4,958    28,849          -      6,775
2 Ballston Plaza                            Arlington, VA           (27,360)     6,691    37,837          -        105
Reston Unisys                               Reston, VA              (23,970)     5,706    34,934          -          3
Reston Crescent - Phase 2                   Reston, VA              (22,000)     4,145       810          -     19,958
Sunrise Tech Park                           Reston, VA              (23,833)     6,346    36,618          -        282
                                                               -------------------------------------------------------
Total-Washington, D.C. Area                                        (462,012)   109,269   682,554          -     90,976
                                                               -------------------------------------------------------

Charlotte
Bank of Americas Plaza                      Charlotte, NC           (67,002)    11,250   103,530          -      4,740
First Citizens Plaza                        Charlotte, NC                 -          -    61,348          -      4,000
                                                               -------------------------------------------------------
Total - Charlotte                                                   (67,002)    11,250   164,878          -      8,740
                                                               -------------------------------------------------------

Minneapolis
Northstar Center                            Minneapolis, MN         (14,399)     2,500    44,501          -     20,447
Minnesota Center                            Minneapolis, MN         (23,000)     2,841    43,606          -      4,142
                                                               -------------------------------------------------------
Total - Minneapolis                                                 (37,399)     5,341    88,107          -     24,589
                                                               -------------------------------------------------------

Pittsburgh
Gateway Center                              Pittsburgh, PA          (42,329)     6,260    55,627          -     28,046
                                                               -------------------------------------------------------

St. Louis
Metropolitan Square                         St. Louis, MO           (89,190)    13,625   125,636          -      4,725
St. Louis Place                             St. Louis, MO                 -      3,500    32,169          -        821
                                                               -------------------------------------------------------
Total - St. Louis                                                   (89,190)    17,125   157,805          -      5,546

                                                               -------------------------------------------------------



    58,676    348,294   406,970    (23,051)    1970/95         Apr. 30/99                40
    12,450     88,574   101,024     (7,159)    1960            Dec. 10/98                40
    19,518     50,222    69,740     (5,157)    1958            Jan.  5/97                40
     2,054    163,195   165,249    (17,016)    1990            Feb. 24/97                40
----------------------------------------------
    92,698    650,285   742,983    (52,383)
----------------------------------------------


     7,728     75,610    83,338     (8,796)    1968/98         Feb.  2/98                40
     4,853     49,036    53,889     (5,776)    1965/91         Feb.  2/98                40
    11,905     26,946    38,851     (3,308)    1982            Feb.  2/98                40
     6,457     38,752    45,209     (3,109)    1964/96         Jan. 11/99                40
     3,515     25,269    28,784     (3,156)    1990            Feb.  2/98                40
     4,419     25,841    30,260     (1,986)    1991            Dec. 16/98                40
     8,865     51,164    60,029       (745)    1968/94         May  24/01                40
     7,359     58,164    65,523     (7,409)    1987            Dec. 23/97                40
     1,950     16,213    18,163     (1,900)    1965            Feb.  2/98                40
     4,250     25,042    29,292     (2,141)    1986            Aug. 20/98                40
     5,311    105,109   110,420     (8,243)    1986            Dec.  2/98                40
     3,320     21,119    24,439     (1,963)    1987            Apr. 30/98                40
     3,842     25,348    29,190     (3,112)    1987            Feb.  2/98                40
     2,103     22,175    24,278     (1,306)    1990/98/00      Dec. 16/98                40
     5,546     41,571    47,117     (5,163)    1970            Feb.  2/98                40
     4,958     35,624    40,582     (3,164)    1983/1987       Dec. 10/98                40
     6,691     37,942    44,633       (668)    1988            May  11/01                40
     5,706     34,937    40,643     (4,519)    1980            Feb.  2/98                40
     4,145     20,768    24,913       (773)    2000            Feb.  2/98                40
     6,346     36,900    43,246     (2,818)    1983/85         Dec. 15/98                40
----------------------------------------------
   109,269    773,530   882,799    (70,055)
----------------------------------------------


    11,250    108,270   119,520     (7,872)    1974            Dec. 21/98                40
         -     65,348    65,348     (6,480)    1985            Jul. 15/98                40
----------------------------------------------
    11,250    173,618   184,868    (14,352)
----------------------------------------------


     2,500     64,948    67,448     (6,719)    1916/62/86      Oct. 31/96                40
     2,841     47,748    50,589     (4,491)    1987            Oct.  1/98                40
----------------------------------------------
     5,341    112,696   118,037    (11,210)
----------------------------------------------


     6,260     83,673    89,933    (18,723)    1952/60         Oct. 31/96                40
----------------------------------------------


    13,625    130,361   143,986    (13,262)    1989            Dec.  8/97                40
     3,500     32,990    36,490     (2,679)    1983            Sep. 24/98                40
----------------------------------------------
    17,125    163,351   180,476    (15,941)
----------------------------------------------


Other
250 West Pratt Street               Baltimore, MD           (29,867)      7,238      41,853       -      1,258
Bank of America Plaza               Columbia, SC            (21,106)      5,590      32,378       -      1,494
1441 Main Street                    Columbia, SC                  -       3,154      18,374       -      1,858
1333 Main Street                    Columbia, SC                  -       3,025      17,468       -      1,165
Borden Building                     Columbus, OH            (31,000)      5,784      44,140       -      4,348
Clark Tower                         Memphis, TN             (31,000)      5,450      50,089       -      3,146
Capital Center II & III             Sacramento, CA          (33,000)      8,384      42,529       -      8,502
Williams Center I & II              Tulsa, OK               (37,500)      5,400      49,554       -      1,913
Esperante Office Building           West Palm Beach, FL     (23,856)      5,806      33,877       -      3,145
                                                       --------------------------------------------------------
Total - Other                                              (207,329)     49,831     330,262       -     26,829
                                                       --------------------------------------------------------
Total rental properties                                  (2,590,608)    519,682   3,637,092       -    480,446
                                                       --------------------------------------------------------

Properties under development
One Alliance Center                         Buckhead, GA            (42,828)     10,079        -          -     72,436
                                                               --------------------------------------------------------
Total properties under development                                  (42,828)     10,079        -          -     72,436
                                                               --------------------------------------------------------

Properties held for future development
Other residual land                         Various                       -     22,222         -        3,786    2,648
                                                               --------------------------------------------------------


      7,238     43,111     50,349     (4,364)    1986            Feb. 17/98                40
      5,590     33,872     39,462     (3,526)    1989            Feb. 19/98                40
      3,154     20,232     23,386     (2,785)    1988            Dec. 13/96                40
      3,025     18,633     21,658     (2,092)    1983            Apr. 30/97                40
      5,784     48,488     54,272     (4,401)    1974            Dec.  1/98                40
      5,450     53,235     58,685     (5,297)    1973/97         May  11/98                40
      8,384     51,031     59,415     (7,702)    1984/85         Apr. 10/98                40
      5,400     51,467     56,867     (3,999)    1982/83         Dec. 10/98                40
      5,806     37,022     42,828     (3,635)    1989            Feb.  2/98                40
----------------------------------------------
     49,831    357,091    406,922    (37,801)
----------------------------------------------
    519,682  4,117,538  4,637,220   (424,191)
----------------------------------------------



     10,079     72,436     82,515          -     n/a             Dec. 16/98                 -
----------------------------------------------
     10,079     72,436     82,515          -
----------------------------------------------


     26,008      2,648     28,656          -
----------------------------------------------


Properties held for disposition
-------------------------------------
Rental properties
Hanover Office Park                    5    Greenbelt, MD                 -        225       1,456         -       (667)
Perimeter Woods                        5    Charlotte, NC                 -      1,661      14,698         -       (476)
Desert Passage                         5    Las Vegas, NV          (178,011)    28,131     240,150         -     (3,173)
                                                               ---------------------------------------------------------
Total rental properties                                            (178,011)    30,017     256,304         -     (4,316)
                                                               ---------------------------------------------------------

Properties under development
Paseo Colorado                              Pasadena, CA            (58,927)       359      11,807         -     70,619
Hollywood & Highland - retail          5    Los Angeles, CA        (106,760)         -           -         -    210,962
Inner Belt                             5    Boston, MA              (15,608)    24,027       3,562   (11,144)    (3,562)
                                                               ---------------------------------------------------------
Total properties under development                                 (181,325)    24,386      15,369   (11,144)   278,019
                                                               ---------------------------------------------------------

Properties held for future
development
Perimeter Woods                        5    Charlotte, NC                 -     10,883           -         -          -
Valley Industrial Park                 5    Seattle, WA                   -      6,900      39,891         -    (19,189)
Clybourn Center                        5    Chicago, IL                   -     11,967           -    (2,507)         -
                                                               ---------------------------------------------------------

Total properties held for future
development                                                               -     29,750      39,891    (2,507)   (19,189)
                                                               ---------------------------------------------------------
Total properties held for disposition                              (359,336)    84,153     311,564   (13,651)   254,514
                                                               ---------------------------------------------------------

Management business
Furniture, fixtures and equipment                                         -          -      14,060         -          -
                                                               ---------------------------------------------------------
                                                                          -          -      14,060         -          -
                                                               ---------------------------------------------------------
Total real estate                                               $(2,992,772)  $636,136  $3,962,716   $(9,865)  $810,044
                                                               =========================================================



       225          789        1,014         (202)    1987            Feb.  2/98                n/a
     1,661       14,222       15,883         (859)    1991/98         Dec. 16/98                n/a
    28,131      236,977      265,108       (4,961)    2000            Mar. 31/01                n/a
----------------------------------------------------
    30,017      251,988      282,005       (6,022)
----------------------------------------------------


       359       82,426       82,785            -     n/a             Oct. 31/96                -
         -      210,962      210,962            -     n/a             Mar. 11/97                -
    12,883            -       12,883            -     n/a             Oct. 15/00                -
----------------------------------------------------
    13,242       293,388      306,630           -
----------------------------------------------------



   10,883             -       10,883            -     n/a            Dec.  16/98                -
    6,900        20,702       27,602            -     n/a            Sept. 29/00                -
    9,460             -        9,460            -     n/a            Oct.  16/00                -
----------------------------------------------------


   27,243        20,702       47,945            -
----------------------------------------------------
   70,502       566,078      636,580       (6,022)
----------------------------------------------------


       -          14,060        14,060        (8,371)
----------------------------------------------------
       -          14,060        14,060        (8,371)
----------------------------------------------------
$ 626,271    $ 4,772,760   $ 5,399,031    $ (438,584)
====================================================

 Schedule III- Real Estate and Accumulated Depreciation as at December 31, 2001
                                  ($ thousands)


Notes:

1. The aggregate cost for Federal Income Tax purposes as of December 31, 2001 was approximately $3.7 billion.

2. The life to compute depreciation on buildings is 40 years. The life to compute depreciation on building improvements is over the term of the related lease. Furniture, fixtures and equipment are depreciated over periods of up to 10 years.

3.       The Corporation has a 99% legal ownership interest in this property.

4. This property was previously under development and was placed into service in 2001.

5. During the year ended December 31, 2001, the Corporation recorded the following allowance for loss related to these properties:

               Desert Passage                              $     17,544
               Hollywood Highland - Retail                      170,139
               Inner Belt                                        21,600
               Valley Industrial Park                            32,800
               Clybourn Center                                    8,533
               Perimeter Woods                                    1,887
               Hanover Office park                                  727
                                                           -------------
                                                           $    253,230
                                                           =============

A summary of activity of investment in real estate and accumulated depreciation is as follows:

The changes in investment in real estate for the years ended December 31, 2001, 2000 and 1999, are as follows:

                                                          December 31          December 31          December 31
                                                                 2001                 2000                 1999
                                                      -------------------  -------------------- --------------------
Balance, beginning of the year                             $4,883,826           $4,940,601           $4,143,038
  Additions during year:
    Acquisitions                                              202,740               86,347              660,830
    Improvements                                              428,081              340,875              213,875
    Previously held in a non-consolidated joint
      venture now consolidated                                268,281                    -               84,167
  Deductions during year:
    Properties disposed of                                   (124,024)            (478,669)            (120,656)
    Allowance for loss on properties held for
      disposition                                            (253,230)                   -                    -
    Contribution to non-consolidated joint ventures                 -                    -              (37,037)
    Write-off of fully depreciated assets                      (6,643)              (5,328)              (3,616)
                                                      -------------------  -------------------- --------------------
Balance, end of year                                       $5,399,031           $4,883,826           $4,940,601
                                                      ===================  ==================== ====================

The changes in accumulated depreciation for the years ended December 31, 2001, 2000 and 1999, are as follows:

                                                           December 31         December 31          December 31
                                                                  2001                2000                 1999
                                                      -------------------  -------------------- --------------------
Balance, beginning of the year                             $  (305,038)         $ (206,248)         $   (91,229)
  Additions during year:
    Depreciation                                              (144,680)           (141,607)            (120,977)
    Previously held in a non-consolidated joint
      venture now consolidated                                  (2,927)                  -                    -
  Deductions during year:
    Properties disposed of                                       7,418              37,489                2,342
    Write-off of fully depreciated assets                        6,643               5,328                3,616
                                                      -------------------  -------------------- --------------------
Balance, end of year                                       $  (438,584)         $ (305,038)         $  (206,248)
                                                      ===================  ==================== ====================

                                            Combined Consolidated Balance Sheets
                                                                     (unaudited)

---------------------------------------------------------------------------------------------------------------------
                                                                                        March 31       December 31
($ thousands)                                                                               2002              2001
---------------------------------------------------------------------------------------------------------------------

Assets
Real estate...................................................................    $    5,417,275   $     5,399,031
     Less:  accumulated depreciation..........................................          (467,215)         (438,584)
                                                                                  --------------   ---------------

Real estate, net..............................................................         4,950,060         4,960,447

Cash and cash equivalents.....................................................           263,439           297,434
Escrows and restricted cash ..................................................            26,030            28,180
Investment in unconsolidated real estate joint ventures.......................           290,307           289,242
Investment in Sears Tower.....................................................            70,000            70,000
Office tenant receivables, net ...............................................            21,266            33,308
Other receivables, net........................................................            31,816            34,201
Deferred rent receivables, net................................................           109,666            99,515
Deferred charges, net.........................................................           138,359           138,054
Prepaid expenses and other assets.............................................            76,490            55,421
Advances to parent and affiliated companies...................................           125,633            90,633
                                                                                  --------------   ---------------

Total Assets..................................................................    $    6,103,066   $     6,096,435
                                                                                  ==============   ===============


Liabilities and Owners' Equity

Liabilities
Mortgage debt and other loans.................................................    $    3,087,096   $     3,017,798
Trade, construction and tenant improvements payables..........................            54,566            91,646
Accrued interest expense......................................................            12,094            12,007
Accrued operating expenses and property taxes.................................            58,206           108,276
Other accrued liabilities.....................................................            66,198            76,266
Taxes payable.................................................................            53,020            53,862
Deferred income taxes.........................................................            60,000            60,000
Advances from parent and affiliated companies.................................                 -           236,619
                                                                                  --------------   ---------------

Total Liabilities.............................................................         3,391,180         3,656,474
                                                                                  --------------   ---------------

Minority Interest.............................................................             4,422             4,386
                                                                                  --------------   ---------------

Redeemable Stock..............................................................               200               200
                                                                                  --------------   ---------------

Commitments and Contingencies

Owners' Equity
Owners' capital...............................................................         2,673,999         2,437,380
Retained earnings ............................................................            39,691             6,514
Unearned compensation.........................................................            (5,788)           (6,701)
Accumulated other comprehensive (loss)........................................              (638)           (1,818)
                                                                                  --------------   ---------------

Total Owners' Equity..........................................................         2,707,264         2,435,375
                                                                                  --------------   ---------------

Total Liabilities and Owners' Equity..........................................    $    6,103,066   $     6,096,435
                                                                                  ==============   ===============

    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Operations
                                                        and Comprehensive Income
                                                                     (unaudited)
--------------------------------------------------------------------------------

                                                                                        For the three months ended
                                                                                                          March 31
--------------------------------------------------------------------------------------------------------------------
($ thousands except share and per share amounts)                                            2002             2001
--------------------------------------------------------------------------------------------------------------------

Revenues
    Rentals ...............................................................    $         167,770   $      161,252
    Recoveries from tenants................................................               33,881           24,939
    Parking and other......................................................               30,142           20,892
    Fee income.............................................................                2,611            2,668
    Interest...............................................................                2,707            3,565
                                                                                  --------------   ---------------

Total Revenues.............................................................              237,111          213,316
                                                                                  --------------   ---------------

Expenses
    Operating .............................................................               75,360           65,175
    Property taxes.........................................................               25,875           22,060
    General and administrative.............................................                6,515            4,984
    Interest...............................................................               45,414           39,523
    Depreciation and amortization..........................................               40,473           39,548
    Reorganization costs...................................................                    -            2,738
    Gain from securities investments.......................................                    -           (1,086)
                                                                                  --------------   ---------------
Total Expenses.............................................................              193,637          172,942
                                                                                  --------------   ---------------

Income before allocation to Minority Interest, Income from
    Unconsolidated Real Estate Joint Ventures, Gain on Sales
    of Real Estate, Income Taxes and Cumulative Effect of a Change in
    Accounting Principle...................................................               43,474           40,374
Minority interest..........................................................                  (36)             211
Income from unconsolidated real estate joint ventures......................                3,388            3,045
Gain on sales of real estate ..............................................                    -            1,481
                                                                                  --------------   ---------------

Income before Income Taxes and Cumulative Effect of a Change in
    Accounting Principle...................................................               46,826           45,111
Provision for income and other corporate taxes ............................               (1,244)          (3,049)
                                                                                  --------------   ---------------

Income before Cumulative Effect of a Change in Accounting Principle........               45,582           42,062
Cumulative effect of a change in accounting principle......................                    -           (4,631)
                                                                                  --------------   ---------------

Net Income.................................................................       $       45,582   $       37,431
                                                                                  ==============   ===============

    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Operations
                                            and Comprehensive Income (continued)
                                                                     (unaudited)
--------------------------------------------------------------------------------

                                                                                      For the three months ended
                                                                                                        March 31
                                                                                  --------------------------------
($ thousands except share and per share amounts)                                             2002           2001
------------------------------------------------------------------------------------------------------------------
Pro Forma per Share Amounts (unaudited)

Income per share before cumulative effect of a change in accounting principle
     Basic.....................................................................   $          0.30 $         0.28
                                                                                  =============== ==============
     Diluted...................................................................   $          0.30 $         0.28
                                                                                  =============== ==============

Net income per share
     Basic.....................................................................   $          0.30 $         0.25
                                                                                  =============== ==============
     Diluted...................................................................   $          0.30 $         0.25
                                                                                  =============== ==============

Weighted average shares outstanding
     Basic.....................................................................       149,849,246    149,849,246
                                                                                  =============== ==============
     Diluted...................................................................       151,365,979    151,365,979
                                                                                  =============== ==============

Statements of Comprehensive Income
Net income ....................................................................   $        45,582 $       37,431
                                                                                  --------------- --------------
Other comprehensive income, before taxes:
     Unrealized gains on investments in securities:
        Reclassification adjustment for the cumulative effect of a change in
           accounting principle included in income.............................                 -          4,351
     Unrealized derivative gains (losses):
        Effective portion of interest rate contracts...........................             1,180         (3,250)
                                                                                  --------------- --------------

Total other comprehensive income ..............................................             1,180          1,101
                                                                                  --------------- --------------

Comprehensive income ..........................................................   $        46,762 $       38,532
                                                                                  =============== ==============

    See accompanying notes to the combined consolidated financial statements

               Combined Consolidated Statements of Changes in Retained Earnings, Unearned Compensation and Accumulated Other Comprehensive Income (Loss)
                                                                     (unaudited)
--------------------------------------------------------------------------------


                                                                                                   For the three
                                                                                                    months ended
                                                                                                        March 31
                                                                                                -------------------
($ thousands)                                                                                               2002
-------------------------------------------------------------------------------------------------------------------

Retained Earnings
     Balance, beginning of period............................................................   $         6,514
     Net income .............................................................................            45,582
     Dividends...............................................................................   $       (12,405)
                                                                                                ---------------

     Balance, end of period..................................................................            39,691
                                                                                                ===============

Unearned Compensation
     Balance, beginning of period............................................................   $        (6,701)
     Amortization............................................................................               913
                                                                                                ---------------
     Balance, end of period..................................................................   $        (5,788)
                                                                                                ===============

Accumulated Other Comprehensive Income (Loss)
     Balance, beginning of period............................................................   $        (1,818)
     Other comprehensive income .............................................................             1,180
                                                                                                ---------------
     Balance, end of period..................................................................   $          (638)
                                                                                                ===============

    See accompanying notes to the combined consolidated financial statements

                                  Combined Consolidated Statements of Cash Flows
                                                                     (unaudited)
--------------------------------------------------------------------------------



                                                                                        For the three months ended
                                                                                                          March 31
                                                                                      ------------------------------
($ thousands)                                                                                 2002            2001
--------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
Net income .......................................................................    $     45,582   $     37,431
Adjustments to reconcile net income to net cash provided by operating activities:
   Income from unconsolidated real estate joint ventures..........................          (3,388)        (3,045)
   Depreciation and amortization expense..........................................          40,473         39,548
   Amortization of financing costs ...............................................           1,378          3,301
   Gain on sales of real estate ..................................................               -         (1,481)
   Minority interest..............................................................              36           (211)
   Deferred compensation..........................................................             913          1,019
   Gain from securities investments...............................................               -         (1,086)
   Deferred income tax expense....................................................               -          1,216
   Cumulative effect of a change in accounting principle..........................               -          4,631
Changes in assets and liabilities:
   Escrows and restricted cash....................................................           2,150          9,946
   Office tenant receivables, net.................................................          12,042         11,715
   Other receivables, net.........................................................           2,385        (20,206)
   Deferred rent receivables, net.................................................         (10,151)        (5,162)
   Prepaid expenses and other assets..............................................         (12,721)        (5,040)
   Accounts payable, accrued liabilities and other liabilities....................         (51,940)       (15,037)
                                                                                      ------------    -----------
Net cash provided by operating activities.........................................          26,759         57,539
                                                                                      ------------    -----------

Cash Flows from Investing Activities
   Properties:
     Development expenditures.....................................................         (42,132)       (82,701)
     Tenant improvements and capital expenditures.................................         (25,878)       (12,372)
     Tenant leasing costs.........................................................          (5,996)        (2,984)
     Dispositions.................................................................          28,680         76,447
   Unconsolidated real estate joint ventures:
     Investments..................................................................          (4,188)        (4,842)
     Distributions................................................................           6,403          3,030
                                                                                      ------------    -----------

   Net cash used in investing activities..........................................         (43,111)       (23,422)
                                                                                      ------------    -----------

Cash Flows from Financing Activities
   Long-term debt:
     Development financing........................................................          34,915         17,526
     Principal repayments.........................................................          (5,153)        (6,281)
     Repaid on dispositions.......................................................               -         (1,321)
   Net advance to parent company and affiliates...................................         (35,000)       (11,201)
   Dividends......................................................................         (12,405)             -
                                                                                      ------------    -----------

   Net cash used in financing activities..........................................         (17,643)        (1,277)
                                                                                      ------------    -----------

Net (Decrease) Increase in Cash and Cash Equivalents..............................         (33,995)        32,840

Cash and Cash Equivalents, beginning of period....................................         297,434         70,195
                                                                                      ------------    -----------

Cash and Cash Equivalents, end of period..........................................    $    263,439   $    103,035
                                                                                      ============   ============


    See accompanying notes to the combined consolidated financial statements

                                                                     (unaudited)
--------------------------------------------------------------------------------


                                                                                       For the three months ended
                                                                                                         March 31
                                                                                  ----------------------------------
($ thousands)                                                                                2002             2001
--------------------------------------------------------------------------------------------------------------------

Supplemental Cash Flow Disclosures:

Cash paid during the three months for:

    Interest..................................................................    $       44,727   $       43,645
                                                                                  ================ ================
    Interest capitalized to properties under development......................               778            8,180
                                                                                  ================ ================
    Other corporate taxes.....................................................             2,365            4,880
                                                                                  ================ ================

Non-cash investing and financing activities:

    Mortgage debt assumed upon obtaining control of
       joint venture investment...............................................    $            -   $      194,674
                                                                                  ================ ================

    Transfer of joint venture interest to real estate upon
       obtaining control......................................................    $            -   $       70,680
                                                                                  ================ ================

    Issuance of Class C Convertible Preferred Stock...........................    $      296,627   $            -
                                                                                  ================ ================

    Retirement of Advance from parent in exchange for
       common stock of THDI...................................................    $      236,619   $            -
                                                                                  ================ ================



    See accompanying notes to the combined consolidated financial statements

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

1.   ORGANIZATION AND DESCRIPTION OF THE BUSINESS

     Organization

     The organization presented in these interim financial statements is not a legal entity for the entire periods presented. It is a combination of all the United States ("U.S.") assets that Trizec Canada Inc. (formerly known as TrizecHahn Corporation ("TrizecHahn")), a Canadian public company, owned directly or indirectly. A plan of arrangement (the "Reorganization") was approved by the TrizecHahn shareholders on April 23, 2002. On February 14, 2002, the amended registration statement on Form 10 of Trizec Properties, Inc. was declared effective by the Securities and Exchange Commission and, accordingly, Trizec Properties, Inc. became subject to the reporting requirements of a public U.S. registrant. On May 8, 2002, the effective date of the Reorganization, the common stock of Trizec Properties, Inc. commenced trading on the New York Stock Exchange. In connection with the Reorganization, several equity exchanges and other transactions occurred subsequent to March 31, 2002. (See Note 10 - Subsequent Events).

     The accompanying interim financial statements present, on a combined consolidated basis, all of the U.S. assets of TrizecHahn, substantially all of which are owned and operated by Trizec Properties, Inc. ("Trizec Properties", formerly known as TrizecHahn (USA) Corporation) and TrizecHahn Developments Inc. ("THDI"), TrizecHahn's two primary U.S. operating and development companies. On March 14, 2002, THDI was contributed to Trizec Properties as described in Note 6. All of the combined entities are substantially wholly-owned subsidiaries of the common parent TrizecHahn. Collectively the combination of all these assets is referred to as the "Corporation".

     The Corporation operated as separate stand alone entities for the periods presented and, as such, no additional expenses incurred by TrizecHahn or its related entities were, in management's view, necessary to be allocated to the Corporation for the periods presented. However, the historical financial results are not necessarily indicative of future operating results and no adjustments have been made to reflect possible incremental changes to the cost structure as a result of the Reorganization. The incremental charges will include, but are not limited to, additional senior management compensation expense to supplement the existing senior management team and internal and external public company corporate compliance costs.

     Trizec Properties is a corporation organized under the laws of the State of Delaware and was ultimately a substantially wholly-owned subsidiary of TrizecHahn. Trizec Properties is a 40% owned subsidiary of Emerald Blue Kft ("direct parent"), which in turn is a wholly-owned subsidiary of TrizecHahn Office Properties Ltd. ("THOPL"), which in turn is a wholly-owned subsidiary of TrizecHahn Holdings Limited ("THHL"), which in turn is a wholly-owned subsidiary of TrizecHahn Corporation, which in turn is a wholly-owned subsidiary of Trizec Canada Inc.

     The Corporation operates in the U.S. where it owns, manages and develops office buildings and mixed-use properties. At March 31, 2002, it had ownership interests in and managed a high-quality portfolio of 75 U.S. office properties concentrated in the central business districts of seven major U.S. cities. In addition, the Corporation through THDI has completed the development of and is stabilizing the three retail/entertainment projects, which are being held for disposition in an orderly fashion. At the end of 2000, Trizec Properties decided that it would elect to be taxed as a real estate investment trust ("REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing in 2001. The Corporation intends to operate, function and be taxed as a REIT upon completion of the Reorganization.

2.   SIGNIFICANT ACCOUNTING POLICIES

a.   Basis of Presentation

     The interim financial statements include the combined accounts of Trizec Properties and THDI and of all subsidiaries in which they have a controlling interest. Prior to the contribution of THDI to Trizec

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------

2.   SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

     Properties, both Trizec Properties and THDI were indirect wholly-owned subsidiaries under the common control of TrizecHahn. The accompanying interim financial statements have been presented using TrizecHahn's historical cost basis. All significant intercompany balances and transactions have been eliminated.

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

b.   Interim Financial Statements

     The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. The results of operations for the interim periods are not necessarily indicative of the results to be obtained for other interim periods or for the full fiscal year. These financial statements should be read in conjunction with the Corporation's financial statements and notes thereto contained in the Corporation's annual report on Form 10-K for its fiscal year ended December 31, 2001.

c.   Income Per Share

     In connection with the Reorganization, Trizec Properties modified the number of its issued and outstanding shares of Common Stock as described in
     Note 10(e) and issued 8,368,932 options and 8,772,418 warrants to purchase shares of Common Stock. This resulted in 149,849,246 shares of Common Stock and 17,141,350 options or warrants being outstanding on May 8, 2002.

     Basic and diluted net income per share of common stock have been computed by dividing the net income for each period presented by the number of outstanding shares of common stock issued on May 8, 2002. All Trizec Properties common stock equivalents at May 8, 2002 were considered for the purpose of determining dilutive shares outstanding. The Corporation used the price of its Common Stock on May 8, 2002 to determine the dilutive effect.

     For the periods ended March 31, 2002 and 2001, dilutive shares outstanding were increased by 1,516,733 in respect of stock options and warrants respectively that had a dilutive effect. For the periods presented, 4,839,952 stock options and 2,959,858 warrants were not included in the computation of diluted income per share as they would have had an anti-dilutive effect.

d.   Change in Accounting Principle

     The Corporation adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, ("SFAS No. 133") as of January 1, 2001. The cumulative effect of this accounting change reduced net income in the first quarter of 2001 by $4,631 or $0.03 per share.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


2.   SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

e.   Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets". This new standard features new accounting rules for goodwill and intangible assets. SFAS No. 142 will be adopted on July 1, 2002. The Corporation is currently assessing the impact of the adoption of SFAS No. 142.

     On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business". SFAS 144 requires long-lived assets that are to be disposed of by sale to be measured at the lower of book value or fair value less cost to sell. Under SFAS No. 144, certain conditions are required to be met for a property to be classified as held for disposition. Under the transitional rules of the standard, properties held for disposition as at the date of adoption are required to satisfy these conditions within one year of adoption. For the current year, pursuant to the transition rules, the results of operations for these properties will be reported in continuing operations. Properties currently held for disposition that do not meet such conditions by December 31, 2002 will be required to be reclassified from held for disposition to held for the long term at that date. Reclassification, if any, is measured at the lower of the asset's carrying amount before it was classified as held for disposition, adjusting for any depreciation that would have been recognized had the asset been continuously classified as held for the long term, and fair value at the date of reclassification. The Corporation has adopted this standard on January 1, 2002 and it has had no impact on the financial statements presented.

3.   REAL ESTATE

     The Corporation's investment in real estate is comprised of:

                                                        March 31     December 31
                                                            2002            2001
                                                   -------------   -------------

Properties
    Held for the long term........................ $  4,307,535    $ 4,329,889
    Held for disposition..........................      642,525        630,558
                                                   -------------   -------------

                                                   $  4,950,060    $ 4,960,447
                                                   =============   =============


     Properties held for disposition include certain properties that the Corporation has decided to dispose of in an orderly manner over a reasonable sales period. At March 31, 2002, properties held for disposition included three retail/entertainment projects, two technology center development properties, an office property and certain remnant retail land sites.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


3.   REAL ESTATE (CONT'D)

a.   Properties - Held for the Long Term

                                                        March 31    December 31
                                                            2002           2001
                                                    -------------  -------------

Rental properties
   Land ..........................................   $   519,682    $   519,682
   Buildings and improvements.....................     3,878,257      3,866,714
   Tenant improvements............................       242,927        250,824
   Furniture, fixtures and equipment..............        11,691         14,060
                                                     ------------   ------------

                                                       4,652,557      4,651,280
   Less:  accumulated depreciation................      (462,587)      (432,562)
                                                     ------------   ------------

                                                       4,189,970      4,218,718

Properties under development......................        89,544         82,515
Properties held for future development............        28,021         28,656
                                                     ------------   ------------
                                                     $ 4,307,535    $ 4,329,889
                                                     ============   ============

b.   Properties - Held for Disposition

                                                       March 31     December 31
                                                           2002            2001
                                                    ------------  --------------

Rental properties................................   $   278,678    $   275,983
Properties under development.....................       345,201        306,630
Properties held for development..................        18,646         47,945
                                                    -----------   --------------


                                                    $   642,525    $   630,558
                                                    ============  ==============


     These properties are carried at the lower of depreciated cost less estimated impairment losses where appropriate, or estimated fair value less costs to sell. Implicit in management's assessment of fair values are estimates of future rental and other income levels for the properties and their estimated disposal dates. Due to the significant measurement uncertainty of determining fair value, actual proceeds to be realized on the ultimate sale of these properties could vary materially from their carrying value.

     The results of operations of properties held for disposition are included in the revenue and expenses of the Corporation. The following summarizes the condensed results of operations of the properties held for disposition.


                                                                                For the three months ended
                                                                                                  March 31
                                                                      -------------------------------------
                                                                                 2002                 2001
                                                                      ----------------    -----------------

Total revenue......................................................   $        22,805     $          2,739
Less: operating expenses and property taxes........................            10,937                1,982
                                                                      ----------------    -----------------

Property operating income..........................................   $        11,868     $            757
                                                                      ================    =================

c.   Dispositions

      Date                                                                  Rentable          Sales          Gain/(Loss)
      Sold                    Property                   Location            Sq. Ft.          Price            on Sale
------------------    --------------------------    -------------------    ------------     -----------    -----------------

January 31            Hanover Office Park           Greenbelt, MD            16,000         $      885     $       31
February 20           Valley Industrial Park        Seattle, WA                 -               27,382             64
Various               Residual lands                Various                     -                  413            (95)
                                                                                            -----------    -----------------

                                                                                            $   28,680     $        -
                                                                                            ===========    =================


     Hanover Office Park and Valley Industrial Park were classified as held for disposition at December 31, 2001.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


4.   UNCONSOLIDATED REAL ESTATE JOINT VENTURES

     The Corporation participates in incorporated and unincorporated joint ventures and partnerships with other venturers in various operating properties which are accounted for using the equity method. In most instances, these projects are managed by the Corporation.

a.   Unconsolidated Real Estate Joint Venture Financial Information

     The following represents combined summarized financial information of the unconsolidated real estate joint ventures.

Balance Sheets                                       March 31       December 31
                                                         2002              2001
                                                --------------      ------------

Assets
Real estate, net.............................   $   1,160,249       $ 1,206,887
Other assets.................................         146,177           157,973
                                                --------------      ------------

Total Assets ................................   $   1,306,426       $ 1,364,860
                                                ==============      ============

Liabilities
Mortgage debt ...............................   $     696,554       $   687,305
Other liabilities............................          58,443            73,636
Partners' equity.............................         551,429           603,919
                                                --------------      ------------

Total Liabilities and Equity.................   $   1,306,426       $ 1,364,860
                                                ==============      ============

Corporation's Share of Equity................   $     290,307       $   289,242
                                                ==============      ============

Corporation's Share of Mortgage Debt.........   $     359,056       $   351,063
                                                ==============      ============


                                                     For the three months ended
                                                                       March 31
                                                --------------------------------
Statements of Operations                                 2002              2001
                                                --------------      ------------

Total Revenues...............................   $      53,372       $    57,325
                                                --------------      ------------

Expenses
    Operating and other......................          26,025            25,429
    Interest.................................          11,005            12,812
    Depreciation and amortization............           9,052            11,715
                                                --------------      ------------

Total Expenses...............................          46,082            49,956
                                                --------------      ------------

Net Income...................................   $       7,290       $     7,369
                                                ==============      ============

Corporation's Share of Net Income............   $       3,388       $     3,045
                                                ==============      ============



b.   Liability for Obligations of Partners

     The Corporation is contingently liable for certain obligations of its partners in such ventures. In each case, all of the assets of the venture are available for the purpose of satisfying such obligations. The Corporation had guaranteed or was otherwise contingently liable for approximately $14,282 at March 31, 2002 (December 31, 2001 - $12,968) of
     its partners' share of recourse property debt.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


5.   MORTGAGE DEBT AND OTHER LOANS

                        Properties Held for     Properties Held for
                           the Long Term            Disposition                           Total Debt
                       ----------------------  -----------------------  -----------------------------------------------
                        Weighted                 Weighted                Weighted                 Weighted
                         average                  average                 average                  average
                        interest                 interest                interest                 interest
                        rates at                 rates at                rates at                 rates at
                         Mar. 31     Mar. 31      Mar. 31     Mar. 31     Mar. 31     Mar. 31      Dec. 31     Dec. 31
                            2002        2002         2002        2002        2002        2002         2001        2001
                       ------------------------------------------------------------------------------------------------
Collateralized
property loans:
   At fixed rates          6.89% $2,102,322         -     $        -        6.89%  $2,102,322       6.89%   $2,106,664
   At variable rates       2.60%    530,752         3.49%    390,181        2.98%     920,933       3.00%      886,108

Other loans                0.30%      7,640         5.68%     56,201        5.04%      63,841       8.10%       25,026
                       ----------------------  -----------------------  ----------------------- -----------------------

                           6.01% $2,640,714         3.77% $  446,382        5.69% $ 3,087,096       5.76%   $3,017,798
                       ======================  =======================  ======================= =======================


     In the table above, mortgage debt and other loans have been presented on a basis consistent with the classification of the underlying collateralized properties, by properties held for the long term or held for disposition.

a.   Collateralized Property Loans

     Property loans are collateralized by deeds of trust or mortgages on properties, and mature at various dates between May 1, 2002 and May 15, 2011.

     At March 31, 2002, the Corporation had fixed the interest rates on $150 million (December 31, 2001 - $150 million) of the debt classified as fixed, in the above table, by way of interest rate swap contracts with a weighted average interest rate of 6.01% and maturing on March 15, 2008. The cost to unwind these interest swap contracts was approximately $2.1 million at March 31, 2002 (December 31, 2001 - $3.6 million).

b.   Line of Credit

     The Corporation has negotiated a three-year, $350 million unsecured revolving credit facility with a group of banks. The amount of the credit facility available to be borrowed at any time is determined by the unencumbered properties that the Corporation owns and that satisfy certain conditions of eligible properties. The amount eligible to be borrowed is $340 million and no amounts were outstanding under this facility at March 31, 2002.

c.   Guarantees of Indebtedness

     At March 31, 2002, $205,932 (December 31, 2001 - $241,616) of mortgage debt and other loans, including the Corporation's pro rata share of certain unconsolidated joint venture mortgage debt, was guaranteed by THOPL and/or THHL, both related parties. As a consequence of the Reorganization, the guarantees have been assumed by the Corporation which resulted in THOPL and THHL being released from further obligations under such guarantees.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


6.   RELATED PARTY INFORMATION

a.   Transactions During 2002

     THDI

     On January 1, 2002, THDI settled its existing advance from parent of $236,619 in exchange for issuing 237 shares of THDI common stock to TrizecHahn. As a result of this transaction, Advance from parent was reduced by $236,619 with a corresponding increase to Additional paid-in capital.

     On March 14, 2002, TrizecHahn contributed its investment in THDI to Trizec Properties in exchange for 30,317 shares of Trizec Properties Common Stock and 269,661 shares of Trizec Properties Class C Convertible Preferred Stock. As a result of this transaction, Trizec Properties Class C Convertible Preferred Stock was increased by $296,627 with a corresponding decrease to Additional paid-in capital.

b.   Other Related Party Information

                                                                              March 31         December 31
                                                                                  2002                2001
                                                                       ----------------   -----------------
Non-interest bearing advances from Trizec Properties to the parent
  and affiliated companies.........................................    $       125,633    $         90,633
                                                                       ================   =================

Non-interest bearing advances from the parent and affiliated
  companies to THDI................................................    $             -    $        236,619
                                                                       ================   =================


     The non-interest bearing advances from and to the parent and affiliated companies are unsecured and due on demand.

7.   OWNERS' EQUITY

     On March 29, 2002, the Corporation paid $12,405 of cumulative dividends on its Class C Convertible Preferred Stock.

8.   SEGMENTED INFORMATION

     The Corporation has determined that its reportable segments are those that are based on the Corporation's method of internal reporting, which classifies its office operations by regional geographic area. This reflects a management structure with dedicated regional leasing and property management teams. The Corporation's reportable segments by geographic region for office operations in the United States are: Atlanta, Chicago, Dallas, Houston, Los Angeles area, New York area, Washington D.C. area and secondary markets. A separate management group heads the retail/entertainment development segment. The Corporation primarily evaluates operating performance based on property operating income which is defined as total revenue including tenant recoveries, parking, fee and other income less operating expenses and property taxes. This excludes property related depreciation and amortization expense. The accounting policies for purposes of internal reporting are the same as those described for the Corporation in Note 2 - Significant Accounting Policies of the Corporation's Form 10-K, except that real estate operations conducted through joint ventures are consolidated on a proportionate line-by-line basis, as opposed to the equity method of accounting. All key financing, investing, capital allocation and human resource decisions are managed at the corporate level. Asset information by reportable segment is not reported since the Corporation does not use this measure to assess performance therefore, the depreciation and amortization expenses are not allocated among segments.

     The following presents internal property operating income by reportable segment for the three months ended March 31, 2002 and 2001.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


8.   SEGMENTED INFORMATION (CONT'D)

     For the three months ended March 31, 2002 and 2001

                                                                          Office Properties
                                   -------------------------------------------------------------------------------------------------
                                      Atlanta               Chicago              Dallas              Houston           Los Angeles
                                      -------               -------              ------              -------           -----------
                                    2002      2001       2002      2001      2002      2001      2002      2001      2002      2001
                                    ----      ----       ----      ----      ----      ----      ----      ----      ----      ----

Property operations
  Total property revenue .......   $20,807   $18,563   $16,897   $12,259   $24,513   $27,450   $30,675   $31,941   $11,322   $10,098

  Total property expense .......     8,020     7,212     7,426     7,745    13,146    12,463    13,264    13,923     4,667     3,831
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------   -------

Internal property operating
 income ........................   $12,787   $11,351   $ 9,471   $ 4,514   $11,367   $14,987   $17,411   $18,018   $ 6,655   $ 6,267
                                   =======   =======   =======   =======   =======   =======   =======   =======   =======   =======



                                                          Office Properties (Cont'd)
                              ----------------------------------------------------------------------------------------
                                   New York           Washington D.C.      Secondary Markets       Total Office
                                   --------           ---------------      -----------------       ------------
                                2002       2001       2002       2001       2002       2001       2002       2001
                                ----       ----       ----       ----       ----       ----       ----       ----

Property operations
  Total property revenue ..   $ 49,220   $ 47,065   $ 32,818   $ 31,308   $ 50,519   $ 54,427   $236,771   $233,111
  Total property expense ..     18,977     17,729     11,866      9,794     23,192     24,956    100,558     97,653
                              --------   --------   --------   --------   --------   --------   --------   --------

Internal property operating
  income ..................   $ 30,243   $ 29,336   $ 20,952   $ 21,514   $ 27,327   $ 29,471   $136,213   $135,458
                              ========   ========   ========   ========   ========   ========   ========   ========



                              ----------------------------------------
                                   Retail                 Total
                                   ------                 -----
                                2002       2001       2002       2001
                                ----       ----       ----       ----

Property operations
  Total property revenue ..   $ 24,319   $  5,962   $261,090   $239,073
  Total property expense ..     14,015      2,437    114,573    100,090
                              --------   --------   --------   --------

Internal property operating
  income ..................   $ 10,304   $  3,525   $146,517   $138,983
                              ========   ========   ========   ========

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


8.   SEGMENTED INFORMATION (CONT'D)

     The following is a reconciliation of internal property operating income to income before income taxes and cumulative effect of a change in accounting principle.


                                                                                   For the three months ended
                                                                                                     March 31
                                                                         -----------------------------------
                                                                                   2002              2001
     -------------------------------------------------------------------------------------------------------

     Internal property revenue.......................................... $      261,090      $     239,073
     Less: real estate joint venture property revenue ..................        (26,686)           (29,322)
     Interest income....................................................          2,707              3,565
                                                                         ----------------    ---------------

     Total revenues.....................................................        237,111            213,316
                                                                         ----------------    ---------------

     Internal property operating expenses...............................        114,573            100,090
     Less: real estate joint venture operating expenses.................        (13,338)           (12,855)
                                                                         ----------------    ---------------

     Total operating expenses and property taxes.......................         101,235             87,235
                                                                         ----------------    ---------------

     General and administrative expense.................................         (6,515)            (4,984)
     Interest expense...................................................        (45,414)           (39,523)
     Depreciation and amortization expense..............................        (40,473)           (39,548)
     Reorganization costs...............................................              -             (2,738)
     Gain from securities investments...................................              -              1,086
     Minority interest..................................................            (36)               211
     Income from unconsolidated real estate joint ventures..............          3,388              3,045
     Gain on sales of real estate......................................               -              1,481
                                                                         ----------------    ---------------

     Income  before Income Taxes and Cumulative Effect of a Change in
        Accounting Principle............................................ $       46,826      $      45,111
                                                                         ================    ===============

9.   CONTINGENCIES

a.   Litigation

     The Corporation is contingently liable under guarantees that are issued in the normal course of business and with respect to litigation and claims that arise from time to time. While the final outcome with respect to claims and litigation pending at March 31, 2002, cannot be predicted with certainty, in the opinion of management, any liability which may arise from such contingencies would not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Corporation.

b.   Concentration of Credit Risk

     The Corporation maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution typically exceed Federal Deposit Insurance Corporation insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that this risk is not significant.

     The Corporation performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Corporation's properties are geographically diverse and tenants operate in a variety of industries, to the extent the Corporation has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payment could have an adverse effect on the Corporation.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


9.   CONTINGENCIES (CONT'D)

c.   Environmental

     The Corporation, as an owner of real estate, is subject to various environmental laws of federal and local governments. Compliance by the Corporation with existing laws has not had a material adverse effect on the Corporation's financial condition and results of operations, and management does not believe it will have such an impact in the future. However, the Corporation cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

d.   Insurance

     The Corporation carries with third party insurers, comprehensive general liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of risks (generally of a catastrophic nature such as from wars or environmental contamination) which are either uninsurable or not economically insurable.

     The Corporation currently has insurance for earthquake risks, subject to certain policy limits and deductibles, and will continue to carry such insurance if it is economical to do so. There can be no assurance that earthquakes may not seriously damage the Corporation's properties (several of which are located in California, historically an earthquake-prone area) and that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and other losses suffered. The Corporation currently has insurance against acts of terrorism, subject to policy limits and deductibles, and subject to exemption for terrorist acts that constitute acts of war. There can be no assurance that insurance coverage for acts of terrorism will be available on commercially acceptable terms in the future. In addition, there can be no assurance that third-party insurers will be able to maintain reinsurance sufficient to cover any losses that may be incurred as a result of terrorist acts. Should an uninsured or underinsured loss occur, the Corporation could lose its investment in, and anticipated income and cash flows from, one or more of its properties, but the Corporation would continue to be obligated to repay any recourse mortgage indebtedness on such properties.

     Additionally, although the Corporation generally obtains Owners' title insurance policies with respect to its properties, the amount of coverage under such policies may be less than the full value of such properties. If a loss occurs resulting from a title defect with respect to a property where there is no title insurance or the loss is in excess of insured limits, the Corporation could lose all or part of its investment in, and anticipated income and cash flows from, such property.

10.  SUBSEQUENT EVENTS

a.   Acquisition of 151 Front Street

     On April 12, 2002, TrizecHahn transferred its interest in 151 Front Street, Toronto, Ontario, to the Corporation for approximately $30 million in cash. 151 Front Street will be classified as a property held for disposition.

b.   Contribution of Chelsfield plc

     On April 19, 2002, in connection with the Reorganization, TrizecHahn contributed its investment in Chelsfield plc, a UK real estate company whose shares are listed on the London Stock Exchange, to the Corporation at TrizecHahn's value of approximately $89 million. The Corporation owns approximately 19.5 million ordinary shares or approximately 6.9% of the outstanding ordinary shares of Chelsfield plc. In consideration for the ordinary shares of Chelsfield plc received, TrizecHahn was issued 49,330 shares of Trizec Properties Class C Convertible Preferred Stock at a value of approximately $54 million and retired a $35 million non-interest bearing advance from the Corporation.

                         Notes to the Combined Consolidated Financial Statements
                                                                   ($ thousands)
--------------------------------------------------------------------------------


10.  SUBSEQUENT EVENTS (CONT'D)

c.   Contribution of Borealis

     TrizecHahn had investments in private equity and venture capital funds managed by Borealis Capital Corporation and in Borealis Capital Corporation (collectively referred to as "Borealis"). On April 30, 2002, TrizecHahn contributed its investment in Borealis to the Corporation in exchange for 3,909 shares of Trizec Properties Class C Convertible Preferred Stock valued at approximately $4.3 million.

d.   Distributions

     Subsequent to March 31, 2002 and prior to May 7, 2002, Trizec Properties paid cash dividends on its Series B Convertible Preferred Stock, Class C Convertible Preferred Stock and Common Stock representing the Corporation's estimated 2002 taxable income and additional cash required by TrizecHahn to complete the Reorganization. In addition, TrizecHahn repaid its remaining intercompany advances to the Corporation. These transactions resulted in net cash distributions by the Corporation of approximately $518 million.

e.   Reorganization

     On May 7, 2002, all issued and outstanding shares of Series B Convertible Preferred Stock and all outstanding Class C Convertible Preferred Stock (except 4 shares held by a charity) were converted into Common Stock and the outstanding shares of Common Stock were split on a 1.0840374367693 for 1 basis resulting in 149,805,946 shares being owned indirectly by TrizecHahn and 43,300 shares being owned by third party charities. On May 8, 2002, TrizecHahn completed the Reorganization with the result that, as of May 8, 2002, 59,922,379 shares of Common Stock were owned directly or indirectly by Trizec Canada Inc. and 89,926,867 shares were owned by former TrizecHahn shareholders and by third party charities. Additionally, the Corporation issued 8,368,932 options and 8,772,418 warrants to purchase shares of Common Stock in connection with the Reorganization.

================================================================================


          Through and including      , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.



                                1,600,000 SHARES



                            TRIZEC PROPERTIES, INC.



                                  COMMON STOCK







                                   ----------
                                   PROSPECTUS
                                   ----------





                                                 , 2002


================================================================================

                                    PART II

Item 30.  Quantitative and Qualitative Disclosures About Market Risk

          Information about quantitative and qualitative disclosure about market risk is incorporated herein by reference from "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk - Quantitative and Qualitative Information" in the prospectus that forms a part of this registration statement.

Item 31.  Other Expenses of Issuance and Distribution

          Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement.

          SEC registration fee.................................... $   2,473
          Printing expenses....................................... $   5,000
          Accounting fees and expenses............................ $   5,000
          Legal fees and expenses................................. $  10,000
          Miscellaneous........................................... $   5,000
                                                                   ---------
                     Total........................................ $  27,473
                                                                   =========

Item 32.  Sales to Special Parties

          On March 14, 2002, Trizec Properties, Inc. issued 269,661 shares of its Class C convertible preferred stock and 30,317 shares of its common stock to TrizecHahn Office Properties Ltd. for the contribution to Trizec Properties, Inc. of all outstanding shares of Trizec R&E Holdings, Inc. (formerly known as TrizecHahn Developments Inc.) common stock.

Item 33.  Recent Sales of Unregistered Securities

          Except as described below, there have been no securities sold by the registrant within the last three years that were not registered under the Securities Act.

          On December 21, 1999, Trizec Properties, Inc. issued 350,000 shares of its Series B convertible preferred stock to TrizecHahn Office Properties Ltd. in return for a contribution to Trizec Properties, Inc. of $350 million of promissory notes. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering.

          On December 18, 2000, Trizec Properties, Inc. issued 750,000 shares of its Series B convertible preferred stock to TrizecHahn Office Properties Ltd. in return for a contribution to Trizec Properties, Inc. of $750 million of promissory notes. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering.

          On May 17, 2001, a special-purpose vehicle created by one of Trizec Properties, Inc.'s subsidiaries issued commercial mortgage pass-through certificates for $1.44 billion. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated acted as co-lead managers and joint bookrunners with respect to the certificates. The certificates were issued to six investment banks, including Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as the initial purchasers. This issuance of certificates was exempt from registration pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering. The certificates were eligible for resale by the initial purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or outside the United States in accordance with Regulation S under the Securities Act.

          On December 3, 2001, Trizec Properties, Inc. issued 357.6 shares of its common stock to an indirect, wholly owned Hungarian subsidiary of TrizecHahn Corporation in exchange for the delivery for cancellation to Trizec Properties, Inc. of all previously outstanding Series A convertible preferred stock in connection with the exercise of conversion rights. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering.

          On December 3, 2001, Trizec Properties, Inc. issued 100 shares of its special voting stock, 100,000 shares of its Class F convertible stock and 38,000,000 shares of its common stock to an indirect, wholly owned Hungarian subsidiary of TrizecHahn Corporation in exchange for the delivery for cancellation to Trizec Properties, Inc. of all previously outstanding common stock in connection with a recapitalization of Trizec Properties, Inc. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transaction did not involve a public offering.

          On December 11, 2001, Trizec Properties, Inc. issued 180,000 shares of its common stock to TrizecHahn Corporation in consideration for the contribution to Trizec Properties, Inc. of all outstanding shares of 823 Inc. common stock and the assignment to Trizec Properties, Inc. of all indebtedness of 823 Inc. to TrizecHahn Corporation. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transactions did not involve a public offering.

          On December 28, 2001, Trizec Properties, Inc. issued 376,500 shares of its Class C convertible preferred stock to an indirect, wholly owned Hungarian subsidiary of TrizecHahn Corporation for aggregate cash proceeds of $414,150,000 and 4 shares of its Class C convertible preferred stock to a minority shareholder of its common stock for aggregate cash proceeds of $4,400. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transactions did not involve a public offering.

          On March 14, 2002, Trizec Properties, Inc. issued 269,661 shares of its Class C convertible preferred stock and 30,317 shares of its common stock to TrizecHahn Office Properties Ltd. for the contribution to Trizec Properties, Inc. of all outstanding shares of Trizec R&E Holdings, Inc. common stock (formerly known as TrizecHahn Developments Inc.). The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transactions did not involve a public offering.

          On April 19, 2002, Trizec Properties, Inc. issued 49,330 shares of its Class C convertible preferred stock to TrizecHahn Office Properties Ltd. for the contribution to Trizec Properties, Inc. of 19,512,194 ordinary shares of Chelsfield plc. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transactions did not involve a public offering.

          On April 30, 2002, Trizec Properties, Inc. issued 3,909 shares of its Class C convertible preferred stock to TrizecHahn Office Properties Ltd. for the contribution to Trizec Properties, Inc. of investments in private equity and venture capital funds managed by Borealis Capital Corporation and in Borealis Capital Corporation. The exemption from registration was pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated under the Securities Act on the basis that the transactions did not involve a public offering.

Item 34.  Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of our company, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, subject to certain limitations.

          Trizec Properties, Inc.'s certificate of incorporation, as well as its bylaws, provides that it will fully indemnify its officers, directors and employees to the fullest extent possible under the General Corporation Law of the State of Delaware as described above.

Item 36.  Financial Statements and Exhibits

          (a)  Financial Statements and Financial Statement Schedules

          See "Index to Financial Statements" on page F-1 in the prospectus that forms a part of this registration statement.

          (b)  Exhibits

          Exhibit
          Number                  Description
          -------                 -----------

          2.1 Arrangement Agreement dated as of March 8, 2002 by and among TrizecHahn Corporation, Trizec Canada Inc., 4007069 Canada Inc. and Trizec Properties, Inc. (incorporated herein by reference to exhibit 2.1 to Trizec Properties, Inc.'s registration statement on Form S-11, File No. 333-84878).

          2.2 Arrangement Agreement Amending Agreement dated as of April 23, 2002 by and among TrizecHahn Corporation, Trizec Canada Inc., 4007069 Canada Inc. and Trizec Properties, Inc.

          3.1 Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to exhibit 3.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          3.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on April 29, 2002 (incorporated herein by reference to exhibit 4.4 to Trizec Properties, Inc.'s registration statement on Form S-8, File No. 333-87548).

          3.3            Amended and Restated Bylaws of Trizec Properties, Inc.
                         (incorporated herein by reference to exhibit 3.3 to Trizec Properties, Inc.'s quarterly report on Form 10-Q, File No. 001-16765).

          3.4            Audit Committee Charter of Trizec Properties, Inc.

          4.1 Form of Common Stock Certificates (incorporated herein by reference to exhibit 4.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          5.1 Opinion of Shearman & Sterling regarding the validity of the Trizec Properties, Inc. common stock.

          8.1            Opinion of Shearman & Sterling regarding tax matters.

          10.1 Employment Agreement for Christopher Mackenzie (incorporated herein by reference to exhibit 10.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.2 Employment Agreement for Gregory Hanson (incorporated herein by reference to exhibit 10.2 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.3 Employment Agreement for Lee Wagman (incorporated herein by reference to exhibit 10.3 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.4 Letter Agreement for Casey Wold (incorporated herein by reference to exhibit 10.4 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.5 Trizec Deferred Compensation Plan and Trust Agreement (incorporated herein by reference to exhibit 10.5 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.6 TrizecHahn Developments Inc. Deferred Compensation Plan and Trust Agreement (incorporated herein by reference to exhibit 10.6 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765)

          10.7 Trizec Properties, Inc. 2002 Stock Option Plan (incorporated herein by reference to exhibit 4.3 to Trizec Properties, Inc.'s registration statement on Form S-8, File No. 333-87548).

          10.8 General Agreement dated as of November 7, 1994 by and among Metropolitan Life Insurance Company, AEW Partners, L.P., Partners Tower, L.P., Tower Leasing, Inc., Sears, Roebuck and Co. and ST Holdings, Inc. (incorporated herein by reference to exhibit 10.8 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          21.1 Subsidiaries of Trizec Properties, Inc. (incorporated herein by reference to exhibit 21.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          23.1           Consent of PricewaterhouseCoopers LLP.

          23.2           Consent of Shearman & Sterling (contained in exhibit
                         5.1).

          24.1           Power of Attorney (included on signature page).

Item 37.  Undertakings

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 20, 2002.

                                     TRIZEC PROPERTIES, INC.


                                     By:    /s/ Gregory Hanson
                                         -----------------------------------
                                         Name:  Gregory Hanson
                                         Title: Executive Vice President and
                                                Chief Financial Officer


          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Mackenzie and Gregory Hanson, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and to each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated:  June 20, 2002          By:      /s/ Christopher Mackenzie
                                     -------------------------------------------
                                     Name:  Christopher Mackenzie
                                     Title: President, Chief Executive Officer
                                            and Director


                               By:      /s/ Gregory Hanson
                                     -------------------------------------------
                                     Name:  Gregory Hanson
                                     Title: Executive Vice President and Chief
                                            Financial Officer


                               By:      /s/ Joanne E. Ranger
                                     -------------------------------------------
                                     Name:  Joanne E. Ranger
                                     Title: Senior Vice President and Chief
                                            Accounting Officer


                               By:      /s/ Peter Munk
                                     -------------------------------------------
                                     Name:  Peter Munk
                                     Title: Director

                               By:      /s/ Brian Mulroney
                                     -------------------------------------------
                                     Name:  Brian Mulroney
                                     Title: Director


                               By:
                                     -------------------------------------------
                                     Name:  Glenn Rufrano
                                     Title: Director


                               By:     /s/ Richard Thomson
                                    --------------------------------------------
                                    Name:  Richard Thomson
                                    Title: Director


                               By:
                                    --------------------------------------------
                                    Name:  Polyvios Vintiadis
                                    Title: Director


                               By:
                                    --------------------------------------------
                                    Name:  Stephen Volk
                                    Title: Director

                                 EXHIBIT INDEX



          Exhibit
          Number                  Description
          -------                 -----------

          2.1 Arrangement Agreement dated as of March 8, 2002 by and among TrizecHahn Corporation, Trizec Canada Inc., 4007069 Canada Inc. and Trizec Properties, Inc. (incorporated herein by reference to exhibit 2.1 to Trizec Properties, Inc.'s registration statement on Form S-11, File No. 333-84878).

          2.2 Arrangement Agreement Amending Agreement dated as of April 23, 2002 by and among TrizecHahn Corporation, Trizec Canada Inc., 4007069 Canada Inc. and Trizec Properties, Inc.

          3.1 Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to exhibit 3.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          3.2 Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on April 29, 2002 (incorporated herein by reference to exhibit 4.4 to Trizec Properties, Inc.'s registration statement on Form S-8, File No. 333-87548).

          3.3            Amended and Restated Bylaws of Trizec Properties, Inc.
                         (incorporated herein by reference to exhibit 3.3 to Trizec Properties, Inc.'s quarterly report on Form 10-Q, File No. 001-16765).

          3.4            Audit Committee Charter of Trizec Properties, Inc.

          4.1 Form of Common Stock Certificates (incorporated herein by reference to exhibit 4.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          5.1 Opinion of Shearman & Sterling regarding the validity of the Trizec Properties, Inc. common stock.

          8.1            Opinion of Shearman & Sterling regarding tax matters.

          10.1 Employment Agreement for Christopher Mackenzie (incorporated herein by reference to exhibit 10.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.2 Employment Agreement for Gregory Hanson (incorporated herein by reference to exhibit 10.2 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.3 Employment Agreement for Lee Wagman (incorporated herein by reference to exhibit 10.3 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.4 Letter Agreement for Casey Wold (incorporated herein by reference to exhibit 10.4 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.5 Trizec Deferred Compensation Plan and Trust Agreement (incorporated herein by reference to exhibit 10.5 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          10.6 TrizecHahn Developments Inc. Deferred Compensation Plan and Trust Agreement (incorporated herein by reference to exhibit 10.6 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765)

          10.7 Trizec Properties, Inc. 2002 Stock Option Plan (incorporated herein by reference to exhibit 4.3 to Trizec Properties, Inc.'s registration statement on Form S-8, File No. 333-87548).

          10.8 General Agreement dated as of November 7, 1994 by and among Metropolitan Life Insurance Company, AEW Partners, L.P., Partners Tower, L.P., Tower Leasing, Inc., Sears, Roebuck and Co. and ST Holdings, Inc. (incorporated herein by reference to exhibit 10.8 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          21.1 Subsidiaries of Trizec Properties, Inc. (incorporated herein by reference to exhibit 21.1 to Trizec Properties, Inc.'s registration statement on Form 10, File No. 001-16765).

          23.1           Consent of PricewaterhouseCoopers LLP.

          23.2           Consent of Shearman & Sterling (contained in exhibit
                         5.1).

          24.1           Power of Attorney (included on signature page).